  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 16, 1997.

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                  VENCOR, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         DELAWARE                    8069                    61-1055020
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF      INDUSTRIAL CLASSIFICATION     IDENTIFICATION NO.)
     INCORPORATION OR            CODE NUMBER)
      ORGANIZATION)

                             3300 PROVIDIAN CENTER
                             400 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 596-7300
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                 JILL L. FORCE
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                                  VENCOR, INC.
                             3300 PROVIDIAN CENTER
                             400 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 596-7300
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                             IVAN M. DIAMOND, ESQ.
                        GREENEBAUM DOLL & MCDONALD PLLC
                            3300 NATIONAL CITY TOWER
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 589-4200

                               ----------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                    PROPOSED
                                                     PROPOSED       MAXIMUM
                                                     MAXIMUM       AGGREGATE      AMOUNT OF
     TITLE OF EACH CLASS OF         AMOUNT TO BE  OFFERING PRICE OFFERING PRICE  REGISTRATION
   SECURITIES TO BE REGISTERED       REGISTERED    PER NOTE (1)       (1)            FEE
---------------------------------------------------------------------------------------------
8 5/8% Senior Subordinated Notes
 due 2007........................   $750,000,000       100%       $750,000,000     $227,273
---------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.

                               ----------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 1997

PROSPECTUS

                                      LOGO

        OFFER TO EXCHANGE ITS 8 5/8% SENIOR SUBORDINATED NOTES DUE 2007
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933
  FOR ANY AND ALL OF ITS OUTSTANDING 8 5/8% SENIOR SUBORDINATED NOTES DUE 2007

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON            , 1997, UNLESS EXTENDED.

Vencor, Inc., a Delaware corporation ("Vencor" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (as the same may be amended or supplemented from time to time, the "Prospectus") and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange up to $750 million aggregate principal amount of its 8 5/8% Senior Subordinated Notes due 2007 (the "New Notes"), pursuant to a registration statement (the "Registration Statement") filed under the Securities Act of 1933, as amended ("Securities Act"), of which this Prospectus constitutes a part, for a like principal amount of its outstanding 8 5/8% Senior Subordinated Notes due 2007 (the "Old Notes"), issued on July 21, 1997, of which $750 million aggregate principal amount is outstanding.

The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the New Notes have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the Old Notes, will not contain certain legends relating thereto and will not be entitled to registration rights, and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that if (i) the Registration Statement is not filed with the Securities and Exchange Commission (the "Commission") on or prior to September 19, 1997, (ii) the Registration Statement is not declared effective by the Commission on or prior to November 18, 1997, or (iii) the Exchange Offer is not consummated or a shelf registration statement with respect to resale of the Old Notes (the "Shelf Registration Statement") is not declared effective on or prior to December 18, 1997, then additional interest (in addition to the interest otherwise due on the Old Notes) will accrue on the Old Notes. The New Notes are being offered for exchange in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of July 21, 1997, (the "Registration Rights Agreement") between the Company and the Initial Purchasers (as defined) of the Old Notes. The New Notes will be issued under the same Indenture (as defined) as the Old Notes, and the New Notes and the Old Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, any Old Notes which remain outstanding after consummation of the Exchange Offer and the New Notes issued in the Exchange Offer will vote together as a single class for purposes of determining whether Holders (as defined) of the requisite percentage in outstanding principal amount of Notes (as defined) have taken certain actions or exercised certain rights under the

                                                           (Continued on Page 3)

SEE "RISK FACTORS" BEGINNING ON PAGE 22 FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD NOTES IN THE EXCHANGE OFFER.

                                 ------------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE  SECURITIES COMMISSION NOR HAS THE SECURI-
   TIES  AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION PASSED
     UPON THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS. ANY  REPRESENTATION
      TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ------------

               The date of this Prospectus is September   , 1997.
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                                 [VENCOR LOGO]

          [UNITED STATES MAP SHOWING LOCATION OF VENCOR FACILITIES.]

(Continued from Page 1)
Indenture. Holder(s) of New Notes and holder(s) of Old Notes are referred to herein as "Holder(s)." The New Notes and the Old Notes are collectively referred to herein as the "Notes." See "Description of the New Notes" and "Description of the Old Notes."

Interest on the New Notes is payable semi-annually on January 15 and July 15 of each year, (each, an "Interest Payment Date"), commencing on January 15, 1998. The New Notes will mature on July 15, 2007. The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the applicable redemption date. The New Notes are not subject to any sinking fund requirement. In addition, upon the occurrence of a Change of Control (as defined), each Holder of the New Notes may require the Company to repurchase such New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See "Description of the New Notes."

The New Notes will be general unsecured obligations of the Company subordinated in right of payment to all Senior Debt (as defined) including all of the obligations under the Credit Agreement (as defined). As of June 30, 1997, on a pro forma basis after giving effect to the private offering of the Old Notes (the "Offering") and the repurchase of certain THY (as defined) debt, the Company would have had outstanding an aggregate principal amount of approximately $1.0 billion of Senior Debt, which would rank senior in right of payment to the New Notes. In addition, the New Notes effectively will be subordinated to all outstanding indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of the Company's subsidiaries. As of June 30, 1997, on a pro forma basis as described above, the outstanding indebtedness of the Company's subsidiaries would have been approximately $160 million, excluding trade payables and operating lease obligations aggregating approximately $401 million. The Indenture and the Credit Agreement permit the Company and its subsidiaries to incur additional indebtedness, subject to certain limitations. See "Description of the New Notes."

The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. The Company, however, has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A under the Securities Act ("Rule 144A") or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

Each Holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes and, (iv) if such Holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (as defined) (subject to extension under certain limited circumstances) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "Plan of Distribution" and "The Exchange Offer--Resales of New Notes."

In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference herein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of the New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the resale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

The New Notes will be a new issue of securities for which there currently is no market. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the same rights and will be subject to the same limitations applicable thereto under the Indenture (except for those rights which terminate upon consummation of the Exchange Offer). Following consummation of the

Exchange Offer, the Holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof, and the Company will have no further obligation to such Holders to provide for registration under the Securities Act of the Old Notes held by them. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell untendered Old Notes could be adversely affected. See "Summary--Certain Consequences of a Failure to Exchange Old Notes."

THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

Old Notes may be tendered for exchange on or prior to 5:00 p.m., New York City
time, on        , 1997 (such time on such date being hereinafter called the
"Expiration Date"), unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended). Tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. The Exchange Offer, however, is subject to certain events and conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered in whole or in part in a principal amount of $1,000 and integral multiples thereof. The Company has agreed to pay all expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." Each New Note will bear interest from the most recent date to which interest has been paid, or duly provided for, on the Old Note surrendered in exchange for such New Note or, if no such interest has been paid, or duly provided for, on such Old Note, from July 21, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for on such Old Notes prior to the original issue date of the New Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after July 21, 1997.

Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Company through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations.

This Prospectus, together with the Letter of Transmittal, is being sent to all
registered Holders of Old Notes as of September   , 1997.

The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT INFORMATION SET FORTH HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               TABLE OF CONTENTS

Available Information....................   6
Summary..................................   8
Risk Factors.............................  22
Use of Proceeds..........................  27
Capitalization...........................  28
Unaudited Pro Forma Condensed Combined
 Financial Statements....................  29
Selected Historical Financial Data.......  36
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations..............................  38
Business.................................  45

Management...............................  64
Description of the Credit Agreement......  66
The Exchange Offer.......................  68
Description of the New Notes.............  76
Description of the Old Notes............. 100
Certain United States Federal Income Tax
 Considerations.......................... 101
Plan of Distribution..................... 103
Legal Matters............................ 103
Experts.................................. 103
Index to Financial Statements............ F-1

                             AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's Regional Offices, including the following: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information may be obtained by mail at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and certain of such information may be accessed electronically on the Commission's Web Site at (http://www.sec.gov). The Company's Common Stock is listed on the NYSE under the symbol "VC." Reports, proxy statements and other information filed by the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-10989) are incorporated in this Prospectus by reference and are made a part hereof:

  1. Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the "Vencor 10-K");

  2. Current Report on Form 8-K dated March 18, 1997;

  3. Current Report on Form 8-K/A dated March 18, 1997;

  4. The portions of the Company's Proxy Statement for the Annual Meeting of Stockholders held on May 15, 1997, that have been incorporated by reference into the Vencor 10-K;

  5. Annual Report on Form 11-K (relating to the Vencor, Inc. Retirement Savings Plan) for the fiscal year ended December 31, 1996;

  6. Current Report on Form 8-K dated June 19, 1997;

  7. Current Report on Form 8-K/A dated June 19, 1997;

  8. Quarterly Reports on Form 10-Q for the periods ended March 31, 1997 and June 30, 1997; and

  9. Current Report on Form 8-K dated July 21, 1997.

All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THE COMPANY WILL PROVIDE WITHOUT A CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON ORAL OR WRITTEN REQUEST, A COPY OF ANY OR ALL OF SUCH DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS). WRITTEN OR TELEPHONE REQUESTS SHOULD BE DIRECTED TO VENCOR, INC., 3300 PROVIDIAN CENTER, 400 WEST MARKET STREET, LOUISVILLE, KENTUCKY 40202,
ATTENTION: SECRETARY (TELEPHONE (502) 596-7300).

                           FORWARD LOOKING STATEMENTS

Certain statements in this Prospectus under the headings "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business," in certain documents incorporated herein by reference and in a number of other places, constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Prospectus and include statements regarding the intent, belief or current expectations of the Company or its management. Prospective Holders of the New Notes are cautioned that any such forward looking statements are not guarantees of future performance and may involve risks and uncertainties, and that actual results may differ from those in the forward looking statements as a result of various factors. The information contained in this Prospectus, including without limitation the information under the aforementioned headings, identifies important factors that could cause such differences.

                                    SUMMARY

The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated herein by reference. Capitalized terms in this summary under the captions "The Exchange Offer" and "The New Notes" and not otherwise defined are defined under the caption "Description of the New Notes--Certain Definitions."

                                  THE COMPANY

GENERAL

The Company is one of the largest providers of long-term healthcare services in the United States. At June 30, 1997, the Company's operations included 58 long-term acute care hospitals containing 5,107 licensed beds, 311 nursing centers containing 40,869 licensed beds, a contract services business ("Vencare") which provides respiratory and rehabilitation therapies and medical and pharmacy management services under approximately 4,500 contracts to nursing centers and other healthcare providers, and through its affiliate, Atria Communities, Inc. ("Atria"), 40 assisted and independent living communities with 3,977 units. The Company currently operates in 46 states. Healthcare services provided through this network of facilities include long-term hospital care, nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, occupational healthcare, inpatient and outpatient rehabilitation therapy, specialized care for Alzheimer's disease, hospice care, home healthcare, pharmacy services and assisted and independent living. The Company also continues to develop VenTouch(TM), a comprehensive paperless clinical information system designed to increase the operating efficiencies of the Company's facilities.

On March 21, 1997, the Company completed its acquisition of TheraTx, Incorporated ("TheraTx") (the "TheraTx Merger"), a provider of subacute rehabilitation and respiratory therapy program management services to nursing centers and an operator of 26 nursing centers that provide a broad range of subacute, specialty and basic medical and other geriatric services. On June 24, 1997, the Company acquired approximately 95% of the outstanding common stock of Transitional Hospitals Corporation ("THY") (the "THY Acquisition"), an operator of 16 long-term acute care hospitals and three satellite facilities in 13 states, through a cash tender offer. The Company completed the merger with THY on August 26, 1997. THY also owns a 44% voting equity interest (61% ownership interest) in Behavioral Healthcare Corporation ("BHC"), an operator of psychiatric and behavioral clinics. For additional information regarding the TheraTx Merger and the THY Acquisition (hereafter referred to collectively as the "Acquisitions"), see "--Recent Developments."

The combinations of the Company with TheraTx and THY advance the integrated growth strategy of the Company and enhance its position as one of the largest full-service long-term healthcare providers. The TheraTx Merger significantly enhances the Company's ability to provide rehabilitation services throughout its network. The combination with THY expands the network of long-term acute care hospitals which provides the foundation for the Company's long-term healthcare continuum. On a pro forma basis, adjusting for the Acquisitions, the Company would have generated 1996 revenues of $3.5 billion and EBITDA of $453 million.

BUSINESS STRATEGY

The Company believes that the demand for long-term care is increasing. Improved medical care and advances in medical technology continue to increase the survival rates for victims of disease and trauma. Many of these patients never fully recover and require long-term care. The incidence of chronic problems increases with age, particularly in connection with certain degenerative conditions. As the average age of the United States population increases, the Company believes that there will be an increase in the demand for long-term care at all levels of the continuum of care.

At the same time, the healthcare system of the United States is experiencing a period of significant change. Factors affecting the healthcare system include cost containment, the expansion of managed care, improved medical technology, an increased focus on measurable clinical outcomes and a growing public awareness of healthcare spending by governmental agencies at Federal and state levels. Payors are increasingly requiring providers to move patients from high-acuity care environments to lower-acuity care settings as quickly as is medically appropriate.

The Company's strategy is to continue to develop its full-service integrated network to meet the range of needs of patients requiring long-term care. The Company is continuing to integrate and expand the operations of its long-term acute care hospitals and nursing centers and is also developing related healthcare services. The Company provides a full range of clinical expertise, as well as advanced technologies for cost-efficiencies, to accommodate patients at all levels of long-term care. Key elements of the Company's strategy for providing full-service integrated networks for long-term care are set forth below:

Focus on Long-Term Care Continuum. The factors which affect the selection of long-term care vary by community and include the Company's local competitive position as well as its relationships with local referral sources. Accordingly, the Company focuses its resources on further broadening its array of services as well as developing integrated networks within each of the local markets it serves. The Company's history of strategic acquisitions and complementary business development initiatives has served to enhance the Company's position as a leader in local and regional markets. In addition, the Company benefits from economies of scale through its strategic focus on the long-term care continuum.

The Company intends to continue expanding its long-term care network and evaluates each acquisition or new market opportunity based on (i) the need for placement of long-term patients or residents, (ii) existing provider referral patterns, (iii) the presence of competitors, (iv) payor mix and (v) the political and regulatory climate. From time to time, the Company may also sell all or a portion of its interest in a facility or business where such disposition would be in the best interest of the Company.

Increase Penetration of Specialty Care and Ancillary Services. The Company intends to continue to expand the specialty care programs and ancillary services provided in its nursing centers through its Vencare operations. These services generally produce higher revenues than do routine nursing care services and serve to differentiate the Company's nursing centers from others in a given market. The Company is focusing on the expansion of its subacute, medical and rehabilitation services, including physical, occupational and speech therapies, wound care, oncology treatment, brain injury care, stroke therapy and orthopedic therapy at its facilities.

Vencare also provides respiratory therapy and subacute care services pursuant to contracts with nursing centers and other healthcare facilities owned by third parties. The Vencare program includes hospice care, management of cardiopulmonary hospital departments, rehabilitation therapy services, pharmacy management services and mobile radiology services. Vencare enables the Company to provide its services to lower acuity patients in cost-efficient settings.

Expand Presence in Home Healthcare Arena. During the summer of 1996, the Company consolidated its home health services business to establish Vencor Home Health Services. The Company intends to expand its home health and infusion services as an affordable and practical approach to many healthcare needs. These services include home health nursing and home infusion products and services. The expansion of home health services extends the Company's continuum of care to the lowest cost setting.

Further Implement Patient Information System. VenTouch(TM) is a software application which allows nurses, physicians and other clinicians to access and manage clinical information utilized in the healthcare delivery process. Among the features of VenTouch(TM) are on-line access and update of an electronic patient chart, on-line trend analysis using electronic flowsheets and graphs, and remote access for authorized users. The system is designed to decrease administrative time, reduce paper and support the delivery of quality care. The Company installed VenTouch(TM) in all of its existing hospitals during 1995 and began installing VenTouch(TM) in its nursing centers in 1996. In addition, the Company intends to offer its VenTouch(TM) information system as part of the menu of services offered by Vencare to nursing centers not owned by the Company.

RECENT DEVELOPMENTS

On March 21, 1997, the Company consummated the TheraTx Merger. The TheraTx Merger was structured as a cash tender offer followed by a second-step merger in which the Company paid approximately $336 million ($17.10 per share) for all of the outstanding common stock of TheraTx and assumed long-term debt approximating $197 million. Following the completion of the tender offer, the Company merged its acquisition subsidiary with and into TheraTx and TheraTx became a wholly-owned subsidiary of the Company. Upon consummation of the TheraTx Merger, each share of TheraTx common stock not purchased through the tender offer was converted into the right to receive $17.10 in cash.

Prior to the TheraTx Merger, TheraTx provided subacute rehabilitation and respiratory therapy program management services to nursing centers and operated 26 nursing centers that provide a broad range of subacute, specialty and basic medical and other geriatric services. TheraTx's nursing center operations have been integrated with the Company's nursing center operations. TheraTx also provided occupational healthcare and other related services in outpatient clinics. In addition to its primary practice areas, TheraTx operated two outpatient surgery centers, one acute care specialty hospital and 16 occupational health facilities, provided respiratory therapy and related services to hospitals and provided medical supply distribution and related services to the long-term healthcare industry. These services have been incorporated into the Company's Vencare operations.

As a result of the TheraTx Merger, the Company acquired the rights to TheraSys(R), a proprietary clinical information system which measures clinical outcomes and clinical efficiency of care for its rehabilitation services. TheraSys(R) allows for direct entry of patient information into the system and facilitates the accumulation and analysis of patient care data. Using the data derived from TheraSys(R), clinical teams can better manage patient, family and payor expectations about the likely length, cost and results of therapy.

On June 18, 1997, the Company entered into an agreement and plan of merger (the "THY Agreement") to acquire all of the outstanding common stock (the "THY Shares") of THY at $16.00 per THY Share. The THY Acquisition was structured as a cash tender offer followed by a second-step merger pursuant to which a wholly-owned subsidiary of the Company acquired all remaining THY Shares which were not tendered. The Company's wholly-owned subsidiary acquired 37.2 million THY Shares (approximately 95% of the THY Shares) in the tender offer which expired on June 19, 1997. On June 24, 1997, the Company completed the tender offer, after which time the operations of THY were consolidated with those of the Company. The Company and THY completed the merger of the Company's wholly-owned subsidiary with and into THY on August 26, 1997.

Prior to entering into the THY Agreement, THY had entered into an agreement and plan of merger with Select Medical Corporation ("Select") (the "Select Merger Agreement"). The Select Merger Agreement was terminated prior to the execution of the THY Agreement. Pursuant to the terms of the Select Merger Agreement, THY paid Select a $19.4 million break-up fee.

THY operated 16 long-term acute care hospitals and three satellite facilities located in 13 states. THY also provided contract respiratory therapy services to nursing centers and hospital facilities owned by third parties. In addition, THY owned a 44% voting equity interest (61% ownership interest) in BHC, an operator of psychiatric and behavioral clinics.

At June 30, 1997, the Company owned 60.7% of Atria's outstanding common stock. In July 1997, Atria sold 6.9 million shares of its common stock in a public offering (the "Atria Offering"). Atria intends to use the net proceeds from the Atria Offering, approximately $91.5 million, to finance the development and acquisition of assisted living communities and for general corporate purposes. The Company now owns 42.8% of the outstanding common stock of Atria. Accordingly, the operations of Atria, which were consolidated with those of the Company prior to the Atria Offering, have been accounted for under the equity method since July 1, 1997.

On June 11, 1997, the Company announced that it had entered into a strategic alliance with CNA Financial Corporation ("CNA") to develop and market a long-term care insurance product. Under this arrangement, CNA will offer a long-term care insurance product which features as a benefit a 15% discount for services provided by members of the Company's network of long-term care providers. Members of this network will act as preferred providers of care to covered insureds and in certain states will provide preferential access to the network's nursing centers.

CNA will be responsible for underwriting, marketing and distributing the product through its national distribution network and will provide administrative insurance product support. The Company will reinsure 50% of the risk through a newly formed wholly-owned insurance company and will provide utilization review services. It is anticipated that sales of this product will commence by the end of 1997, initially in the states of Florida and Kentucky. Provisions for such risk arrangements will be based upon actuarially determined estimates. To the extent that subsequent costs exceed these provisions, the Company could be required to fund substantial underwriting losses. Management believes that the alliance with CNA will not have a material impact on the Company's liquidity, financial position or results of operations in 1997.

In August 1997, the Company acquired a 99 bed long-term care hospital located in Burbank, California and a 90 bed long-term care hospital located in Milwaukee, Wisconsin.

On August 28, 1997, the Company entered into a definitive agreement to sell substantially all of its assets relating to the occupational medicine business it acquired in the TheraTx Merger. This transaction, which is subject to various regulatory approvals and customary conditions, is expected to be completed before the end of 1997. Management believes that this transaction will not have a material effect on the Company's liquidity, financial condition or results of operations in 1997.

On September 15, 1997, BHC entered into a definitive agreement to merge with Atlanta-based Charter Behavioral Health Systems, LLC ("CBHS"). Under the terms of the agreement, CBHS will acquire all of the issued and outstanding capital stock of BHC for cash. The Company owns a 44% voting equity interest (61% ownership interest) in BHC as a result of the THY Acquisition. The Company's proceeds from the transaction, expected to approximate $140 million, will be used to reduce the Company's borrowings under the Credit Agreement. This transaction, which is subject to acceptable financing, due diligence by CBHS and certain regulatory approvals, is expected to close during the fourth quarter of 1997.

                               THE EXCHANGE OFFER

Issuer...........................  Vencor, Inc.

The Exchange Offer...............  Up to $750 million aggregate principal amount of New Notes are being offered in exchange for a like aggregate principal amount of Old Notes. The Company is making the Exchange Offer in order to satisfy its obligations under the Registration Rights Agreement relating to the Old Notes. For a description of the procedures for tendering Old Notes, see "The Exchange Offer-- Procedures for Tendering Old Notes."

Expiration Date..................  5:00 p.m., New York City time, on         ,
                                   1997 (such time on such date being
                                   hereinafter called the "Expiration Date") unless the Exchange Offer is extended by the Company (in which case the term
                                   "Expiration Date" shall mean the latest
                                   date and time to which the Exchange Offer is extended). Any waiver, extension or termination of the Exchange Offer will be publicly announced by the Company through a release to the Dow Jones News Service and as otherwise required by applicable law or regulations. See "The Exchange Offer--
                                   Expiration Date; Extensions; Amendments."

Certain Conditions to the          The Exchange Offer is subject to certain
Exchange Offer...................  conditions. The Company reserves the right in its sole and absolute discretion,
                                   subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange,
                                   (ii) to terminate the Exchange Offer if
                                   certain specified conditions have not been satisfied, (iii) to extend the Expiration
                                   Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange
                                   Offer, subject, however, to the right of Holders of Old Notes to withdraw their tendered Old Notes, or (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. See "The
                                   Exchange Offer--Expiration Date;
                                   Extensions; Amendments" and "--Certain
                                   Conditions to the Exchange Offer."

Withdrawal Rights................  Tenders of Old Notes may be withdrawn at any time on or prior to 5:00 p.m., New York
                                   City time, on the Expiration Date by
                                   delivering a written notice of such
                                   withdrawal to the Exchange Agent (as
                                   defined) in conformity with certain
                                   procedures set forth below under "The
                                   Exchange Offer--Withdrawal Rights."

Procedures for Tendering Old       Tendering Holders of Old Notes must
Notes............................  complete and sign a Letter of Transmittal in accordance with the instructions
                                   contained therein and forward the same by mail or hand delivery, together with any other required documents, to the Exchange
                                   Agent at the address set forth herein by 5:00 p.m., New York City time, on the Expiration Date, either with the Old Notes to be tendered or in compliance with the specified procedures for guaranteed delivery of Old Notes.

                                   Certain brokers, dealers, commercial banks, trust companies and other nominees may also effect tenders by book-entry transfer. Holders of Old Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee are urged to contact such person promptly if they wish to tender Old Notes pursuant to the Exchange Offer. Letters of Transmittal and certificates representing Old Notes should not be sent to the Company. Such documents should only be sent to the Exchange Agent. Questions regarding how to tender and requests for information should be directed to the Exchange Agent. See "The Exchange Offer--Procedures for Tendering Old Notes" and "--Exchange Agent."

Guaranteed Delivery Procedures...  Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering Old Notes--Guaranteed Delivery."

Resales of New Notes.............  The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretive letters addressed to third parties in other transactions. The Company, however, has not sought its own interpretive letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes, or any broker-dealer who purchased the Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretive letters, (ii) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and
                                   (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

                                   Each Holder of Old Notes who wishes to
                                   exchange Old Notes for New Notes in the
                                   Exchange Offer will be required to
                                   represent that (i) it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and, (iv) if such Holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus may be used by a Participating Broker-Dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement and to the limitations described under "The Exchange Offer--Resales of New Notes," the Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "Plan of Distribution" and "The Exchange Offer--Resales of New Notes."

Acceptance of Old Notes and
 Delivery of New Notes...........
                                   Subject to the terms and conditions of the Exchange Offer, including the reservation of certain rights by the Company, the Company will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer, and not withdrawn, prior to 5:00 p.m., New York City time, on the Expiration Date. Subject to such terms and conditions, the New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Acceptance for Exchange and Issuance of New Notes."

Exchange Agent...................  The exchange agent with respect to the
                                   Exchange Offer is First Chicago Trust
                                   Company of New York (the "Exchange Agent").
                                   The addresses and telephone number of the Exchange Agent are set forth in "The Exchange Offer--Exchange Agent" and in the Letter of Transmittal.

Use of Proceeds..................  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. See "Use of Proceeds."

Certain United States Federal
 Income Tax Considerations.......
                                   Holders of Old Notes should review the
                                   information set forth under "Certain United
                                   States Federal Income Tax Considerations" prior to tendering Old Notes in the Exchange Offer.

                                 THE NEW NOTES

Securities Offered...............  Up to $750 million aggregate principal amount of the Company's 8 5/8% Senior
                                   Subordinated Notes due 2007. The New Notes will be issued and the Old Notes were issued under an Indenture dated as of July 21, 1997 (the "Indenture") between the Company and The Bank of New York (the "Trustee"). The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether Holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes--General." The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that (i) the offer and sale of the New Notes have been registered under the Securities Act and therefore the New Notes are not subject to certain restrictions on transfer applicable to the Old Notes, will not contain legends relating thereto and will not be entitled to registration rights or other rights under the Registration Rights Agreement, and (ii) the New Notes will not provide for any increase in the interest rate thereon. See "The Exchange Offer-- Purpose of the Exchange Offer," "Description of the New Notes" and "Description of the Old Notes."

Maturity Date....................  July 15, 2007.

Interest Payment Dates...........  January 15 and July 15, commencing on
                                   January 15, 1998.

Optional Redemption..............  The New Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 15, 2002, at the redemption prices set forth herein, plus accrued and unpaid interest to the redemption date.

Ranking..........................  The New Notes will constitute general unsecured obligations of the Company and will rank subordinate in right of payment to all existing and future Senior Debt, including all of the obligations under the Credit Agreement. As of June 30, 1997, on a pro forma basis after giving effect to the Offering and the repurchase of certain THY debt, the Company would have had outstanding an aggregate principal amount of approximately $1.0 billion of Senior Debt. In addition, the New Notes effectively will be subordinated to all outstanding indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of the Company's subsidiaries. As of June 30, 1997, on a pro forma basis as described above, the outstanding indebtedness of the Company's subsidiaries would have been approximately $160 million, excluding trade payables and operating lease obligations aggregating approximately $401 million. Subject to certain limitations, the Credit Agreement and the Indenture will permit the Company and its subsidiaries to incur additional indebtedness, including Senior Debt.

Change of Control................  Upon a Change of Control, each Holder of
                                   New Notes will have the right to require the Company to repurchase such Holder's New Notes at 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. However, the Credit Agreement provides that a Change of Control will constitute a default thereunder, which would permit the lenders to cause the indebtedness under the Credit Agreement to become immediately due and payable or to institute a payment blockage with respect to the New Notes. In order to repurchase New Notes upon a Change of Control, the Company would have to repay all of its obligations under the Credit Agreement (and any other agreements relating to Senior Debt that contain similar Change of Control provisions) or would have to obtain the consent of the holders of such indebtedness. There can be no assurance that the Company will have the financial resources to repurchase the New Notes in the event of a Change of Control, particularly if such Change of Control requires the Company to refinance, or results in the acceleration of, other indebtedness. See "Description of the Credit Agreement" and "Description of the New Notes--Repurchase at the Option of Holders upon a Change of Control."

Certain Covenants................  The Indenture contains certain covenants, including, but not limited to, covenants limiting: (i) the incurrence by the Company and its Restricted Subsidiaries (as defined) of additional indebtedness; (ii) the payment of dividends on and the redemption of capital stock by the Company;
                                   (iii) the creation of liens securing
                                   indebtedness; (iv) restrictions on the
                                   ability of Restricted Subsidiaries to pay dividends; (v) transactions with affiliates; (vi) the sale of assets; and
                                   (vii) the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. See "Description of the New Notes--Certain Covenants."

Absence of Market for the New      The New Notes will be a new issue of
Notes............................  securities for which there currently is no market. Although J.P. Morgan Securities
                                   Inc., NationsBanc Capital Markets, Inc.,
                                   Goldman Sachs & Co. and Merrill Lynch,
                                   Pierce, Fenner and Smith Incorporated, the initial purchasers of the Old Notes (the
                                   "Initial Purchasers"), have informed the
                                   Company that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Company currently does not intend to apply for listing of the New
                                   Notes on any securities exchange or for
                                   quotation through the National Association of Securities Dealers Automated Quotation
                                   System.

                                  RISK FACTORS

See "Risk Factors" for a discussion of certain factors that should be considered by Holders in connection with an investment in the New Notes.

            CERTAIN CONSEQUENCES OF A FAILURE TO EXCHANGE OLD NOTES

The sale of the Old Notes was not registered under the Securities Act or any state securities laws and therefore the Old Notes may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption therefrom or in a transaction not subject thereto, and in each case in compliance with certain other conditions and restrictions, including the Company's and the Trustee's right in certain cases to require the delivery of opinions of counsel, certifications and other information prior to any such transfer. Old Notes which remain outstanding after consummation of the Exchange Offer will continue to bear a legend reflecting such restrictions on transfer. In addition, upon consummation of the Exchange Offer, Holders of Old Notes which remain outstanding will not be entitled to any rights to have the resale of such Old Notes registered under the Securities Act or to any similar rights under the Registration Rights Agreement. The Company currently does not intend to register under the Securities Act the resale of any Old Notes which remain outstanding after consummation of the Exchange Offer.

To the extent that Old Notes are tendered and accepted in the Exchange Offer, a Holder's ability to sell Old Notes could be adversely affected. In addition, although the Old Notes are eligible for trading in the "PORTAL" market, to the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for Old Notes which remain outstanding after the Exchange Offer could be adversely affected.

The New Notes and any Old Notes which remain outstanding after consummation of the Exchange Offer will constitute a single series of debt securities under the Indenture and, accordingly, will vote together as a single class for purposes of determining whether Holders of the requisite percentage in outstanding principal amount thereof have taken certain actions or exercised certain rights under the Indenture. See "Description of the New Notes--General."

The Old Notes provide that, if the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to December 18, 1997, the Company will pay additional interest (in addition to the interest otherwise due on the Old Notes) to each Holder of the Old Notes during the first 90-day period following December 18, 1997, in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, up to a maximum amount of additional interest of 1.00% per annum. Following consummation of the Exchange Offer, however, the Old Notes will not be entitled to any increase in the interest rate thereon. The New Notes will not be entitled to any such increase in the interest rate thereon. See "Description of the Old Notes."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following table sets forth (i) summary historical financial data of the Company for the years ended December 31, 1996, 1995 and 1994, and the six months ended June 30, 1997 and June 30, 1996, and (ii) summary pro forma financial data for the year ended December 31, 1996 and the six months ended June 30, 1997. The summary historical financial data presented herein have been derived from the audited consolidated financial statements of the Company for the fiscal years ended December 31 and unaudited condensed consolidated financial statements of the Company for the six month periods ended June 30, both of which are included elsewhere in this Prospectus. The summary pro forma statement of operations data and other financial data give effect to the Acquisitions, the related increase in borrowings under the Credit Agreement, the Offering, the application of the net proceeds thereof as described in "Use of Proceeds" and the repurchase of certain TheraTx and THY debt, as if each had occurred on January 1, 1996. The summary pro forma condensed combined balance sheet data at June 30, 1997 give effect to these events as if each had occurred as of such date. The pro forma financial data are for informational purposes only and are not necessarily indicative of the results that would have been obtained had these events occurred on the dates specified above.

For all periods presented, pro forma financial data have been derived by combining the historical financial data of the Company and TheraTx (based upon annual reporting periods ended December 31 and the six months ended June 30) and THY (based upon annual reporting periods ended November 30 and the six months ended May 31). The following table should be read in conjunction with:
"Unaudited Pro Forma Condensed Combined Financial Statements," "Selected Historical Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical consolidated financial statements of the Company, TheraTx and THY presented elsewhere in this Prospectus.

                          ---------------------------------------------------------------------------------------------
                             SIX MONTHS ENDED JUNE 30,                  YEAR ENDED DECEMBER 31,
Dollars in thousands,      PRO FORMA                           PRO FORMA
except                          1997        1997        1996        1996             1996           1995           1994
per share amounts         ----------  ----------  ----------  ----------       ----------     ----------     ----------
STATEMENT OF OPERATIONS
 DATA:
Revenues................  $1,707,261  $1,458,991  $1,260,891  $3,475,217       $2,577,783     $2,323,956(c)  $2,032,827
                          ----------  ----------  ----------  ----------       ----------     ----------     ----------
Operating expenses......   1,476,495   1,259,192   1,098,427   3,022,090        2,236,151      2,045,217      1,775,226
Depreciation and
 amortization...........      68,409      53,851      49,639     146,949           99,533         89,478         79,519
Interest expense........      70,073      31,334      24,621     147,577           45,922         60,918         62,828
Investment income.......      (6,147)     (3,313)     (6,878)    (12,515)         (12,203)       (13,444)       (13,126)
Non-recurring
 transactions...........          --          --          --     158,724(a)(b)    125,200 (a)    109,423 (c)     (4,540)(d)
                          ----------  ----------  ----------  ----------       ----------     ----------     ----------
                           1,608,830   1,341,064   1,165,809   3,462,825        2,494,603      2,291,592      1,899,907
                          ----------  ----------  ----------  ----------       ----------     ----------     ----------
Income from operations
 before
 income taxes...........      98,431     117,927      95,082      12,392           83,180         32,364        132,920
Provision for income
 taxes..................      39,176      46,935      36,607       7,917           35,175         24,001         46,781
                          ----------  ----------  ----------  ----------       ----------     ----------     ----------
Income from operations..  $   59,255  $   70,992  $   58,475  $    4,475       $   48,005     $    8,363     $   86,139
                          ==========  ==========  ==========  ==========       ==========     ==========     ==========
Fully diluted earnings
 per common and common
 equivalent share from
 operations.............  $     0.83  $     1.00  $     0.82  $     0.06       $     0.68     $     0.29     $     1.28
BALANCE SHEET DATA:
Working capital.........  $  465,537  $  481,537  $  235,154         n/a       $  320,123     $  239,666     $  129,079
Total assets............   3,413,244   3,410,057   1,918,115         n/a        1,968,856      1,912,454      1,656,205
Long-term debt..........   1,938,206   1,935,019     699,868         n/a          710,507        778,100        746,212
Stockholders' equity....     877,587     877,587     837,656         n/a          797,091        772,064        596,454
OTHER FINANCIAL DATA:
EBITDA(e)...............  $  230,766  $  199,799  $  162,464  $  453,127       $  341,632     $  278,739     $  257,601
EBITDA margin...........        13.5%       13.7%       12.9%       13.0%            13.3%          12.0%          12.7%
Ratio of EBITDA to
 interest expense.......         3.3x        6.4x        6.6x        3.1x             7.4x           4.6x           4.1x
Capital expenditures:
 Existing facilities and
 construction...........         n/a  $  132,900  $   61,454         n/a       $  135,027     $  136,893     $  111,486
 Acquisitions...........         n/a     954,648       5,182         n/a           26,236         59,343         36,391

-------
(a) Includes pretax charges incurred to complete the integration of The Hillhaven Corporation ("Hillhaven") resulting from the merger of Hillhaven into the Company on September 28, 1995 (the "Hillhaven Merger"), which included costs associated with the planned disposition of 34 nursing centers, the reorganization of the institutional pharmacy business and the planned replacement of one hospital and three nursing centers.
(b) Includes pretax charges of $33.5 million related to the sale and closure of THY's psychiatric business.
(c) Includes pretax charges aggregating $103.9 million incurred primarily in connection with the consummation of the Hillhaven Merger, which included costs associated with direct transaction costs, employee benefit and severance costs, the planned disposition of certain nursing center properties and changes in estimates in accrued revenues of $24.5 million recorded in connection with certain prior-year nursing center third-party reimbursement issues (recorded as a reduction in revenues). Non-recurring transactions in 1995 also include $5.5 million recorded in connection with the merger of Hillhaven with Nationwide Care, Inc. (the "Nationwide Merger").
(d) Includes a gain resulting from the sales of assets and nursing center restructuring activities.
(e) EBITDA represents operating income before depreciation, amortization, net interest, income taxes and non-recurring transactions. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company, TheraTx and THY and the related notes thereto included elsewhere in this Prospectus. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the Company's ability to service debt.

                                  RISK FACTORS

In addition to the other matters described or incorporated by reference in this Prospectus, prospective Holders of the New Notes should consider the specific factors set forth below.

LEVERAGE AND ABILITY TO MEET DEBT SERVICE REQUIREMENTS

The Company is highly leveraged and a substantial portion of the Company's cash flow from operations is dedicated to the payment of principal and interest on its indebtedness. As of June 30, 1997, after giving pro forma effect to the Offering and the repurchase of certain THY debt, the Company's consolidated long-term indebtedness would have been approximately $1.9 billion, which represents approximately 69% of its total capitalization. Subject to certain limitations, the Credit Agreement and the Indenture permit the Company and its subsidiaries to incur additional indebtedness. On a pro forma basis as described above, for the year ended December 31, 1996, and the six months ended June 30, 1997, the Company's ratio of earnings to fixed charges (calculated in accordance with the requirements of the Commission) would have been 1.0 to 1 and 2.0 to 1, respectively.

The ability of the Company to service its indebtedness, and to comply with the financial and restrictive covenants contained in the Credit Agreement and the Indenture, is dependent upon the Company's future performance and business growth which are subject to financial, economic, competitive, regulatory and other factors affecting the Company, many of which are beyond its control. While the Company believes that it will be able to generate sufficient cash flow to cover required debt service payments, no assurance can be given to that effect. If the Company is unable to generate sufficient funds to meet its debt service obligations, it may be required to refinance some or all of such debt, sell assets or raise additional equity. No assurance can be given that such refinancings, asset sales or equity sales could be accomplished or, if accomplished, would raise sufficient funds to meet its debt service obligations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and--Capital Resources" and "Description of the Credit Agreement." The Company's high degree of leverage and related financial covenants could have a material adverse effect on its ability to withstand competitive pressures or adverse economic conditions, make material acquisitions, obtain future financing or take advantage of business opportunities that may arise. In addition, a downturn in general economic conditions or in its business could have a material adverse effect on the Company's ability to meet its debt service obligations or to conduct its business in the ordinary course.

The Credit Agreement contains financial covenants which, among other things, require the Company to maintain certain financial ratios and restrict the ability of the Company and its subsidiaries to incur indebtedness, make acquisitions or investments, create or permit liens and make capital expenditures. The Indenture contains covenants which restrict the Company from incurring additional indebtedness, creating liens on its assets, making certain asset dispositions and entering into transactions with affiliates. If the Company is unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments of principal and interest under, or is unable to comply with the covenants of, the Credit Agreement or the Indenture, the Company could be in default under the terms thereof, which would permit the lenders pursuant to the Credit Agreement to accelerate the maturity of the Senior Debt created pursuant thereto and receive payment in full prior to the receipt by the Holders of Notes of any payment of principal of, premium, if any, and interest on the Notes. See "Description of the Credit Agreement," "Description of the New Notes" and "Description of the Old Notes."

SUBORDINATION OF THE NOTES; DEPENDENCE ON SUBSIDIARIES

The Notes are subordinated to all Senior Debt including all obligations under the Credit Agreement. In the event of a circumstance in which the contractual subordination provisions apply, Holders of Notes will not be entitled to receive and will have an obligation to pay over to holders of Senior Debt any payments they may receive in respect of the Notes. As of June 30, 1997, on a pro forma basis after giving effect to the Offering and the repurchase of certain THY debt, the Company would have had outstanding an aggregate principal amount of approximately $1.0 billion of Senior Debt, which would rank senior in right of payment to the Notes.

Furthermore, subject to certain limitations, the Credit Agreement and the Indenture will permit the Company and its subsidiaries to incur additional indebtedness, including Senior Debt. The indebtedness under the Credit Agreement will become due prior to the time the principal obligations under the Notes become due. Certain subsidiaries of the Company have issued guarantees under the Credit Agreement which are secured by a pledge of the equity interests in other subsidiaries owned by them and the Company has pledged all intercompany debt owed to it as well as the issued and outstanding capital stock of certain of its subsidiaries to secure indebtedness under the Credit Agreement. In the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company would be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See "Description of the Credit Agreement," "Description of the New Notes" and "Description of the Old Notes."

In addition, the operations of the Company are conducted primarily through its subsidiaries. Therefore, the Company's ability to make required principal and interest payments with respect to the Company's indebtedness, including the Notes, depends on the earnings of its subsidiaries and on its ability to receive funds from such subsidiaries through dividends or other payments. Since the Notes are obligations of the Company only, the Company's subsidiaries are not obligated or required to pay any amounts due pursuant to the Notes or to make funds available therefor in the form of dividends or advances to the Company. Furthermore, the Notes effectively are subordinated to all outstanding indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of the Company's subsidiaries. Any right of the Company to receive assets of any of its subsidiaries upon the latter's liquidation or reorganization (and the consequent right of Holders of Notes to participate in those assets) effectively are subordinated to the claims of that subsidiary's creditors, except to the extent that the Company itself is recognized as a creditor of such subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. As of June 30, 1997, on a pro forma basis as described above, the outstanding indebtedness of the Company's subsidiaries would have been approximately $160 million, excluding trade payables and operating lease obligations aggregating approximately $401 million.

LIMITS ON REIMBURSEMENT

The Company derives a substantial portion of its net operating revenues from third-party payors, including the Medicare and Medicaid programs. In 1996 and for the six months ended June 30, 1997, the Company derived approximately 62% and 59% of its total revenues from the Medicare and Medicaid programs, respectively. Such programs are highly regulated and subject to frequent and substantial changes. The recently enacted Balanced Budget Act of 1997 (the "Budget Act") is intended to reduce Medicare payments by $115 billion over the next five years and makes extensive changes in the Medicare and Medicaid programs. In addition, private payors, including managed care payors, increasingly are demanding discounted fee structures and the assumption by healthcare providers of all or a portion of the financial risk. Efforts to impose greater discounts and more stringent cost controls by private payors are expected to continue. There can be no assurances that adequate reimbursement levels will continue to be available for services provided by the Company which are currently being reimbursed by Medicare, Medicaid or private payors. Significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on the Company's liquidity, financial condition and results of operations.

EXTENSIVE REGULATION

The healthcare industry is subject to extensive Federal, state and local regulation including, but not limited to, regulations relating to licensure, conduct of operations, ownership of facilities, addition of facilities, services and prices for services. In particular, Medicare and Medicaid antikickback, antifraud and abuse amendments codified under Section 1128(B)(b) of the Social Security Act (the "Antikickback Amendments") prohibit certain business practices and relationships that might affect the provisions and cost of healthcare services reimbursable under Medicare and Medicaid, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs. Sanctions for violating the Antikickback Amendments include criminal penalties and civil sanctions, including fines and possible exclusion from government programs such as the Medicare and Medicaid programs.

Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services ("HHS") has issued regulations that describe some of the conduct and business relationships permissible under the Antikickback Amendments ("Safe Harbors"). The fact that a given business arrangement does not fall within a Safe Harbor does not render the arrangement per se illegal. Business arrangements of healthcare service providers that fail to satisfy the applicable Safe Harbors criteria, however, risk increased scrutiny and possible sanctions by enforcement authorities.

The Health Insurance Portability and Accountability Act of 1997, which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. 1301 et seq.) to broaden the scope of current fraud and abuse laws to include all health plans, whether or not they are reimbursed under Federal programs.

In addition, Section 1877 of the Social Security Act, which restricts referrals by physicians of Medicare and other government-program patients to providers of a broad range of designated health services with which they have ownership or certain other financial arrangements, was amended effective January 1, 1995, to significantly broaden the scope of prohibited physician referrals under the Medicare and Medicaid programs to providers with which they have ownership or certain other financial arrangements (the "Self-Referral Prohibitions"). Many states have adopted or are considering similar legislative proposals, some of which extend beyond the Medicaid program to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. These laws and regulations are extremely complex and the industry has the benefit of little judicial or regulatory interpretation. The Company does not believe its arrangements are in violation of the Self-Referral Prohibitions. There can be no assurance, however, that governmental officials charged with responsibility for enforcing the provisions of the Self-Referral Prohibitions will not assert that one or more of the Company's arrangements is in violation of such provisions.

The Budget Act also provides a number of new antifraud and abuse provisions. The Budget Act contains new civil monetary penalties for violations of the Antikickback Amendments and imposes an affirmative duty on providers to insure that they do not employ or contract with persons excluded from the Medicare program. The Budget Act also provides a minimum ten year period for exclusion from participation in Federal healthcare programs for persons convicted of a prior healthcare offense.

Some states require state approval for development and expansion of healthcare facilities and services, including findings of need for additional or expanded healthcare facilities or services. Certificates of Need ("CON"), which are issued by governmental agencies with jurisdiction over healthcare facilities, are at times required for expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. The Company operates hospitals in 14 states that require state approval for the expansion of its facilities and services under CON programs. There can be no assurance that the Company will be able to obtain a CON for any or all future projects. If the Company is unable to obtain the requisite CON, its growth and business could be adversely affected.

The Company is unable to predict the future course of Federal, state and local regulation or legislation, including Medicare and Medicaid statutes and regulations. Changes in the regulatory framework could have a material adverse effect on the Company's financial condition and results of operations.

HEALTHCARE REFORM LEGISLATION

Healthcare is one of the largest industries in the United States and continues to attract much legislative interest and public attention. The Budget Act, enacted in August 1997, contains extensive changes to the Medicare and Medicaid programs intended to reduce payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medicare were reduced from over 10% to approximately 7.5% for the next five years based on specific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in program components. The Budget Act affects reimbursement systems for each of the Company's operating units.

The Budget Act will reduce payments to many of the Company's facilities, including, but not limited to, payments made to the Company's hospitals, by reducing incentive payments pursuant to the Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA"), reducing allowable costs for capital expenditures and bad debts and reducing payments for services to patients transferred from a prospective payment system hospital. The Budget Act also requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The prospective payment system also will cover ancillary services provided to nursing center patients under the Company's Vencare contract services business. The Budget Act also requires the establishment of an interim prospective payment system for home health services for cost reporting periods beginning on or after October 1, 1997. The interim system will establish per visit limits and per beneficiary annual limits. A permanent prospective payment system for home health services will be established by October 1, 1999.

The Company believes that the Budget Act may adversely impact its hospital business but cannot yet determine whether the impact on nursing center, Vencare and home health operations will be positive or negative. The Company is actively developing strategies and operational modifications to address these changes in the Federal reimbursement system.

In March 1997, the Health Care Financing Administration ("HCFA") issued a proposed rule to change Medicare reimbursement guidelines for therapy services provided by the Company (including the rehabilitation contract therapy business acquired as part of the TheraTx Merger). Under the proposed rule, HCFA would revise the current salary equivalency guidelines for speech and occupational therapy services. The proposed guidelines are based on a blend of data from wage rates for hospitals and nursing facilities, and include salary, fringe benefit and expense factors. Rates are defined by specific geographic market areas, based upon a modified version of the hospital wage index. HCFA is considering comments but has not issued a final rule at this time. The Company cannot predict when the final regulation will be issued or if changes will be made to the proposed guidelines.

There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare services such as the Company. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term care hospitals and changes in the Medicaid reimbursement system for long-term care hospitals. There are also a number of legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing centers. Moreover, by repealing the Boren Amendment, the Budget Act eases the restrictions on the states' ability to reduce their Medicaid reimbursement levels.

There can be no assurance that the Budget Act, proposed salary equivalency rates, future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on the Company's financial condition, results of operations and liquidity.

CERTAIN LEGAL ACTIONS

On June 6, 1997, THY announced that it had been advised that it is a target of a Federal grand jury investigation being conducted by the United States Attorney's Office for the District of Massachusetts arising from activities of THY's formerly owned dialysis business. The investigation involves an alleged illegal arrangement in the form of a partnership which existed from June 1987 to June 1992 between Damon Corporation and THY. THY spun off its dialysis business, now called Vivra Incorporated, on September 1, 1989. THY is cooperating fully in the investigation.

The Company's subsidiary, American X-Rays, Inc. ("AXR"), is the defendant in a qui tam lawsuit which was filed in the United States District Court for the Eastern District of Arkansas and served on the Company on July

7, 1997. The United States Department of Justice intervened in the suit which was brought under the Federal Civil False Claims Act. AXR provides portable X-ray services to nursing facilities (including those operated by the Company) and other healthcare providers. The Company acquired an interest in AXR when Hillhaven was merged into the Company in September 1995 and purchased the remaining interest in AXR in February 1996. The suit alleges that AXR submitted false claims to the Medicare and Medicaid programs. In conjunction with the qui tam action, the United States Attorney's office for the Eastern District of Arkansas also is conducting a criminal investigation into the allegations contained in the qui tam complaint. The Company is cooperating fully in the investigation.

On June 19, 1997, a class action lawsuit was filed in the United States District Court for the District of Nevada on behalf of a class (the "Class") consisting of all persons who sold shares of THY during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that THY purchased shares of its common stock from members of the investing public after it had received a written offer to acquire all of THY's common stock and without making the required disclosure that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring THY when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of THY's stock having been made which were actively being considered by THY's Board of Directors. The complaint asserts claims pursuant to Sections 10(b) and 20(a) of the Exchange Act and common law principles of negligent misrepresentation and names as defendants THY as well as certain senior executives and directors of THY. The Company is vigorously defending this action.

POSSIBLE INABILITY TO IMPLEMENT GROWTH STRATEGY

There can be no assurance that the Company will be able to continue its growth or be able to successfully implement its strategy to develop long-term healthcare networks, including through acquisitions. There can be no assurance that suitable acquisitions, for which other healthcare companies (including those with greater financial resources than the Company) may be competing, can be accomplished on terms favorable to the Company or that financing, if necessary, can be obtained for such acquisitions. The Company may not be able to effectively and profitably integrate the operations of THY or future acquisitions or otherwise achieve the intended benefits of such acquisitions. In addition, unforeseen expenses, difficulties, complications or delays may be encountered in connection with the expansion of operations, which could inhibit the Company's growth.

HIGHLY COMPETITIVE INDUSTRY

The healthcare services industry is highly competitive. The Company faces competition from general acute care hospitals and general long-term care hospitals which provide services comparable to those offered by the Company's hospitals. Many general acute care hospitals are larger and more established than the Company's hospitals. Certain hospitals that compete with the Company's hospitals are operated by not-for-profit, nontaxpaying or governmental agencies, which can finance capital expenditures on a tax-exempt basis, and which receive funds and charitable contributions unavailable to the Company's hospitals. Management believes that the Company may experience increased competition from existing hospitals as well as hospitals converted to specialized care facilities. The Company's nursing centers compete on a local and regional basis with other nursing centers, and competition also exists for the Vencare health services program. Management also expects that the Company will continue to compete with other healthcare companies for hospital and other healthcare acquisitions.

POSSIBLE INABILITY TO REPURCHASE NOTES UPON A CHANGE OF CONTROL

Upon a Change of Control, each Holder of Notes will have the right to require the Company to repurchase any or all of the outstanding Notes owned by such Holder at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest. However, the Company's ability to repurchase the Notes upon a Change of Control may be limited by the terms of then existing contractual obligations of the Company and its subsidiaries. The Indenture does not prohibit the Company in the future from incurring indebtedness (including Senior Debt) otherwise permitted by the Indenture that contains Change of Control provisions. Furthermore, the Credit Agreement provides that a Change of Control will constitute a default thereunder, which would permit the lenders to cause the indebtedness under the Credit Agreement to become immediately due and payable or to institute a payment blockage with respect to the Notes. In order to repurchase Notes upon a Change of Control, the Company would have to repay all of its obligations under the Credit Agreement (and any other agreements relating to Senior Debt that contains similar Change of Control provisions) or would have to obtain the consent of the holders of such indebtedness. There can be no assurance that the Company will have adequate financial resources to repurchase the Notes in the event of a Change of Control, particularly if such Change of Control requires the Company to refinance, or results in the acceleration of, other indebtedness. If the Company fails to repurchase all of the Notes tendered for purchase upon the occurrence of a Change of Control, such failure will constitute an Event of Default (as defined) under the Indenture. See "--Leverage and Ability to Meet Debt Service Requirements."

The Change of Control provision may not necessarily afford the Holders protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving the Company that may adversely affect the Holders, because such transactions may not involve a shift in voting power, beneficial ownership or management control or, even if they do, may not involve a shift of the magnitude required under the definition of Change of Control to trigger such provisions. Except as described under "Description of the New Notes--Repurchase at the Option of the Holders Upon a Change of Control," the Indenture does not contain provisions that permit Holders of Notes to require the Company to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

LACK OF PUBLIC MARKET FOR THE NEW NOTES

The New Notes are a new issue of securities and the Company does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System. If any of the New Notes are traded after their initial issuance, they may trade at a discount from the initial offering price of the Old Notes, depending upon prevailing interest rates, the market for similar securities and other factors, including general economic conditions, and the financial condition of, performance of and prospects for the Company.

Although the Initial Purchasers have advised the Company that they currently intend to make a market in the New Notes, they are not obligated to do so and may discontinue such market making at any time without notice. There can be no assurance that an active trading market for the New Notes will develop. See "Description of the New Notes."

                                USE OF PROCEEDS

The Company will not receive any cash proceeds from the issuance of the New Notes. In consideration for issuing the New Notes as described in this Prospectus, the Company will receive Old Notes in like principal amount. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

The net proceeds from the Offering were approximately $731.8 million. All of the net proceeds from the Offering were used to reduce amounts outstanding under the Credit Agreement. The amount of outstanding indebtedness under the Credit Agreement, at a weighted average interest rate of 6.6%, was approximately $1.79 billion at June 30, 1997, after giving effect to the THY Acquisition. The indebtedness under the Credit Agreement to which the net proceeds from the Offering were applied was incurred primarily to fund the THY Acquisition. Approximately $100 million of such indebtedness was owed to Morgan Guaranty Trust Company of New York ("Morgan Guaranty"), and approximately $100 million to NationsBank, N.A. ("NationsBank"), the agent banks under the Credit Agreement. Morgan Guaranty, a wholly-owned subsidiary of J.P. Morgan & Co. Incorporated, is an affiliate of J.P. Morgan Securities Inc., the lead manager of the Offering. NationsBanc Capital Markets, Inc., a subsidiary of NationsBank, was a co-manager of the Offering.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company at June 30, 1997 on both an actual basis and an as adjusted basis, giving effect to the Offering, the application of the net proceeds thereof as described in "Use of Proceeds" and the repurchase of certain THY debt. The following table should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                            -------------------

                                                         AS OF JUNE 30, 1997
                                                                            AS
                                                            ACTUAL    ADJUSTED
                                                        ----------  ----------
Dollars in thousands
SHORT-TERM DEBT:
 Current maturities of long-term debt.................. $   24,747  $   24,747
                                                        ==========  ==========
LONG-TERM DEBT:
 Senior collateralized debt payable in periodic in-
  stallments through 2019.............................. $  123,653  $  123,653
 Non-interest bearing residential mortgage bonds, pay-
  able in periodic
  installments through 2040............................     33,509      33,509
 Credit Agreement (1)..................................  1,765,050   1,024,438
 8 5/8% Senior Subordinated Notes due 2007.............         --     750,000
 8% Convertible Subordinated Notes due 2002............        211         211
 5 3/4% Convertible Subordinated Debentures due 2012...      6,201          --
 Other.................................................      6,395       6,395
                                                        ----------  ----------
  Total long-term debt.................................  1,935,019   1,938,206
                                                        ----------  ----------
STOCKHOLDERS' EQUITY:
 Common stock..........................................     18,215      18,215
 Capital in excess of par value........................    724,294     724,294
 Retained earnings.....................................    218,013     218,013
 Common treasury stock.................................    (82,935)    (82,935)
                                                        ----------  ----------
  Stockholders' equity.................................    877,587     877,587
                                                        ----------  ----------
    Total capitalization............................... $2,812,606  $2,815,793
                                                        ==========  ==========

-------
(1) On June 24, 1997, the Company increased the total amount of the Credit Agreement to $2.0 billion from $1.75 billion.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined statements of operations of the Company for the six months ended June 30, 1997, and the year ended December 31, 1996, give effect to the Acquisitions, the related increase in borrowings under the Credit Agreement, the Offering, the application of the net proceeds thereof as described in "Use of Proceeds" and the repurchase of certain TheraTx and THY debt as if such events had occurred on January 1, 1996. The summary pro forma condensed combined balance sheet at June 30, 1997 gives effect to these events as if each had occurred as of such date. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and with the historical consolidated financial statements of the Company, TheraTx and THY, including the notes thereto and the information set forth in "Summary Historical and Pro Forma Financial Data," "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

The Acquisitions will be accounted for using the purchase method of accounting. Under purchase accounting, the total purchase price and fair value of liabilities assumed will be allocated to the tangible and intangible assets and liabilities based on their respective fair values as of the closing of such Acquisitions. The unaudited pro forma condensed combined balance sheet reflects preliminary estimates, which are subject to final determinations of the allocation of the purchase price. The pro forma adjustments represent management's preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that the Company considers reasonable under the circumstances. Consequently, the amounts reflected in the unaudited pro forma condensed combined balance sheet are subject to change. Management does not expect that differences between the preliminary and final purchase price allocation will have a material impact on the Company's financial position and results of operations. In addition, the pro forma condensed combined financial statements do not reflect any cost savings and other financial synergies which may be realized in the future as a result of the Acquisitions.

The unaudited pro forma condensed combined financial statements do not purport to be indicative of the results that would have been obtained had the above-described transactions been completed on the indicated dates or that may be obtained in the future.

   VENCOR, INC., THERATX, INCORPORATED AND TRANSITIONAL HOSPITALS CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997

                      ---------------------------------------------------------

                                          THERATX MERGER           THY ACQUISITION
                                      ----------------------    ----------------------
                                                     THERATX                       THY                  PRO FORMA
                              VENCOR     THERATX   PRO FORMA           THY   PRO FORMA                   COMBINED
In thousands,             HISTORICAL  HISTORICAL ADJUSTMENTS    HISTORICAL ADJUSTMENTS    OFFERING         VENCOR
except per share amounts  ----------  ---------- -----------    ---------- -----------    --------     ----------
Revenues................  $1,458,991   $ 94,028   $     --       $159,444   $ (5,202)(d)  $     --     $1,707,261
                          ----------   --------   --------       --------   --------      --------     ----------
Operating expenses......   1,259,192     80,541         --        141,535     (4,773)(d)        --      1,476,495
Depreciation and amorti-
 zation.................      53,851      2,645      1,162 (a)      6,969      4,026 (a)        --         68,409
                                                                                (244)(d)
Interest expense........      31,334      3,108      4,461 (b)        606     23,271 (b)     7,912 (b)     70,073
                                                      (600)(b)                   (19)(d)
Investment income.......      (3,313)        --         --         (2,971)       137 (d)        --         (6,147)
                          ----------   --------   --------       --------   --------      --------     ----------
                           1,341,064     86,294      5,023        146,139     22,398         7,912      1,608,830
                          ----------   --------   --------       --------   --------      --------     ----------
Income from operations
 before income taxes....     117,927      7,734     (5,023)        13,305    (27,600)       (7,912)        98,431
Provision for income
 taxes..................      46,935      2,862     (1,915)(c)      5,189    (10,746)(c)    (3,149)(c)     39,176
                          ----------   --------   --------       --------   --------      --------     ----------
Income from operations..  $   70,992   $  4,872   $ (3,108)      $  8,116   $(16,854)     $ (4,763)    $   59,255
                          ==========   ========   ========       ========   ========      ========     ==========
Fully diluted earnings
 per common and common
 equivalent share from
 operations.............  $     1.00                                                                   $     0.83
Shares used in computing
 fully diluted earnings
 per common and common
 equivalent share.......      71,037                                                                       71,037
Ratio of earnings to
 fixed charges..........         3.3x                                                                         2.0x


               See accompanying notes to the unaudited pro forma
                    condensed combined financial statements.

   VENCOR, INC., THERATX, INCORPORATED AND TRANSITIONAL HOSPITALS CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996

                      ---------------------------------------------------------

                                          THERATX MERGER             THY ACQUISITION
                                      -----------------------     -----------------------
                                                      THERATX                         THY                   PRO FORMA
                              VENCOR     THERATX    PRO FORMA            THY    PRO FORMA                    COMBINED
In thousands,             HISTORICAL  HISTORICAL  ADJUSTMENTS     HISTORICAL  ADJUSTMENTS     OFFERING         VENCOR
except per share amounts  ----------  ----------  -----------     ----------  -----------     --------     ----------
Revenues................  $2,577,783    $391,155     $   (915)(e)   $507,194     $     --     $     --     $3,475,217
                          ----------    --------     --------       --------     --------     --------     ----------
Operating expenses......   2,236,151     331,038         (915)(e)    455,816           --           --      3,022,090
Depreciation and amorti-
 zation.................      99,533      11,324        5,396 (a)     22,364        8,332 (a)       --        146,949
Interest expense........      45,922      13,024       21,954 (b)      3,889       48,164 (b)   15,824 (b)    147,577
                                                       (1,200)(b)
Investment income.......     (12,203)       (312)          --             --           --           --        (12,515)
Non-recurring transac-
 tions..................     125,200          --           --         33,524           --           --        158,724
                          ----------    --------     --------       --------     --------     --------     ----------
                           2,494,603     355,074       25,235        515,593       56,496       15,824      3,462,825
                          ----------    --------     --------       --------     --------     --------     ----------
Income (loss) from oper-
 ations before income
 taxes..................      83,180      36,081      (26,150)        (8,399)     (56,496)     (15,824)        12,392
Provisions for income
 taxes..................      35,175      13,364       (8,136)(c)     (3,047)     (23,141)(c)   (6,298)(c)      7,917
                          ----------    --------     --------       --------     --------     --------     ----------
Income (loss) from oper-
 ations.................  $   48,005    $ 22,717     $(18,014)      $ (5,352)    $(33,355)    $ (9,526)    $    4,475
                          ==========    ========     ========       ========     ========     ========     ==========
Fully diluted earnings
 per common and common
 equivalent share from
 operations.............  $     0.68                                                                       $     0.06
Shares used in computing
 fully diluted earnings
 per common and common
 equivalent share.......      70,702                       64 (f)                                              70,766
Ratio of earnings to
 fixed charges..........         2.1x                                                                             1.0x




 See accompanying notes to the unaudited pro forma condensed combined financial statements.

                                  VENCOR, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 JUNE 30, 1997

                                           -----------------------------------
                                                                     PRO FORMA
                                               VENCOR                 COMBINED
                                           HISTORICAL  OFFERING         VENCOR
Dollars in thousands                       ----------  --------     ----------
                  ASSETS
Current assets:
 Cash and cash equivalents................ $  106,476  $(16,000)(g) $   90,476
 Accounts and notes receivable............    639,889        --        639,889
 Inventories..............................     36,525        --         36,525
 Income taxes.............................    103,556        --        103,556
 Other....................................     52,200        --         52,200
                                           ----------  --------     ----------
                                              938,646   (16,000)       922,646
Property and equipment, net of
 accumulated depreciation.................  1,587,946        --      1,587,946
Intangible assets.........................    699,671    16,000 (g)    718,858
                                                          3,187 (h)
Investments in affiliates.................     85,974        --         85,974
Other.....................................     97,820        --         97,820
                                           ----------  --------     ----------
                                           $3,410,057  $  3,187     $3,413,244
                                           ==========  ========     ==========
   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable......................... $  146,427  $     --     $  146,427
 Salaries, wages and other compensation...    153,304        --        153,304
 Other accrued liabilities................    132,631        --        132,631
 Long-term debt due within one year.......     24,747        --         24,747
                                           ----------  --------     ----------
                                              457,109        --        457,109
Long-term debt............................  1,935,019   750,000 (h)  1,938,206
                                                       (746,813)(h)
Deferred credits and other liabilities....     97,503        --         97,503
Minority interests in equity of consoli-
 dated entities...........................     42,839        --         42,839
Stockholders' equity:                                        --
 Common stock.............................     18,215        --         18,215
 Capital in excess of par value...........    724,294        --        724,294
 Retained earnings........................    218,013        --        218,013
                                           ----------  --------     ----------
                                              960,522        --        960,522
 Common treasury stock....................    (82,935)       --        (82,935)
                                           ----------  --------     ----------
                                              877,587        --        877,587
                                           ----------  --------     ----------
                                           $3,410,057  $  3,187     $3,413,244
                                           ==========  ========     ==========

 See accompanying notes to the unaudited pro forma condensed combined financial statements.

   VENCOR, INC., THERATX, INCORPORATED AND TRANSITIONAL HOSPITALS CORPORATION
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1--BASIS OF PRESENTATION

The purchase method of accounting has been used in the preparation of the unaudited pro forma condensed combined financial statements. Under this method of accounting, the aggregate purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values. Accordingly, the excess of the purchase price over the fair value of net assets acquired has been reflected as goodwill. The purchase price and estimated fair values of assets and liabilities are preliminary and subject to change.

For purposes of the unaudited pro forma condensed combined financial statements, the excess of the purchase price for the Acquisitions over fair value of the net assets acquired is being amortized over 40 years using the straight-line method.

Pro forma income from operations before income taxes for the six months ended June 30, 1997 excludes $3.7 million of non-recurring transaction costs incurred by TheraTx in connection with the TheraTx Merger. Pro forma income from operations before income taxes for the six months ended June 30, 1997 excludes $6.6 million of non-recurring transaction costs incurred by THY and a $19.4 million break-up fee paid by THY in connection with the THY Acquisition in June 1997.

For the periods presented, unaudited pro forma financial data have been derived by combining the historical financial data of Vencor and TheraTx (based upon annual reporting periods ended December 31 and the six months ended June 30) and THY (based upon annual reporting periods ended November 30 and the six months ended May 31).

NOTE 2--PRO FORMA ADJUSTMENTS

The adjustments included in the unaudited pro forma condensed combined financial statements follow (dollars in thousands):

(a) To adjust amortization expense:

                                                   -------------------

                                                             SIX          YEAR
                                                    MONTHS ENDED         ENDED
                                                        JUNE 30,  DECEMBER 31,
                                                            1997          1996
                                                    ------------  ------------
   THERATX MERGER:
    Record amortization related to the excess of
     the purchase price for TheraTx over net as-
     sets acquired................................        $2,075       $ 8,300
    Eliminate TheraTx historical amortization of
     the excess of purchase price over net assets
     acquired.....................................          (738)       (2,904)
    Actual amortization recorded for the period
     March 21 through March 31....................          (175)           --
                                                          ------       -------
                                                          $1,162       $ 5,396
                                                          ======       =======
   THY ACQUISITION:
    Record amortization related to the excess of
     the purchase price for THY over net assets
     acquired.....................................        $4,166       $ 8,332
    Actual amortization recorded for the period
     June 24 through June 30......................          (140)           --
                                                          ------       -------
                                                          $4,026       $ 8,332
                                                          ======       =======

   VENCOR, INC., THERATX, INCORPORATED AND TRANSITIONAL HOSPITALS CORPORATION
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)

NOTE 2--PRO FORMA ADJUSTMENTS (CONTINUED)

(b) To record additional interest expense related to the borrowings and refinancings for the Acquisitions and the Offering:

                                                    --------------------

                                                                              SIX          YEAR
                                                                     MONTHS ENDED         ENDED
                                                                         JUNE 30,  DECEMBER 31,
                                                                             1997          1996
                                                                     ------------  ------------
    THERATX MERGER:
     Interest expense related to acquisition debt..................      $  5,632      $ 22,528
     Eliminate interest expense related to TheraTx bank credit
      facility.....................................................        (1,497)       (4,510)
     Interest expense on Credit Agreement replacing TheraTx bank
      credit facility..............................................         1,352         3,936
     Actual interest recorded for the period March 18 through March
      31...........................................................        (1,026)           --
                                                                         --------      --------
                                                                         $  4,461      $ 21,954
                                                                         ========      ========
     Interest expense on refinanced convertible notes..............      $  3,400      $  6,800
     Eliminate interest expense on convertible notes...............        (4,000)       (8,000)
                                                                         --------      --------
                                                                         $   (600)     $ (1,200)
                                                                         ========      ========
    THY ACQUISITION:
     Interest expense related to acquisition debt..................      $ 21,816      $ 43,732
     Interest expense on $2.0 billion Credit Agreement.............        35,012        65,066
     Eliminate interest expense on $1.75 billion Credit Agreement..       (32,790)      (60,634)
     Actual interest recorded for the period June 24 through
      June 30......................................................          (767)           --
                                                                         --------      --------
                                                                         $ 23,271      $ 48,164
                                                                         ========      ========
    OFFERING:
     Interest expense on the Old Notes (at the stated interest rate
      of 8 5/8%)...................................................      $ 32,344      $ 64,688
     Amortization of deferred financing costs......................           800         1,600
     Amortization of original issue discount.......................           160           319
     Eliminate interest expense on $747 million borrowed under the
      Credit Agreement.............................................       (25,392)      (50,783)
                                                                         --------      --------
                                                                         $  7,912      $ 15,824
                                                                         ========      ========

(c) To adjust the provision for income taxes for the increase in the effective tax rate of the Company as a result of the Acquisitions and to record the tax provision on the pro forma adjustments.

(d) To eliminate historical THY operations consolidated with the Company for the period of June 24 through June 30.

(e) To eliminate transactions between the Company and TheraTx.

(f) To adjust common equivalent shares to reflect the conversion of TheraTx stock options into stock options of the Company.

(g) To record cash paid for the Initial Purchasers' discount and estimated expenses related to the Offering.

(h) To record the proceeds and original issue discount from the Offering and the application thereof as described under "Use of Proceeds."

   VENCOR, INC., THERATX, INCORPORATED AND TRANSITIONAL HOSPITALS CORPORATION
      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
                                  (CONTINUED)


NOTE 3--THY PSYCHIATRIC BUSINESS

During 1996, THY disposed of its psychiatric business, the historical operating results of which are included in these unaudited pro forma condensed combined financial statements. Revenues of the disposed psychiatric business aggregated $239.3 million in 1996. See Note 12 to the THY Consolidated Financial Statements.

NOTE 4--ATRIA SECONDARY COMMON STOCK OFFERING

In July 1997, Atria completed the Atria Offering. The Company now owns 42.8% of the outstanding common stock of Atria. Accordingly, the operations of Atria, which were consolidated with those of the Company prior to the Atria Offering, have been accounted for under the equity method since July 1, 1997.

                       SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical financial information for the Company for each of the years in the five-year period ended December 31, 1996 and for the six months ended June 30, 1997 and 1996. The selected historical financial data as of and for the two years ended December 31, 1993 were derived from the audited consolidated financial statements of the Company. The selected historical financial data as of and for each of the three years ended December 31, 1996 were derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected historical financial data for the six month periods have been derived from unaudited condensed consolidated financial statements of the Company and reflect all adjustments (consisting of normal recurring adjustments) that, in the opinion of the management of the Company, are necessary for a fair presentation of such information. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for 1997.

All information included in the following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and related notes of the Company included herein. Certain amounts derived from the consolidated statements of operations have been reclassified to conform with the presentation below.

                                      -------------------------------------------------------------------------------------------
                                           SIX MONTHS
                                         ENDED JUNE 30,                      YEAR ENDED DECEMBER 31,
Dollars in thousands,                       1997        1996        1996          1995          1994           1993          1992
except per share amounts              ----------  ----------  ----------    ----------    ----------     ----------    ----------
STATEMENT OF OPERATIONS DATA:
Revenues............................  $1,458,991  $1,260,891  $2,577,783    $2,323,956(b) $2,032,827     $1,727,436    $1,575,225
                                      ----------  ----------  ----------    ----------    ----------     ----------    ----------
Operating expenses..................   1,259,192   1,098,427   2,236,151     2,045,217     1,775,226      1,515,973     1,425,203
Depreciation and amortization.......      53,851      49,639      99,533        89,478        79,519         69,126        56,408
Interest expense....................      31,334      24,621      45,922        60,918        62,828         73,559        62,532
Investment income...................      (3,313)     (6,878)    (12,203)      (13,444)      (13,126)       (16,056)      (12,820)
Non-recurring transactions..........          --          --     125,200(a)    109,423(b)     (4,540)(c)      5,769(d)    113,265(e)
                                      ----------  ----------  ----------    ----------    ----------     ----------    ----------
                                       1,341,064   1,165,809   2,494,603     2,291,592     1,899,907      1,648,371     1,644,588
                                      ----------  ----------  ----------    ----------    ----------     ----------    ----------
Income (loss) from operations
 before income taxes................     117,927      95,082      83,180        32,364       132,920         79,065       (69,363)
Provision for income taxes..........      46,935      36,607      35,175        24,001        46,781         10,089        12,051
                                      ----------  ----------  ----------    ----------    ----------     ----------    ----------
Income (loss) from operations.......      70,992      58,475      48,005         8,363        86,139         68,976       (81,414)
Reinstatement of discontinued
 operations.........................          --          --          --            --            --             --        24,743
Extraordinary gain (loss) on
 extinguishment of debt, net of
 income taxes.......................      (3,849)         --          --       (23,252)         (241)        (2,217)          380
Cumulative effect on prior years
 of a change in accounting for
 income taxes.......................          --          --          --            --            --         (1,103)           --
                                      ----------  ----------  ----------    ----------    ----------     ----------    ----------
  Net income (loss).................  $   67,143  $   58,475  $   48,005    $  (14,889)   $   85,898     $   65,656    $  (56,291)
                                      ==========  ==========  ==========    ==========    ==========     ==========    ==========
Fully diluted earnings (loss) per
 common and common equivalent share:
 Income (loss) from operations......  $     1.00  $     0.82  $     0.68    $     0.29    $     1.28     $     1.22    $    (1.57)
 Reinstatement of discontinued
  operations........................          --          --          --            --            --             --          0.47
 Extraordinary gain (loss) on
  extinguishment of debt............       (0.05)         --          --         (0.32)           --          (0.04)         0.01
 Cumulative effect on prior years of
  a change in accounting for income
  taxes.............................          --          --          --            --            --          (0.02)           --
                                      ----------  ----------  ----------    ----------    ----------     ----------    ----------
  Net income (loss).................  $     0.95  $     0.82  $     0.68    $    (0.03)   $     1.28     $     1.16    $    (1.09)
                                      ==========  ==========  ==========    ==========    ==========     ==========    ==========
BALANCE SHEET DATA:
Working capital.....................  $  481,537  $  235,154  $  320,123    $  239,666    $  129,079     $  114,339    $  114,695
Total assets........................   3,410,057   1,918,115   1,968,856     1,912,454     1,656,205      1,563,350     1,515,812
Long-term debt......................   1,935,019     699,868     710,507       778,100       746,212        784,801       988,998
Stockholders' equity................     877,587     837,656     797,091       772,064       596,454        485,550       283,791
OTHER FINANCIAL DATA:
EBITDA (f)..........................  $  199,799  $  162,464  $  341,632    $  278,739    $  257,601     $  211,463    $  150,022
EBITDA margin.......................        13.7%       12.9%       13.3%         12.0%         12.7%          12.2%          9.5%
Ratio of EBITDA to interest expense.         6.4x        6.6x        7.4x          4.6x          4.1x           2.9x          2.4x
Ratio of earnings to fixed
 charges (g)........................         3.3x        3.5x        2.1x          1.4x          2.5x           1.8x          0.2x
Capital expenditures:
 Existing facilities and
 construction.......................  $  132,900  $   61,454  $  135,027    $  136,893    $  111,486     $   74,111    $   63,021
 Acquisitions.......................     954,648       5,182      26,236        59,343        36,391         44,055        63,283

-------
(a) Includes pretax charges incurred to complete the integration of Hillhaven, which included costs associated with the planned disposition of 34 nursing centers, the reorganization of the institutional pharmacy business and the planned replacement of one hospital and the three nursing centers.
(b) Includes pretax charges aggregating $103.9 million incurred primarily in connection with the consummation of the Hillhaven Merger, which included costs associated with direct transaction costs, employee benefit and severance costs, the planned disposition of certain nursing center properties and changes in estimates in accrued revenues of $24.5 million recorded in connection with certain prior-year nursing center third-party reimbursement issues (recorded as a reduction of revenues). Non-recurring transactions in 1995 also include $5.5 million recorded in connection with the Nationwide Merger.
(c) Includes a gain resulting from the sales of assets and nursing center restructuring activities.
(d) Includes a charge related to the restructuring of certain nursing centers held for sale.
(e) Includes a charge related to the disposal of certain nursing center properties.
(f) EBITDA represents operating income before depreciation, amortization, net interest, income taxes and non-recurring transactions. While EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with generally accepted accounting principles, it is included herein to provide additional information with respect to the ability of the Company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the Company's ability to fund its cash needs. See the Consolidated Statements of Cash Flows of the Company and the related notes thereto included elsewhere in this Prospectus. EBITDA is included herein because management believes that certain investors find it to be a useful tool for measuring the Company's ability to service debt.
(g) The ratio of earnings to fixed charges is calculated by dividing income from operations before income taxes plus fixed charges (excluding capitalized interest) by fixed charges (including capitalized interest). Fixed charges consist of interest expense, including amortization of financing costs, and that portion of rental expense deemed to be representative of the interest component of rental expense less any applicable sublease income.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Selected Historical Financial Data and the consolidated financial statements included in this Prospectus set forth certain data with respect to the financial position, results of operations and cash flows of the Company which should be read in conjunction with the following discussion and analysis.

BACKGROUND INFORMATION

The Company is one of the largest providers of long-term healthcare services in the United States. At June 30, 1997, the Company's operations included 58 long-term acute care hospitals containing 5,107 licensed beds, 311 nursing centers containing 40,869 licensed beds, the Vencare contract services business and the assisted and independent living communities of Atria, its affiliate. Healthcare services provided through this network of facilities include long-term hospital care, nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, occupational healthcare, inpatient and outpatient rehabilitation therapy, specialized care for Alzheimer's disease, hospice care, home healthcare, pharmacy services and assisted and independent living. The Company also continues to develop VenTouch(TM), a comprehensive paperless clinical information system designed to increase the operating efficiencies of the Company's facilities.

On June 18, 1997, the Company entered into the THY Agreement to acquire all of the THY Shares at $16.00 per THY Share. The THY Acquisition was structured as a cash tender offer followed by a second-step merger pursuant to which a wholly-owned subsidiary of the Company acquired the remaining THY Shares which had not been tendered. The Company's wholly-owned subsidiary acquired 37.2 million THY Shares (approximately 95% of the THY Shares) in the tender offer which expired on June 19, 1997. On June 24, 1997, the Company completed the tender offer, after which time the operations of THY were consolidated with those of the Company. The Company completed the merger with THY on August 26, 1997. See Note 6 of the Notes to Condensed Consolidated Financial Statements.

Prior to entering into the THY Agreement, THY had entered into the Select Merger Agreement. The Select Merger Agreement was terminated prior to the execution of the THY Agreement. Pursuant to the terms of the Select Merger Agreement, THY paid Select a $19.4 million break-up fee.

THY operates 16 long-term acute care hospitals and three satellite facilities located in 13 states. THY also provides contract respiratory therapy services to nursing centers and hospital facilities owned by third parties. In addition, THY owns a 44% voting equity interest (61% ownership interest) in BHC, an operator of psychiatric and behavioral clinics.

On March 21, 1997, the TheraTx Merger was completed. Accordingly, the accompanying condensed consolidated financial statements and financial and operating data included herein include the operations of TheraTx since the date of acquisition. See Note 5 of the Notes to Condensed Consolidated Financial Statements.

The Hillhaven Merger was consummated on September 28, 1995. At the time of the Hillhaven Merger, Hillhaven operated 311 nursing centers, 56 retail and institutional pharmacies and 23 assisted and independent living communities with 3,122 units. Annualized revenues approximated $1.7 billion. See Note 2 of the Notes to Consolidated Financial Statements for a description of the Hillhaven Merger.

Prior to its merger with the Company, Hillhaven completed the Nationwide Merger on June 30, 1995. At the time of the Nationwide Merger, Nationwide operated 23 nursing centers containing 3,257 licensed beds and four assisted and independent living communities with 442 units. Annualized revenues approximated $125 million. See Note 3 of the Notes to Consolidated Financial Statements for a description of the Nationwide Merger.

As discussed in the Notes to Consolidated Financial Statements, the Hillhaven Merger and Nationwide Merger have been accounted for by the pooling-in-interests method. Accordingly, the accompanying consolidated financial statements and financial and operating data included herein give retroactive effect to these transactions and include the combined operations of the Company, Hillhaven and Nationwide for all periods presented.

In the third quarter of 1996, the Company completed the initial public offering of 5.8 million shares of common stock of Atria (the "IPO"). At June 30, 1997, the Company owned 10.0 million shares, or 60.7% of Atria's outstanding common stock. For accounting purposes, the accounts of Atria have been consolidated with those of the Company, and the Company has recorded minority interests in the earnings and equity of Atria since consummation of the IPO. See Note 4 of the Notes to Consolidated Financial Statements for a description of the IPO.

RESULTS OF OPERATIONS

A summary of revenues follows (dollars in thousands):

                               SIX MONTHS ENDED
                                   JUNE 30,                         YEAR ENDED DECEMBER 31,
                         ------------------------------  --------------------------------------------------
                                                               1996                1995               1994
                                                         ------------------  ------------------  ---------------
                               1997        1996  CHANGE      AMOUNT  CHANGE      AMOUNT  CHANGE      AMOUNT
                         ----------  ----------  ------  ----------  ------  ----------  ------  ----------
Hospitals............... $  320,694  $  268,659    19.4% $  551,268    20.8% $  456,486    26.4% $  361,111
                         ----------  ----------          ----------          ----------          ----------
Nursing centers.........    836,578     786,625     6.4   1,615,141     5.1   1,537,179    10.8   1,387,856
Non-recurring transac-
 tions..................         --          --                  --             (24,500)                 --
                         ----------  ----------          ----------          ----------          ----------
                            836,578     786,625     6.4   1,615,141     6.8   1,512,679     9.0   1,387,856
                         ----------  ----------          ----------          ----------          ----------
Vencare.................    301,062     199,562    50.9     399,068    26.2     316,254    29.4     244,476
Atria...................     31,199      25,448    22.6      51,846     8.1      47,976    20.7      39,758
                         ----------  ----------          ----------          ----------          ----------
                          1,489,533   1,280,294    16.3   2,617,323    12.2   2,333,395    14.8   2,033,201
Elimination.............    (30,542)    (19,403)            (39,540)             (9,439)               (374)
                         ----------  ----------          ----------          ----------          ----------
                         $1,458,991  $1,260,891    15.7  $2,577,783    10.9  $2,323,956    14.3  $2,032,827
                         ==========  ==========          ==========          ==========          ==========

                      ---------------------------------------------------------

Six Months Ended June 30, 1997 and 1996
Hospital revenue increases in the first six months of 1997 resulted primarily from an increase in patient days and improved patient mix. Hospital patient days rose 10% to 323,180 from 294,328 in the same period last year. Non-Medicaid patient days (for which payment rates are generally higher than Medicaid) increased 13% to 278,305 in the first six months of 1997, while Medicaid patient days declined 7% to 44,875.

During the fourth quarter of 1996, the Company entered into an agreement to sell 34 under-performing or non-strategic nursing centers. At June 30, 1997, 27 of these centers had been sold; the remainder are expected to be sold upon receipt of certain regulatory approvals. In connection with the TheraTx Merger, the Company acquired 26 nursing centers on March 21, 1997. Excluding the effect of these sales and acquisitions, nursing center revenues increased 4%, while patient days declined 2%. The increase in same-store nursing center revenues resulted primarily from price increases.

Excluding the effect of sales and acquisitions, nursing center revenue growth was adversely impacted by a 6% decline in private patient days in the first six months of 1997. In an effort to attract increased volumes of Medicare and private pay patients, the Company is implementing a plan to expend approximately $200 million over the next two years to improve existing facilities and expand the range of services provided to accommodate higher acuity patients.

Vencare revenues include approximately $75.5 million related to contract rehabilitation therapy and certain other ancillary services businesses acquired as part of the TheraTx Merger. Excluding the TheraTx Merger, Vencare revenues grew 16% in the first six months of 1997 primarily as a result of growth in volumes. Vencare ancillary service contracts in effect at June 30, 1997 totaled 4,524 compared to 4,295 at June 30, 1996. During 1997, the Company terminated approximately 700 contracts which did not meet certain growth criteria. These terminations did not materially impact Vencare operating results.

Pharmacy revenues (included in Vencare operations) declined 3% to $84.7 million in the first six months of 1997 from $87.4 million in the same period last year. The decline was primarily attributable to the effects of the restructuring of the institutional pharmacy business initiated in the fourth quarter of 1996 and the sale of the retail pharmacy outlets in January 1997.

During the first six months of 1997, the number of Atria communities in operation expanded from 21 to 40, primarily as a result of a $30.7 million acquisition of 12 communities. Same store revenues rose 7% in the six month period primarily due to price increases and growth in ancillary services.

For the six month period in 1997, income from operations totaled $71.0 million ($1.00 per fully diluted share), up 21% from $58.5 million ($0.82 per fully diluted share) for the same period in 1996. The increase was primarily attributable to growth in hospital and Vencare operations and the continuing effect of merger synergies achieved in 1996 in connection with the Hillhaven Merger. The operating results of THY since the date of acquisition had no material effect on second quarter 1997 net income.

During 1997, the Company recorded an after-tax charge of $3.8 million in connection with the refinancing of the bank credit agreements of both the Company and TheraTx and the repurchase of substantially all of the outstanding TheraTx $100 million 8% Convertible Subordinated Notes due 2002 assumed in connection with the TheraTx Merger.

Years Ended December 31, 1996, 1995 and 1994
Hospital revenues increased in both 1996 and 1995 from the acquisition of facilities and growth in same-store patient days. Hospital patient days rose 20% to 586,144 in 1996 and 21% to 489,612 in 1995. Price increases in both years were not significant.

Excluding the effect of non-recurring transactions, nursing center revenue increases resulted primarily from growth in the volume of Medicare patients, who typically require high levels of medical care. Medicare patient days grew 3% to 1,562,600 in 1996 and 11% to 1,511,300 in 1995. Nursing center revenue growth was adversely impacted by a decline in private pay patient days to 2,812,700 in 1996 from 2,911,500 in 1995 and 3,052,000 in 1994.

Growth in Vencare revenues in both 1996 and 1995 was primarily attributable to the expansion of the Vencare contract services business. The number of Vencare contracts grew from 2,648 at the end of 1994 to 4,072 and 4,346 at December 31, 1995 and 1996, respectively.

Atria revenues increased in both years as a result of price increases, growth in occupancy, expansion of ancillary services and, in 1995, the purchase of controlling interests in two communities previously accounted for under the equity method and the effect of two newly constructed facilities.

In the fourth quarter of 1996, the Company recorded pretax charges aggregating $125.2 million ($79.9 million net of tax) primarily to complete the integration of Hillhaven. In November 1996, the Company executed a definitive agreement to sell 34 under-performing or non-strategic nursing centers in early 1997. A charge of $65.3 million was recorded in connection with the planned disposition of these nursing centers. In addition, the Company's previously independent institutional pharmacy business, acquired as part of the Hillhaven Merger, was integrated into Vencare, resulting in a charge of $39.6 million related primarily to costs associated with employee severance and benefit costs (approximately 500 employees), facility close-down expenses and the write-off of certain deferred costs for services to be discontinued. A provision for loss totaling $20.3 million related to the planned replacement of one hospital and three nursing centers was also recorded in the fourth quarter.

In the third quarter of 1995, the Company recorded pretax charges aggregating $128.4 million ($89.9 million net of tax) primarily in connection with the consummation of the Hillhaven Merger. The charges included (i) $23.2 million of investment advisory and professional fees, (ii) $53.8 million of employee benefit plan and severance costs (approximately 500 employees), (iii) $26.9 million of losses associated with the planned disposition of certain nursing center properties and (iv) $24.5 million of charges to reflect the Company's change in estimates of accrued revenues recorded in connection with certain prior-year nursing center third-party reimbursement issues. During 1996, activities related to the elimination of duplicative corporate and operational functions were substantially completed, and management expects that the dispositions of certain nursing center properties will be concluded in 1997. Operating results for 1995 also include pretax charges of $5.5 million ($3.7 million net of tax) recorded in the second quarter related primarily to the Nationwide Merger.

Non-recurring transactions related primarily to sales of assets and nursing center restructuring activities increased pretax income by $4.5 million ($2.7 million net of tax) in 1994.

Income from operations for 1996 totaled $48.0 million, compared to $8.3 million and $86.1 million for 1995 and 1994, respectively. Excluding the effect of non-recurring transactions, 1996 income from operations increased 25% to $127.9 million ($1.81 per share--fully diluted) and 22% to $101.9 million ($1.45 per share-- fully diluted) in 1995. The growth in both periods resulted primarily from increased hospital volumes and growth in higher margin ancillary services in both Vencare and the nursing center business and, in 1996, realization of substantial synergies resulting from the Hillhaven Merger. Management believes that additional revenues resulting from patient cross-referrals within the healthcare network created by the Hillhaven Merger aggregated approximately $80 million in 1996. In addition, cost reductions from elimination of duplicative functions, increased cost efficiencies and refinancing of long-term debt increased 1996 pretax income by approximately $20 million.

For more information concerning the provision for income taxes as well as information regarding differences between effective income tax rates and statutory rates, see Note 7 of the Notes to Consolidated Financial Statements.

LIQUIDITY

Cash provided by operations totaled $123.7 million and $117.0 million for the six months ended June 30, 1997 and 1996, respectively, and $183.5 million, $113.6 million and $133.0 million for each of the three years ended December 31, 1996, 1995 and 1994, respectively. Cash payments in 1996 and 1995 related to non-recurring transactions reduced cash flows from operations by approximately $22 million and $32 million, respectively.

Days of revenues in accounts receivable increased to 65 at June 30, 1997, compared to 54, 50 and 45 at December 31, 1996, 1995 and 1994, respectively. Recent growth in accounts receivable was primarily related to the restructuring of the Company's pharmacy operations (which began in the fourth quarter of 1996) and growth in rehabilitation contracts acquired in the TheraTx Merger. The collection cycle for rehabilitation therapy contracts typically requires in excess of three months. In addition, growth in accounts receivable over the past three years has also been attributable to integration of acquired hospital facilities and delays in payments from certain state Medicaid programs and managed care plans.

On June 24, 1997, the Company increased the total amount of the Credit Agreement to $2.0 billion from $1.75 billion. The Company used approximately $575 million of the available borrowings under the Credit Agreement to complete the THY Acquisition. At June 30, 1997, available borrowings under the Credit Agreement approximated $170 million. On July 21, 1997, the Company completed a $750 million private placement of long-term debt. The net proceeds of the Offering were used to reduce outstanding borrowings under the Credit Agreement. At September 12, 1997, available borrowings under the Credit Agreement approximated $900 million.

Since the completion of the IPO, Atria has maintained a $200 million bank credit facility (the "Atria Credit Facility") to finance its expansion and development program. At June 30, 1997, amounts available under the Atria Credit Facility aggregated $110 million.

Working capital totaled $481.5 million at June 30, 1997, compared to $320.1 million and $239.7 million at December 31, 1996 and 1995, respectively. Management believes that cash flows from operations and amounts available under the Credit Agreement are sufficient to meet the Company's future expected liquidity needs.

During 1997, the Company refinanced substantially all of the TheraTx $100 million 8% Convertible Subordinated Notes due 2002 through borrowings under the Credit Agreement. The after tax loss associated with this transaction approximated $1.6 million.

At June 30, 1997, the Company's ratio of debt to debt and equity totaled 69.1%. Management intends to reduce the Company's future leverage through, among other things, the use of anticipated excess cash flows from operations and the sale of certain non-strategic assets acquired from TheraTx and THY. See "--Other Information."

CAPITAL RESOURCES

Excluding acquisitions, capital expenditures totaled $132.9 million and $61.5 million for the six months ended June 30, 1997 and 1996, respectively, and $135.0 million, $136.9 million and $111.5 million for each of the three years ended December 31, 1996, 1995 and 1994, respectively. Planned capital expenditures in 1997 (excluding acquisitions) are expected to approximate $200 million and include significant expenditures related to nursing center improvements.

Management believes that its capital expenditure program is adequate to expand, improve and equip existing facilities. At June 30, 1997, the estimated cost to complete and equip construction in progress approximated $70 million.

The net purchase price of the TheraTx Merger was approximately $355 million and was financed primarily through borrowings under the Credit Agreement. See Note 5 of the Notes to Condensed Consolidated Financial Statements for a discussion of the TheraTx Merger.

The net purchase price of the THY Acquisition was approximately $575 million and was financed primarily through borrowings under the Credit Agreement. See "Use of Proceeds." See Note 6 of the Notes to Condensed Consolidated Financial Statements for a discussion of the THY Acquisition.

Capital expenditures for the acquisition of new facilities (and related healthcare businesses) and previously leased facilities totaled $25.0 million for the six months ended June 30, 1997, and $26.2 million, $59.3 million and $36.4 million for each of the three years ended December 31, 1996, 1995 and 1994, respectively. Management intends to acquire additional hospitals, nursing centers and ancillary service businesses in the future.

Capital expenditures were financed primarily through internally generated funds and, in 1997, from borrowings under the Credit Agreement and proceeds from the IPO. In addition, capital expenditures were also financed through the collection of notes receivable in 1996 aggregating $78.2 million and $66.5 million of proceeds in 1995 from the public offering of common stock. The Company intends to finance a substantial portion of its capital expenditures with internally generated funds and long-term debt. Sources of capital include available borrowings under the Credit Agreement, public or private debt and equity.

In August 1997, the Company acquired a 99 bed long-term care hospital located in Burbank, California and a 90 bed long-term care hospital located in Milwaukee, Wisconsin.

During 1996, the Company repurchased 1,950,000 shares of common stock at an aggregate cost of $55.3 million.

As discussed in Note 9 of the Notes to Consolidated Financial Statements, the Company called for redemption of all its outstanding convertible debt securities in the fourth quarter of 1995, resulting in the issuance of approximately 7,259,000 shares of common stock. Approximately $34.4 million of the convertible securities were redeemed in exchange for cash equal to 104.2% of face value plus accrued interest. These transactions had no material effect on earnings per common and common equivalent share.

As discussed in Note 9 of the Notes to Consolidated Financial Statements, the Company entered into certain interest rate swap agreements in the fourth quarter of 1995 to eliminate the impact of changes in interest rates on $400 million of floating rate debt outstanding. The agreements expire in varying amounts through April 1998 and provide for fixed rates at 5.7% plus 3/8% to 1 1/8%. In addition, the Company entered into interest rate swap agreements in May 1997 on $300 million of floating rate debt. These agreements expire in $100 million increments in May 1999, November 1999 and May 2000, and provide for fixed rates at 6.4% plus 3/8% to 1 1/8%.

HEALTHCARE LEGISLATION

The Budget Act, enacted in August 1997, contains extensive changes to the Medicare and Medicaid programs intended to reduce payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medicare were reduced from over 10% to approximately 7.5% for the next five years based on specific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in program components. The Budget Act affects reimbursement systems for each of the Company's operating units.

The Budget Act will reduce payments to many of the Company's facilities, including, but not limited to, payments made to the Company's hospitals, by reducing TEFRA incentive payments, reducing allowable costs for capital expenditures and bad debts and reducing payments for services to patients transferred from a prospective payment system hospital. The Budget Act also requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The prospective payments system also will cover ancillary services provided to nursing center patients under the Company's Vencare contract services business. The Budget Act requires the establishment of an interim prospective payment system for home health services for cost reporting periods beginning on or after October 1, 1997. The interim system will establish per visit limits and per beneficiary annual limits. A permanent prospective payment system for home health services will be established by October 1, 1999.

The Company believes that the Budget Act may adversely impact its hospital business but cannot yet determine whether the impact on nursing center, Vencare and home health operations will be positive or negative. The Company is actively developing strategies and operational modifications to address these changes in the Federal reimbursement system.

In March 1997, the HCFA issued a proposed rule to change Medicare reimbursement guidelines for therapy services provided by the Company (including the rehabilitation contract therapy business acquired as part of the TheraTx Merger). Under the proposed rule, HCFA would revise the current salary equivalency guidelines for speech and occupational therapy services. The proposed guidelines are based on a blend of data from wage rates for hospitals and nursing facilities, and include salary, fringe benefits and expense factors. Rates are defined by specific geographic market areas, based upon a modified version of the hospital wage index. HCFA is considering comments but has not issued a final rule at this time. While the Company cannot predict when the final regulation will be issued, or if changes will be made to the proposed guidelines, management believes that the imposition of salary equivalency guidelines on speech and occupational therapy services, as proposed, would not significantly decrease Vencare operating margins or have a material adverse effect on the Company's contract services business.

There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare services such as the Company. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term care hospitals and changes in the Medicaid reimbursement system for long-term care hospitals. There are also a number of legislative proposals including cost caps and the establishment of Medicaid prospective payments systems for nursing centers. Moreover, by repealing the Boren Amendment, the Budget Act eases the restrictions on the states' ability to reduce their Medicaid reimbursement levels.

There can be no assurance that the Budget Act, proposed salary equivalency rates, future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on the Company's financial condition, results of operations and liquidity.

Medicare revenues as a percentage of total revenues were 32% and 31% for the six months ended June 30, 1997 and 1996, respectively; and 31%, 30%, and 27% for each of the three years ended December 31, 1996, 1995 and 1994, respectively. Medicaid revenues as a percentage of total revenues were 27% and 31% for the six months ended June 30, 1997 and 1996, respectively; and 31%, 33%, and 36% for each of the three years ended December 31, 1996, 1995 and 1994, respectively.

OTHER INFORMATION

In July 1997, Atria completed the Atria Offering. The Company now owns 42.8% of the outstanding common stock of Atria. Accordingly, the operations of Atria, which were consolidated with those of the Company prior to the Atria Offering, have been accounted for under the equity method since July 1, 1997.

On June 11, 1997, the Company announced that it had entered into a strategic alliance with CNA to develop and market a long-term care insurance product. Under this arrangement, CNA will offer a long-term care insurance product which features as a benefit a 15% discount for services provided by members of the Company's network of long-term care providers. Members of this network will act as preferred providers of care to covered insureds and in certain states will provide preferential access to the network's nursing centers.

CNA will be responsible for underwriting, marketing and distributing the product through its national distribution network and will provide administrative insurance product support. The Company will reinsure 50% of the risk through a newly formed wholly-owned insurance company and will provide utilization review services. It is anticipated that sales of this product will commence by the end of 1997, initially in the states of Florida and Kentucky. Provisions for such risk arrangements will be based upon actuarially determined estimates. To the extent that subsequent costs exceed these provisions, the Company could be required to fund substantial underwriting losses. Management believes that the alliance with CNA will not have a material impact on the Company's liquidity, financial position or results of operations in 1997.

On September 15, 1997, BHC entered into a definitive agreement to merge with CBHS. Under the terms of the agreement, CBHS will acquire all of the issued and outstanding capital stock of BHC for cash. The Company owns a 44% voting equity interest (61% ownership interest) in BHC as a result of the THY Acquisition. The Company's proceeds from the transaction, expected to approximate $140 million, will be used to reduce the Company's borrowings under the Credit Agreement. For accounting purposes, no gain will be recorded as a result of the sale of the Company's interest in BHC. The underlying valuation of the Company's investment in BHC, which will be determined from the sale, will be adjusted by the purchase method of accounting applied in connection with the THY Acquisition. Accordingly, the preliminary amount of goodwill resulting from THY Acquisition will be reduced. This transaction, which is subject to acceptable financing, due diligence by CBHS and certain regulatory approvals, is expected to close during the fourth quarter of 1997.

Various lawsuits and claims arising in the ordinary course of business are pending against the Company. Resolution of litigation and other loss contingencies is not expected to have a material adverse effect on the Company's liquidity, financial position or result of operations.

The Credit Agreement and the Atria Credit Facility contain customary covenants which require, among other things, maintenance of certain financial ratios and limit amounts of additional debt and repurchases of common stock. The Company was in compliance with all such covenants at June 30, 1997.

As discussed in Note 4 of the Notes to Condensed Consolidated Financial Statements, on December 31, 1997 the Company will be required to change the method of computing earnings per common share on a retroactive basis. The change in calculation method is not expected to have a material impact on previously reported earnings per common share.

During 1996, the Company adopted Financial Accounting Standards Board Statements No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" and No. 123, "Accounting for Stock Based Compensation." See Notes 5 and 12 of the Notes to Consolidated Financial Statements.

                                    BUSINESS

GENERAL

The Company is one of the largest providers of long-term healthcare services in the United States. At June 30, 1997, the Company's operations included 58 long-term acute care hospitals containing 5,107 licensed beds, 311 nursing centers containing 40,869 licensed beds, the Vencare contract services business which provides respiratory and rehabilitation therapies and medical and pharmacy management services under approximately 4,500 contracts to nursing centers and other healthcare providers, and through Atria, 40 assisted and independent living communities with 3,977 units. The Company currently operates in 46 states. Healthcare services provided through this network of facilities include long-term hospital care, nursing care, contract respiratory therapy services, acute cardiopulmonary care, subacute and post-operative care, occupational healthcare, inpatient and outpatient rehabilitation therapy, specialized care for Alzheimer's disease, hospice care, home healthcare, pharmacy services and assisted and independent living. The Company also continues to develop VenTouch(TM), a comprehensive paperless clinical information system designed to increase the operating efficiencies of the Company's facilities.

On March 21, 1997, the Company completed its acquisition of TheraTx, a provider of subacute rehabilitation and respiratory therapy program management services to nursing centers and an operator of 26 nursing centers that provide a broad range of subacute, specialty and basic medical and other geriatric services. On June 24, 1997, the Company acquired approximately 95% of the THY Shares, an operator of 16 long-term acute care hospitals and three satellite facilities in 13 states, through a cash tender offer. The Company completed the merger with THY on August 26, 1997. THY also owns a 44% voting equity interest (61% ownership interest) in BHC, an operator of psychiatric and behavioral clinics. For additional information regarding the TheraTx Merger and the THY Acquisition, see "Summary--Recent Developments."

The combinations of the Company with TheraTx and THY advance the integrated growth strategy of the Company and enhance its position as one of the largest full-service long-term healthcare providers. The TheraTx Merger significantly enhances the Company's ability to provide rehabilitation services throughout its network. The combination with THY expands the network of long-term acute care hospitals which provides the foundation for the Company's long-term healthcare continuum. On a pro forma basis, adjusting for the Acquisitions, the Company would have generated 1996 revenues of $3.5 billion and EBITDA of $453 million.

BUSINESS STRATEGY

The Company believes that the demand for long-term care is increasing. Improved medical care and advances in medical technology continue to increase the survival rates for victims of disease and trauma. Many of these patients never fully recover and require long-term care. The incidence of chronic problems increases with age, particularly in connection with certain degenerative conditions. As the average age of the United States population increases, the Company believes that there will be an increase in the demand for long-term care at all levels of the continuum of care.

At the same time, the healthcare system of the United States is experiencing a period of significant change. Factors affecting the healthcare system include cost containment, the expansion of managed care, improved medical technology, an increased focus on measurable clinical outcomes and a growing public awareness of healthcare spending by governmental agencies at Federal and state levels. Payors are increasingly requiring providers to move patients from high-acuity care environments to lower-acuity care settings as quickly as is medically appropriate.

The Company's strategy is to continue to develop its full-service integrated network to meet the range of needs of patients requiring long-term care. The Company is continuing to integrate and expand the operations of its long-term acute care hospitals and nursing centers and is also developing related healthcare services. The Company provides a full range of clinical expertise, as well as advanced technologies for cost-efficiencies, to accommodate patients at all levels of long-term care. Key elements of the Company's strategy for providing full-service integrated networks for long-term care are set forth below:

Focus on Long-Term Care Continuum. The factors which affect the selection of long-term care vary by community and include the Company's local competitive position as well as its relationships with local referral sources. Accordingly, the Company focuses its resources on further broadening its array of services as well as developing integrated networks within each of the local markets it serves. The Company's history of strategic acquisitions and complementary business development initiatives has served to enhance the Company's position as a leader in local and regional markets. In addition, the Company benefits from economies of scale through its strategic focus on the long-term care continuum.

The Company intends to continue expanding its long-term care network and evaluates each acquisition or new market opportunity based on (i) the need for placement of long-term patients or residents, (ii) existing provider referral patterns, (iii) the presence of competitors, (iv) payor mix and (v) the political and regulatory climate. From time to time, the Company may also sell all or a portion of its interest in a facility or business where such disposition would be in the best interest of the Company.

Increase Penetration of Specialty Care and Ancillary Services. The Company intends to continue to expand the specialty care programs and ancillary services provided in its nursing centers through its Vencare operations. These services generally produce higher revenues than do routine nursing care services and serve to differentiate the Company's nursing centers from others in a given market. The Company is focusing on the expansion of its subacute, medical and rehabilitation services, including physical, occupational and speech therapies, wound care, oncology treatment, brain injury care, stroke therapy and orthopedic therapy at its facilities.

Vencare also provides respiratory therapy and subacute care services pursuant to contracts with nursing and other healthcare facilities owned by third parties. The Vencare program includes hospice care, management of cardiopulmonary hospital departments, rehabilitation therapy services, pharmacy management services and mobile radiology services. Vencare enables the Company to provide its services to lower acuity patients in cost-efficient settings.

Expand Presence in Home Healthcare Arena. During the summer of 1996, the Company consolidated its home health services business to establish Vencor Home Health Services. The Company intends to expand its home health and infusion services as an affordable and practical approach to many healthcare needs. These services include home health nursing and home infusion products and services. The expansion of home health services extends the Company's continuum of care to the lowest cost setting.

Further Implement Patient Information System. VenTouch(TM) is a software application which allows nurses, physicians and other clinicians to access and manage clinical information utilized in the healthcare delivery process. Among the features of VenTouch(TM) are on-line access and update of an electronic patient chart, on-line trend analysis using electronic flowsheets and graphs, and remote access for authorized users. The system is designed to decrease administrative time, reduce paper and support the delivery of quality care. The Company installed VenTouch(TM) in all of its existing hospitals during 1995 and began installing VenTouch(TM) in its nursing centers in 1996. In addition, the Company intends to offer its VenTouch(TM) information system as part of the menu of services offered by Vencare to nursing centers not owned by the Company.

HOSPITAL OPERATIONS

The Company's hospitals primarily provide long-term acute care to medically complex, chronically ill patients. The Company's hospitals have the capability to treat patients who suffer from multiple systemic failures or conditions such as neurological disorders, head injuries, brain stem and spinal cord trauma, cerebral vascular accidents, chemical brain injuries, central nervous system disorders, developmental anomalies and cardiopulmonary disorders. Chronic patients are often dependent on technology for continued life support, such as mechanical ventilators, total parenteral nutrition, respiration or cardiac monitors and dialysis machines. Generally, approximately 60% of the Company's chronic patients are ventilator-dependent for some period of time during their hospitalization. The Company's patients suffer from conditions which require a high level of monitoring and specialized care, yet may not necessitate the continued services of an intensive care unit. Due to their severe medical conditions, the Company's hospital patients generally are not clinically appropriate for admission to a nursing center or rehabilitation hospital. The medical condition of most of the Company's hospital patients is periodically or chronically unstable. By combining general acute care services with the ability to care for chronic patients, the Company believes that its long-term care hospitals provide its patients with high quality, cost-effective care. During 1996, the average length of stay for chronic patients in the Company's long-term care hospitals was approximately 50 days. Although the Company's patients range in age from pediatric to geriatric, typically more than 70% of the Company's chronic patients are over 65 years of age. The Company's hospital operations are subject to regulation by a number of government and private agencies. See "--Governmental Regulation--Hospitals."

Hospital Facilities
The following table lists by state the number of hospitals and related licensed beds owned and leased by the Company as of June 30, 1997:

                                                  -------------------------

                                                                  NUMBER OF
                                                                  FACILITIES
                                                     LICENSED ------------------
      STATE                                              BEDS OWNED LEASED TOTAL
      -----                                          -------- ----- ------ -----
      Arizona.......................................      110     2     --     2
      California....................................      588     8     --     8
      Colorado......................................       68     1     --     1
      Florida.......................................      564     6      1     7
      Georgia.......................................       72    --      1     1
      Illinois......................................      602     3      2     5
      Indiana.......................................      159     2      1     3
      Kentucky......................................      374     1     --     1
      Louisiana.....................................      168     1     --     1
      Massachusetts.................................       81     2     --     2
      Michigan......................................      400     2     --     2
      Minnesota.....................................      111     1     --     1
      Missouri......................................      227     2     --     2
      Nevada........................................       52     1     --     1
      New Mexico....................................       61     1     --     1
      North Carolina................................      124     1     --     1
      Ohio..........................................       94     1     --     1
      Oklahoma......................................       59     1     --     1
      Pennsylvania..................................      101     2     --     2
      Tennessee.....................................       49     1     --     1
      Texas.........................................      663     8      2    10
      Virginia......................................      206     1     --     1
      Washington....................................       80     1     --     1
      Wisconsin.....................................       94     1      1     2
                                                        -----   ---    ---   ---
        Totals......................................    5,107    50      8    58
                                                        =====   ===    ===   ===

Services Provided by Hospitals
Chronic. The Company has devised a comprehensive program of care for its chronic patients that draws upon the talents of interdisciplinary teams, including licensed pulmonary specialists. The teams evaluate chronic patients upon admission to determine a treatment plan. Where appropriate, the treatment programs may involve the services of several disciplines, such as pulmonary and physical therapy. Individual attention to patients who have the cognitive and physical abilities to respond to therapy is emphasized. Patients who successfully complete treatment programs are discharged to nursing centers, rehabilitation hospitals or home care settings.

General Acute Care. The Company operates two general acute care hospitals. Certain of the Company's long-term care hospitals also provide general acute care and outpatient services in support of their long-term care services. Certain of the Company's hospitals maintain subacute units. General acute care and outpatient services may include inpatient services, diagnostic services, emergency services, CT scanning, one-day surgery, hospice services, laboratory, X-ray, respiratory therapy, cardiology and physical therapy. The Company may expand its general acute care and outpatient services as its long-term care hospitals mature.

Major factors contributing to the growth in demand for the Company's intensive care hospital services include the following:

Increased Patient Population. Improved medical care and advancements in medical technology have increased the survival rates for infants born with severe medical problems, as well as victims of disease and trauma of all ages. Many of these patients never fully recover and require long-term hospital care. The incidence of chronic respiratory problems increases with age, particularly in connection with certain degenerative conditions. As the average age of the United States population increases, the Company believes there will be an increase in the need for long-term hospital care.

Medically Displaced Patients. The Company's hospital patients require a high level of monitoring and specialized care, yet may not require the continued services of an intensive care unit. Due to their extended recovery period, the Company's hospital patients generally do not receive specialized multi-disciplinary treatment focused on the unique aspects of a long-term recovery program in a general acute care hospital and yet are not appropriate for admission to a nursing center or rehabilitation hospital.

Economically Displaced Patients. Historically, reimbursement policies and practices designed to control healthcare costs have made it difficult to place medically complex, chronically ill patients in an appropriate healthcare setting. Under the Medicare program, general acute care hospitals are reimbursed under the prospective payment system ("PPS"), a fixed payment system which provides an economic incentive to general acute care hospitals to minimize the length of patient stay. As a result, these hospitals generally receive less than full cost for providing care to patients with extended lengths of stay. Furthermore, PPS does not provide for reimbursement more frequently than once every 60 days, placing an additional economic burden on a general acute care hospital providing long-term care. The Company's long-term care hospitals, however, are excluded from PPS and thus receive reimbursement on a more favorable basis for providing long-term hospital care to Medicare patients. Commercial reimbursement sources, such as insurance companies and health maintenance organizations ("HMOs"), some of which pay based on established hospital charges, typically seek the most economical source of care available. The Company believes that its emphasis on long-term hospital care allows it to provide high quality care to chronic patients on a cost-effective basis.

Hospital Patient Admission
Substantially all of the acute and medically complex patients admitted to the Company's hospitals are transfers from other healthcare providers. Patients are referred from general acute care hospitals, rehabilitation hospitals, nursing centers and home care settings. Referral sources include discharge planners, case managers of managed care plans, social workers, physicians, third party administrators, HMOs and insurance companies.

The Company employs case managers who educate healthcare professionals from other hospitals as to the unique nature of the services provided by the Company's long-term care hospitals. The case managers develop an annual admission plan for each hospital with assistance from the hospital's administrator. To identify specific service opportunities, the admission plan for each hospital is based on a variety of factors, including population characteristics, physician characteristics and incidence of disability statistics. The admission plans involve ongoing education of local physicians, utilization review and case management personnel, acute care hospitals, HMOs and preferred provider organizations ("PPOs"). The Company maintains a pre-admission assessment system at its regional referral centers to evaluate certain clinical and other information in determining the appropriateness of each patient referred to its hospitals.

Professional Staff
Each of the Company's hospitals is staffed with a multi-disciplinary team of healthcare professionals. A professional nursing staff trained to care for the long-term acute patient is on duty 24 hours each day in the Company's hospitals. Other professional staff includes respiratory therapists, physical therapists, occupational therapists and registered dietitians.

The physicians at the Company's hospitals generally are not employees of the Company and may also be members of the medical staff of other hospitals. Each of the Company's hospitals has a fully credentialed, multi-specialty medical staff to meet the needs of the patients. Typically, each patient is visited at least once a day by a physician. Generally, the Company does not enter into exclusive contracts with physicians to provide services to its hospital patients. The Company's hospitals and physicians enter into service contracts providing for pulmonary, radiology, pathology, infection control and anesthesiology services, most of which are cancelable on no more than 90 days' notice.

The Company believes that its future success will depend in large part upon its continued ability to hire and retain qualified personnel. The Company seeks the highest quality of professional staff within each market.

Centralized Management and Operations
A hospital administrator supervises and is responsible for the day-to-day operations at each of the Company's hospitals. Each hospital also employs a controller who monitors the financial matters of each hospital, including the measurement of actual operating results compared to goals established by the Company. In addition, each hospital employs an assistant administrator to oversee the clinical operations of the hospital and a quality assurance manager to direct an integrated quality assurance program. The Company's corporate headquarters provides services in the areas of system design and development, training, human resource management, reimbursement expertise, legal advice, technical accounting support, purchasing and facilities management. Financial control is maintained through fiscal and accounting policies that are established at the corporate level for use at each hospital. The Company has standardized operating procedures and monitors its hospitals to assure consistency of operations.

Hospital Management Information System
The financial information for each Company hospital is centralized at the corporate headquarters through its management information system. The Company installed its VenTouch(TM) information system, an electronic patient medical record system, in all of the Company's hospitals in 1995. See "--Management Information System."

Quality Assessment and Improvement
The Company maintains a strategic outcomes program which includes a centralized pre-admission evaluation program and concurrent review of all of its patient population against utilization and quality screenings, as well as quality of life outcomes data collection and patient and family satisfaction surveys. In addition, each hospital has an integrated quality assessment and improvement program administered by a quality review manager which encompasses utilization review, quality improvement, infection control and risk management. The objective of these programs is to ensure that patients are appropriately admitted to the Company's hospitals and that quality healthcare is rendered to them in a cost-effective manner.

The Company has implemented a program whereby its hospitals will be reviewed annually by internal quality auditors for compliance with standards of the Joint Commission on Accreditation of Health Care Organizations ("JCAHO"). The purposes of this internal review process are to (i) ensure ongoing compliance with industry recognized standards for hospitals, (ii) assist management in analyzing each hospital's operations and (iii) provide consulting and educational opportunities for each hospital to identify opportunities to improve patient care.

Selected Hospital Operating Data
The following table sets forth certain operating data for the Company's hospitals:

                                         ------------------------------

                                         SIX MONTHS  YEAR ENDED DECEMBER 31,
                                              ENDED  -------------------------
                                      JUNE 30, 1997     1996     1995     1994
                                      -------------  -------  -------  -------
   Hospitals in operation at end of
    period..........................             58       38       36       33
   Number of licensed beds at end of
    period..........................          5,107    3,325    3,263    2,511
   Patient days.....................        323,180  586,144  489,612  403,623
   Average daily census.............          1,786    1,601    1,341    1,123
   Occupancy percentage.............           57.8%    53.7%    47.6%    48.8%

As used in the above table, the term "licensed beds" refers to the maximum number of beds permitted in the hospital under its license regardless of whether the beds are actually available for patient care. "Patient days" refers to the total number of days of patient care provided by the Company's hospitals for the periods indicated. "Average daily census" is computed by dividing each hospital's patient days by the number of calendar days the respective hospital is in operation. "Occupancy percentage" is computed by dividing average daily census by the number of licensed beds, adjusted for the length of time each facility was in operation during each respective period.

Sources of Hospital Revenues
The Company receives payment for hospital services from third-party payors, including government reimbursement programs such as Medicare and Medicaid and nongovernment sources such as commercial insurance companies, HMOs, PPOs and contracted providers. Patients covered by nongovernment payors are generally more profitable to the Company than those covered by Medicare and Medicaid programs. The following table sets forth the approximate percentages of the Company's hospital revenues derived from the specified payor sources indicated:

                                             --------------------------

                                                                 YEAR ENDED
                                                   SIX MONTHS   DECEMBER 31,
                                                        ENDED  ----------------
                                                JUNE 30, 1997  1996  1995  1994
                                                -------------  ----  ----  ----
   Medicare...................................             62%   59%   57%   56%
   Medicaid...................................              9    12    12    11
   Private and other..........................             29    29    31    33

For the year ended December 31, 1996, hospital revenues totaled approximately $551 million, or 21% of the Company's total revenues. For the six months ended June 30, 1997, hospital revenues totaled approximately $321 million, or 22% of the Company's total revenues.

Hospital Competition
As of June 30, 1997, the hospitals owned, leased or managed by the Company were located in 38 geographic markets in 24 states. In each geographic market, there are general acute care hospitals which provide services comparable to those offered by the Company's hospitals. In addition, the Company believes that as of December 31, 1996, there were approximately 160 hospitals in the United States certified by Medicare as general long-term hospitals, some of which provide similar cardiopulmonary services to those provided by the Company's hospitals. Many of these long-term hospitals are larger and more established than the Company's hospitals. Certain hospitals that compete with the Company's hospitals are operated by not-for-profit, nontaxpaying or governmental agencies, which can finance capital expenditures on a tax-exempt basis, and which receive funds and charitable contributions unavailable to the Company's hospitals. Cost containment efforts by Federal and state governments and other third-party payors designed to encourage more efficient utilization of hospital services have generally resulted in lower hospital industry occupancy rates in recent years. As a result of these efforts, a number of acute care hospitals have converted to specialized care facilities. Some hospitals are developing step-down units which attempt to serve the needs of patients who require care at a level between that provided by an intensive care unit and a general medical/surgical floor. This trend is expected to continue due to the current oversupply of acute care hospital beds and the increasing consolidation and affiliation of free-standing hospitals into larger systems. As a result, the Company may experience increased competition from existing hospitals and converted facilities.

Competition for patients covered by nongovernment reimbursement sources is intense. The primary competitive factors in the long-term intensive care business include quality of services, charges for services and responsiveness to the needs of patients, families, payors and physicians. Other companies have entered the long-term intensive care market with licensed hospitals that compete with the Company's hospitals.

Some nursing centers, while not licensed as hospitals, have developed units which provide a greater intensity of care than the care typically provided by a nursing center. The condition of patients in these nursing centers is less acute than the condition of patients cared for in the Company's hospitals.

The competitive position of any hospital, including the Company's hospitals, is also affected by the ability of its management to negotiate contracts with purchasers of group healthcare services, including private employers, PPOs and HMOs. Such organizations attempt to obtain discounts from established hospital charges. The importance of obtaining contracts with PPOs, HMOs and other organizations which finance healthcare, and its effect on a hospital's competitive position, vary from market to market, depending on the number and market strength of such organizations.

The Company also competes with other healthcare companies for hospital and other healthcare acquisitions.

NURSING CENTER OPERATIONS

At June 30, 1997, the Company's nursing center operations provided long-term care and subacute medical and rehabilitation services in 311 nursing centers containing 40,869 licensed beds located in 33 states including 26 nursing centers acquired in the TheraTx Merger. At June 30, 1997, the Company owned 216 nursing centers and leased 79 nursing centers. The Company also managed 16 nursing centers, including seven centers owned by Tenet Healthcare Corporation, which holds a greater than 10% interest in the Company. In the first half of 1997, the Company completed the sale of 27 of 34 of its underperforming or non-strategic nursing centers under contract. The sale of the seven additional nursing centers under contract will be completed upon receipt of certain regulatory approvals.

The Company is a leading provider of rehabilitation services, including physical, occupational and speech therapies. The majority of patients in rehabilitation programs stay for eight weeks or less. Patients in rehabilitation programs generally provide higher revenues than other nursing center patients because they use a higher level of ancillary services. In addition, management believes that the Company is one of the leading providers of care for patients with Alzheimer's disease. At June 30, 1997, the Company offered specialized programs covering approximately 3,300 beds in 94 nursing centers for patients suffering from Alzheimer's disease. Most of these patients reside in separate units within the nursing centers and are cared for by teams of professionals specializing in the unique problems experienced by Alzheimer's patients.

Nursing Center Marketing
The factors which affect consumers' selection of a nursing center vary by community and include a nursing center's competitive position and its relationships with local referral sources. Competition creates the standards against which nursing centers in a given market are judged by various referral sources, which include physicians, hospital discharge planners, community organizations and families. Therefore, the Company's nursing center marketing efforts are conducted at the local market level by the nursing center administrators, admissions coordinators and others. Nursing center personnel are assisted in carrying out their marketing strategies by regional marketing staffs. The Company's marketing efforts are directed toward improving the payor mix at the nursing centers by maximizing the census of private pay patients and Medicare patients.

Nursing Center Operations
Each nursing center is managed by a state-licensed administrator who is supported by other professional personnel, including a director of nursing, staff development professional (responsible for employee training), activities director, social services director, licensed dietitian, business office manager and, in general, physical, occupational and speech therapists. The directors of nursing are state-licensed nurses who supervise nursing staffs which include registered nurses, licensed practical nurses and nursing assistants. Staff size and composition vary depending on the size and occupancy of each nursing center and on the level of care provided by the nursing center. The nursing centers contract with physicians who serve as medical directors and serve on quality assurance committees.

The nursing centers are supported by regional staff in the areas of nursing, dietary and rehabilitation services, maintenance, sales and financial services. In addition, corporate staff provide other services in the areas of sales assistance, human resource management, state and federal reimbursement, state licensing and certification, legal, finance and accounting support. Financial control is maintained principally through fiscal and accounting policies established at the corporate level for use at the nursing centers.

Quality of care is monitored and enhanced by quality assurance committees and family satisfaction surveys. The quality assurance committees oversee patient healthcare needs and resident and staff safety. Additionally, physicians serve on the quality assurance committees as medical directors and advise on healthcare policies and practices. Nursing professionals visit each nursing center periodically to review practices and recommend improvements where necessary in the level of care provided and to assure compliance with requirements under applicable Medicare and Medicaid regulations. Surveys of residents' families are conducted from time to time in which the families are asked to rate various aspects of service and the physical condition of the nursing centers. These surveys are reviewed by nursing center administrators to help ensure quality care.

The Company provides training programs for nursing center administrators, managers, nurses and nursing assistants. These programs are designed to maintain high levels of quality patient care.

Substantially all of the nursing centers are currently certified to provide services under Medicare and Medicaid programs. A nursing center's qualification to participate in such programs depends upon many factors, such as accommodations, equipment, services, safety, personnel, physical environment and adequate policies and procedures.

Selected Nursing Center Operating Data
The following table sets forth certain operating data for the Company's nursing centers:

                              -----------------------------------------

                                SIX MONTHS
                                     ENDED
                                  JUNE 30,      YEAR ENDED DECEMBER 31,
                                      1997        1996        1995        1994
                                ----------  ----------  ----------  ----------
   Number of nursing centers
    in
    operation at end of peri-
    od........................        311          313         311         310
   Number of licensed beds at
    end of period.............     40,869       39,619      39,480      39,423
   Patient days...............  6,224,432   12,566,763  12,569,600  12,654,016
   Average daily census.......     34,389       34,335      34,437      34,669
   Occupancy percentage.......       91.1%        91.9%       92.2%       92.9%

Sources of Nursing Center Revenues
Nursing center revenues are derived principally from Medicare and Medicaid programs and from private pay patients. Consistent with the nursing home industry generally, changes in the mix of the Company's patient population among these three categories significantly affect the profitability of the Company's operations. Although Medicare and other high acuity patients generally produce the most revenue per patient day, profitability is reduced by the costs associated with the higher level of nursing care and other services required by such patients. The Company believes that private pay patients generally constitute the most profitable and Medicaid patients generally constitute the least profitable category.

The following table sets forth certain percentages related to the payor mix of the Company's owned and leased nursing centers:

                                         --------------------------------------

                             MEDICARE           MEDICAID       PRIVATE AND OTHER
                         -----------------  -----------------  -----------------------
SIX
MONTHS                   PATIENT       NET  PATIENT       NET   PATIENT            NET
ENDED                       DAYS  REVENUES     DAYS  REVENUES      DAYS       REVENUES
------                   -------  --------  -------  --------  --------      ---------
1997....................      13%       32%      64%       43%           23%            25%
1996....................      13        30       65        44            22             26
YEAR
----
1996....................      12%       30%      65%       44%           23%            26%
1995....................      12        29       65        44            23             27
1994....................      11        25       65        47            24             28

For the year ended December 31, 1996, nursing center revenues totaled approximately $1.6 billion, or 62% of the Company's total revenues. For the six months ended June 30, 1997, nursing center revenues totaled approximately $837 million, or 56% of the Company's total revenues.

Both governmental and private third-party payors employ cost containment measures designed to limit payments made to healthcare providers. Those measures include the adoption of initial and continuing recipient eligibility criteria which may limit payment for services, the adoption of coverage criteria which limit the services that will be reimbursed and the establishment of payment ceilings which set the maximum reimbursement that a provider may receive for services. Furthermore, government reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which may materially increase or decrease the rate of program payments to the Company for its services. There can be no assurance that payments under governmental and private third-party payor programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs. In addition, there can be no assurance that facilities owned, leased or managed by the Company, or the provision of services and supplies by the Company, will meet the requirements for participation in such programs. The recently enacted Budget Act requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The prospective payment system also will cover ancillary services provided to nursing center patients under the Company's Vencare contract services business. The Company could be adversely affected by the continuing efforts of governmental and private third-party payors to contain the amount of reimbursement for healthcare services. See "-- Governmental Regulation--Nursing Centers and Assisted and Independent Living Communities" and "--Healthcare Reform."

Medicare. The Medicare Part A program provides reimbursement for extended care services furnished to Medicare beneficiaries who are admitted to nursing centers after at least a three-day stay in an acute care hospital. Covered services include supervised nursing care, room and board, social services, physical and occupational therapies, pharmaceuticals, supplies and other necessary services provided by nursing centers.

Under the Medicare program, nursing center reimbursement is based upon reasonable direct and indirect costs of services provided to beneficiaries. Routine costs are subject to a routine cost limit ("RCL"). The RCL is a national average cost per patient day which is adjusted for variations in local wages. Revenues under this program are subject to audit and retroactive adjustment. Management believes that adequate provisions for loss have been recorded to reflect any adjustments which could result from such audits. Settlements of Medicare audits have not had a material adverse effect on the Company's nursing center operating results.

Medicaid. Medicaid is a state-administered program financed by state funds and matching Federal funds. The program provides for medical assistance to the indigent and certain other eligible persons. Although administered under broad Federal regulations, states are given flexibility to construct programs and payment methods consistent with their individual goals. Accordingly, these programs differ from state to state in many respects.

Prior to the Budget Act, Federal law required Medicaid programs to pay rates that are reasonable and adequate to meet the costs incurred by an efficiently and economically operated nursing center providing quality care and services in conformity with all applicable laws and regulations. Despite the Federal requirements, disagreements frequently arise between nursing centers and states regarding the adequacy of Medicaid payments. By repealing the Boren Amendment, the Budget Act eases the restrictions on the states' ability to reduce their Medicaid reimbursement levels for such services. In addition, the Medicaid programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy by the state agencies and certain government funding limitations, all of which may materially increase or decrease the level of program payments to nursing centers operated by the Company. Management believes that the payments under these programs are not sufficient on an overall basis to cover the costs of serving residents participating in these programs. Furthermore, the Omnibus Budget Reconciliation Act of 1987, as amended ("OBRA"), mandates an increased emphasis on ensuring quality patient care, which has resulted in additional expenditures by nursing centers.

There can be no assurance that the payments under Medicaid programs will remain at levels comparable to current levels or, in the future, will be sufficient to cover the costs incurred in serving residents participating in such programs. The Company provides to eligible individuals Medicaid-covered services consisting of nursing care, room and board and social services. In addition, states may at their option cover other services such as physical, occupational and speech therapies and pharmaceuticals.

Private Payment. The Company's nursing centers seek to maximize the number of private pay patients, including those covered under private insurance and managed care health plans. Private payment patients typically have financial resources (including insurance coverage) to pay for their monthly services and do not rely on government programs for support.

Nursing Center Competition
The Company's nursing centers compete on a local and regional basis with other nursing centers. The Company's competitive position varies within each community served. The Company believes that the quality of care provided, reputation, location and physical appearance of its nursing centers and, in the case of private patients, the charges for services, are significant competitive factors. Although there is limited, if any, price competition with respect to Medicare and Medicaid patients (since revenues received for services provided to such patients are based on fixed rates or cost reimbursement principles) there is significant competition for private payment patients.

The long-term care industry is divided into a variety of competitive areas which market similar services. These competitors include nursing centers, hospitals, extended care centers, assisted living facilities and communities, home health agencies and similar institutions. The industry includes government-owned, church-owned, secular not-for-profit and for-profit institutions.

Nursing Center Facilities
The following table lists by state the number of nursing centers and related licensed beds operated by the Company as of June 30, 1997:

                                   -----------------------------------

                                                         NUMBER OF FACILITIES
                                             LICENSED --------------------------
   STATE                                         BEDS OWNED LEASED MANAGED TOTAL
   -----                                     -------- ----- ------ ------- -----
   Alabama(1)...............................      592     3      1      --     4
   Arizona..................................      827     5      1      --     6
   California...............................    2,785    13      6       3    22
   Colorado.................................      935     4      3      --     7
   Connecticut..............................      983     8     --      --     8
   Florida(1)...............................    2,828    16      3       2    21
   Georgia(1)...............................    1,336     4      6      --    10
   Idaho....................................      903     7      2      --     9
   Indiana(1)...............................    4,152    14     12      --    26
   Kentucky(1)..............................    2,106    13      4      --    17
   Louisiana................................      485    --      1       2     3
   Maine(1).................................      882    11     --      --    11
   Massachusetts(1).........................    4,247    33      3       2    38
   Minnesota................................      159     1     --      --     1
   Mississippi..............................      125    --      1      --     1
   Montana(1)...............................      456     2      1      --     3
   Nebraska.................................      167    --      1      --     1
   Nevada(1)................................      314     3     --      --     3
   New Hampshire............................      622     3     --       1     4
   North Carolina(1)........................    3,212    20      8      --    28
   Ohio(1)..................................    2,161    11      4       1    16
   Oklahoma(1)..............................      100    --     --       1     1
   Oregon(1)................................      358     2      1      --     3
   Pennsylvania.............................      200     1      1      --     2
   Rhode Island.............................      201     2     --      --     2
   Tennessee(1).............................    2,541     4     11      --    15
   Texas....................................      623    --      2       1     3
   Utah.....................................      740     5     --       1     6
   Vermont(1)...............................      428     1     --       2     3
   Virginia(1)..............................      764     4      1      --     5
   Washington...............................    1,504    10      3      --    13
   Wisconsin(1).............................    2,682    12      3      --    15
   Wyoming(1)...............................      451     4     --      --     4
                                               ------   ---    ---     ---   ---
     Totals.................................   40,869   216     79      16   311
                                               ======   ===    ===     ===   ===

-------
(1) These states have Certificate of Need regulations. See "--Governmental Regulation--Nursing Centers and Assisted and Independent Living Communities."

VENCARE HEALTH SERVICES OPERATIONS

In 1993, the Company initiated its Vencare health services program. Through Vencare, the Company has expanded the scope of its cardiopulmonary care by providing subacute care, rehabilitation therapy and respiratory care services and supplies to nursing and subacute care centers. The Company also manages cardiopulmonary departments for other hospitals. The Company provides hospice services to nursing center patients, hospital patients and persons in private residences. In November 1996, the Company consolidated its pharmacy operations under its Vencare health services. In addition, the rehabilitation, respiratory and other healthcare services previously provided by TheraTx have been integrated into the Vencare operations. For the year ended December 31, 1996, revenues from the Vencare program totaled approximately $399 million which represented 15% of the Company's total revenues. For the six months ended June 30, 1997, revenues from the Vencare program totaled $301 million, which represented 20% of the Company's total revenues.

Respiratory Care Services
The Company provides respiratory care services and supplies to nursing and subacute care center patients pursuant to contracts between the Company and the nursing center or subacute center. The services are provided by respiratory therapists based at the Company's hospitals. These respiratory therapists perform a wide variety of procedures, including oxygen therapy, bronchial hygiene, nebulizer and aerosol treatments, tracheostomy care, ventilator management and patient respiratory education. Pulse oximeters and arterial blood gas machines are used to evaluate the patient's condition, as well as the effectiveness of the treatment. The Company also provides respiratory equipment and supplies to nursing and subacute centers.

The Company receives payments from the nursing centers and subacute care centers for services rendered and these facilities, in turn, receive payments from the appropriate provider. Respiratory therapy and supplies are generally covered under the Medicare program and reimbursed as an ancillary service when the service is provided by hospital-based respiratory therapists. Many commercial insurers and managed care providers are seeking hospital discharge options for lower acuity respiratory patients. Management believes that the Company's pricing and successful clinical outcomes make its respiratory care program attractive to commercial insurers and managed care providers.

At June 30, 1997, the Company had entered into contracts to provide contract respiratory therapy services and supplies to approximately 1,800 nursing and subacute care centers, which includes approximately 200 nursing centers owned or operated by the Company.

Subacute Services
At June 30, 1997, the Company had entered into contracts to provide subacute care services to 14 nursing and subacute care centers. These services, which are also an extension of the cardiopulmonary services provided by the Company's hospitals, may include ventilator management, tracheostomy care, continuation of airway restoration programs, enteral and parenteral nutritional support, IV therapy for hydration and medication administration, progressive wound care, chronic chest tube management, laboratory, radiology, pharmacy and dialysis services, customized rehabilitation services and program marketing. Subacute patients generally require assisted ventilation through mechanical ventilation devices.

Rehabilitation Therapy Services
The Company provides physical, occupational and speech therapies to nursing and subacute care center patients, as well as home health patients and public school systems. At June 30, 1997, the Company had entered into contracts to provide rehabilitation services to patients at 600 facilities.

Hospice Services
The Company provides hospice services to nursing center patients, hospital patients and persons in private residences. At June 30, 1997, the Company had entered into approximately 225 contracts to provide hospice services to patients in nursing and subacute care centers, hospitals and residences.

Mobile Diagnostic Services
The Company is a hospital based provider of on-call mobile X-ray services. These services are primarily provided to nursing facilities, but the Company also provides services to correctional facilities, rehabilitation hospitals and dialysis centers. These services are provided 24 hours a day, 365 days a year to over 130 facilities.

Competition in the Contract Services Market
Although the respiratory therapy services, rehabilitation services, subacute services and hospice care markets are fragmented, significant competition exists for the Company's contract services. The primary competitive factors for the contract services business are quality of services, charges for services and responsiveness to the needs of patients, families and the facilities in which the services are provided. Certain hospitals are establishing and managing their own step-down and subacute facilities. Other hospital companies have entered the contract services market through affiliation agreements and management contracts.

Pharmacies
The Company provides institutional and other pharmacy services. In November 1996, the Company consolidated its Medisave Pharmacies into its Vencare health services operations and now provides its hospital-based clinical pharmacy services as part of its Vencare services.

The institutional pharmacy business focuses on providing a full array of pharmacy services to approximately 700 nursing centers and specialized care centers. Institutional pharmacy sales encompass a wide variety of products including prescription medication, prosthetics, respiratory services, infusion services and enteral therapies. In addition, the Company provides a variety of pharmaceutical consulting services designed to assist hospitals, nursing centers, and home health agencies in program administration. The Company is in the process of selling or closing its retail pharmacies. Management believes that the expected discontinuance of the retail pharmacy operations in 1997 will not have a material adverse effect on Vencare's operations.

ASSISTED AND INDEPENDENT LIVING COMMUNITY OPERATIONS

In the third quarter of 1996, the Company completed the IPO through the issuance of 5.8 million shares of Atria common stock. On June 30, 1997, the Company owned 10.0 million shares, or 60.7% of Atria's outstanding common stock. In July 1997, Atria completed the Atria Offering. The Company now owns 42.8% of the outstanding common stock of Atria. Accordingly, the operations of Atria, which were consolidated with those of the Company prior to the Atria Offering, have been accounted for under the equity method since July 1, 1997.

As of June 30, 1997, Atria's assisted and independent living operations consisted of 40 communities. These communities included 3,977 units and were located in 17 states. Atria owns 29 of these communities, leases two communities and manages nine communities. Atria also had 35 assisted living communities under development with a total of approximately 2,459 units as of June 30, 1997. For the year ended December 31, 1996, assisted and independent living revenues approximated $52 million, or 2% of the Company's total revenues. For the six months ended June 30, 1997, assisted and independent living revenues were approximately $31 million, or 2% of the Company's total revenues.

Assisted and independent living communities serve more independent and self-sufficient residents than do the nursing centers. Assisted and independent living units are typically studio to an occasional three-bedroom unit. Approximately 40% of a typical community is devoted to common areas and amenities. Residents typically receive basic services such as health screenings, meal service, housekeeping, local transportation, 24-hour emergency call system and social and recreational programs. Atria also offers additional services to residents who may require assistance with at least one activity of daily living, such as eating and personal hygiene.

Residents are responsible for monthly fees which typically are paid by the resident or the resident's family members. Assisted and independent living operations do not presently qualify for reimbursement under Medicare, Medicaid or Veterans Administration healthcare programs because they do not offer the levels of care required under such programs. Monthly fees paid by residents are based upon the resident's apartment size, the number of services the resident elects to purchase and the level of personal care required by the resident.

The following table lists by state the number of assisted and independent living communities operated by Atria as of June 30, 1997:

                                         ---------------------------------------
                                                       NUMBER OF FACILITIES
                                         NUMBER OF -----------------------------
STATE                                        UNITS OWNED(1) LEASED MANAGED TOTAL
-----                                    --------- -------- ------ ------- -----
Alabama.................................        40        1     --      --     1
Arizona.................................       526        4     --      --     4
California..............................       272        2     --      --     2
Colorado................................        99        1     --      --     1
Connecticut.............................       123       --     --       1     1
Florida.................................       626        4     --      --     4
Georgia.................................       472        6     --       5    11
Idaho...................................       115        1     --      --     1
Indiana.................................       135        1     --       1     2
Kansas..................................       155        1     --      --     1
Massachusetts...........................       555       --      1       1     2
Missouri................................       172        1     --      --     1
New Hampshire...........................        28        1     --      --     1
Tennessee...............................       221        2     --       1     3
Texas...................................        56       --      1      --     1
Utah....................................       183        2     --      --     2
Washington..............................       199        2     --      --     2
                                             -----      ---    ---     ---   ---
  Totals................................     3,977       29      2       9    40
                                             =====      ===    ===     ===   ===

-------
(1) Includes assisted and independent living communities owned by partnerships in which Atria has a limited and/or general partnership interest.

In connection with Atria's IPO, Atria entered into a $200 million bank credit facility (the "Atria Credit Facility"). The obligations under the Atria Credit Facility are secured by all of Atria's property, the capital stock of Atria's present and future principal subsidiaries and all intercompany indebtedness owed to Atria by its subsidiaries. The Atria Credit Facility is conditioned upon, among other things, ownership by the Company of at least 30% of Atria's common stock. In addition, the Company has agreed to guarantee up to $100 million in the first year following Atria's IPO, declining to $75 million, $50 million and $25 million in each respective year thereafter. Atria has agreed to pay the Company a fee equal to 1.5% of the average outstanding sum of the principal balance of all debts guaranteed by the Company.

HOME HEALTH SERVICES

During the summer of 1996, the Company consolidated its home health services business to establish Vencor Home Health Services. These services include home health nursing products and services and home infusion therapy. These services are generally provided to patients on an individual basis. At June 30, 1997, the Company provided services from 35 locations in 14 states. For the year ended December 31, 1996, home health services generated approximately $12 million in revenues, representing less than 1% of the Company's total revenues. For the six months ended June 30, 1997, home health services revenues were approximately $8.6 million, or 1% of the Company's total revenues. These revenues are currently included with Vencare revenues.

Significant competition exists for the Company's home health services. The Company's home health agencies compete on a local and regional basis with other providers of home health services. The Company believes that the primary competitive factors for home health services include quality of service, charges for services provided and attention to the individual needs of patients.

MANAGEMENT INFORMATION SYSTEM

The financial information for each Company facility is centralized at the corporate headquarters through its management information system. The Company uses a comprehensive financial reporting system which enables it to monitor, on a daily basis, certain key financial data at each facility such as payor mix, admissions and discharges, cash collections, net revenues and staffing. In addition, the financial reporting system provides monthly budget analysis, financial comparisons to prior periods and comparisons among the Company's facilities.

The Company has developed the VenTouch(TM) electronic patient medical record system. VenTouch(TM) is a software application which allows nurses, physicians and other clinicians to manage clinical information utilized in the patient care delivery process.

Among the features of VenTouch(TM) are on-line access and update of an electronic patient chart, an on-line trend analysis using electronic flowsheets and graphs, and remote access for authorized users. Features specific to the nursing centers include a complete on-line Resident Assessment Instrument Process that incorporates state specific guidelines, computer generated Resident Assessment Protocols, on-line HCFA Resident Assessment Instrument manual and electronic data transfer capabilities. The system is designed to decrease administrative time, reduce paper and support the delivery of quality patient care.

The Company completed the installation of VenTouch(TM) in its hospitals during 1995 and began installation of VenTouch(TM) in its nursing centers in 1996. In addition, during 1997, the Company intends to offer VenTouch(TM) as part of the menu of services offered by Vencare to nursing centers not owned by the Company.

GOVERNMENTAL REGULATION

Hospitals
Certificates of Need and State Licensing. CON regulations control the development and expansion of healthcare services and facilities in certain states. CON laws generally provide that approval must be obtained from the designated state health planning agency prior to the expansion of existing facilities, construction of new facilities, addition of beds, acquisition of major items of equipment or introduction of new services. The stated objective of the CON process is to promote quality healthcare at the lowest possible cost and avoid unnecessary duplication of services, equipment and facilities. Recently, some states (including Florida, Massachusetts and Tennessee) have amended their CON regulations to require CON approval prior to the conversion of a hospital from a general short-term facility to a general long-term facility. Of the 24 states in which the Company's hospitals were located as of June 30, 1997, Florida, Georgia, Illinois, Kentucky, Louisiana, Massachusetts, Michigan, Minnesota, Missouri, Nevada, North Carolina, Tennessee, Virginia and Washington have CON programs. With one exception, the Company was not required to obtain a CON in connection with previous acquisitions, due to the relatively low renovation costs and the absence of the need for additional licensed beds or changes in services. CONs may be required in connection with the Company's future hospital and contract services expansion. There can be no assurance that the Company will be able to obtain the CONs necessary for any or all future projects. If the Company is unable to obtain the requisite CONs, its growth and business could be adversely affected.

State licensing of hospitals is a prerequisite to the operation of each hospital and to participation in government programs. Once a hospital becomes licensed and operational, it must continue to comply with Federal, state and local licensing requirements in addition to local building and life-safety codes. All of the Company's hospitals in operation have obtained the necessary licenses to conduct business.

Medicare and Medicaid. Medicare is a Federal program that provides certain hospital and medical insurance benefits to persons age 65 and over and certain disabled persons. Medicaid is a medical assistance program administered by each state pursuant to which hospital benefits are available to certain indigent patients. Within the Medicare and Medicaid statutory framework, there are substantial areas subject to administrative rulings, interpretations and discretion which may affect payments made under Medicare and Medicaid. A substantial portion of the Company's hospital revenues is derived from patients covered by Medicare and Medicaid. See "--Hospital Operations--Sources of Hospital Revenues."

In order to receive Medicare reimbursement, each hospital must meet the applicable conditions of participation set forth by the Department of Health and Human Services ("HHS") relating to the type of hospital, its equipment, personnel and standard of medical care, as well as comply with state and local laws and regulations. The Company has developed a management system to ensure compliance with the various standards and requirements. Each of the Company's hospitals employs a person who is responsible for an on-going quality assessment and improvement program. Hospitals undergo periodic on-site Medicare certification surveys, which are generally limited if the hospital is accredited by JCAHO. As of June 30, 1997, all of the Company's hospitals, except one, were certified as Medicare providers, and 53 of its hospitals were also certified by their respective state Medicaid programs. Applications are pending for certification with respect to the Company's other hospitals. A loss of certification could adversely affect a hospital's ability to receive payments from Medicare and Medicaid programs.

Prior to 1983, Medicare reimbursed hospitals for the reasonable direct and indirect cost of the services provided to beneficiaries. The Social Security Amendments of 1983 implemented PPS as a means of controlling healthcare costs. Under PPS, Medicare inpatient costs are reimbursed based upon a fixed payment amount per discharge using diagnosis related groups ("DRGs"). The DRG payment under PPS is based upon the national average cost of treating a Medicare patient's condition. Although the average length of stay varies for each DRG, the average stay for all Medicare patients subject to PPS is approximately six days. An additional outlier payment is made for patients with unusually extended lengths of stay or higher treatment costs. Outlier payments are only designed to cover marginal costs. Additionally, PPS payments can only be made once every 60 days. Thus, PPS creates an economic incentive for general short-term hospitals to discharge chronic Medicare patients as soon as clinically possible. Hospitals that are certified by Medicare as general long-term hospitals are excluded from PPS. Management believes that the incentive for short-term hospitals to discharge chronic medical patients as soon as clinically possible creates a substantial referral source for the Company's general long-term hospitals.

The Social Security Amendments of 1983 excluded psychiatric, rehabilitation, cancer, children's and general long-term hospitals from PPS. A general long-term hospital is defined as a hospital which has an average length of stay greater than 25 days. Inpatient operating costs for general long-term hospitals are reimbursed under the cost-based reimbursement system, subject to a computed target rate (the "Target") per discharge for inpatient operating costs established by TEFRA. As discussed below, the recently passed Budget Act makes significant changes to the current TEFRA provisions.

Medicare operating costs per discharge in excess of the Target currently are reimbursed at the rate of 50% of the excess up to 10% of the Target. Hospitals whose operating costs are lower than the Target are reimbursed their actual costs plus an incentive. This incentive is currently equal to 50% of the difference between their actual costs and the Target and may not exceed 5% of the Target. For cost report periods beginning on or after October 1, 1997, the Budget Act reduces the incentive payments to an amount equal to 15% of the difference between the actual costs and the Target, but not to exceed 2% of the Target. Costs in excess of the Target will still be reimbursed at the rate of 50% of the excess up to 10% of the Target but the threshold to qualify for such payments will be raised from 100% to 110% of the Target. The Budget Act also caps the Targets based on the 75th percentile for each category of hospital using 1996 data.

Currently, new hospitals may apply for an exemption from the TEFRA Target provisions. For hospitals certified prior to October 1, 1992, the exemption was optional and, if granted, lasted for three years. For certifications since October 1, 1992, the exemption is automatic and is effective for two years. Under the Budget Act, a new provider will no longer receive cost-based reimbursement for its first few years in operation. Instead, for the first two years, it will be paid the lower of its costs or 110% of the median TEFRA Target for 1996. During this two year period, providers remain subject to the TEFRA penalty and incentive payments discussed in the previous paragraph.

As of June 30, 1997, 50 of the Company's hospitals were subject to TEFRA Target provisions. The Company's other hospitals were not subject to TEFRA because they had qualified for the new hospital exemptions described above. During 1997, three more of the Company's hospitals will become subject to TEFRA Target provisions. The TEFRA Target limits have not had a material adverse effect on the Company's results of operation, and the Company does not expect that the TEFRA limits will have a material effect on the Company's results of operation in 1997. The reductions in the TEFRA incentive payments may have an adverse impact on hospital revenues in the future.

Medicare and Medicaid reimbursements are generally determined from annual cost reports filed by the Company which are subject to audit by the respective agency administering the programs. Management believes that adequate provisions for loss have been recorded to reflect any adjustments which could result from audits of these cost reports. Adjustments to the Company's cost reports have not had an adverse effect on the Company's hospital operating results.

Federal regulations provide that admission to and utilization of hospitals by Medicare and Medicaid patients must be reviewed by peer review organizations ("PROs") in order to ensure efficient utilization of hospitals and services. A PRO may conduct such review either prospectively or retroactively and may, as appropriate, recommend denial of payments for services provided to a patient. Such review is subject to administrative and judicial appeal. Each of the Company's hospitals employs a clinical professional to administer the hospital's integrated quality assurance and improvement program, including its utilization review program. PRO denials have not had an adverse effect on the Company's hospital operating results.

Medicare and Medicaid Antikickback Amendments prohibit certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare and Medicaid. Sanctions for violating the Antikickback Amendments include criminal and civil penalties and exclusion from the Medicare and Medicaid programs. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, HHS and the Office of the Inspector General ("OIG") specified certain Safe Harbors which describe conduct and business relationships permissible under the Antikickback Amendments. These Safe Harbor regulations may result in more aggressive enforcement of the Antikickback Amendments by HHS and the OIG.

Section 1877 of the Social Security Act (commonly known as "Stark I") states that a physician who has a financial relationship with a clinical laboratory is generally prohibited from referring patients to that laboratory. The Omnibus Budget Reconciliation Act of 1993 contains provisions ("Stark II") amending
Section 1877 to greatly expand the scope of Stark I. Effective January 1995, Stark II broadened the referral limitations of Stark I to include, among other designated health services, inpatient and outpatient hospital services. Under Stark I and Stark II (collectively referred to as the "Stark Provisions"), a "financial relationship" is defined as an ownership interest or a compensation arrangement. If such a financial relationship exists, the entity is generally prohibited from claiming payment for such services under the Medicare or Medicaid programs. Compensation arrangements are generally exempted from the Stark Provisions if, among other things, the compensation to be paid is set in advance, does not exceed fair market value and is not determined in a manner that takes into account the volume or value of any referrals or other business generated between the parties. These laws and regulations, however, are extremely complex and the industry has the benefit of little judicial or regulatory interpretation. The Company expects that business practices of providers and financial relationships between providers will be subject to increased scrutiny as healthcare reform efforts continue on Federal and state levels.

The Budget Act provides a number of new antifraud and abuse provisions. The Budget Act contains new civil monetary penalties for violations of the Antikickback Amendments and imposes an affirmative duty on providers to insure that they do not employ or contract with persons excluded from the Medicare program. The Budget Act also provides a minimum ten year period for exclusion from participation in Federal healthcare programs for persons convicted of a prior healthcare offense.

JCAHO Accreditation. Hospitals receive accreditation from JCAHO, a nationwide commission which establishes standards relating to the physical plant, administration, quality of patient care and operation of medical staffs of hospitals. Generally, hospitals and certain other healthcare facilities are required to have been in operation at least six months in order to be eligible for accreditation by JCAHO. After conducting on-site surveys, JCAHO awards accreditation for up to three years to hospitals found to be in substantial compliance with JCAHO standards. Accredited hospitals are periodically resurveyed, at the option of JCAHO, upon a major change in facilities or organization and after merger or consolidation. As of June 30, 1997, 55 of the Company's hospitals were accredited by JCAHO. The Company intends to apply for JCAHO accreditation for its other hospitals within the next year. The Company intends to seek and obtain JCAHO accreditation for any additional facilities it may purchase or lease and convert into long-term hospitals. The Company does not believe that the failure to obtain JCAHO accreditation at any hospital would have a material adverse effect on its results of operations.

State Regulatory Environment. The Company currently operates seven hospitals and a chronic unit in Florida, a state which regulates hospital rates. These operations contribute a significant portion of the Company's revenues and operating income from its hospitals. Accordingly, the Company's hospital revenues and operating income could be materially adversely affected by Florida rate setting laws or other cost containment efforts. The Company also operates ten hospitals in Texas, eight hospitals in California, and five hospitals in Illinois which contribute a significant portion of the Company's revenues and operating income from its hospitals. Although Texas, California and Illinois do not currently regulate hospital rates, the adoption of such legislation or other cost containment measures in these or other states could have a material adverse effect on the Company's hospital revenues and operating income. Moreover, the repeal of the Boren Amendment by the Budget Act provides the states with greater flexibility to reduce their Medicaid reimbursement levels. The Company is unable to predict whether and in what form such legislation will be adopted. Certain other states in which the Company operates hospitals require disclosure of specified financial information. In evaluating markets for expansion, the Company considers the regulatory environment, including but not limited to, any mandated rate setting.

Nursing Centers and Assisted and Independent Living Communities
The Federal government and all states in which the Company operates regulate various aspects of the Company's nursing center business. In particular, the development and operation of nursing centers and assisted and independent living communities and the provision of healthcare services are subject to Federal, state and local laws relating to the adequacy of medical care, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental laws. Nursing centers are subject to periodic inspection by governmental and other authorities to assure continued compliance with various standards, their continued licensing under state law, certification under the Medicare and Medicaid programs and continued participation in the Veterans Administration program. Assisted and independent living communities and their owners are subject to periodic inspection by governmental authorities to assure compliance with various standards including standards relating to the financial condition of the owners of such communities. The failure to obtain or renew any required regulatory approvals or licenses could adversely affect the Company's operations.

Effective October 1, 1990, OBRA increased the enforcement powers of state and Federal certification agencies. Additional sanctions were authorized to correct noncompliance with regulatory requirements, including fines, temporary suspension of admission of new patients to nursing centers and, in extreme circumstances, decertification from participation in the Medicare or Medicaid programs.

Nursing centers managed and operated by the Company are licensed either on an annual or bi-annual basis and certified annually for participation in Medicare and Medicaid programs through various regulatory agencies which determine compliance with Federal, state and local laws. These legal requirements relate to the quality of the nursing care provided, the qualifications of the administrative personnel and nursing staff, the adequacy of the physical plant and equipment and continuing compliance with the laws and regulations governing the operation of nursing centers. From time to time the Company's nursing centers receive statements of deficiencies from regulatory agencies. In response, the Company implements plans of correction with respect to these nursing centers to address the alleged deficiencies. The Company believes that its nursing centers are in material compliance with all applicable regulations or laws.

In certain circumstances, Federal law mandates that conviction for certain abusive or fraudulent behavior with respect to one nursing center may subject other facilities under common control or ownership to disqualification for participation in Medicare and Medicaid programs. In addition, some state regulations provide that all nursing centers under common control or ownership within a state are subject to delicensure if any one or more of such facilities are delicensed.

Revised Federal regulations under OBRA, which became effective in 1995, affect the survey process for nursing centers and the authority of state survey agencies and the Health Care Financing Administration to impose sanctions on facilities based upon noncompliance with requirements. Available sanctions include imposition of civil monetary penalties, temporary suspension of payment for new admissions, appointment of a temporary manager, suspension of payment for eligible patients and suspension or decertification from participation in the Medicare and/or Medicaid programs. The Company is unable to project how these regulatory changes and their implementation will affect the Company.

In addition to license requirements, many states in which the Company operates have statutes that require a CON to be obtained prior to the construction of a new nursing center, the addition of new beds or services or the incurring of certain capital expenditures. Certain states also require regulatory approval prior to certain changes in ownership of a nursing center. Certain states in which the Company operates have eliminated their CON programs and other states are considering alternatives to their CON programs. To the extent that CONs or other similar approvals are required for expansion of Company operations, either through facility acquisitions or expansion or provision of new services or other changes, such expansion could be adversely affected by the failure or inability to obtain the necessary approvals, changes in the standards applicable to such approvals or possible delays and expenses associated with obtaining such approvals.

The Company's operations are also subject to Federal and state laws which govern financial and other arrangements between healthcare providers. These laws often prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the Antikickback Amendments. These provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. These operations also are subject to additional antifraud and abuse provisions contained in the Budget Act. In addition, some states restrict certain business relationships between physicians and pharmacies, and many states prohibit business corporations from providing, or holding themselves out as a provider of, medical care. Possible sanctions for violation of any of these restrictions or prohibitions include loss of licensure or eligibility to participate in reimbursement programs as well as civil and criminal penalties. These laws vary from state to state.

A substantial portion of the Company's nursing center revenues are derived from patients covered by Medicare and Medicaid. The Budget Act requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998. During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The prospective payment system also will cover ancillary services provided to nursing center patients under the Company's Vencare contract services business.

Pharmacies
Pharmaceutical operations are subject to regulation by the various states in which the Company conducts its business as well as by the Federal government. The Company's pharmacies are regulated under the Food, Drug and Cosmetic Act and the Prescription Drug Marketing Act, which are administered by the United States Food and Drug Administration. Under the Comprehensive Drug Abuse Prevention and Control Act of 1970, which is administered by the United States Drug Enforcement Administration ("DEA"), dispensers of controlled substances must register with the DEA, file reports of inventories and transactions and provide adequate security measures. Failure to comply with such requirements could result in civil or criminal penalties.

Healthcare Reform
In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that could effect major changes in the healthcare system. The Budget Act, enacted in August 1997, contains extensive changes to the Medicare and Medicaid programs intended to reduce payments under those programs by $115 billion and $13 billion, respectively, over the next five years. Under the Budget Act, annual growth rates for Medicare were reduced from over 10% to approximately 7.5% for the next five years based on specific program baseline projections from the last five years. Virtually all spending reductions will come from providers and changes in program components. The Budget Act affects reimbursement systems for each of the Company's operating units.

The Budget Act will reduce payments made to the Company's hospitals by reducing TEFRA incentive payments, reducing allowable costs for capital expenditures and bad debts and reducing payments for services to patients transferred from a prospective payment system hospital. The Budget Act also requires the establishment of a prospective payment system for nursing centers for cost reporting periods beginning on or after July 1, 1998.

During the first three years, the per diem rates for nursing centers will be based on a blend of facility-specific costs and Federal costs. Thereafter, the per diem rates will be based solely on Federal costs. The rates for such services have not been established or published. The prospective payment system also will cover ancillary services provided to nursing center patients under the Company's Vencare contract services business. The Budget Act also requires the establishment of an interim prospective payment system for home health services for cost reporting periods beginning on or after October 1, 1997. The interim system will establish per visit limits and per beneficiary annual limits. A permanent prospective payment system for home health services will be established by October 1, 1999.

The Company believes that the Budget Act may adversely impact its hospital business but cannot yet determine whether the impact on nursing center, Vencare and home health operations will be positive or negative. The Company is actively developing strategies and operational modifications to address these changes in the Federal reimbursement system.

In March 1997, the HCFA issued a proposed rule to change Medicare reimbursement guidelines for therapy services provided by the Company (including the rehabilitation contract therapy business acquired as part of the TheraTx Merger). Under the proposed rule, HCFA would revise the current salary equivalency guidelines for speech and occupational therapy services. The proposed guidelines are based on a blend of data from wage rates for hospitals and nursing facilities, and include salary, fringe benefit and expense factors. Rates are defined by specific geographic market areas, based upon a modified version of the hospital wage index. HCFA is considering comments but has not issued a final rule at this time. The Company cannot predict when the final regulation will be issued or if changes will be made to the proposed guidelines.

There also continue to be state legislative proposals that would impose more limitations on government and private payments to providers of healthcare services such as the Company. Many states have enacted or are considering enacting measures that are designed to reduce their Medicaid expenditures and to make certain changes to private healthcare insurance. Some states also are considering regulatory changes that include a moratorium on the designation of additional long-term care hospitals and changes in the Medicaid reimbursement system for long-term care hospitals. There are also a number of legislative proposals including cost caps and the establishment of Medicaid prospective payment systems for nursing centers. Moreover, by repealing the Boren Amendment, the Budget Act eases the restrictions on the states' ability to reduce their Medicaid reimbursement levels.

There can be no assurance that the Budget Act, proposed salary equivalency rates, future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on the Company's financial condition, results of operations and liquidity.

EMPLOYEES

As of June 30, 1997, the Company had approximately 52,300 full-time and 24,300 part-time and per diem employees. The Company was a party to 24 collective bargaining agreements covering approximately 2,500 employees as of June 30, 1997.

LIABILITY INSURANCE

The Company's hospitals, contract services, nursing centers and pharmaceutical operations are insured by the Company's wholly-owned captive insurance company, Cornerstone Insurance Company. Cornerstone Insurance Company reinsures losses in excess of $500,000 per claim and $8.0 million in annual aggregation. Coverages for losses in excess of various limits are maintained through unrelated commercial insurance carriers to provide $130.0 million limits per claim and in the aggregate.

The Company believes that its insurance is adequate in amount and coverage. There can be no assurance that in the future such insurance will be available at a reasonable price or that the Company will be able to maintain adequate levels of malpractice insurance coverage.

                                   MANAGEMENT

Set forth below are the present directors and executive officers of the Company, their ages (as of June 30, 1997) and their positions with the Company:

NAME                     AGE                           POSITIONS
----                     ---                           ---------
W. Bruce Lunsford(1)....  49 Chairman of the Board, President and Chief Executive Officer
Michael R. Barr.........  48 Chief Operating Officer, Executive Vice President and Director
W. Earl Reed, III.......  45 Chief Financial Officer, Executive Vice President and Director
Thomas T. Ladt..........  46 Executive Vice President, Operations
Jill L. Force...........  45 Senior Vice President, General Counsel and Corporate Secretary
James H. Gillenwater,
 Jr.....................  40 Senior Vice President, Planning and Development
Richard A. Lechleiter...  39 Vice President, Finance and Corporate Controller
Walter F. Beran(2)......  71 Director
Ulysses L. Bridgeman,
 Jr.(3).................  43 Director
Elaine L. Chao(3).......  44 Director
Donna R. Ecton(3).......  50 Director
Greg D. Hudson(2).......  48 Director
William H.
 Lomicka(1)(3)..........  60 Director
R. Gene Smith(1)(2).....  62 Director

-------
(1) Member of the Executive Committee, of which W. Bruce Lunsford is Chairman.
(2) Member of the Executive Compensation Committee, of which R. Gene Smith is Chairman.
(3) Member of the Audit Committee, of which William H. Lomicka is Chairman.

W. Bruce Lunsford, a founder of the Company, certified public accountant and attorney, has served as Chairman of the Board, President and Chief Executive Officer of the Company since the Company commenced operations in 1985. Mr. Lunsford is the Chairman of the Board of Atria Communities, Inc. and a director of National City Corporation, a bank holding company, Churchill Downs Incorporated, and Res-Care, Inc., a provider of residential training and support services for persons with developmental disabilities and certain vocational training services.

Michael R. Barr, a founder of the Company, physical therapist and certified respiratory therapist, has served as Chief Operating Officer and Executive Vice President of the Company since February 1996. From November 1995 to February 1996, he was Executive Vice President of the Company and Chief Executive Officer of the Company's Hospital Division. Mr. Barr served as Vice President, Operations from 1985 to November 1995. He has been a director of the Company since 1985. Mr. Barr is a director of Colorado MEDtech, Inc., a medical products and equipment company.

W. Earl Reed, III, a certified public accountant, has served as a director of the Company since 1987. He has been Chief Financial Officer and Executive Vice President of the Company since November 1995. From 1987 to November 1995, Mr. Reed served as Vice President, Finance and Development of the Company.

Thomas T. Ladt has served as Executive Vice President, Operations of the Company since February 1996. From November 1995 to February 1996, he served as President of the Company's Hospital Division. From 1993 to November 1995, Mr. Ladt was Vice President of the Company's Hospital Division. From 1989 to December 1993, Mr. Ladt was a Regional Director of Operations for the Company. Mr. Ladt is a director of Atria Communities, Inc.

Jill L. Force, a certified public accountant and attorney, has served as Senior Vice President, General Counsel and Corporate Secretary of the Company since December 1996. From November 1995 through December 1996, she served as Vice President, General Counsel and Corporate Secretary of the Company. From 1989 to 1995, she was General Counsel and Corporate Secretary of the Company. Ms. Force is a director of Healthcare Recoveries, Inc., a provider of health insurance subrogation and related recovery services.

James H. Gillenwater, Jr. has served as Senior Vice President, Planning and Development of the Company since December 1996. From November 1995 through December 1996, he served as Vice President, Planning and Development of the Company. From 1989 to November 1995, he was Director of Planning and Development of the Company.

Richard A. Lechleiter, a certified public accountant, has served as Vice President, Finance and Corporate Controller of the Company since November 1995. From June 1995 to November 1995, he was Director of Finance of the Company. Mr. Lechleiter was Vice President and Controller of Columbia/HCA Healthcare Corp. from September 1993 to May 1995, of Galen Health Care, Inc. from March 1993 to August 1993, and of Humana Inc. from September 1990 to February 1993.

Walter F. Beran has served as a director of the Company since September 1995. Since September 1986, Mr. Beran has served as Chairman of the Pacific Alliance Group, a merger and acquisition services firm. Previously, Mr. Beran served as Vice Chairman and Western Regional Managing Partner of the accounting firm of Ernst & Whinney (now Ernst & Young LLP) from 1971 until his retirement in September 1986. Mr. Beran also serves as a director of Arco Chemical Company, Pacific Scientific Company and Fleetwood Enterprise, Inc.

Ulysses L. Bridgeman, Jr. has been a director of the Company since May 1997. Mr. Bridgeman has been President of Bridgeman Foods, Inc., a franchisee of 51 Wendy's Old Fashioned Hamburger Restaurants, since 1988.

Elaine L. Chao has been a director of the Company since May 1997. Ms. Chao is a Distinguished Fellow of The Heritage Foundation in Washington, D.C. From 1992 to 1996, Ms. Chao was President and Chief Executive Officer of the United Way of America. From 1991 to 1992, she served as the Director of the Peace Corps. Ms. Chao is a director of Dole Food Company, Inc. and NASD, Inc.

Donna R. Ecton has served as a director of the Company since 1992. Since December 1996, Ms. Ecton has been Chief Operating Officer of PETsMART, Inc., a pet supplies retailer. From 1995 to 1996, she was Chairman, President and Chief Executive Officer of Business Mail Express, Inc., an expedited print and mail services company. From 1991 to 1994, she was President and Chief Executive Officer of Van Houten North America, Inc. and Andes Candies Inc., a confectionery products businesses. Ms. Ecton is a director of Barnes Group, Inc., a diversified manufacturing, aerospace and distribution company, PETsMART, Inc., and H&R Block, Inc.

Greg D. Hudson has served as a director of the Company since 1991. He has been President of Hudson Chevrolet-Oldsmobile, Inc. since 1988.

William H. Lomicka has served as a director of the Company since 1987. Since 1989, he has served as President of Mayfair Capital, Inc., a private investment firm. Mr. Lomicka serves as a director of Regal Cinemas, Inc., a regional motion picture exhibitor, and Sabratek Corporation, a company which designs, produces and markets medical products for the alternative site healthcare marketplace.

R. Gene Smith, a founder of the Company, has served as a director of the Company since 1985 and Vice Chairman of the Board since 1987. From 1987 to 1995, Mr. Smith was President of New Jersey Blockbuster, Ltd., which held the Blockbuster Video franchise for northern New Jersey. Since 1988, Mr. Smith has been Chairman of the Board of Taco Tico, Inc., an operator of Mexican fast-food restaurants. Since 1993, Mr. Smith has been Managing General Partner of Direct Programming Services, which was a marketer of direct broadcast satellite television services through 1996. In addition, he has been President and owner of R. Gene Smith, Inc., a private investment firm, since 1980. Mr. Smith is also a director of Atria Communities, Inc.

                      DESCRIPTION OF THE CREDIT AGREEMENT

GENERAL

Morgan Guaranty, as documentation agent and collateral agent, NationsBank, as administrative agent, and a syndicate of other financial institutions (the "Bank Group") have established a $2.0 billion revolving credit facility in favor of the Company pursuant to a Credit Agreement dated as of March 17, 1997, and as thereafter amended and restated from time to time (the "Credit Agreement"). Pursuant to the Credit Agreement, the Company has the right to obtain certain loans and letters of credit to finance acquisitions and capital expansion projects by the Company and its subsidiaries and to refinance debt incurred in connection therewith, as well as to support the general corporate purposes of the Company and its subsidiaries. The Company has the further right under the Credit Agreement to request NationsBank, as the swingline bank under the Credit Agreement, to make certain swingline loans to the Company to provide funds to the Company for the purposes permitted under the Credit Agreement until the Company obtains a borrowing from the Bank Group. The Credit Agreement expires on March 31, 2002.

SECURITY

The obligations of the Company under the Credit Agreement have been guaranteed by those direct and indirect wholly-owned subsidiaries of the Company designated by the Company as "material subsidiaries." The Company must designate as "material subsidiaries" those subsidiaries of the Company whose total assets equal at least 90% of the total assets of the Company and its subsidiaries as determined on a consolidated basis. The obligations of the Company under the Credit Agreement are further secured by a pledge of the equity interests of all "material subsidiaries" of the Company, other than any such equity interests that constitute margin stock within the meaning of Regulation U promulgated by the Federal Reserve Board.

INTEREST RATES

Borrowings under the Credit Agreement bear interest, at the option of the Company, by reference to the Base Rate, the Adjusted CD Rate or the London Interbank Offered Rate, as each such term is defined in the Credit Agreement. The actual interest rates applicable to borrowings under the Credit Agreement, as well as the fees imposed for the issuance or renewal of letters of credit under the Credit Agreement, are determined based upon the Company's then existing leverage ratio, which is defined in the Credit Agreement as the ratio of the Company's consolidated debt for borrowed money to its consolidated earnings before interest, taxes, depreciation and amortization. The interest rates and the letter of credit fees set forth in the Credit Agreement are subject to change as the Company's leverage ratio increases or decreases. The Company also has the right under the Credit Agreement to solicit the Bank Group to make certain money market loans to the Company, which are loans to the Company at interest rates bid by those members of the Bank Group that have offered to make such money market loans to the Company.

MANDATORY REDUCTION OF CREDIT AGREEMENT

The Credit Agreement is subject to mandatory reduction from $2.0 billion to $1.5 billion on March 31, 2001.

COVENANTS

The Credit Agreement imposes certain affirmative and negative covenants on the Company and its subsidiaries. As part of these covenants, the Company is required to meet four separate financial tests, including a minimum net worth test, a maximum leverage ratio, a minimum fixed charge coverage ratio and a maximum senior debt leverage ratio. The negative covenants in the Credit Agreement restrict or limit, among other things, (i) the incurrence of certain debt by the Company and its subsidiaries, (ii) the pledge of assets of the Company and its subsidiaries to secure certain debt for borrowed money, (iii) certain mergers, consolidations and sales of assets by the Company and its subsidiaries, (iv) the payment of certain dividends or distributions by the Company and the redemption, purchase, retirement or other acquisition of the equity interests of the Company, (v) the investment by the Company and its subsidiaries in certain minority-owned affiliates, (vi) certain other transactions with affiliates of the Company and (vii) the Company and its subsidiaries from agreeing to any restriction, other than in the Credit Agreement and certain other identified agreements, that prohibits any subsidiary of the Company from paying dividends or repaying debt to the Company or any of its subsidiaries, from making any loans or advances to the Company or any of its subsidiaries, or from granting any liens or security interests in its assets to secure the obligations of the Company or any of its subsidiaries under the Credit Agreement.

EVENTS OF DEFAULT

The Credit Agreement provides that certain events will constitute events of default under the Credit Agreement, which events include the failure by the Company to pay amounts owed under the Credit Agreement, the failure by the Company or its subsidiaries to observe or perform the covenants set forth in the Credit Agreement, the inaccuracy of the representations and warranties set forth in the Credit Agreement, the imposition of certain judgments against the Company or its subsidiaries, the failure by the Company or its subsidiaries to pay certain other debt of the Company and its subsidiaries, the occurrence of certain bankruptcy or insolvency proceedings or events with respect to the Company or its subsidiaries, the invalidity or unenforceability of any lien or guaranty securing the obligations of the Company under the Credit Agreement, or the occurrence of a change of control of the Company, which is defined in the Credit Agreement as the acquisition of beneficial ownership of 35% or more of the outstanding shares of common stock of the Company by a person or a related group of persons or the replacement of a majority of the members of the board of directors of the Company within a period of 24 consecutive months.

FEES AND EXPENSES

The Credit Agreement provides that the Company will pay certain facility fees to the Bank Group, the amount of which is dependent upon the Company's then existing leverage ratio. The Company is also obligated to pay certain other fees and third party expenses incurred by Morgan Guaranty as the documentation agent and the collateral agent under the Credit Agreement and by NationsBank as the administrative agent under the Credit Agreement.

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to use its best efforts to file with the Commission a registration statement with respect to the exchange of the Old Notes for debt securities with terms identical in all material respects to the terms of the Old Notes, except that (i) the offer and sale of the New Notes have been registered under the Securities Act and therefore the New Notes will not be subject to certain restrictions on transfer applicable to the Old Notes, will not contain certain legends relating thereto and will not be entitled to registration and other rights under the Registration Rights Agreement, and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide, among other things, that, if the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective by December 18, 1997, the Company will pay additional interest (in addition to the interest otherwise due on the Old Notes) to each Holder of Old Notes during the first 90-day period following December 18, 1997, in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until consummation of the Exchange Offer or the effectiveness of a Shelf Registration Statement, up to a maximum amount of additional interest of 1.00% per annum. Upon consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, Holders of Old Notes will not be entitled to any increase in the rate of interest thereon or any further registration rights under the Registration Rights Agreement. See "Summary--Certain Consequences of a Failure to Exchange Old Notes" and "Description of the Old Notes."

The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, Holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance therefor would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, to exchange up to $750 million aggregate principal amount of New Notes for a like aggregate principal amount of Old Notes properly tendered on or prior to the Expiration Date and not properly withdrawn in accordance with the procedures described below. The Company will issue, promptly after the Expiration Date, an aggregate principal amount of up to $750 million of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered. As of the date of this Prospectus, $750 million aggregate principal amount of Old Notes is outstanding.

Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering Holder thereof promptly after the Expiration Date.

Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

NEITHER THE BOARD OF DIRECTORS OF THE COMPANY NOR THE COMPANY MAKES ANY RECOMMENDATION TO HOLDERS OF OLD NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF OLD NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER AND, IF SO, THE AGGREGATE AMOUNT OF OLD NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR OWN FINANCIAL POSITION AND REQUIREMENTS.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

The term "Expiration Date" means 5:00 p.m., New York City time, on     , 1997,
unless the Exchange Offer is extended by the Company (in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended).

The Company expressly reserves the right in its sole and absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Old Notes for exchange, (ii) to terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) if the Company determines, in its sole and absolute discretion, that any of the events or conditions referred to under "--Certain Conditions to the Exchange Offer" have occurred or exist or have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Old Notes tendered pursuant to the Exchange Offer, subject, however, to the right of Holders of Old Notes to withdraw their tendered Old Notes as described under""--Withdrawal Rights," and (iv) to waive any condition or otherwise amend the terms of the Exchange Offer in any respect. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, or if the Company waives a material condition of the Exchange Offer, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered Holders of Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice thereof to the Exchange Agent and by making a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make any public announcement and subject to applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

ACCEPTANCE FOR EXCHANGE AND ISSUANCE OF NEW NOTES

Upon the terms and subject to the conditions of the Exchange Offer, the Company will exchange, and will issue to the Exchange Agent, New Notes for Old Notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under "--Withdrawal Rights") promptly after the Expiration Date.

In all cases, delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of (i) Old Notes or a book-entry confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at The Depository Trust Company ("DTC"), (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and (iii) any other documents required by the Letter of Transmittal.

The term "book-entry confirmation" means a timely confirmation of a book-entry transfer of Old Notes into the Exchange Agent's account at DTC.

Subject to the terms and conditions of the Exchange Offer, the Company will be deemed to have accepted for exchange, and thereby exchanged, Old Notes validly tendered and not withdrawn as, if and when the Company gives oral or written notice to the Exchange Agent of the Company's acceptance of such Old Notes for exchange

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

pursuant to the Exchange Offer. The Exchange Agent will act as agent for the Company for the purpose of receiving tenders of Old Notes, Letters of Transmittal and related documents, and as agent for tendering Holders for the purpose of receiving Old Notes, Letters of Transmittal and related documents and transmitting New Notes to validly tendering Holders. Such exchange will be made promptly after the Expiration Date. If, for any reason whatsoever, acceptance for exchange or the exchange of any Old Notes tendered pursuant to the Exchange Offer is delayed (whether before or after the Company's acceptance for exchange of Old Notes) or the Company extends the Exchange Offer or is unable to accept for exchange or exchange Old Notes tendered pursuant to the Exchange Offer, then, without prejudice to the Company's rights set forth herein, the Exchange Agent may, nevertheless, on behalf of the Company and subject to Rule 14e-1(c) under the Exchange Act, retain tendered Old Notes and such Old Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described under "--Withdrawal Rights."

Pursuant to the Letter of Transmittal, a Holder of Old Notes will warrant and agree in the Letter of Transmittal that it has full power and authority to tender, exchange, sell, assign and transfer Old Notes, that the Company will acquire good, marketable and unencumbered title to the tendered Old Notes, free and clear of all liens, restrictions, charges and encumbrances, and the Old Notes tendered for exchange are not subject to any adverse claims or proxies. The Holder also will warrant and agree that it will, upon request, execute and deliver any additional documents deemed by the Company or the Exchange Agent to be necessary or desirable to complete the exchange, sale, assignment and transfer of the Old Notes tendered pursuant to the Exchange Offer.

PROCEDURES FOR TENDERING OLD NOTES

Valid Tender. Except as set forth below, in order for Old Notes to be validly tendered pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other required documents, must be received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent," and either (i) tendered Old Notes must be received by the Exchange Agent, or (ii) such Old Notes must be tendered pursuant to the procedures for book-entry transfer set forth below and a book-entry confirmation must be received by the Exchange Agent, in each case on or prior to the Expiration Date, or (iii) the guaranteed delivery procedures set forth below must be complied with.

If less than all of the Old Notes are tendered, a tendering Holder should fill in the amount of Old Notes being tendered in the appropriate box on the Letter of Transmittal. The entire amount of Old Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated.

THE METHOD OF DELIVERY OF CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND SOLE RISK OF THE TENDERING HOLDER, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL, RETURN RECEIPT REQUESTED, PROPERLY INSURED, OR AN OVERNIGHT DELIVERY SERVICE IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Book-Entry Transfer. The Exchange Agent will establish an account with respect to the Old Notes at DTC for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in DTC's book-entry transfer facility system may make a book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfers. However, although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal properly completed and duly executed, with any required signature guarantees and any other required documents, must in any case be delivered to and received by the Exchange Agent at its address set forth under "--Exchange Agent" on or prior to the Expiration Date, or the guaranteed delivery procedures set forth below must be complied with.

DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.


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

Signature Guarantees. Certificates for the Old Notes need not be endorsed and signature guarantees on the Letter of Transmittal are unnecessary unless (a) a certificate for the Old Notes is registered in a name other than that of the person surrendering the certificate or (b) such registered Holder completes the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" in the Letter of Transmittal. In the case of (a) or (b) above, such certificates for Old Notes must be duly endorsed or accompanied by a properly executed bond power, with the endorsement or signature on the bond power and on the Letter of Transmittal guaranteed by a firm or other entity identified in Rule 17Ad-15 under the Exchange Act as an "eligible guarantor institution," including (as such terms are defined therein): (i) a bank; (ii) a broker, dealer, municipal securities broker or dealer or government securities broker or dealer; (iii) a credit union; (iv) a national securities exchange, registered securities association or clearing agency; or (v) a savings association that is a participant in a Securities Transfer Association (an "Eligible Institution"), unless surrendered on behalf of such Eligible Institution. See Instruction 1 to the Letter of Transmittal.

Guaranteed Delivery. If a Holder desires to tender Old Notes pursuant to the Exchange Offer and the certificates for such Old Notes are not immediately available or time will not permit all required documents to reach the Exchange Agent on or before the Expiration Date, or the procedures for book-entry transfer cannot be completed on a timely basis, such Old Notes may nevertheless be tendered, provided that all of the following guaranteed delivery procedures are complied with:

  (i) such tenders are made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form accompanying the Letter of Transmittal, is received by the Exchange Agent, as provided below, on or prior to the Expiration Date; and

  (iii) the certificates (or a book-entry confirmation) representing all tendered Old Notes, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal, with any required signature guarantees and any other documents required by the Letter of Transmittal, are received by the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by mail (or facsimile in the case of an Eligible Institution) to the Exchange Agent and must include a guarantee by an Eligible Institution in the form set forth in such notice.

Notwithstanding any other provision hereof, the delivery of New Notes in exchange for Old Notes tendered and accepted for exchange pursuant to the Exchange Offer will in all cases be made only after timely receipt by the Exchange Agent of Old Notes, or of a book-entry confirmation with respect to such Old Notes, and a properly completed and duly executed Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal. Accordingly, the delivery of New Notes might not be made to all tendering Holders at the same time, and will depend upon when Old Notes, book-entry confirmations with respect to Old Notes and other required documents are received by the Exchange Agent.

The Company's acceptance for exchange of Old Notes tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Holder and the Company upon the terms and subject to the conditions of the Exchange Offer.

Determination of Validity. All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered Old Notes will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. The Company reserves the absolute right, in its sole and absolute discretion, to reject any and all tenders determined by it not to be in proper form or the acceptance of which, or exchange for, may, in the view of counsel to the Company, be unlawful. The Company also reserves the absolute right, subject to applicable law, to waive any of the conditions of the Exchange Offer as set forth under "--Certain Conditions to the Exchange Offer" or any condition or irregularity in any tender of Old Notes of any particular Holder whether or not similar conditions or irregularities are waived in the case of other Holders.

The Company's interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Old Notes will be deemed to have been validly made until all irregularities with respect to such tender have been cured or waived. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in tenders or incur any liability for failure to give any such notification.

If any Letter of Transmittal, endorsement, bond power, power of attorney, or any other document required by the Letter of Transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, proper evidence satisfactory to the Company, in its sole discretion, of such person's authority to so act must be submitted.

A beneficial owner of Old Notes that are held by or registered in the name of a broker, commercial bank, trust company or other nominee or custodian is urged to contact such entity promptly if such beneficial owner wishes to participate in the Exchange Offer.

RESALES OF NEW NOTES

The Company is making the Exchange Offer in reliance on the position of the staff of the Division of Corporation Finance of the Commission as set forth in certain interpretative letters addressed to third parties in other transactions. The Company, however, has not sought its own interpretative letter and there can be no assurance that the staff of the Division of Corporation Finance of the Commission would make a similar determination with respect to the Exchange Offer as it has in such interpretative letters to third parties. Based on these interpretations by the staff of the Division of Corporation Finance of the Commission, and subject to the two immediately following sentences, the Company believes that the New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a Holder who is a broker-dealer) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such Holder's business and that such Holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such New Notes. However, any Holder of Old Notes who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing New Notes, or any broker-dealer who purchased Old Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act, (i) will not be able to rely on the interpretations of the staff of the Division of Corporation Finance of the Commission set forth in the above-mentioned interpretative letters, (ii) will not be permitted or entitled to tender such Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or other transfer of such Old Notes unless such sale is made pursuant to an exemption from such requirements. In addition, as described below, if any broker-dealer holds Old Notes acquired for its own account as a result of market-making or other trading activities and exchanges such Old Notes for New Notes, then such broker-dealer must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of such New Notes.

Each Holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to represent that (i) it is not an "affiliate" of the Company, (ii) any New Notes to be received by it are being acquired in the ordinary course of its business, (iii) it has no arrangement or understanding with any person to participate in a distribution (within the meaning of the Securities Act) of such New Notes, and (iv) if such Holder is not a broker-dealer, such Holder is not engaged in, and does not intend to engage in, a distribution (within the meaning of the Securities Act) of such New Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes for its own account as the result of market-making or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretative letters referred to above, the Company believes that broker-dealers who acquired Old Notes for their own accounts as a result of market-making or other trading activities ("Participating Broker-Dealers") may fulfill their prospectus delivery requirements with respect to the New Notes received upon exchange of such Old Notes (other than Old Notes which represent an unsold allotment from the original sale of the Old Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such New Notes. Accordingly, this Prospectus may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such Participating Broker-Dealer for its own account as a result market-making or other trading activities.

Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described below) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. Any Participating Broker-Dealer who is an "affiliate" of the Company may not rely on such interpretative letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "Plan of Distribution."

In that regard, each Participating Broker-Dealer who surrenders Old Notes pursuant to the Exchange Offer will be deemed to have agreed, by execution of the Letter of Transmittal, that, upon receipt of notice from the Company of the occurrence of any event or the discovery of any fact which makes any statement contained or incorporated by reference in this Prospectus untrue in any material respect or which causes this Prospectus to omit to state a material fact necessary in order to make the statements contained or incorporated by reference therein, in light of the circumstances under which they were made, not misleading or of the occurrence of certain other events specified in the Registration Rights Agreement, such Participating Broker-Dealer will suspend the sale of New Notes pursuant to this Prospectus until the Company has amended or supplemented this Prospectus to correct such misstatement or omission and has furnished copies of the amended or supplemented Prospectus to such Participating Broker-Dealer or the Company has given notice that the sale of New Notes may be resumed, as the case may be. If the Company gives such notice to suspend the sale of the New Notes, it shall extend the 180-day period referred to above during which Participating Broker-Dealers are entitled to use this Prospectus in connection with the sale of New Notes by the number of days during the period from and including the date of the giving of such notice to and including the date when Participating Broker-Dealers shall have received copies of the amended or supplemented Prospectus necessary to permit resales of the New Notes or to and including the date on which the Company has given notice that the sale of New Notes may be resumed, as the case may be.

WITHDRAWAL RIGHTS

Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time on or prior to the Expiration Date.

In order for a withdrawal to be effective, a written, telegraphic, or facsimile transmission of such notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth under "--Exchange Agent" on or prior to the Expiration Date. Any such notice of withdrawal must specify the name of the person who tendered the Old Notes to be withdrawn, the aggregate principal amount of Old Notes to be withdrawn, and (if certificates for such Old Notes have been tendered) the name of the registered Holder of the Old Notes as set forth on the Old Notes, if different from that of the person who tendered such Old Notes. If Old Notes have been delivered or otherwise identified to the Exchange Agent, then prior to the physical release of such Old Notes, the tendering Holder must submit the serial numbers shown on the particular Old Notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Old Notes tendered for the account of an Eligible Institution. If Old Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "--Procedures for Tendering Old Notes," the notice of withdrawal will be effective if delivered to the Exchange Agent by written, telegraphic, telex or facsimile transmission. Withdrawals of tenders of Old Notes may not be rescinded. Old Notes properly withdrawn will not be deemed validly tendered for purposes of the Exchange Offer, but may be retendered at any subsequent time or prior to the Expiration Date by following any of the procedures described above under "--Procedures for Tendering Old Notes."

All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, in its sole discretion, whose determination shall be final and binding on all parties. Neither the Company, any affiliates or assigns of the Company, the Exchange Agent nor any other person shall be under any duty to give any notification of any irregularities in any notice of withdrawal or incur any liability for failure to give any such notification. Any Old Notes which have been tendered but which are withdrawn will be returned to Holders thereof promptly after withdrawal.

INTEREST ON THE NEW NOTES

Each New Note will bear interest at the rate of 8 5/8% per annum from the most recent date to which interest has been paid or duly provided for on the Old Notes surrendered in exchange for such New Note or, if no interest has been paid or duly provided for on such Old Note, from July 21, 1997. Interest on the New Notes will be payable semiannually on January 15 and July 15 of each year, commencing on January 15, 1998.

Holders of Old Notes whose Old Notes are accepted for exchange will not receive accrued interest on such Old Notes for any period from and after the last Interest Payment Date to which interest has been paid or duly provided for, will not receive any accrued interest on such Old Notes, and will be deemed to have waived the right to receive any interest on such Old Notes accrued from and after such Interest Payment Date or, if no such interest has been paid or duly provided for, from and after July 21, 1997.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

Notwithstanding any other provisions of the Exchange Offer, or any extension of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and, as described below, may terminate the Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any conditions to or amend the Exchange Offer, if any of the following conditions have occurred or exists or have not been satisfied:

  (a) the Exchange Offer, or the making of any exchange by a Holder, violates any applicable law or any applicable interpretation of the staff of the Commission;

  (b) any action or proceeding shall have been instituted or threatened in any court or by or before any governmental agency or body with respect to the Exchange Offer which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

  (c) any law, statute, rule or regulation shall have been adopted or enacted with, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

  (d) a banking moratorium shall have been declared by Federal or state authorities which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer;

  (e) trading on the New York Stock Exchange or generally in the United States over-the-counter market shall have been suspended by order of the Commission or any other governmental authority which, in the Company's judgment, would reasonably be expected to impair the ability of the Company to proceed with the Exchange Offer; or

  (f) a stop order shall have been issued by the Commission or any state securities authority suspending the effectiveness of the Registration Statement or proceedings shall have been initiated or, to the knowledge of the Company, threatened for that purpose.

  If the Company determines in its sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, the Company may, subject to applicable law, terminate the

  Exchange Offer (whether or not any Old Notes have theretofore been accepted for exchange) or may waive any such condition or otherwise amend the terms of the Exchange Offer in any respect. If such waiver or amendment constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered Holders of the Old Notes, and the Company will extend the Exchange Offer to the extent required by Rule 14e-1 under the Exchange Act.

EXCHANGE AGENT

First Chicago Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent as follows:

         By Mail:                   By Hand:          By Overnight Delivery:
    Tenders & Exchanges       Tenders & Exchanges       Tenders & Exchanges
       P.O. Box 2569    c/o The Depository Trust Company
                                                      14 Wall St., 8th Floor
       Suite 4660-VI        55 Water Street, DTC TAD       Suite 4680-VI
  Jersey City, New Jersey
        07303-2569
                        Vietnam Veterans Memorial Plaza
                                                     New York, New York 10054
                            New York, New York 10041

           To Confirm by Telephone or for Information: (201) 222-4707

Delivery to other than one of the above addresses will not constitute a valid delivery.

FEES AND EXPENSES

The Company has agreed to pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus and related documents to the beneficial owners of Old Notes, and in handling or tendering for their customers.

Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered Holder of the Old Notes tendered, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

The Company will not make any payment to brokers, dealers or others soliciting acceptance of the Exchange Offer.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

The Old Notes were issued and the New Notes will be issued pursuant to an Indenture (the "Indenture") between the Company and The Bank of New York, as Trustee (the "Trustee"). The terms of the New Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The statements under this caption relating to the New Notes and the Indenture are summaries and do not purport to be complete, and where reference is made to particular provisions of the Indenture, such provisions, including the definitions of certain terms, are qualified in their entirety by such reference. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

The Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. If the Exchange Offer is consummated, Holders of the Old Notes who do not exchange their Old Notes for New Notes will vote together with the Holders of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the Holders thereunder (including acceleration following an Event of Default thereunder) must be taken, and certain rights must be exercised, by specified minimum percentages of the aggregate principal amount of the outstanding Notes. In determining whether Holders of the requisite percentage in principal amount have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Old Notes which remain outstanding after the Exchange Offer will be aggregated with the New Notes and the Holders of such Old Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references herein to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the Exchange Offer is consummated, such percentage in aggregate principal amount of the Old Notes and New Notes then outstanding.

The New Notes and the Old Notes are sometimes referred to as, collectively, the "Notes" and, individually, a "Note."

PRINCIPAL, MATURITY AND INTEREST

The New Notes will be general unsecured obligations of the Company limited in aggregate principal amount to $750 million and will mature on July 15, 2007. Interest on the New Notes will accrue at the rate of 8 5/8% per annum and will be payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 1998, to Holders of record on the immediately preceding January 1 and July 1, respectively. Interest on the New Notes will accrue from the most recent date to which interest has been paid or duly provided for on the Old Notes surrendered in exchange for the New Notes or, if no interest has been paid or duly provided for on the Old Notes, from July 21, 1997.

Interest on the New Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the New Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to Holders of New Notes at their respective addresses set forth in the register of Holders of New Notes; provided that all payments with respect to Global Notes (as defined), the Holders of which have given wire transfer instructions on or prior to the relevant record date to the paying agent, will be required to be made by wire transfer of immediately available funds to the accounts specified by such Holders. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

The payment of principal of, premium, if any, and interest on the New Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all existing and future Senior Debt. Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all such Senior Debt (including all Obligations with respect thereto) before Holders of New Notes will be entitled to receive any payment with respect to the New Notes, and until all amounts with respect to Senior Debt are paid in full, any distribution to which Holders of New Notes would be entitled shall be made to the holders of Senior Debt (except payments made from the trust described under "--Legal Defeasance and Covenant Defeasance" and except that Holders of New Notes may receive securities so long as (i) the New Notes are not treated in any case or proceeding or other event described above as part of the same class of claims as the Senior Debt or any class of claims on a parity with or senior to the Senior Debt for any payment or distribution, (ii) such securities are subordinated at least to the same extent as the New Notes to Senior Debt of the Company and any securities issued in exchange for such Senior Debt and (iii) such securities are authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy, insolvency or similar law which gives effect to the subordination of the New Notes to Senior Debt in a manner and with an effect which would be required if this parenthetical clause were not included in this paragraph; provided that the Senior Debt is assumed by the new corporation, if any, resulting from any such reorganization or readjustment and issuing such securities).

The Company also may not make any payment upon or in respect of the New Notes (except in such subordinated securities as described above or from the trust described under "--Legal Defeasance and Covenant Defeasance") if (i) a Payment Default on Designated Senior Debt occurs and is continuing or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default ("a Payment Blockage Notice") from the Company or the representative of the holders of any Designated Senior Debt. Payments on the New Notes may be resumed
(a) in the case of a Payment Default, upon the date on which such Payment Default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee will be, or be made, the basis for a subsequent Payment Blockage Notice.

As a result of the subordination provisions described above, in the event of a liquidation, insolvency or similar proceeding, Holders of New Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. See "Risk Factors--Subordination of the Notes; Dependence on Subsidiaries." As of June 30, 1997, on a pro forma basis after giving effect to the Offering and the repurchase of certain THY debt, the Company would have had outstanding an aggregate principal amount of approximately $1.0 billion of Senior Debt, which would rank senior in right of payment to the New Notes.

The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock." The operations of the Company are conducted primarily through its Subsidiaries and, therefore, the Company is dependent upon the cash flow of its Subsidiaries to meet its obligations, including obligations under the New Notes. The New Notes effectively will be subordinated to all outstanding Indebtedness and other liabilities and commitments (including trade payables and operating lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of New Notes to participate in those assets) effectively will be subordinated to the claims of that Subsidiary's creditors, except to the extent that the Company itself is recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security interest in the assets of such Subsidiary and any Indebtedness of such Subsidiary senior to that held by the Company. As of June 30, 1997, on a pro forma basis as described above, the outstanding Indebtedness of the Company's Subsidiaries would have been approximately $160 million, excluding trade payables and operating lease obligations aggregating approximately $401 million.

OPTIONAL REDEMPTION

The New Notes will not be redeemable at the Company's option prior to July 15, 2002. Thereafter, the New Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below:

                                                          --------

      YEAR                                                            PERCENTAGE
      ----                                                            ----------
      2002........................................................... 104.3125%
      2003........................................................... 102.8750%
      2004........................................................... 101.4375%
      2005 and thereafter............................................ 100.0000%

If less than all of the outstanding Old Notes and New Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such method as the Trustee will deem fair and appropriate; provided that no Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

Except as set forth below under "--Repurchase at the Option of Holders upon a Change of Control" and "--Certain Covenants--Asset Sales," the Company will not be required to make any mandatory redemption or sinking fund payments with respect to the New Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

Upon the occurrence of a Change of Control, each Holder of New Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase (the "Change of Control Payment") on a date that is not more than 90 days after the occurrence of such Change of Control (the "Change of Control Payment Date"). Prior to the mailing of notice to Holders provided for in the succeeding paragraph, but in any event within 30 days following any Change of Control, the Company covenants to (i) repay in full all Senior Debt that would prohibit the repurchase of the New Notes as provided for in the succeeding paragraph or (ii) obtain any requisite consents under instruments governing any such Senior Debt to permit the repurchase of the New Notes as provided for in the succeeding paragraph. The Company shall first comply with the covenant in the preceding sentence before it shall be required to repurchase New Notes pursuant to the "--Repurchase at the Option of Holders upon a Change of Control" covenant.

Within 30 days following any Change of Control, the Company will mail, or at the Company's request the Trustee will mail, a notice to each Holder offering to repurchase the New Notes held by such Holder pursuant to the procedures specified in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful,
(i) accept for payment all New Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer, (ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of New Notes or portions thereof being purchased by the Company. The paying agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

A failure by the Company to comply with the provisions of the three preceding paragraphs will constitute an Event of Default. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit Holders of New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction. See "--Events of Defaults and Remedies."

The Credit Agreement provides that a Change of Control will constitute a default thereunder, which would permit the lenders to cause the indebtedness under the Credit Agreement to become immediately due and payable or to institute a payment blockage. See "--Subordination." Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar provisions. In addition, if the Company is unable to repay all of its Senior Debt that would prohibit repurchase of the New Notes or is unable to obtain the consents of the holders of such Senior Debt, if any, of the Company outstanding at the time of a Change of Control whose consent would be so required to permit the repurchase of New Notes, then the Company will have breached the "Repurchase at the Option of Holders upon a Change of Control" covenant of the Indenture. This breach will constitute an Event of Default with respect to the New Notes under the Indenture after written notice is given to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes.

There can be no assurances that the Company will have sufficient funds available or will be able to obtain third-party financing at the time of any Change of Control to make any debt payment (including repurchases of New Notes) required by the "Repurchase at the Option of Holders upon a Change of Control" covenant of the Indenture (as well as any similar covenant that may be contained in other securities of the Company that might be outstanding at the time). The "Repurchase at the Option of Holders upon a Change of Control" covenant of the Indenture will, unless the consents referred to above are obtained, require the Company to repay all Senior Debt then outstanding that by its terms would prohibit such New Note repurchase, either prior to or concurrently with such New Note repurchase.

CERTAIN COVENANTS

Restricted Payments
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any Restricted Subsidiaries' Equity Interests (other than (x) dividends or distributions payable in Qualified Equity Interests of the Company and (y) dividends or distributions payable to the Company or any Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any of its Restricted Subsidiaries; (iii) make any voluntary or optional principal payment on, or voluntary or optional purchase, redemption, defeasance, or other acquisition or retirement for value of, any Subordinated Debt; or (iv) make any Investment that is a Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the fair market value (as conclusively evidenced by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee within 60 days prior to the date of such Restricted Payment) of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

  (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

  (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such Restricted Payment, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the Indenture described below under the caption "Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

  (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after June 30, 1997 (excluding Restricted Payments permitted by clauses
  (B), (C) and (D) of the next succeeding paragraph), is less than the sum of
  (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after June 30, 1997 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale (other than to a Restricted Subsidiary) since June 30, 1997 of Qualified Equity Interests of the Company or of debt securities of the Company or any of its Restricted Subsidiaries that have been converted into or exchanged for such Qualified Equity Interests of the Company, plus (iii) $100 million.

If no Default or Event of Default has occurred and is continuing, or would occur as a consequence thereof, the foregoing provisions will not prohibit the following Restricted Payments: (A) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (B) the payment of cash dividends on any series of Disqualified Stock issued after the date of the Indenture in an aggregate amount not to exceed the cash received by the Company since the date of the Indenture upon issuance of such Disqualified Stock; (C) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Qualified Equity Interests of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (D) the defeasance, redemption or repurchase of Subordinated Debt (including any Subordinated Debt that constitutes Acquired Debt) with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or in exchange for or out of the net cash proceeds from the substantially concurrent sale (other than to a Restricted Subsidiary) of Qualified Equity Interests of the Company; provided, that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (E) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to any management equity subscription agreement or stock option agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $5 million in any twelve-month period; and
(F) the repurchase of any Indebtedness that is pari passu with the New Notes or any Subordinated Debt at a purchase price not greater than 101% of the principal amount of such Indebtedness or Subordinated Debt, as the case may be, in the event of a Change of Control pursuant to a provision similar to the provision described under "--Repurchase at the Option of Holders upon a Change of Control"; provided that prior to such repurchase the Company has made a Change of Control Offer as provided under "--Repurchase at the Option of Holders upon a Change of Control" and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer.

Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed.

Incurrence of Indebtedness and Issuance of Disqualified Stock
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") after the date of the Indenture any Indebtedness

(including Acquired Debt) and that the Company will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) and may issue shares of Disqualified Stock if (i) no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof and (ii) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period. Indebtedness consisting of reimbursement obligations in respect of a letter of credit will be deemed to be incurred when the letter of credit is first issued. The Company will not permit any of its Unrestricted Subsidiaries to incur any Indebtedness other than Non-Recourse Debt; provided, however, that Atria may incur Indebtedness under Atria's bank credit facility which is Guaranteed by the Company and its Restricted Subsidiaries up to an aggregate amount of $100 million through August 26, 1998, declining to $75 million, $50 million and $25 million in each respective one-year period thereafter.

The foregoing provisions do not apply to:

  (i) the incurrence by the Company of Senior Debt under the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed an amount equal to $2.0 billion less the aggregate amount of all mandatory payments applied to permanently reduce the commitments with respect to such Indebtedness;

  (ii) the incurrence by the Company of Indebtedness represented by the Notes;

  (iii) Existing Indebtedness;

  (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred (including, without limitation, Existing Indebtedness);

  (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that upon either (a) the transfer or other disposition by a Restricted Subsidiary or the Company of any Indebtedness so permitted under this clause (v) to a Person other than the Company or a Restricted Subsidiary or (b) the issuance, sale, transfer or other disposition of Equity Interests (including by consolidation or merger) in a Restricted Subsidiary to a Person other than the Company or a Restricted Subsidiary which results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the provisions of this clause (v) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been incurred at the time of any such issuance, sale, transfer or other disposition, as the case may be;

  (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations or Guarantees thereof, provided that such Hedging Obligations are incurred for the purpose of fixing or hedging interest rate or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability, the payment of which is determined by reference to a foreign currency; provided that the notional principal amount of any such Hedging Obligation does not exceed the principal amount of the Indebtedness to which such Hedging Obligation relates;

  (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by performance bonds, standby letters of credit or appeal bonds, in each case to the extent incurred in the ordinary course of business of the Company or such Restricted Subsidiary;

  (viii) the incurrence by any Restricted Subsidiary of Indebtedness, the aggregate principal amount of which, together with all other Indebtedness of the Company's Restricted Subsidiaries at the time outstanding (excluding Existing Indebtedness until repaid or refinanced), does not exceed the greater of (1) 10% of the Company's Stockholders' Equity as of the date of incurrence or (2) $10 million; provided that, in the case of clause (1) only, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such

  Indebtedness (including Acquired Subsidiary Debt) is incurred would have been at least 2.25 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred at the beginning of such four-quarter period; provided further, that solely for the purpose of determining whether the aggregate principal amount of Indebtedness of the Company's Restricted Subsidiaries at any time outstanding exceeds 10% of the Company's Stockholders' Equity, Acquired Subsidiary Debt shall be excluded; and

  (ix) the incurrence by the Company of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed $50.0 million.

Asset Sales
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as conclusively determined by a resolution of the Board of Directors of the Company set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) either (x) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that for purposes of this provision, the amount of (A) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than, in the case of an Asset Sale by the Company, liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets and (B) any securities or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash (or as to which the Company or such Restricted Subsidiary has received at or prior to the consummation of the Asset Sale a commitment (which may be subject to customary conditions) from a nationally recognized investment, merchant or commercial bank to convert into cash within 90 days of the consummation of such Asset Sale and which are thereafter actually converted into cash within such 90-day period) will be deemed to be cash (but shall not be deemed to be Net Proceeds for purposes of the following provisions until reduced to cash) or (y) solely in the case of Asset Sales involving assets acquired after the date of the Indenture, the consideration therefor received by the Company or any Restricted Subsidiary is in the form of Equity Interests of the transferee of such assets; provided that such transferee does not engage to any material extent in any business other than the ownership, operation or management of Healthcare Facilities, including the acceptance of risk for the provision of long-term care and provided further that the aggregate value of any such Equity Interest, together with all other Equity Interests acquired by the Company or any of its Restricted Subsidiaries pursuant to this clause (y) during the twelve month period preceding the acquisition of such Equity Interest, does not exceed 10% of the Company's Stockholders' Equity as set forth in the Company's most recently available quarterly financial statements. Notwithstanding the foregoing, it will not be a violation of the foregoing provisions if the Company or a Restricted Subsidiary receives Investments as all or part of the consideration for an Asset Sale (which consideration is not otherwise permitted), if such Investments constitute Restricted Investments permitted by the covenant in the Indenture described above under the caption "--Restricted Payments."

Pursuant to the Indenture, within 365 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the Restricted Subsidiary, as the case may be, may apply such Net Proceeds (i) to purchase one or more Healthcare Facilities and/or a controlling interest in the Capital Stock of a Person owning one or more Healthcare Facilities, (ii) to make a capital expenditure or to acquire other tangible assets, in each case, that are used or useful in any business in which the Company or any of its Restricted Subsidiaries is permitted to be engaged pursuant to the covenant described below under the caption "--Certain Covenants--Line of Business," (iii) to permanently reduce Existing Indebtedness of a Restricted Subsidiary, or (iv) to permanently reduce Senior Debt (and to correspondingly reduce commitments with respect thereto). Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15 million, the Company will be required to make an offer to all Holders of Notes and holders of any other Indebtedness of the Company ranking on a parity with the Notes from time to time outstanding with similar provisions requiring the Company to make an offer to purchase or to redeem such Indebtedness with the proceeds from any asset sales, pro rata in proportion to the respective principal amounts of Notes and such other Indebtedness then outstanding (an "Asset Sale Offer") to purchase the maximum principal amount of the Notes and such other Indebtedness that may be purchased out of the Excess Proceeds, at an offer price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes and such other Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes and such other Indebtedness surrendered by holders thereof exceeds the amount of Excess Proceeds, the Notes and such other Indebtedness will be purchased on a pro rata basis. Upon completion of an Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Credit Agreement prohibits the Company from repurchasing Notes pursuant to an Asset Sale Offer unless certain conditions are met. In order to repurchase Notes pursuant to an Asset Sale Offer, the Company would have to repay all of its obligations under the Credit Agreement (and any other agreements relating to Senior Debt that contain similar provisions) or would have to obtain the consent of the holders of such Indebtedness. In the event the Company makes an Asset Sale Offer, the Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with such Asset Sale Offer.

Liens
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom unless all payments due under the Indenture and the Notes are secured on an equal and ratable basis (or on a senior basis, in case of Subordinated Debt) with the Obligations so secured until such time as such Obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture,
(b) the Indenture, (c) applicable law or state insurance regulations, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition or in violation of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person (including its Subsidiaries), or the property or assets of the Person (including its Subsidiaries), so acquired, provided that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture except to the extent that such Consolidated EBITDA would be permitted to be dividended to the Company without the prior consent or approval of any third party, (e) any operating lease or capital lease, insofar as the provisions thereof limit grants of a security interest in, or other assignments of, the related leasehold interest to any other Person, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, or (h) the Credit

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Agreement and related documentation as the same is in effect on the date of the
Indenture and as amended or replaced from time to time, provided that no such amendment or replacement is more restrictive as to the matters enumerated above than the Credit Agreement and related documentation as in effect on the date of the Indenture. Nothing contained in the provisions of the Indenture described in this paragraph shall prevent the Company or any Restricted Subsidiary from entering into any agreement resulting in the incurrence of Liens otherwise permitted under the provisions of the Indenture described above under "-- Liens."

Line of Business
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than the ownership, operation or management of Healthcare Facilities, including the acceptance of risk for the provision of long-term care.

Limitation on Senior Subordinated Debt
The Indenture provides that the Company will not incur, create, issue, assume, Guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the New Notes.

Merger, Consolidation or Sale of Assets
The Indenture provides that the Company will not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the "Surviving Entity") is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Entity assumes all the obligations of the Company under the Notes and the Indenture pursuant to a supplemental Indenture in form reasonably satisfactory to the Trustee;
(iii) immediately before and after giving effect to such transaction and treating any Indebtedness which becomes an obligation of the Company as a result of such transaction as having been incurred by the Company at the time of the transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) the Company or the Surviving Entity (A) will have Consolidated Net Worth immediately after the transaction and prior to any purchase accounting adjustments equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant in the Indenture described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock."

Transactions with Affiliates
The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors of the Company set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Company and (b) with respect to any Affiliate Transaction involving aggregate

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

consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing; provided that (v) transactions or payments pursuant to any employment arrangements, employee relocations or employee or director benefit plans entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (w) transactions between or among the Company and/or its Restricted Subsidiaries, (x) transactions pursuant to or performance of the Affiliate Agreements on the terms in effect on the date of the Indenture, (y) transactions between a Person and an Affiliate existing at the time such Person is merged with or into or becomes a Restricted Subsidiary, except to the extent such transaction was entered into in connection with, or in contemplation of, such Person merging with or into or becoming a Restricted Subsidiary and (z) transactions between the Company or any Restricted Subsidiary and Atria in accordance with agreements (I) in existence on the date of the Indenture or (II) entered into after the date of the Indenture on terms no more favorable to Atria than those in the agreements referred to in (I) above, in each case, shall not be deemed to be Affiliate Transactions.

Notwithstanding the foregoing, any Investment in Affiliates permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," shall not be prohibited by the foregoing limitations on Affiliate Transactions.

Limitations on Issuances of Guarantees of Indebtedness by Restricted
Subsidiaries
The Indenture provides that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness of the Company or any of its Restricted Subsidiaries (except Indebtedness of a Restricted Subsidiary of such Restricted Subsidiary) unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the New Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the New Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon a sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Company, of the Company's stock in, or the assets of, such Restricted Subsidiary, which sale or other disposition results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary and such sale or other disposition is made in compliance with, and the Net Proceeds therefrom are applied in accordance with, the applicable provisions of the Indenture. The form of such supplemental indenture will be attached as an exhibit to the Indenture. The foregoing provisions will not be applicable to (i) Guarantees by Restricted Subsidiaries of the Company's Indebtedness under the Credit Agreement and with respect to Hedging Obligations related to the Credit Agreement, (ii) Guarantees by Restricted Subsidiaries of the Company's Guarantee of (x) Atria's bank credit facility up to an aggregate amount of $100 million through August 26, 1998, declining to $75 million, $50 million and $25 million in each respective one-year period thereafter and (y) Hedging Obligations related to Atria's bank credit facility for so long as the Company is permitted to Guarantee amounts under Atria's bank credit facility, (iii) Guarantees of Indebtedness of a Person by its subsidiaries in effect prior to the time such Person is merged with or into or became a Restricted Subsidiary, provided that such Guarantees do not extend to any other Indebtedness of such Person or any other Person and (iv) any one or more Guarantees of up to $10 million in aggregate principal amount of Indebtedness of the Company or any Restricted Subsidiary at any time outstanding.

TERMINATION OF CERTAIN COVENANTS IF NOTES RATED INVESTMENT GRADE

Notwithstanding the foregoing, the Company's obligation to comply with the provisions of the Indenture described above under the captions "--Certain Covenants--Restricted Payments", "--Incurrence of Indebtedness and Issuance of Disqualified Stock", "--Asset Sales", "--Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries", "--Line of Business", "-- Limitation on Senior Subordinated Debt", "--Transactions with Affiliates" and "--Limitations on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" will terminate if and when the New Notes become Investment Grade Rated.


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

REPORTS

The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

The Indenture provides that each of the following constitutes an event of default (an "Event of Default"): (i) default for 30 days in the payment when due of interest on the New Notes (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above); (ii) default in payment when due of the principal of or premium, if any, on the New Notes (whether or not prohibited by the provisions of the Indenture described under "--Subordination" above); (iii) failure by the Company to comply with the provisions described under the captions "--Repurchase at the Option of Holders upon a Change of Control", "--Certain Covenants--Asset Sales", "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Disqualified Stock";
(iv) failure by the Company for 30 days after notice to comply with any of its other agreements in the Indenture or the New Notes; (v) any default occurs under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Significant Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Significant Subsidiaries), whether such Indebtedness or Guarantee exists on the date of the Indenture or is thereafter created, which default (a) constitutes a Payment Default or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or that has been so accelerated, aggregates $25 million or more; (vi) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $25 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, that for so long as the Credit Agreement is in effect, such declaration shall not become effective until the earlier of (i) five Business Days after receipt of the written notice declaring the Notes to be due and payable immediately by the Administrative Agent and the Documentation Agent under the Credit Agreement or
(ii) acceleration of the Indebtedness under the Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries, all outstanding New Notes will become due and payable without further action or notice. Holders of New Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee on behalf of the Holders of the Notes, may waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.


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

The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the New Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal of, premium, if any, and interest on such New Notes when such payments are due from the trust referred to below,
(ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the New Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of New Notes, cash in U.S. dollars, noncallable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such outstanding New Notes on the stated maturity; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable Federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such outstanding New Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Legal Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States confirming that the Holders of such outstanding New Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound (other than a breach, violation or default resulting from the borrowing of funds to be applied to such deposit); (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

The registered Holder of a New Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

Except as provided in the next two succeeding paragraphs, the Indenture or the New Notes may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for such Notes), and any existing default or compliance with any provision of the Indenture or the New Notes may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for such Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any New Note or alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described under the captions "--Repurchase at the Option of Holders upon a Change of Control" and "--Certain Covenants--Asset Sales"), (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on, the New Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount thereof and a waiver of the payment default that resulted from such acceleration), (v) make any New Note payable in money other than that stated in the New Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of, premium, if any, or interest on the New Notes, (vii) waive a redemption payment with respect to any New Note (other than a payment required by one of the covenants described under the captions "--Repurchase at the Option of Holders upon a Change of Control" and "--Certain Covenants--Asset Sales"), (viii) modify the ranking or priority of the New Notes or modify the definition of Senior Debt or Designated Senior Debt or amend or modify the subordination provisions of the Indenture in any manner adverse to the Holders or (ix) make any change in the foregoing amendment and waiver provisions.

Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company and the Trustee may amend or supplement the Indenture or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's obligations to Holders of New Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest (as defined in the Indenture or the Trust Indenture Act) it must eliminate such conflict within 90 days or resign.

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

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

THE GLOBAL NOTES

Old Notes offered and sold in reliance on Regulation S in the Offering were initially represented by a single, temporary Global Note in definitive, fully registered form without interest coupons (the "Temporary Regulation S Global Note") and were deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC for the accounts of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System ("Euroclear") or Cedel Bank, S.A. ("Cedel"), The Temporary Regulation S Global
Note is exchangeable for a single, permanent global note (the "Permanent Regulation S Global Note", and together with the Temporary Regulation S Global Note, the "Regulation S Global Note").

Old Notes offered and sold to qualified institutional buyers as defined in Rule 144A ("Qualified Institutional Buyers") in the Offering in reliance on Rule 144A are represented by a single, permanent Global Note in definitive, fully registered form (the "QIB Global Note," and together with the Regulation S Global Note, the "Global Notes") which were registered in the name of a nominee of DTC and deposited on behalf of purchasers of the Old Notes represented thereby with a custodian for DTC for credit to the respective accounts of the purchasers (or to such other accounts as they directed) at DTC.

Notes originally purchased by or transferred to Qualified Institutional Buyers who elected to take physical delivery of their certificates instead of holding their interest through the QIB Global Note (and which were thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") were issued in the form of certificated notes in definitive, fully registered form (the "Certificated Notes").

Upon the issuance of the Global Notes, DTC or its custodian credits, on its internal system, the principal amount of Notes of the individual beneficial interests represented by the Global Notes to the respective accounts of persons who have accounts with DTC. Ownership of beneficial interests in the Global Notes was shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined)) and the records of Participants (with respect to interests of persons other than Participants). Such accounts initially were designated by or on behalf of the Initial Purchasers, and ownership of beneficial interests in the Global Notes is limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants. Interests in the Global Notes may be held directly through DTC, by Participants, or indirectly through organizations which are Participants.

Investors may hold their interests in the Regulation S Global Note directly through Cedel or Euroclear, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may also hold such interests through organizations other than Cedel or Euroclear that are Participants in the DTC system. Cedel and Euroclear hold such interests in the Regulation S Global Note on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositaries, which in turn hold such interests in the Regulation S Global Note in customers' securities accounts in the depositaries' names on the books of DTC.

So long as DTC, or its nominee, is the registered owner or Holder of the Global Notes, DTC or such nominee, as the case may be, will be considered the sole owner or Holder of Notes represented by such Global Notes for all purposes under the Indenture. No beneficial owner of an interest in any Global Notes will be able to transfer that interest except in accordance with applicable procedures of DTC, Euroclear and Cedel, in addition to those provided for under the Indenture. Payments of the principal of, premium, if any, and interest on the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of the

Company, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Notes, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Notes as shown on the records of DTC or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in the Global Notes held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants.

Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. If a Holder requires physical delivery of a Certificated Note for any reason, including to sell New Notes to persons in states which require physical delivery of the New Notes, or to pledge such securities, such Holder must transfer its interest in a Global Note in accordance with the normal procedures of DTC and with the procedures set forth in the Indenture.

Transfers by an owner of a beneficial interest in the QIB Global Note to a transferee who takes delivery of such interest through the Regulation S Global Note will be made only upon receipt by the Trustee of a certification to the effect that such transfer is being made in accordance with Regulation S.

Any beneficial interest in one of the Global Notes that is transferred to a person who takes delivery in the form of an interest in the other Global Note will, upon transfer, cease to be an interest in such Global Note and become an interest in the other Global Note and, accordingly, will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to beneficial interests in such other Global Note for as long as it remains such an interest.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Notes (including the presentation of Notes for exchange) only at the direction of one or more Participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Indenture, DTC will exchange the Global Notes in whole for Certificated Notes, which it will distribute to the Participants.

DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

Although DTC, Euroclear and Cedel are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Cedel, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Notes.

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

CERTAIN DEFINITIONS

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

"Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

"Acquired Subsidiary Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, except to the extent such Indebtedness was incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, except to the extent such Lien was created or incurred in connection with, or in contemplation of, such acquisition.

"Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

"Affiliate Agreements" means the agreements listed in Schedule III to the Credit Agreement on the date of the Indenture.

"Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback); provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders upon a Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant, and (ii) the issuance or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $15 million or (b) for net proceeds in excess of $15 million. Notwithstanding the foregoing: (a) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (b) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary, (c) a Remaining Lenox Sale, (d) a Healthcare Facility Swap, (e) sales of assets of Behavioral Healthcare Corporation and (f) sales of assets comprising the occupational health business of TheraTx will not be deemed to be an Asset Sale.

"Atria" means Atria Communities, Inc., a Delaware corporation, and its successors.

"Board of Directors" means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person.

"Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized by law to close.

"Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

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

"Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

"Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any Person or group (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to a Person or group who, prior to such transaction, held a majority of the voting power of the voting stock of the Company, (ii) the acquisition by any Person or group (as defined above) of a direct or indirect interest in more than 50% of the voting power of the voting stock of the Company, by way of merger or consolidation or otherwise, or
(iii) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred, in which case a Holder's ability to obtain the benefit of a Change of Control Offer may be impaired. In addition, no assurances can be given that the Company will be able to acquire Notes tendered upon the occurrence of a Change of Control.

"Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) any non-cash charges (to the extent such charges were deducted in computing such Consolidated Net Income), except for any non-cash charges that represent accruals of, or reserves for, cash disbursements to be made in any future accounting period, plus (iii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent such provision for taxes was included in computing such Consolidated Net Income, plus (iv) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income, plus (v) depreciation and amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the amounts referred to in clauses (i) through
(v) above as they relate to a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

"Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) solely for the purpose of calculating the amount of Restricted Payments that may be made pursuant to clause (c) of the first paragraph

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

of the covenant described above under the caption "Certain Covenants-- Restricted Payments", the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded and (iv) the cumulative effect of a change in accounting principles shall be excluded.

"Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock), less all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made in accordance with GAAP as a result of the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, and excluding the cumulative effect of a change in accounting principles, all as determined in accordance with GAAP.

"Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

"Credit Agreement" means that certain Credit Agreement, dated as of March 17, 1997, as amended as of March 31, 1997, and as further amended as of April 22, 1997 and as of May 30, 1997, by and among the Company and Morgan Guaranty Trust Company of New York, as Documentation Agent and Collateral Agent, Nationsbank N.A., as Administrative Agent and the other banks that are parties thereto, including any related notes, collateral documents, instruments and agreements executed in connection therewith, and in each case as further amended, modified, extended, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

"Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

"Designated Senior Debt" means (i) so long as the Credit Agreement is outstanding, the Credit Agreement and (ii) thereafter, any other Senior Debt permitted under the Indenture the principal amount of which is $75 million or more and that has been designated by the Company as "Designated Senior Debt".

"Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature.

"Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid, including all reimbursement obligations with respect to letters of credit outstanding as of the date of the Indenture (other than letters of credit issued pursuant to the Credit Agreement).

"Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four quarter reference period, and (ii) the Consolidated EBITDA and Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded.

"Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined Federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

"GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession, as in effect from time to time.

"Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

"Healthcare Facility" means (i) a hospital, outpatient clinic, nursing center, assisted or independent living community, long-term care facility or any other facility that is used or useful in the provision of healthcare or custodial care services, (ii) any healthcare business affiliated or associated with a Healthcare Facility or (iii) any business related or ancillary to the provision of healthcare services or the operation of a Healthcare Facility, including, but not limited to, contract therapy services such as rehabilitation, respiratory, speech and occupational therapy services, as well as hospice and home care services.

"Healthcare Facility Swap" means an exchange of assets by the Company or a Restricted Subsidiary of the Company for one or more Healthcare Facilities or for the Capital Stock of any Person owning one or more Healthcare Facilities.

"Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) foreign exchange contracts or currency swap agreements and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency values.

"Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments (other than Residential Deposit Bonds) or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and

Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

"Investment Grade Rated" means, with respect to the Notes, both a rating of the Notes by S&P of BBB- or higher and a rating of the Notes by Moody's of Baa3 or higher.

"Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations), advances or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of the definition of "Unrestricted Subsidiary" and the "Restricted Payments" covenant described above, (i) "Investment" shall include the fair market value of the assets (net of liabilities) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) any property transferred to or from any Person shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

"Issue Date" means the original issue date of the Notes.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset given to secure Indebtedness, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction with respect to any such lien, pledge, charge or security interest).

"Moody's" means Moody's Investors Services, Inc. and its successors.

"Net Income" means, with respect to any Person for such period, the net income
(loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

"Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale, net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees' and sales commissions) and any other expenses incurred or to be incurred by the Company or a Restricted Subsidiary as a direct result of the sale of such assets (including, without limitation, severance, relocation, lease termination and other similar expenses), taxes actually paid or payable as a result thereof, payments made to retire Indebtedness where payment of such Indebtedness is required in connection with such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

"Non-Recourse Debt" means Indebtedness of a Subsidiary (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness of the Company or any of its Restricted Subsidiaries), or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

"Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

"Payment Default" means any failure to pay any scheduled installment of principal of, premium, if any, or interest on any Indebtedness within the grace period provided for such payment in the documentation governing such Indebtedness.

"Permitted Liens" means (i) Liens securing Senior Debt under the Credit Agreement or Guarantees thereof; (ii) Liens in favor of the Company; (iii) Liens on assets of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company or becomes a Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with the Company or that becomes a Restricted Subsidiary of the Company; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;
(viii) Liens on any asset securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset, provided that such Lien attaches to such asset concurrently with or within 180 days after the acquisition or completion of construction thereof and attaches to no asset other than such asset so financed; (ix) Liens arising in the ordinary course of business which (a) do not secure Indebtedness, (b) do not secure any single obligation (or series of related obligations) in an amount exceeding $5 million, provided that the limitation in this clause (b) shall not apply to Liens securing worker's compensation, unemployment insurance and other types of social security, and (c) do not in the aggregate materially detract from the value of the assets of the Company and its Restricted Subsidiaries, taken as a whole, or materially impair the use thereof in the operation of their business; (x) Liens on cash (not exceeding $20 million in aggregate amount) of Cornerstone Insurance Company to secure its reimbursement obligations under letters of credit issued for its account; (xi) other Liens or title defects (including matters which an accurate survey might disclose) which
(a) do not secure Indebtedness and (b) do not materially detract from the value of real property or materially impair the use thereof by the Company or any of its Restricted Subsidiaries in the operation of its business; (xii) Liens securing Hedging Obligations permitted by the second paragraph of the covenant described above under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock"; (xiii) other Liens on assets of the Company or any Restricted Subsidiary of the Company securing Indebtedness that is permitted by the terms of the Indenture to be outstanding having an aggregate principal amount at any one time outstanding not to exceed 5% of the Stockholders' Equity of the Company; and (xiv) Liens to secure Permitted Refinancing Indebtedness incurred to refinance Indebtedness that was secured by a Lien permitted under the Indenture and that was incurred in accordance with the provisions of the Indenture; provided that such Liens do not extend to or cover any property or assets of the Company or any Restricted Subsidiary other than assets or property securing the Indebtedness so refinanced.

"Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used solely to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of any premiums paid and reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the

Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary which is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

"Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

"Qualified Equity Interests" means all Equity Interests of the Company other than Disqualified Stock of the Company.

"Remaining Lenox Sale" means the sale of those assets comprising the remaining partnership interests and nursing centers to be sold to Lenox Healthcare, Inc. or its designee under that certain Agreement of Purchase and Sale of Assets dated November 25, 1996, by and among First Healthcare Corporation, Nationwide Care, Inc., Pasatiempo Development Corp., Hillhaven/Westfield Partnership, Hillhaven/Indiana Partnership, Vencor, Inc., Lenox Healthcare, Inc. and Thomas
M. Clarke, as amended from time to time, provided that such amendments do not include changes to the economic terms of such agreement.

"Residential Deposit Bonds" means bonds issued by the Company or any of its Restricted Subsidiaries to tenants of residential units of New Pond Village in Walpole, Massachusetts evidencing the obligation to repay at the end of their tenancies amounts paid by them at the beginning of their tenancies, provided that the aggregate outstanding principal amount of all such bonds (including any such bonds outstanding on the date of the Indenture) shall not at any time exceed $53 million.

"Restricted Investment" means (i) an Investment (including Guarantees of Indebtedness or other obligations) in an Unrestricted Subsidiary, (ii) any Investment in an Affiliate that is not permitted by the first paragraph of the covenant described above under the caption "--Certain Covenants--Transactions with Affiliates" and (iii) Investments received by the Company or its Restricted Subsidiaries as consideration for Asset Sales which are not otherwise permitted to be received by the first sentence of the covenant described above under the caption "--Certain Covenants--Asset Sales".

"Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary and any Subsidiary of an Unrestricted Subsidiary.

"S&P" means Standard & Poor's Rating Group and its successors.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Senior Debt" means (i) all Indebtedness of the Company under the Credit Agreement, including principal of, premium, if any, and interest on such Indebtedness and all other amounts due on or in connection with such Indebtedness including all charges, fees and expenses, (ii) all other Indebtedness of the Company, including principal of, premium, if any, and interest on such Indebtedness, unless the instrument under which such Indebtedness is created, incurred, assumed or Guaranteed expressly provides that such Indebtedness is not senior or superior in right of payment to the Notes, and all renewals, extensions modifications, amendments or refinancings thereof and (iii) all interest on any Indebtedness referred to in clause (i) and (ii) accruing during the pendency of any bankruptcy or insolvency proceeding whether or not allowed thereunder. Notwithstanding the foregoing, Senior Debt shall not include (a) Subordinated Debt of Company; provided, however, that no Indebtedness shall be deemed to be Subordinated Debt of the Company solely by reason of such other Indebtedness being secured and such Indebtedness not being secured, (b) the Notes, (c) any Indebtedness of the Company to any of its Restricted Subsidiaries and (d) any Indebtedness which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, is without recourse to the Company.

"Significant Subsidiary" means, at any date of determination, any Subsidiary that, together with its Subsidiaries, (i) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated revenues of the Company and its consolidated subsidiaries or (ii) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its consolidated subsidiaries, all as set forth on the most recently available financial statements of the Company for such fiscal year.

"Stockholders' Equity" means, with respect to any Person as of any date, the stockholders' equity of such Person determined in accordance with GAAP as of the date of the most recent available internal financial statements of such Person, and calculated on a pro forma basis to give effect to any acquisition or disposition by such Person consummated or to be consummated since the date of such financial statements and on or prior to the date of such calculation.

"Subordinated Debt" means any Indebtedness (whether outstanding on the Issue Date or hereafter incurred) which is by its terms expressly subordinate or junior in right of payment to the Notes.

"Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unrestricted Subsidiaries shall not be included in the definition of Subsidiary for any purposes of the Indenture (except, as the context may otherwise require, for purposes of the definition of "Unrestricted Subsidiary").

"Unrestricted Subsidiary" means Atria and any other Subsidiary that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary (i) has no Indebtedness other than Non-Recourse Debt, (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results and
(iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that Atria will continue to qualify as an Unrestricted Subsidiary notwithstanding (a) the existence of Indebtedness under Atria's bank credit facility which does not qualify as Non-Recourse Debt, (b) the incurrence of Indebtedness Guaranteed by the Company or any Restricted Subsidiary which Atria is permitted to incur under the first paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" or (c) any transaction between the Company or any Restricted Subsidiary and Atria which is permitted by the first paragraph of the covenant described above under the caption "--Certain Covenants--Transactions with Affiliates", but Atria shall cease to qualify as an Unrestricted Subsidiary if it otherwise fails to comply with the conditions set forth in clauses (i) through (iv) above.

Notwithstanding the foregoing, an Unrestricted Subsidiary shall not cease to qualify as an Unrestricted Subsidiary if the Company Guarantees Indebtedness of such Unrestricted Subsidiary and such Guarantee is a Restricted Investment which is permitted by the provisions of the Indenture described above under the caption
"--Certain Covenants--Restricted Payments".

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted under the covenant described above under the caption "--Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such

Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the Indenture, the Company shall be in Default under the Indenture). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the Indenture, and (ii) no Default or Event of Default would be in existence following such designation.

"Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

                          DESCRIPTION OF THE OLD NOTES

The terms of the Old Notes are identical in all material respects to the terms of the New Notes, except that (i) the sale of the Old Notes was not registered under the Securities Act, therefore, the Old Notes are subject to certain restrictions on transfer, contain certain legends relating thereto and are entitled to certain registration rights under the Registration Rights Agreement (which rights will terminate upon consummation of the Exchange Offer); and (ii) the New Notes will not provide for any increase in the interest rate thereon. In that regard, the Old Notes provide that, in the event that the Exchange Offer is not consummated or the Shelf Registration Statement is not declared effective on or prior to December 18, 1997, the Company will pay additional interest (in addition to the interest otherwise due on the Old Notes) to each Holder of the Old Notes during the first 90-day period following December 18, 1997, in an amount equal to 0.25% per annum. The amount of interest will increase by an additional 0.25% per annum for each subsequent 90-day period until consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, up to a maximum amount of additional interest of 1.00% per annum. Such additional interest will cease accruing on such Old Notes upon consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement. The New Notes are not entitled to any such increase in the interest rate thereon. In addition, the Old Notes and the New Notes will constitute a single series of debt securities under the Indenture. See "Description of the New Notes--General." Accordingly, Holders of Old Notes should review the information set forth under "Summary--Certain Consequences of a Failure to Exchange Old Notes" and "Description of the New Notes."

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following summary describes certain United States Federal income tax considerations to Holders of the New Notes who are subject to U.S. net income tax with respect to the New Notes ("U.S. persons") and who will hold the New Notes as capital assets. There can be no assurance that the U.S. Internal Revenue Service (the "IRS") will take a similar view of the purchase, ownership or disposition of the New Notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions now in effect, all of which are subject to change. It does not include any description of the tax laws of any state, local or foreign governments or any estate or gift tax considerations that may be applicable to New Notes or Holders thereof. It does not discuss all aspects of Federal income taxation that may be relevant to a particular investor in light of the investor's particular investment circumstances or to certain types of investors subject to special treatment under the Federal income tax laws (for example, dealers in securities or currencies, S corporations, life insurance companies, tax-exempt organizations, taxpayers subject to the alternative minimum tax and non-U.S. persons) and also does not discuss New Notes held as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a New Note and one or more other investments, or situations in which the functional currency of the Holders is not the U.S. dollar.

Holders of Old Notes contemplating acceptance of the Exchange Offer should consult their own tax advisors with respect to their particular circumstances and with respect to the effects of state, local or foreign tax laws to which they may be subject.

EXCHANGE OF NOTES

The exchange of Old Notes for New Notes should not be a taxable event to Holders for Federal income tax purposes. The exchange of Old Notes for the New Notes pursuant to the Exchange Offer should not be treated as an "exchange" for Federal income tax purposes because the New Notes should not be considered to differ materially in kind or extent from the Old Notes. If, however, the exchange of the Old Notes for the New Notes were treated as an exchange for Federal income tax purposes, such exchange should constitute a recapitalization for Federal income tax purposes. Accordingly, a Holder should have the same adjusted basis and holding period in the New Notes as the Holder had in the Old Notes immediately before the exchange.

INTEREST ON THE NEW NOTES

A Holder of a New Note will be required to report as ordinary interest income for Federal income tax purposes interest earned on the New Note in accordance with the Holder's method of tax accounting.

DISPOSITION OF NEW NOTES

A Holder's tax basis for a New Note generally will be the Holder's purchase price for the Old Note. Upon the sale, exchange, redemption, retirement or other disposition of a New Note, a Holder will recognize gain or loss equal to the difference (if any) between the amount realized and the Holder's tax basis in the New Note. Such gain or loss will be long-term capital gain or loss if the New Note has been held for more than one year (including the period the Old Note was held) and otherwise will be short-term capital gain or loss (with certain exceptions to the characterization as capital gain if the New Note was acquired at a market discount). For a non-corporate Holder to qualify for the 20% maximum tax rate on capital gain, however, the New Note would have to be held for more than 18 months (including the period the Old Note was held).

BACKUP WITHHOLDING

A Holder of a New Note may be subject to backup withholding at the rate of 31% with respect to interest paid on the New Note and proceeds from the sale, exchange, redemption or retirement of the New Note, unless such Holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A Holder of a New Note who does not provide the Company with the Holder's correct taxpayer identification number may be subject to penalties imposed by the IRS.

A Holder of a New Note who is not a U.S. person will generally be exempt from backup withholding and information reporting requirements, but may be required to comply with certification and identification procedures in order to obtain an exemption from backup withholding and information reporting.

Any amount paid as backup withholding will be creditable against the Holder's Federal income tax liability.

                              PLAN OF DISTRIBUTION

Each Participating Broker-Dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus may be used by Participating Broker-Dealers during the period referred to below in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making or other trading activities. The Company has agreed that this Prospectus may be used by a Participating Broker-Dealer in connection with resales of such New Notes for a period ending 180 days after the Expiration Date (subject to extension under certain limited circumstances described herein) or, if earlier, when all such New Notes have been disposed of by such Participating Broker-Dealer. See "The Exchange Offer--Resales of New Notes."

The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. New Notes received by broker-dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker-dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

For a period of 180 days after the Expiration Date, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer other than commissions or concessions of any brokers or dealers and will indemnify the Holders of the Old Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

The validity of the issuance of the New Notes by the Company will be passed upon by Greenebaum Doll & McDonald PLLC, Louisville, Kentucky. Members of Greenebaum Doll & McDonald PLLC participating in the preparation of this Prospectus beneficially own approximately 9,900 shares of the Company's Common Stock.

                                    EXPERTS

The consolidated financial statements of the Company at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of TheraTx, Incorporated at December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing herein, which, as to the year 1994 is based in part on the report of Coopers & Lybrand L.L.P., independent auditors. The financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

The consolidated financial statements of Transitional Hospitals Corporation (formerly Community Psychiatric Centers) at November 30, 1996 and 1995 and for the years then ended included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Transitional Hospitals Corporation (formerly Community Psychiatric Centers) at November 30, 1994 and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as stated in their report thereon appearing herein and are included in reliance upon such report given the authority of such firm as experts in accounting and auditing.

     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

VENCOR, INC.                                                               PAGE
                                                                           ----
Report of Independent Auditors............................................ F-2
Consolidated Financial Statements:
 Consolidated Statement of Operations for the years ended December 31,
  1996, 1995 and 1994..................................................... F-3
 Consolidated Balance Sheet, December 31, 1996 and 1995................... F-4
 Consolidated Statement of Stockholders' Equity for the years ended Decem-
  ber 31, 1996, 1995 and 1994............................................. F-5
 Consolidated Statement of Cash Flows for the years ended December 31,
  1996, 1995 and 1994..................................................... F-6
 Notes to Consolidated Financial Statements............................... F-7
 Quarterly Consolidated Financial Information (Unaudited)................. F-19
Condensed Consolidated Financial Statements (Unaudited):
 Condensed Consolidated Statement of Income for the quarter and six months ended June 30, 1997 and 1996............................................ F-20
 Condensed Consolidated Balance Sheet, June 30, 1997 and December 31,
  1996.................................................................... F-21
 Condensed Consolidated Statement of Cash Flows for the six months ended
  June 30, 1997 and 1996.................................................. F-22
 Notes to Condensed Consolidated Financial Statements..................... F-23
THERATX, INCORPORATED
Report of Independent Auditors............................................ F-27
Consolidated Financial Statements:
 Consolidated Statements of Income for the years ended December 31, 1994,
  1995 and 1996........................................................... F-29
 Consolidated Balance Sheets, December 31, 1995 and 1996.................. F-30
 Consolidated Statements of Stockholders' Equity for the years ended De-
  cember 31, 1994, 1995 and 1996.......................................... F-31
 Consolidated Statements of Cash Flows for the years ended December 31,
  1994, 1995 and 1996..................................................... F-32
 Notes to Consolidated Financial Statements............................... F-33
TRANSITIONAL HOSPITALS CORPORATION
Report of Independent Accountants......................................... F-47
Consolidated Financial Statements:
 Consolidated Balance Sheets, November 30, 1996 and 1995.................. F-50
 Consolidated Statements of Operations for the years ended November 30,
  1996, 1995 and 1994..................................................... F-52
 Consolidated Statements of Stockholders' Equity for the years ended No-
  vember 30, 1996, 1995 and 1994.......................................... F-53
 Consolidated Statements of Cash Flows for the years ended November 30,
  1996, 1995 and 1994..................................................... F-54
 Notes to Consolidated Financial Statements............................... F-55
Condensed Consolidated Financial Statements (Unaudited):
 Condensed Consolidated Statements of Operations for the six months ended
  May 31, 1997 and 1996................................................... F-71
 Condensed Consolidated Balance Sheets, May 31, 1997 and November 30,
  1996.................................................................... F-72
 Condensed Consolidated Statements of Cash Flows for the six months ended
  May 31, 1997 and 1996................................................... F-73
 Notes to Condensed Consolidated Financial Statements..................... F-74

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Vencor, Inc.

We have audited the accompanying consolidated balance sheet of Vencor, Inc. as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, cash flows and related financial statement schedule for each of the three years in the period ended December 31, 1996. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Vencor, Inc. at December 31, 1996 and 1995, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                       /s/ Ernst & Young LLP


Louisville, Kentucky
February 17, 1997

                                  VENCOR, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 1996        1995        1994
                                           ----------  ----------  ----------
Revenues.................................. $2,577,783  $2,323,956  $2,032,827
                                           ----------  ----------  ----------
Salaries, wages and benefits..............  1,490,938   1,360,018   1,167,181
Supplies..................................    218,083     188,754     162,053
Rent......................................     77,795      79,476      79,371
Other operating expenses..................    449,335     416,969     366,621
Depreciation and amortization.............     99,533      89,478      79,519
Interest expense..........................     45,922      60,918      62,828
Investment income.........................    (12,203)    (13,444)    (13,126)
Non-recurring transactions................    125,200     109,423      (4,540)
                                           ----------  ----------  ----------
                                            2,494,603   2,291,592   1,899,907
                                           ----------  ----------  ----------
Income from operations before income
 taxes....................................     83,180      32,364     132,920
Provision for income taxes................     35,175      24,001      46,781
                                           ----------  ----------  ----------
Income from operations....................     48,005       8,363      86,139
Extraordinary loss on extinguishment of
 debt, net of income tax benefit of
 $14,839 in 1995 and $125 in 1994.........         --     (23,252)       (241)
                                           ----------  ----------  ----------
   Net income (loss)......................     48,005     (14,889)     85,898
Preferred stock dividend requirements and
 other items..............................         --      (5,280)     (7,753)
Gain on redemption of preferred stock.....         --      10,176          --
                                           ----------  ----------  ----------
   Income (loss) available to common
    stockholders.......................... $   48,005  $   (9,993) $   78,145
                                           ==========  ==========  ==========
Earnings (loss) per common and common
 equivalent share:
 Primary:
  Income from operations.................. $     0.68  $     0.21  $     1.37
  Extraordinary loss on extinguishment of
   debt...................................         --       (0.37)         --
                                           ----------  ----------  ----------
   Net income (loss)...................... $     0.68  $    (0.16) $     1.37
                                           ==========  ==========  ==========
 Fully diluted:
  Income from operations.................. $     0.68  $     0.29  $     1.28
  Extraordinary loss on extinguishment of
   debt...................................         --       (0.32)         --
                                           ----------  ----------  ----------
   Net income (loss)...................... $     0.68  $    (0.03) $     1.28
                                           ==========  ==========  ==========
Shares used in computing earnings (loss)
 per common and common equivalent share:
  Primary.................................     70,702      62,318      57,037
  Fully diluted...........................     70,702      71,967      69,014

                            See accompanying notes.

                                  VENCOR, INC.
                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1996        1995
                                                         ----------  ----------
                        ASSETS
Current assets:
 Cash and cash equivalents.............................  $  112,466  $   35,182
 Accounts and notes receivable less allowance for loss
  of $23,915--1996 and $16,785--1995...................     420,758     360,147
 Inventories...........................................      24,939      24,862
 Income taxes..........................................      67,808      77,997
 Other.................................................      35,162      26,491
                                                         ----------  ----------
                                                            661,133     524,679
Property and equipment, at cost:
 Land..................................................     113,749     111,232
 Buildings.............................................     975,399     992,992
 Equipment.............................................     435,787     403,338
 Construction in progress (estimated cost to complete
  and equip after December 31, 1996--$50,000)..........      84,835      44,731
                                                         ----------  ----------
                                                          1,609,770   1,552,293
 Accumulated depreciation..............................    (416,608)   (362,199)
                                                         ----------  ----------
                                                          1,193,162   1,190,094
Notes receivable less allowance for loss of $15,305--
 1995..................................................          --      78,090
Intangible assets less accumulated amortization of
 $25,218--1996 and $22,149--1995.......................      31,608      42,580
Other..................................................      82,953      77,011
                                                         ----------  ----------
                                                         $1,968,856  $1,912,454
                                                         ==========  ==========
         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable......................................  $  103,518  $   99,887
 Salaries, wages and other compensation................     111,366      99,937
 Other accrued liabilities.............................      71,434      75,617
 Long-term debt due within one year....................      54,692       9,572
                                                         ----------  ----------
                                                            341,010     285,013
Long-term debt.........................................     710,507     778,100
Deferred credits and other liabilities.................      84,053      75,573
Minority interests in equity of consolidated entities..      36,195       1,704
Contingencies
Stockholders' equity:
 Preferred stock, $1.00 par value; authorized 1,000
  shares; none issued and outstanding..................          --          --
 Common stock, $0.25 par value; authorized 180,000
  shares; issued 72,615 shares--1996 and 72,158
  shares--1995.........................................      18,154      18,040
 Capital in excess of par value........................     713,527     684,377
 Retained earnings.....................................     150,870     102,865
                                                         ----------  ----------
                                                            882,551     805,282
 Common treasury stock; 3,730 shares--1996 and 2,025
  shares--1995.........................................     (85,460)    (33,218)
                                                         ----------  ----------
                                                            797,091     772,064
                                                         ----------  ----------
                                                         $1,968,856  $1,912,454
                                                         ==========  ==========

                            See accompanying notes.

                                  VENCOR, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                  SHARES                  PAR VALUE
                                         ---------------------------  ------------------
                                                              COMMON                      CAPITAL IN              COMMON
                                         PREFERRED  COMMON  TREASURY  PREFERRED   COMMON  EXCESS OF   RETAINED  TREASURY
                                             STOCK   STOCK     STOCK      STOCK    STOCK  PAR VALUE   EARNINGS     STOCK
                                         ---------  ------  --------  ---------  -------  ----------  --------  --------
Balances, December 31, 1993.........           157  53,208    (2,993)      $ 23  $13,302   $451,027   $ 58,911  $(37,713)
 Net income.........................                                                                    85,898
 Cash dividends on preferred stock
  ($82.50 per share) and provision
  for redemption value..............                                                                    (3,066)
 In-kind dividend on preferred
  stock.............................             4                            2                4,506    (4,508)
 Issuance of common stock in connection
  with employee benefit plans.......                   360       121                  89       5,458               1,518
 Issuance of common stock in connection
  with acquisitions.................                             698                           9,089               8,565
 Exercise of common stock purchase
  warrants..........................                 5,610                         1,403      61,897
 Tender of preferred stock in connection
  with exercise of common stock
  purchase warrants.................           (63)                         (10)             (63,290)
 Other..............................                                                           3,974      (621)
                                              ----  ------    ------       ----  -------    --------  --------  --------
Balances, December 31, 1994.........            98  59,178    (2,174)        15   14,794     472,661   136,614   (27,630)
 Net loss...........................                                                                   (14,889)
 Cash dividends on preferred stock
  ($67.98 per share) and provision
  for redemption value..............                                                                    (2,380)
 In-kind dividend on preferred
  stock.............................             3                                             2,900    (2,900)
 Issuance of common stock in connection
  with employee benefit plans.......                   664      (150)                166      24,111             (11,098)
 Issuance of common stock in connection
  with acquisitions.................                             439                          (3,227)              5,498
 Increase in value of common stock
  purchase warrants of acquired
  entities..........................                                                           9,810    (9,810)
 Public offering of common stock....                 2,200                           550      65,944
 Conversion of long-term debt.......                 7,260                         1,815     149,645
 Issuance of common stock to grantor
  trust.............................                 3,927    (3,927)                982      87,297             (88,279)
 Hillhaven Merger:
 Issuance of common stock and
  related income tax benefits.......                 2,732                           683      51,561
 Termination of grantor trust.......                (3,786)    3,786                (946)    (87,146)             88,279
 Redemption of preferred stock......          (101)                         (15)             (91,253)
 Other..............................                   (17)        1                  (4)      2,074    (3,770)       12
                                              ----  ------    ------       ----  -------    --------  --------  --------
Balances, December 31, 1995.........            --  72,158    (2,025)        --   18,040     684,377   102,865   (33,218)
 Net income.........................                                                                    48,005
 Increase in equity resulting from
  initial public offering of Atria
  Communities, Inc. common stock....                                                          19,828
 Issuance of common stock in connection
  with employee benefit plans.......                   457       246                 114       9,223               3,083
 Repurchase of common stock.........                          (1,950)                                            (55,305)
 Other..............................                              (1)                             99                 (20)
                                              ----  ------    ------       ----  -------    --------  --------  --------
Balances, December 31, 1996.........            --  72,615    (3,730)      $ --  $18,154    $713,527  $150,870  $(85,460)
                                              ====  ======    ======       ====  =======    ========  ========  ========
                                            TOTAL
                                         ---------
Balances, December 31, 1993.........     $485,550
 Net income.........................       85,898
 Cash dividends on preferred stock
  ($82.50 per share) and provision
  for redemption value..............       (3,066)
 In-kind dividend on preferred
  stock.............................           --
 Issuance of common stock in connection
  with employee benefit plans.......        7,065
 Issuance of common stock in connection
  with acquisitions.................       17,654
 Exercise of common stock purchase
  warrants..........................       63,300
 Tender of preferred stock in connection
  with exercise of common stock
  purchase warrants.................      (63,300)
 Other..............................        3,353
                                         ---------
Balances, December 31, 1994.........      596,454
 Net loss...........................      (14,889)
 Cash dividends on preferred stock
  ($67.98 per share) and provision
  for redemption value..............       (2,380)
 In-kind dividend on preferred
  stock.............................           --
 Issuance of common stock in connection
  with employee benefit plans.......       13,179
 Issuance of common stock in connection
  with acquisitions.................        2,271
 Increase in value of common stock
  purchase warrants of acquired
  entities..........................           --
 Public offering of common stock....       66,494
 Conversion of long-term debt.......      151,460
 Issuance of common stock to grantor
  trust.............................           --
 Hillhaven Merger:
 Issuance of common stock and
  related income tax benefits.......       52,244
 Termination of grantor trust.......          187
 Redemption of preferred stock......      (91,268)
 Other..............................       (1,688)
                                         ---------
Balances, December 31, 1995.........      772,064
 Net income.........................       48,005
 Increase in equity resulting from
  initial public offering of Atria
  Communities, Inc. common stock....       19,828
 Issuance of common stock in connection
  with employee benefit plans.......       12,420
 Repurchase of common stock.........      (55,305)
 Other..............................           79
                                         ---------
Balances, December 31, 1996.........     $797,091
                                         =========

                            See accompanying notes.

                                  VENCOR, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                    1996       1995       1994
                                               ---------  ---------  ---------
Cash flows from operating activities:
 Net income (loss)............................ $  48,005  $ (14,889) $  85,898
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
  Depreciation and amortization...............    99,533     89,478     79,519
  Deferred income taxes.......................   (34,814)   (23,570)     5,526
  Extraordinary loss on extinguishment of
   debt.......................................        --     38,091        366
  Non-recurring transactions..................   121,789    102,166      2,500
  Other.......................................     5,685     14,809     (1,575)
  Change in operating assets and liabilities:
   Accounts and notes receivable..............   (64,304)  (107,761)   (63,247)
   Inventories and other assets...............     1,284     (3,478)    12,385
   Accounts payable...........................     2,165     22,157      4,718
   Other accrued liabilities..................     4,196     (3,366)     6,946
                                               ---------  ---------  ---------
    Net cash provided by operating
     activities...............................   183,539    113,637    133,036
                                               ---------  ---------  ---------
Cash flows from investing activities:
 Purchase of property and equipment...........  (135,027)  (136,893)  (111,486)
 Acquisition of healthcare businesses and
  previously leased facilities................   (26,236)   (59,343)   (36,391)
 Sale of assets...............................     9,147        899      6,530
 Collection of notes receivable...............    78,151      4,715      8,965
 Net change in investments....................      (445)   (12,779)    14,046
 Other........................................    (6,576)    (8,241)     3,032
                                               ---------  ---------  ---------
    Net cash used in investing activities.....   (80,986)  (211,642)  (115,304)
                                               ---------  ---------  ---------
Cash flows from financing activities:
 Net change in borrowings under revolving
  lines of credit.............................    (1,500)   161,600     21,000
 Issuance of long-term debt...................    10,495    438,052     18,599
 Repayment of long-term debt..................   (31,586)  (474,896)   (75,124)
 Public offering of common stock..............    52,247     66,494         --
 Other issuances of common stock..............     2,242      6,520      1,289
 Repurchase of common stock...................   (55,305)        --         --
 Redemption of preferred stock................        --    (91,268)        --
 Payment of dividends.........................        --     (2,779)    (3,070)
 Other........................................    (1,862)    (9,554)    (2,338)
                                               ---------  ---------  ---------
    Net cash provided by (used in) financing
     activities...............................   (25,269)    94,169    (39,644)
                                               ---------  ---------  ---------
Change in cash and cash equivalents...........    77,284     (3,836)   (21,912)
Cash and cash equivalents at beginning of
 period.......................................    35,182     39,018     60,930
                                               ---------  ---------  ---------
Cash and cash equivalents at end of period.... $ 112,466  $  35,182  $  39,018
                                               =========  =========  =========
Supplemental information:
 Interest payments............................ $  46,527  $  69,916  $  59,733
 Income tax payments..........................    55,303     42,218     37,332

                            See accompanying notes.

                                  VENCOR, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--ACCOUNTING POLICIES

 Reporting Entity
Vencor, Inc. ("Vencor" or "the Company") operates an integrated network of healthcare services in forty-one states primarily focused on the needs of the elderly. At December 31, 1996, Vencor operated 38 hospitals (3,325 licensed beds), 313 nursing centers (39,619 licensed beds), a contract services business ("Vencare") which provides respiratory therapy, rehabilitation therapy, subacute medical services and pharmacy management services to nursing centers and other healthcare providers and 21 assisted and independent living communities with 2,942 units.

On September 28, 1995, Vencor consummated a merger with The Hillhaven Corporation ("Hillhaven") in a tax-free, stock-for-stock transaction (the "Hillhaven Merger"). See Note 2.

Prior to its merger with Vencor, Hillhaven consummated a merger with Nationwide Care, Inc. ("Nationwide") on June 30, 1995 in a tax-free, stock-for-stock transaction (the "Nationwide Merger"). See Note 3.

In the third quarter of 1996, Vencor completed an initial public offering related to its assisted and independent living business through the issuance of 5,750,000 common shares of Atria Communities, Inc. ("Atria") (the "IPO"). See
Note 4.

 Basis of Presentation
The consolidated financial statements include all subsidiaries. Significant intercompany transactions have been eliminated.

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include amounts based upon the estimates and judgments of management. Actual amounts may differ from these estimates.

The Hillhaven Merger and the Nationwide Merger have been accounted for by the pooling-of-interests method. Accordingly, the consolidated financial statements included herein give retroactive effect to these transactions and include the combined operations of Vencor, Hillhaven and Nationwide for all periods presented.

In connection with the IPO, Vencor retained a controlling interest in Atria. Accordingly, the accounts of Atria continue to be consolidated with those of Vencor, and the Company has recorded minority interests in the earnings and equity of Atria since consummation of the IPO.

 Revenues
Revenues are recorded based upon estimated amounts due from patients and third-party payors for healthcare services provided, including anticipated settlements under reimbursement agreements with Medicare, Medicaid and other third-party payors.

A summary of revenues by payor type follows (dollars in thousands):

                                                   1996        1995        1994
                                             ----------  ----------  ----------
Medicare.................................... $  822,589  $  691,297  $  554,443
Medicaid....................................    821,828     776,278     731,491
Commercial and other........................    972,906     865,820     747,267
                                             ----------  ----------  ----------
                                              2,617,323   2,333,395   2,033,201
Elimination.................................    (39,540)     (9,439)       (374)
                                             ----------  ----------  ----------
                                             $2,577,783  $2,323,956  $2,032,827
                                             ==========  ==========  ==========

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 1--ACCOUNTING POLICIES (CONTINUED)

 Cash and Cash Equivalents

Cash and cash equivalents include highly liquid investments with an original maturity of three months or less. Carrying values of cash and cash equivalents approximate fair value due to the short-term nature of these instruments.

 Accounts Receivable

Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients.

 Inventories

Inventories consist primarily of medical supplies and are stated at the lower of cost (first-in, first-out) or market.

 Property and Equipment

Depreciation expense, computed by the straight-line method, was $91.6 million in 1996, $79.7 million in 1995, and $71.6 million in 1994. Depreciation rates for buildings range generally from 20 to 45 years. Estimated useful lives of equipment vary from 5 to 15 years.

During 1996, Vencor adopted Financial Accounting Standards Board Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." See Note 5.

 Intangible Assets

Intangible assets consist primarily of costs in excess of the fair value of identifiable net assets of acquired entities and are amortized using the straight-line method over periods ranging from 10 to 25 years. Noncompete agreements and debt issuance costs are amortized based upon the lives of the respective contracts or loans.

 Professional Liability Risks

Provisions for loss for professional liability risks are based upon actuarially determined estimates. To the extent that subsequent claims information varies from management's estimates, earnings are charged or credited.

 Earnings per Common Share

Share and per share amounts have been retroactively restated to reflect a 3-for-2 stock split distributed in October 1994.

The computation of earnings per common and common equivalent share give retroactive effect to the Hillhaven Merger and the Nationwide Merger and is based upon the weighted average number of common shares outstanding and the dilutive effect of common stock equivalents consisting primarily of stock options. In addition, the 1995 and 1994 computations also include the dilutive effect of convertible debt securities.

During 1995, all convertible debt securities were redeemed in exchange for cash or converted into Vencor common stock. Accordingly, the computation of fully diluted earnings per common share assumes that the equivalent number of common shares underlying such debt securities were outstanding during the entire year even though the result thereof is antidilutive.

In connection with the Hillhaven Merger, Vencor realized a gain of approximately $10.2 million upon the cash redemption of Hillhaven preferred stock. Although the gain had no effect on net income, fully diluted earnings per common and common equivalent share were increased by $0.14.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2--HILLHAVEN MERGER

On September 27, 1995, the stockholders of both Vencor and Hillhaven approved the Hillhaven Merger, effective September 28, 1995. In connection with the Hillhaven Merger, Vencor issued approximately 31,651,000 shares of common stock in exchange for all of the outstanding common stock of Hillhaven (an exchange ratio of 0.935 of a share of Vencor common stock for each share of Hillhaven common stock).

The Hillhaven Merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements give retroactive effect to the Hillhaven Merger and include the combined operations of Vencor and Hillhaven for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the Hillhaven Merger (dollars in thousands):

                                             NON-RECURRING
                           VENCOR  HILLHAVEN  TRANSACTIONS  ELIMINATION  CONSOLIDATED
                         -------- ---------- -------------  -----------  ------------
Nine months ended
 September 30,
 1995 (unaudited):
  Revenues.............. $411,233 $1,322,873      $(24,500)     $(3,775)   $1,705,831
  Income (loss) from
   operations...........   31,566     41,367       (93,561)          --       (20,628)
  Net income (loss).....   30,711     20,235       (93,561)          --       (42,615)
 1994:
  Revenues.............. $400,018 $1,633,183      $     --      $  (374)   $2,032,827
  Income from
   operations...........   31,416     51,976         2,747           --        86,139
  Net income............   31,416     51,735         2,747           --        85,898

NOTE 3--NATIONWIDE MERGER

Prior to its merger with Vencor, Hillhaven completed the Nationwide Merger on June 30, 1995. In connection therewith, 4,675,000 shares of common stock (effected for the Hillhaven Merger exchange ratio) were issued in exchange for all of the outstanding shares of Nationwide.

The Nationwide Merger has been accounted for as a pooling of interests, and accordingly, the consolidated financial statements give retroactive effect to the Nationwide Merger and include the combined operations of Hillhaven and Nationwide for all periods presented. The following is a summary of the results of operations of the separate entities for periods prior to the Nationwide Merger (dollars in thousands):

                                                   NON-RECURRING
                             HILLHAVEN NATIONWIDE   TRANSACTIONS  CONSOLIDATED
                            ---------- ----------  -------------  ------------
Six months ended June 30,
 1995 (unaudited):
 Revenues.................. $  803,793   $ 66,800        $    --    $  870,593
 Income from operations....     23,837      2,147         (3,686)       22,298
 Net income................     23,459       (266)        (3,686)       19,507
1994:
 Revenues.................. $1,509,729   $123,454        $    --    $1,633,183
 Income from operations....     47,178      4,798          2,747        54,723
 Net income................     46,937      4,798          2,747        54,482

NOTE 4--INITIAL PUBLIC OFFERING OF ATRIA

In the third quarter of 1996, Vencor completed the IPO, the net proceeds from which aggregated approximately $52.2 million. At December 31, 1996, Vencor owned 10,000,000 shares, or 63.2%, of Atria's outstanding common stock. Significant agreements related to the IPO are discussed below.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 4--INITIAL PUBLIC OFFERING OF ATRIA (CONTINUED)

 Credit Facility

Concurrently with the consummation of the IPO, Atria entered into a bank credit facility (the "Atria Credit Facility"), which matures in four years and may be extended at the option of the banks for an additional year. The Atria Credit Facility aggregates up to $200 million, including a letter of credit option not to exceed $70 million. Loans under the Atria Credit Facility bear interest, at Atria's option, at either (i) a base rate based on PNC Bank's prime rate or the daily federal funds rate or (ii) a LIBOR rate, plus an additional percentage based on certain leverage ratios. The obligations under the Atria Credit Facility are secured by substantially all of Atria's property, the capital stock of Atria's present and future principal subsidiaries and all intercompany indebtedness owned to Atria by its subsidiaries. The Atria Credit Facility is conditioned upon, among other things, Vencor's ownership of at least 30% of Atria's common stock.

 Agreements with Atria

Atria and Vencor or its subsidiaries have entered into certain arrangements which are intended to facilitate an orderly transition of Atria from a division of Vencor to a separate publicly held entity which will be minimally disruptive to both Atria and Vencor. In addition to various agreements related to administrative support, shared services and real estate leases, significant agreements with Atria include:

   Guarantees--Vencor will guarantee for four years certain borrowings by Atria under the Atria Credit Facility in amounts up to $100 million in the first year following the IPO, declining to $75 million, $50 million and $25 million in each respective year thereafter.

   Income Taxes--A tax sharing agreement provides for risk-sharing arrangements in connection with various income tax related issues.

   Registration Rights--Atria has granted demand and piggyback registration rights to Vencor with respect to registration under the Securities Act of 1933 of Atria common stock owned by Vencor. Four demand registrations are permitted. Atria will pay the fees and expenses of two demand registrations and the piggyback registrations, while Vencor will pay all underwriting discounts and commissions. The registration rights expire five years from the completion of the IPO and are subject to certain conditions and limitations, including the right of underwriters of an offering to limit the number of shares owned by Vencor included in such registration.

   Liabilities and Indemnifications--Atria has agreed to assume all contractual liabilities relating to the assets transferred by Vencor to Atria.

NOTE 5--NON-RECURRING TRANSACTIONS

 1996
In the fourth quarter of 1996, Vencor recorded pretax charges aggregating $125.2 million primarily to complete the integration of Hillhaven. In November 1996, Vencor executed a definitive agreement to sell 34 underperforming or non-strategic nursing centers in early 1997. A charge of $65.3 million was recorded in connection with the disposition. In addition, Vencor's previously independent institutional pharmacy business, acquired as part of the Hillhaven Merger, was integrated into Vencare, resulting in a charge of $39.6 million related primarily to costs associated with employee severance and benefit costs (approximately 500 employees), facility close-down expenses and the writeoff of certain deferred costs for services to be discontinued. A provision for loss totaling $20.3 million related to the planned replacement of one hospital and three nursing centers was also recorded in the fourth quarter.

 1995
In the third quarter of 1995, Vencor recorded pretax charges aggregating $128.4 million primarily in connection with the consummation of the Hillhaven Merger. The charges included (i) $23.2 million of investment advisory

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 5--NON-RECURRING TRANSACTIONS (CONTINUED)

and professional fees, (ii) $53.8 million of employee benefit plan and severance costs (approximately 500 employees), (iii) $26.9 million of losses associated with the planned disposition of certain nursing center properties and (iv) $24.5 million of charges to reflect Vencor's change in estimates of accrued revenues recorded in connection with certain prior-year nursing center third-party reimbursement issues (recorded as a reduction of revenues). During 1996, activities related to the elimination of duplicative corporate and operational functions was substantially completed, and management expects that the disposition of certain nursing center properties will be concluded in 1997.

Pretax charges aggregating $5.5 million were recorded in the second quarter primarily in connection with the Nationwide Merger.

 1994
In the first quarter of 1994, Vencor recorded a pretax charge of $2.5 million in connection with the prior disposition of certain nursing centers. Operating results in the fourth quarter of 1994 include a pretax gain of $7 million on the sale of assets.

NOTE 6--BUSINESS COMBINATIONS OTHER THAN HILLHAVEN AND NATIONWIDE

Vencor has acquired a number of healthcare facilities (including certain previously leased facilities) and other related businesses, substantially all of which have been accounted for by the purchase method. Accordingly, the aggregate purchase price of these transactions has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based upon their respective fair values. The consolidated financial statements include the operations of acquired entities since the respective acquisition dates. The pro forma effect of these acquisitions on Vencor's results of operations prior to consummation was not significant.

The following is a summary of acquisitions consummated during the last three years under the purchase method of accounting (dollars in thousands):

                                                       1996      1995      1994
                                                    -------  --------  --------
Fair value of assets acquired...................... $26,621  $ 78,893  $ 54,045
Fair value of liabilities assumed..................    (385)  (16,475)       --
                                                    -------  --------  --------
  Net assets acquired..............................  26,236    62,418    54,045
Cash received from acquired entities...............      --      (804)       --
Issuance of common stock...........................      --    (2,271)  (17,654)
                                                    -------  --------  --------
  Net cash paid for acquisitions................... $26,236  $ 59,343  $ 36,391
                                                    =======  ========  ========

The purchase price paid in excess of the fair value of identifiable net assets of acquired entities aggregated $4.8 million in 1996, $9.7 million in 1995 and $8.3 million in 1994.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 7--INCOME TAXES

Provision for income taxes consists of the following (dollars in thousands):

                                                       1996      1995     1994
                                                   --------  --------  -------
Current:
 Federal.......................................... $ 59,470  $ 40,008  $34,697
 State............................................   10,519     7,563    6,558
                                                   --------  --------  -------
                                                     69,989    47,571   41,255
Deferred..........................................  (34,814)  (23,570)   5,526
                                                   --------  --------  -------
                                                   $ 35,175  $ 24,001  $46,781
                                                   ========  ========  =======

Reconciliation of federal statutory rate to effective income tax rate follows:

                                                       1996      1995     1994
                                                   --------  --------  -------
Federal statutory rate............................     35.0%     35.0%    35.0%
State income taxes, net of federal income tax
 benefit..........................................      3.6       4.3      4.0
Merger and restructuring costs....................      3.5      34.6       --
Targeted jobs tax credits.........................       --        --     (4.5)
Other items, net..................................      0.2       0.3      0.7
                                                   --------  --------  -------
  Effective income tax rate.......................     42.3%     74.2%    35.2%
                                                   ========  ========  =======

A summary of deferred income taxes by source included in the consolidated balance sheet at December 31 follows (dollars in thousands):

                                                1996                1995
                                        -------------------- -------------------
                                          ASSETS LIABILITIES  ASSETS LIABILITIES
                                        -------- ----------- ------- -----------
Depreciation........................... $     --     $47,256 $    --     $40,912
Insurance..............................   12,058          --  10,269          --
Doubtful accounts......................   37,989          --  26,723          --
Property...............................   34,767          --  10,148          --
Compensation...........................   17,030          --  19,133          --
Other..................................   33,120      19,990  16,127       8,584
                                        --------     ------- -------     -------
                                        $134,964     $67,246 $82,400     $49,496
                                        ========     ======= =======     =======

Management believes that the deferred tax assets in the table above will ultimately be realized. Management's conclusion is based primarily on the existence of sufficient taxable income within the allowable carryback periods to realize the tax benefits of deductible temporary differences recorded at December 31, 1996.

Deferred income taxes totaling $62.4 million and $54.7 million at December 31, 1996 and 1995, respectively, are included in other current assets. Noncurrent deferred income taxes, included in other long-term assets, totaled $5.3 million at December 31, 1996. Noncurrent deferred income taxes at December 31, 1995 totaling $21.8 million are included principally in deferred credits and other liabilities.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8--PROFESSIONAL LIABILITY RISKS

Vencor has insured a substantial portion of its professional liability risks through a wholly owned insurance subsidiary since June 1, 1994. Provisions for such risks underwritten by the subsidiary were $10.4 million for 1996, and $11.1 million for 1995, and $6.9 million for 1994.

Amounts funded for the payment of claims and expenses incident thereto, included principally in cash and cash equivalents and other assets, aggregated $20.7 million and $17.5 million at December 31, 1996 and 1995, respectively. Allowances for professional liability risks, included principally in deferred credits and other liabilities, were $21.6 million and $15.9 million at December 31, 1996 and 1995, respectively.

NOTE 9--LONG-TERM DEBT

 Capitalization

A summary of long-term debt at December 31 follows (dollars in thousands):

                                                                 1996      1995
                                                             --------  --------
Senior collateralized debt, 4.4% to 12% (rates generally
 floating) payable in periodic installments through 2019...  $119,634  $140,813
Non-interest bearing residential mortgage bonds, payable in
 periodic installments through 2040........................    33,917    33,344
Bank revolving credit agreements due 2001 (floating rates
 averaging 6.3%)...........................................   333,100   205,600
Bank term loans (floating rates averaging 6.3%) payable in
 periodic installments through 2001........................   271,000   400,000
10 1/8% Senior Subordinated Notes due 2001.................     3,291     3,289
Other......................................................     4,257     4,626
                                                             --------  --------
  Total debt, average life of seven years (rates averaging
   5.9%)...................................................   765,199   787,672
Amounts due within one year................................   (54,692)   (9,572)
                                                             --------  --------
  Long-term debt...........................................  $710,507  $778,100
                                                             ========  ========

 Credit Facility

Concurrent with the consummation of the Hillhaven Merger, Vencor entered into a five and one-half year $1 billion bank credit facility (the "Vencor $1 Billion Credit Facility") comprising a $400 million term loan and a $600 million revolving credit facility. The Vencor $1 Billion Credit Facility was established to finance the redemption of Hillhaven preferred stock, repay certain higher rate debt and borrowings under prior revolving credit agreements discussed below, and provide sufficient credit for future expansion. Interest is payable at rates up to either (i) the prime rate plus 1/4% or the daily federal funds rate plus 3/4%, (ii) LIBOR plus 1 1/4% or (iii) the bank certificate of deposit rate plus 1 3/8%. Outstanding borrowings under the $400 million term loan are payable in various installments beginning in 1997. The Vencor $1 Billion Credit Facility is collateralized by the capital stock of certain subsidiaries and contains covenants which require maintenance of certain financial ratios and limit amounts of additional debt and repurchases of common stock.

 Refinancing Activities

During 1995, Vencor recorded $23.3 million of after-tax losses from refinancing of long-term debt, substantially all of which was incurred in connection with the Hillhaven Merger. Amounts refinanced in 1995 included $171 million of 10 1/8% Senior Subordinated Notes due 2001 (the "10 1/8% Notes"), $112 million of outstanding borrowings under prior revolving credit agreements, and $173 million of other senior debt.

In the fourth quarter of 1995, Vencor called for redemption of its $115 million of 6% Convertible Subordinated Notes due 2002 (the "6% Notes") and $75 million of 7 3/4% Convertible Subordinated Debentures due 2002 (the

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--LONG-TERM DEBT (CONTINUED)

"7 3/4% Debentures") which were convertible into Vencor common stock at the rate of $26.00 and $17.96 per share, respectively. Approximately $80.6 million principal amount of the 6% Notes were converted into approximately 3,098,000 shares of common stock and the remainder were redeemed in exchange for cash equal to 104.2% of face value plus accrued interest. All outstanding 7 3/4% Debentures were converted into approximately 4,161,000 shares of common stock. These transactions had no material effect on earnings per common and common equivalent share.

 Other Information

On October 30, 1995, Vencor entered into certain interest rate swap agreements to eliminate the impact of changes in interest rates on $400 million of floating rate debt outstanding. The agreements expire in April 1997 ($100 million), October 1997 ($200 million) and April 1998 ($100 million) and provide for fixed rates at 5.7% plus 1/2% to 1 1/4%.

Maturities of long-term debt in years 1998 through 2001 are $66 million, $82 million, $111 million and $313 million, respectively.

The estimated fair value of Vencor's long-term debt was $752 million and $777 million at December 31, 1996 and 1995, respectively, compared to carrying amounts aggregating $765 million and $788 million. The estimate of fair value includes the effect of the interest rate swap agreement and is based upon the quoted market prices for the same or similar issues of long-term debt, or on rates available to Vencor for debt of the same remaining maturities.

NOTE 10--LEASES

Vencor leases real estate and equipment under cancelable and non-cancelable arrangements. Future minimum payments and related sublease income under non-cancelable operating leases are as follows (dollars inthousands):

                                                                MINIMUM SUBLEASE
                                                               PAYMENTS   INCOME
                                                               -------- --------
1997..........................................................  $48,341  $ 8,519
1998..........................................................   42,265    7,335
1999..........................................................   36,681    6,317
2000..........................................................   32,655    6,116
2001..........................................................   23,011    4,962
Thereafter....................................................   61,414   17,608

Sublease income aggregated $8.8 million, $13.7 million and $13.2 million for 1996, 1995 and 1994, respectively.

NOTE 11--CONTINGENCIES

Management continually evaluates contingencies based upon the best available evidence. In addition, allowances for loss are provided currently for disputed items that have continuing significance, such as certain third-party reimbursements and deductions that continue to be claimed in current cost reports and tax returns.

Management believes that allowances for losses have been provided to the extent necessary and that its assessment of contingencies is reasonable. Management believes that resolution of contingencies will not materially affect Vencor's liquidity, financial position or results of operations.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


NOTE 11--CONTINGENCIES (CONTINUED)

Principal contingencies are described below:

  Revenues--Certain third-party payments are subject to examination by agencies administering the programs. Vencor is contesting certain issues raised in audits of prior year cost reports.

  Professional liability risks--Vencor has provided for loss for professional liability risks based upon actuarially determined estimates. Actual settlements may differ from the provisions for loss.

  Interest rate swap agreements--Vencor is a party to certain agreements which reduce the impact of changes in interest rates on $400 million of its floating rate long-term debt. In the event of nonperformance by other parties to these agreements, Vencor may incur a loss to the extent that market rates exceed contract rates.

  Guarantees of indebtedness--Letters of credit and guarantees of indebtedness aggregated $29 million at December 31, 1996.

  Income taxes--Vencor is contesting adjustments proposed by the Internal Revenue Service for years 1990, 1991 and 1992.

  Litigation--Various suits and claims arising in the ordinary course of business are pending against Vencor.

NOTE 12--CAPITAL STOCK

 Plan Descriptions

In September 1995, Vencor common stockholders voted to increase the number of authorized shares of common stock from 60 million to 180 million and increase the number of common shares issuable under certain employee benefit plans from approximately 3.2 million to 6.9 million. At December 31, 1996, approximately
5.6 million shares of common stock were reserved for issuance under Vencor's stock compensation plans.

Vencor has plans under which options to purchase common stock may be granted to officers, employees and certain directors. Options have been granted at not less than market price on the date of grant. Exercise provisions vary, but most options are exercisable in whole or in part beginning one to four years after grant and ending ten years after grant. Activity in the plans is summarized below:

                                         SHARES                         WEIGHTED
                                          UNDER      OPTION PRICE        AVERAGE
                                         OPTION         PER SHARE EXERCISE PRICE
                                      ---------  ---------------- --------------
Balances, December 31, 1993.......... 1,660,826  $ 0.53 to $24.25
  Granted............................   536,239   11.53 to  22.75
  Exercised..........................  (102,230)   0.53 to  22.09
  Canceled or expired................   (48,185)   5.35 to  22.09
                                      ---------
Balances, December 31, 1994.......... 2,046,650    0.53 to  24.25
  Granted............................ 1,537,820   11.50 to  32.50
  Exercised..........................  (593,918)   0.53 to  29.14
  Canceled or expired................   (51,151)   5.35 to  28.50
                                      ---------
Balances, December 31, 1995.......... 2,939,401    0.53 to  32.50
  Granted............................ 1,467,451   25.50 to  38.38         $26.02
  Exercised..........................  (368,758)   0.53 to  28.50           6.10
  Canceled or expired................  (351,271)  14.17 to  32.63          26.65
                                      ---------
Balances, December 31, 1996.......... 3,686,823  $ 0.53 to $38.38         $23.54
                                      =========

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--CAPITAL STOCK (CONTINUED)

 Plan Descriptions (Continued)

A summary of stock options outstanding at December 31, 1996 follows:

                              OPTIONS OUTSTANDING          OPTIONS EXERCISABLE
                      ----------------------------------- ---------------------
                            NUMBER                              NUMBER
                       OUTSTANDING               WEIGHTED  EXERCISABLE WEIGHTED
                                AT     REMAINING  AVERAGE           AT  AVERAGE
RANGE OF              DECEMBER 31,   CONTRACTUAL EXERCISE DECEMBER 31, EXERCISE
EXERCISE PRICES               1996          LIFE    PRICE         1996    PRICE
---------------       ------------ ------------- -------- ------------ --------
$0.53 to $5.95.......      219,032  1 to 4 years   $ 2.87      219,032   $ 2.87
$14.17 to $24.25.....      821,635  5 to 7 years    19.08      629,517    18.99
$25.50 to $38.38.....    2,646,156 8 to 10 years    26.63      294,139    27.49
                         ---------                           ---------
                         3,686,823                 $23.54    1,142,688   $18.09
                         =========                           =========

The weighted average remaining contractual life of options outstanding at December 31, 1996 approximated eight years. Shares of common stock available for future grants were 1,387,396 at December 31, 1996 and 2,470,066 at December 31, 1995.

In 1995, Vencor issued long-term incentive agreements to certain officers and key employees whereby the Company may annually issue shares of common stock to such individuals in satisfaction of predetermined performance goals. Share awards aggregated 80,913 for 1996 and 92,500 for 1995.

In 1993, Vencor adopted a Shareholder Rights Plan under which common stockholders have the right to purchase Series A Preferred Stock in the event of accumulation of or tender offer for 15% or more of Vencor's common stock. The rights will expire in 2003 unless redeemed earlier by Vencor.

 Statement No. 123 Data

Vencor has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("Statement No. 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of Vencor's employee stock options is equal to the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by Statement No. 123, which also requires that the information be determined as if Vencor has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value of such options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 6.33% for 1996 and 1995; no dividend yield; expected term of seven years and volatility factors of the expected market price of the Company's common stock of .24 for 1996 and .25 for 1995.

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because Vencor's employee stock options have characteristics significantly different from those of traded options, and because the changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--CAPITAL STOCK (CONTINUED)

 Statement No. 123 Data (Continued)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the respective vesting period. The weighted average fair values of options granted during 1996 and 1995 under the Black-Scholes model were $10.95 and $11.74, respectively. Pro forma information follows (in thousands except per share amounts):

                                                                1996     1995
                                                             ------- --------
Pro forma income (loss) available to common stockholders.... $42,530 $(10,842)
Pro forma earnings (loss) per common and common equivalent
 share:
  Primary...................................................    0.61    (0.17)
  Fully diluted.............................................    0.61    (0.05)

Because Statement No. 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

NOTE 13--EMPLOYEE BENEFIT PLANS

Vencor maintains defined contribution retirement plans covering employees who meet certain minimum eligibility requirements. Benefits are determined as a percentage of a participant's contributions and are generally vested based upon length of service. Retirement plan expense was $8.8 million for 1996, $9.7 million for 1995 and $7.0 million for 1994. Amounts equal to retirement plan expense are funded annually.

NOTE 14--ACCRUED LIABILITIES

A summary of other accrued liabilities at December 31 follows (dollars in thousands):

                                                                   1996    1995
                                                                ------- -------
Interest....................................................... $ 3,502 $ 3,582
Taxes other than income........................................  20,238  22,000
Patient accounts...............................................  17,919  13,319
Merger related costs...........................................  16,640  19,071
Other..........................................................  13,135  17,645
                                                                ------- -------
                                                                $71,434 $75,617
                                                                ======= =======

NOTE 15--SPIN-OFF AND RELATED TRANSACTIONS

Hillhaven became an independent public company in January 1990 as a result of a spin-off transaction with Tenet Healthcare Corporation (formerly National Medical Enterprises, Inc.) ("Tenet"). The following is a summary of significant transactions with Tenet:

  Debt guarantees--Tenet and Vencor are parties to a guarantee agreement under which Vencor pays a fee to Tenet in consideration for Tenet's guarantee of certain Vencor obligations. Such fees totaled $3.0 million in 1996, $3.8 million in 1995, and $5.0 million in 1994.

  Insurance--Prior to June 1, 1994, substantially all of the professional and general liability risks of Hillhaven were insured by a subsidiary of Tenet. Provisions for loss were $3.1 million in 1994.

  Leases--Vencor leases certain nursing centers from a joint venture in which Tenet has a minority interest. Lease payments to the joint venture aggregated $10.3 million, $9.9 million and $9.3 million for 1996, 1995 and 1994, respectively.

                                  VENCOR, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 15--SPIN-OFF AND RELATED TRANSACTIONS (CONTINUED)

  Equity ownership--At December 31, 1996, Tenet owned 8,301,067 shares of Vencor common stock. Prior to the Hillhaven Merger, Tenet also owned all of Hillhaven's outstanding Series C and Series D Preferred Stock.

  Management agreements--Fees paid by Tenet for management, consulting and advisory services in connection with the operation of seven nursing centers owned or leased by Tenet aggregated $2.7 million in both 1996 and 1995 and $2.5 million in 1994.

NOTE 16--FAIR VALUE DATA

A summary of fair value data at December 31 follows (dollars in thousands):

                                                  1996              1995
                                            ----------------- -----------------
                                            CARRYING     FAIR CARRYING     FAIR
                                               VALUE    VALUE    VALUE    VALUE
                                            -------- -------- -------- --------
Cash and cash equivalents.................. $112,466 $112,466 $ 35,182 $ 35,182
Notes receivable...........................       --       --   88,729   89,992
Long-term debt, including amounts due
 within one year...........................  765,199  751,843  787,672  777,090

NOTE 17--STOCK REPURCHASE PROGRAM

In June 1996, the Board of Directors authorized the repurchase of up to 2,000,000 shares of Vencor common stock. As of December 31, 1996, Vencor had repurchased 1,950,000 shares at an aggregate cost of approximately $55.3 million.

NOTE 18--EVENTS (UNAUDITED) SUBSEQUENT TO THE DATE OF THE REPORT OF INDEPENDENT AUDITORS

On March 21, 1997, Vencor completed the acquisition of TheraTx, Incorporated ("TheraTx"), a provider of rehabilitation and respiratory therapy management services and nursing center operator (the "TheraTx Merger"). Under the terms of the merger agreement, Vencor paid $17.10 cash for each outstanding share of TheraTx common stock, which aggregated approximately 20.6 million shares at December 31, 1996. The TheraTx Merger will be recorded using the purchase method of accounting.

In connection with the TheraTx Merger, Vencor entered into a new five-year bank credit facility aggregating $1.6 billion on March 18, 1997, replacing the Vencor $1 Billion Credit Facility.

                                  VENCOR, INC.
            QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                               1996
                                --------------------------------------------
                                   FIRST      SECOND       THIRD      FOURTH
                                --------    --------    --------    --------
Revenues....................... $626,337    $634,554    $650,551    $666,341
Net income (loss) (a)..........   27,610      30,865      33,558     (44,028)
Per common share:
 Primary earnings (loss).......     0.39        0.43        0.48       (0.64)
 Fully diluted earnings
  (loss).......................     0.39        0.43        0.48       (0.64)
 Market prices (b):
  High.........................      39 7/8       35         34 1/2      33 1/4
  Low..........................      31 1/2      28 1/8      25 1/2      27 1/2
                                               1995
                                --------------------------------------------
                                   FIRST      SECOND       THIRD      FOURTH
                                --------    --------    --------    --------
Revenues....................... $552,178    $578,314    $575,339    $618,125
Net income (loss):
 Income (loss) from operations
  (c)..........................   21,172      21,087     (62,887)     28,991
 Extraordinary loss on
  extinguishment of debt.......      (66)     (2,725)    (19,196)     (1,265)
   Net income (loss)...........   21,106      18,362     (82,083)     27,726
Per common share:
 Primary earnings (loss):
  Income (loss) from operations
   (c).........................     0.33        0.32       (0.91)       0.43
  Extraordinary loss on
   extinguishment of debt......       --       (0.05)      (0.32)      (0.02)
   Net income (loss)...........     0.33        0.27       (1.23)       0.41
 Fully diluted earnings (loss):
  Income (loss) from operations
   (c).........................     0.31        0.30       (0.91)       0.41
  Extraordinary loss on
   extinguishment of debt......       --       (0.04)      (0.32)      (0.02)
   Net income (loss)...........     0.31        0.26       (1.23)       0.39
 Market prices (b):
  High.........................       37          38         36 1/8      33 3/4
  Low..........................      27 1/8      28 1/2      28 1/4       26

-------
(a) Fourth quarter results includes $79.9 million ($1.16 per share) of costs in connection with the sale of 34 nursing centers, the restructuring of the pharmacy operations and the planned replacement of certain facilities. See
    Note 5 of the Notes to Consolidated Financial Statements.
(b) Vencor common stock is traded on the New York Stock Exchange (ticker symbol--VC).
(c) Second quarter results include $3.7 million ($0.05 per share) of costs related to the Nationwide Merger. Third quarter loss includes $89.9 million ($1.50 per share) of costs related to the Hillhaven Merger. See Note 5 of the Notes to Consolidated Financial Statements.

                                  VENCOR, INC.
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
          FOR THE QUARTER AND SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                         QUARTER             SIX MONTHS
                                    ------------------  ----------------------
                                        1997      1996        1997        1996
                                    --------  --------  ----------  ----------
Revenues........................... $778,295  $634,554  $1,458,991  $1,260,891
                                    --------  --------  ----------  ----------
Salaries, wages and benefits.......  449,806   366,705     846,379     739,023
Supplies...........................   77,328    64,075     143,361     126,183
Rent...............................   21,783    19,102      40,731      38,269
Other operating expenses...........  118,935   100,797     228,721     194,952
Depreciation and amortization......   29,479    24,846      53,851      49,639
Interest expense...................   20,674    12,141      31,334      24,621
Investment income..................   (1,746)   (3,300)     (3,313)     (6,878)
                                    --------  --------  ----------  ----------
                                     716,259   584,366   1,341,064   1,165,809
                                    --------  --------  ----------  ----------
Income from operations before in-
 come taxes........................   62,036    50,188     117,927      95,082
Provision for income taxes.........   25,026    19,323      46,935      36,607
                                    --------  --------  ----------  ----------
Income from operations.............   37,010    30,865      70,992      58,475
Extraordinary loss on extinguish-
 ment of debt, net of income tax
 benefit...........................   (1,590)       --      (3,849)         --
                                    --------  --------  ----------  ----------
    Net income..................... $ 35,420  $ 30,865  $   67,143  $   58,475
                                    ========  ========  ==========  ==========
Earnings per common and common
 equivalent share:
 Primary:
  Income from operations........... $   0.52  $   0.43  $     1.00  $     0.82
  Extraordinary loss on extinguish-
   ment of debt....................    (0.02)       --       (0.05)         --
                                    --------  --------  ----------  ----------
    Net income..................... $   0.50  $   0.43  $     0.95  $     0.82
                                    ========  ========  ==========  ==========
 Fully diluted:
  Income from operations........... $   0.52  $   0.43  $     1.00  $     0.82
  Extraordinary loss on extinguish-
   ment of debt....................    (0.02)       --       (0.05)         --
                                    --------  --------  ----------  ----------
    Net income..................... $   0.50  $   0.43  $     0.95  $     0.82
                                    ========  ========  ==========  ==========
Shares used in computing earnings
 per common and common equivalent
 share:
 Primary...........................   71,016    71,373      70,678      71,415
 Fully diluted.....................   71,144    71,373      71,037      71,415


                            See accompanying notes.

                                  VENCOR, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         JUNE 30,  DECEMBER 31,
                                                             1997          1996
                       ASSETS                          ----------  ------------
Current assets:
 Cash and cash equivalents...........................  $  106,476    $  112,466
 Accounts and notes receivable less allowance for
  loss of $52,687--June 30 and $23,915--December 31..     639,889       420,758
 Inventories.........................................      36,525        24,939
 Income taxes........................................     103,556        67,808
 Other...............................................      52,200        35,162
                                                       ----------    ----------
                                                          938,646       661,133
Property and equipment, at cost......................   2,050,914     1,609,770
Accumulated depreciation.............................    (462,968)     (416,608)
                                                       ----------    ----------
                                                        1,587,946     1,193,162
Intangible assets less accumulated amortization of
 $29,238--June 30 and
 $25,218--December 31................................     699,671        31,608
Investments in affiliates............................      85,974         7,965
Other................................................      97,820        74,988
                                                       ----------    ----------
                                                       $3,410,057    $1,968,856
                                                       ==========    ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable....................................  $  146,427    $  103,518
 Salaries, wages and other compensation..............     153,304       111,366
 Other accrued liabilities...........................     132,631        71,434
 Long-term debt due within one year..................      24,747        54,692
                                                       ----------    ----------
                                                          457,109       341,010
Long-term debt.......................................   1,935,019       710,507
Deferred credits and other liabilities...............      97,503        84,053
Minority interest in equity of consolidated entities.      42,839        36,195
Stockholders' equity:
 Common stock, $.25 par value; authorized 180,000
  shares; issued 72,859
  shares--June 30 and 72,615 shares--December 31.....      18,215        18,154
 Capital in excess of par value......................     724,294       713,527
 Retained earnings...................................     218,013       150,870
                                                       ----------    ----------
                                                          960,522       882,551
 Common treasury stock; 3,528 shares--June 30 and
  3,730 shares--December 31..........................     (82,935)      (85,460)
                                                       ----------    ----------
                                                          877,587       797,091
                                                       ----------    ----------
                                                       $3,410,057    $1,968,856
                                                       ==========    ==========

                            See accompanying notes.

                                  VENCOR, INC.
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                FOR THE SIX MONTHS ENDED JUNE 30, 1997 AND 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                             1997         1996
                                                      -----------  -----------
Cash flows from operating activities:
 Net income.......................................... $    67,143  $    58,475
 Adjustments to reconcile net income to net cash pro-
  vided by operating activities:
  Depreciation and amortization......................      53,851       49,639
  Extraordinary loss on extinguishment of debt.......       6,265           --
  Deferred income taxes..............................       5,935        2,671
  Other..............................................       3,143       11,430
  Changes in operating assets and liabilities:
   Accounts and notes receivable.....................     (53,838)     (26,458)
   Inventories and other assets......................      (3,694)       1,332
   Accounts payable..................................      23,832        5,151
   Income taxes......................................      26,932       28,127
   Other accrued liabilities.........................      (5,825)     (13,341)
                                                      -----------  -----------
    Net cash provided by operating activities........     123,744      117,026
                                                      -----------  -----------
Cash flows from investing activities:
 Purchase of property and equipment..................    (132,900)     (61,454)
 Acquisition of TheraTx, Incorporated................    (354,647)          --
 Acquisition of Transitional Hospitals Corporation...    (574,971)          --
 Acquisition of other healthcare businesses and pre-
  viously leased facilities..........................     (25,030)      (5,182)
 Sale of assets......................................      12,165        6,171
 Collection of notes receivable......................         390       23,366
 Net change in investments...........................      (4,845)        (532)
 Other...............................................      (2,381)      (3,895)
                                                      -----------  -----------
    Net cash used in investing activities............  (1,082,219)     (41,526)
                                                      -----------  -----------
Cash flows from financing activities:
 Net change in borrowings under revolving lines of
  credit.............................................   1,075,250      (40,600)
 Issuance of long-term debt..........................       2,818        1,677
 Repayment of long-term debt.........................    (122,835)     (18,471)
 Payment of deferred financing costs.................      (5,483)          --
 Issuance of common stock............................       2,813          928
 Other...............................................         (78)         146
                                                      -----------  -----------
    Net cash provided by (used in) financing activi-
     ties............................................     952,485      (56,320)
                                                      -----------  -----------
Change in cash and cash equivalents..................      (5,990)      19,180
Cash and cash equivalents at beginning of period.....     112,466       35,182
                                                      -----------  -----------
Cash and cash equivalents at end of period........... $   106,476  $    54,362
                                                      ===========  ===========
Supplemental information:
 Interest payments................................... $    32,919  $    24,704
 Income tax payments.................................      23,353        7,071


                            See accompanying notes.

                                  VENCOR, INC.
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1--REPORTING ENTITY

Vencor, Inc. ("Vencor" or the "Company") operates an integrated network of healthcare services in 46 states primarily focused on the needs of the elderly. At June 30, 1997, Vencor operated 58 hospitals (5,107 licensed beds), 311 nursing centers (40,869 licensed beds), a contract services business ("Vencare") which provides respiratory and rehabilitation therapies, medical services and pharmacy management services to nursing centers and other healthcare providers, and through its affiliate, Atria Communities, Inc. ("Atria"), 40 assisted and independent living communities with 3,977 units.

On March 21, 1997, Vencor completed the acquisition of TheraTx, Incorporated ("TheraTx"), a provider of rehabilitation and respiratory therapy management services and operator of nursing centers (the "TheraTx Merger") in a cash-for-stock transaction. See Note 5.

On June 24, 1997, Vencor acquired substantially all of the outstanding common stock of Transitional Hospitals Corporation ("Transitional"), an operator of 19 long-term acute care hospitals (the "Transitional Acquisition") in a cash-for-stock transaction. See Note 6.

NOTE 2--BASIS OF PRESENTATION

The TheraTx Merger and Transitional Acquisition have been accounted for by the purchase method. Accordingly, the accompanying condensed consolidated financial statements include the operations of TheraTx and Transitional since March 21, 1997 and June 24, 1997, respectively.

The accompanying condensed consolidated financial statements do not include all of the disclosures normally required by generally accepted accounting principles or those normally required in annual reports on Form
10-K. Accordingly, these statements should be read in conjunction with the audited consolidated financial statements of Vencor for the year ended December 31, 1996 filed with the Securities and Exchange Commission on Form 10-K.

The accompanying condensed consolidated financial statements have been prepared in accordance with Vencor's customary accounting practices and have not been audited. Management believes that the financial information included herein reflects all adjustments necessary for a fair presentation of interim results and that all such adjustments are of a normal and recurring nature. Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTE 3--REVENUES

Revenues are recorded based upon estimated amounts due from patients and third-party payors for healthcare services provided, including anticipated settlements under reimbursement agreements with Medicare, Medicaid and other third-party payors.

A summary of revenues by payor type follows (dollars in thousands):

                                          QUARTER             SIX MONTHS
                                     ------------------  ----------------------
                                         1997      1996        1997        1996
                                     --------  --------  ----------  ----------
Medicare............................ $246,134  $204,755  $  479,267  $  401,483
Medicaid............................  206,868   199,022     406,374     398,857
Private and other...................  344,115   241,939     603,892     479,954
                                     --------  --------  ----------  ----------
                                      797,117   645,716   1,489,533   1,280,294
Elimination.........................  (18,822)  (11,162)    (30,542)    (19,403)
                                     --------  --------  ----------  ----------
                                     $778,295  $634,554  $1,458,991  $1,260,891
                                     ========  ========  ==========  ==========

                                  VENCOR, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)


NOTE 4--EARNINGS PER SHARE

The computation of earnings per common and common equivalent share is based upon the weighted average number of common shares outstanding adjusted for the dilutive effect of common stock equivalents consisting primarily of stock options.

In February 1997, the Financial Accounting Standards Board issued Statement No. 128 "Earnings Per Share," which will require Vencor to change the current method of computing earnings per common share and restate all prior periods. Statement No. 128 is required to be adopted on December 31, 1997 and requires, among other things, that the calculation of primary earnings per common share exclude the dilutive effect of common stock options. The change in the calculation method is not expected to have a material impact on previously reported earnings per common share.

NOTE 5--THERATX MERGER

On March 21, 1997, the TheraTx Merger was consummated following a cash tender offer in which Vencor paid $17.10 for each outstanding share of TheraTx common stock. A summary of the TheraTx Merger follows (dollars in thousands):

Fair value of assets acquired......................................... $627,167
Fair value of liabilities assumed.....................................  257,605
                                                                       --------
  Net assets acquired.................................................  369,562
Cash received from acquired entity....................................  (14,915)
                                                                       --------
  Net cash paid....................................................... $354,647
                                                                       ========

The purchase price paid in excess of the fair value of identifiable net assets acquired (to be amortized over 40 years by the straight-line method) aggregated $322 million.

NOTE 6--TRANSITIONAL ACQUISITION

On June 24, 1997, Vencor acquired approximately 95% of the outstanding shares of common stock of Transitional through a cash tender offer in which Vencor paid $16.00 per common share. Vencor expects to complete the merger of its wholly-owned subsidiary with and into Transitional in the third quarter of 1997. A summary of the Transitional Acquisition follows (dollars in thousands):

Fair value of assets acquired......................................... $713,097
Fair value of liabilities assumed.....................................   85,252
                                                                       --------
  Net assets acquired.................................................  627,845
Cash received from acquired entity....................................  (52,874)
                                                                       --------
  Net cash paid....................................................... $574,971
                                                                       ========

The purchase price paid in excess of the fair value of identifiable net assets acquired (to be amortized over 40 years by the straight-line method) aggregated $333 million.

                                  VENCOR, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 7--PRO FORMA INFORMATION

The pro forma effect of the TheraTx Merger and Transitional Acquisition assuming that the transactions occurred on January 1, 1996 follows (dollars in thousands, except per share amounts):

                                                            SIX MONTHS ENDED
                                                                JUNE 30,
                                                          ---------------------
                                                                1997       1996
                                                          ---------- ----------
Revenues................................................. $1,707,261 $1,719,622
Income from operations...................................     53,709     52,817
Net income...............................................     49,860     52,817
Earnings per common and common equivalent share:
 Primary:
  Income from operations................................. $     0.76 $     0.74
  Net income.............................................       0.71       0.74
 Fully diluted:
  Income from operations................................. $     0.75 $     0.74
  Net Income.............................................       0.70       0.74

For both periods presented, pro forma financial data have been derived by combining the financial results of Vencor and TheraTx (based upon six month reporting periods ending on June 30) and Transitional (based upon six month reporting periods ending on May 31).

Pro forma income from operations for 1997 includes upon costs incurred by both TheraTx and Transitional in connection with the acquisitions which reduced net income by $10.3 million.

NOTE 8--LONG-TERM DEBT

In connection with the TheraTx Merger, Vencor entered into a new five-year bank credit facility (the "Vencor Credit Facility") aggregating $1.75 billion on March 31, 1997, replacing a $1.0 billion bank credit facility. On June 24, 1997, the Vencor Credit Facility was amended to increase the amount of the credit to $2.0 billion. Interest is payable, depending on certain leverage ratios and the period of borrowing, at rates up to either (i) the prime rate plus 1/2% or the daily federal funds rate plus 1%, (ii) LIBOR plus 1 1/8% or
(iii) the bank certificate of deposit rate plus 1 1/4%. The Vencor Credit Facility is collateralized by the capital stock of certain subsidiaries and intercompany borrowings and contains covenants which require, among other things, maintenance of certain financial ratios and limit amounts of additional debt and repurchases of common stock. Outstanding borrowings under the Vencor Credit Facility aggregated $1.79 billion at June 30, 1997.

During the second quarter of 1997, Vencor repurchased substantially all of the outstanding TheraTx $100 million 8% Convertible Subordinated Noted Due 2002 assumed in connection with the TheraTx Merger. The after-tax loss associated with this transaction approximated $1.6 million.

During the first quarter of 1997, the Company recorded an after-tax charge of $2.3 million in connection with the refinancing of the bank credit agreements of both Vencor and TheraTx.

The Company entered into certain interest rate swap agreements in the fourth quarter of 1995 to eliminate the impact of changes in interest rates on $400 million of floating rate debt outstanding. The agreements expire in varying amounts through April 1998 and provide for fixed rates at 5.7% plus 3/8% to 1 1/8%. In addition, the Company entered into interest rate swap agreements in May 1997 on $300 million of floating rate debt. These agreements expire in $100 million increments in May 1999, November 1999 and May 2000, and provide for fixed rates at 6.4% plus 3/8% to 1 1/8%. The fair values of the swap agreements are not recognized in the condensed consolidated financial statements.

                                  VENCOR, INC.
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

NOTE 9--LITIGATION

The Company's subsidiary, American X-Rays, Inc. ("AXR"), is the defendant in a qui tam lawsuit which was filed in the United States District Court for the Eastern District of Arkansas and served on the Company on July 7, 1997. The United States Department of Justice intervened in the suit which was brought under the Federal Civil False Claims Act. AXR provides portable X-ray services to nursing facilities (including those operated by the Company) and other healthcare providers. The Company acquired an interest in AXR when The Hillhaven Corporation was merged into the Company in September 1995 and purchased the remaining interest in AXR in February 1996. The suit alleges that AXR submitted false claims to the Medicare and Medicaid programs. In conjunction with the qui tam action, the United States Attorney's office for the Eastern District of Arkansas also is conducting a criminal investigation into the allegations contained in the qui tam complaint. The Company is cooperating fully in the investigation.

On June 19, 1997, a class action lawsuit was filed in the United States District Court for the District Court of Nevada on behalf of a class consisting of all persons who sold shares of Transitional during the period from February 26, 1997 through May 4, 1997, inclusive. The complaint alleges that Transitional was purchasing shares of its common stock from members of the investing public after it had received a written offer to acquire all of Transitional's common stock and without making the required disclosure that such an offer had been made. The complaint further alleges that defendants disclosed that there were "expressions of interest" in acquiring Transitional when, in fact, at that time, the negotiations had reached an advanced stage with actual firm offers at substantial premiums to the trading price of Transitional's stock having been made which were actively being considered by Transitional's Board of Directors. The complaint asserts claims pursuant to Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and common law principles of negligent misrepresentation and names as defendants Transitional as well as certain senior executives and directors of Transitional.

On June 6, 1997, Transitional announced that it had been advised that it was the target of a grand jury investigation arising from the activities of Transitional's formerly owned dialysis business. The investigation involves purported Medicare fraud involving certain laboratory tests performed by a partnership which existed from June 1987 to June 1992 between Damon Corporation and Transitional. Transitional spun off its dialysis business, now called Vivra Incorporated, on September 1, 1989. The Company is cooperating fully in the investigation.

NOTE 10--SUBSEQUENT EVENTS

 Private Placement of Debt

On July 21, 1997, Vencor completed the private placement of $750 million aggregate principal amount of 8 5/8% Senior Subordinated Notes Due 2007 (the "Notes"). The Notes were issued at 99.575% of face value and are not callable by the Company until 2002. The net proceeds of the offering were used to reduce outstanding borrowings under the Vencor Credit Facility.

 Atria Secondary Equity Offering

In July 1997, Atria issued 6.9 million shares of its common stock in a public offering (the "Atria Offering"), the net proceeds from which aggregated approximately $91 million. The net proceeds will be used primarily to finance Atria's expansion and development activities. As a result of the Atria Offering, Vencor now owns 42.8% of the outstanding common stock of Atria. Accordingly, beginning in July 1997, Atria's financial statements will no longer be consolidated with those of the Company; however, the Company's investment in Atria will be accounted for under the equity method.

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
TheraTx, Incorporated

We have audited the accompanying consolidated balance sheets of TheraTx, Incorporated and Subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, stockholders' equity, cash flows and related financial statement schedule for each of the three years in the period ended December 31, 1996. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits. We did not audit the financial statements and schedule of Helian Health Group, Inc. and subsidiaries for the year ended November 30, 1994; which statements reflect total net revenues constituting 22% in 1994 and total net income of 12% in 1994 of the related consolidated totals. Those statements and schedule were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to data included for Helian Health Group, Inc. and subsidiaries for the year ended November 30, 1994, is based solely on the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of TheraTx, Incorporated and Subsidiaries at December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information set forth therein.

                                      /s/ Ernst & Young LLP

Atlanta, Georgia
March 21, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Helian Health Group, Inc.

We have audited the consolidated financial statements and consolidated financial statement schedule of Helian Health Group, Inc. and subsidiaries as of November 30, 1994 and for the year then ended. These financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Helian Health Group, Inc. and subsidiaries as of November 30, 1994, and the results of their operations and their cash flows for the year ended November 30, 1994, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects the information required to be included therein.

                                      /s/ Coopers & Lybrand L.L.P.

San Jose, California
February 3, 1995

                     THERATX, INCORPORATED AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                    YEAR ENDED DECEMBER 31,
                                                 ------------------------------
                                                      1994      1995       1996
                                                 --------- ---------  ---------
Revenues:
 Patient care revenues, net....................  $ 168,829 $ 287,365  $ 359,949
 Management services and other.................      3,880     6,915     10,678
 Sales of medical supplies and related
  services.....................................      1,573    19,896     20,528
                                                 --------- ---------  ---------
    Total net revenues.........................    174,282   314,176    391,155
Operating costs and expenses:
 Costs of revenues:
  Salaries, wages and benefits.................     97,009   167,704    209,480
  Other operating expenses.....................     24,303    44,753     54,707
  Cost of medical supply sales and related
   services....................................        611    16,173     16,613
 Corporate, general and administrative.........     25,024    33,268     39,608
 Depreciation and amortization.................      5,745     9,274     11,022
 Rent..........................................      4,600     7,729     11,146
 Merger costs..................................         --     4,600         --
                                                 --------- ---------  ---------
    Total operating costs and expenses.........    157,292   283,501    342,576
                                                 --------- ---------  ---------
Income from operations.........................     16,990    30,675     48,579
Interest and other expense, net................      2,426     9,902     12,463
                                                 --------- ---------  ---------
Income before income taxes, minority interest
 and extraordinary item........................     14,564    20,773     36,116
Provision for income taxes.....................      3,417     9,589     13,364
                                                 --------- ---------  ---------
Income before minority interest and
 extraordinary item............................     11,147    11,184     22,752
Minority interest..............................        446        73        (35)
                                                 --------- ---------  ---------
Income before extraordinary item...............     11,593    11,257     22,717
Extraordinary item, net of income taxes........         --      (428)    (1,134)
                                                 --------- ---------  ---------
Net income.....................................  $  11,593 $  10,829  $  21,583
                                                 ========= =========  =========
Earnings per common share:
 Income before extraordinary item..............  $    0.73 $    0.55  $    1.11
 Extraordinary item............................         --     (0.02)     (0.06)
                                                 --------- ---------  ---------
 Net income....................................  $    0.73 $    0.53  $    1.05
                                                 ========= =========  =========
Weighted average number of shares outstanding..     15,972    20,407     20,544

                            See accompanying notes.

                     THERATX, INCORPORATED AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PAR VALUE DATA)

                                                              DECEMBER 31,
                                                            ------------------
                                                                1995      1996
                                                            --------  --------
                          ASSETS
Current assets:
 Cash and cash equivalents................................. $ 10,530  $ 10,708
 Short-term investments....................................    1,023        --
 Accounts receivable less allowances for doubtful accounts
  and denials of $8,024 and $12,221 at December 31, 1995
  and 1996, respectively...................................   76,766   103,225
 Third-party settlements...................................    7,084    11,822
 Prepaid expenses and other current assets.................    3,942     9,851
 Inventory.................................................    5,415     5,977
 Current note receivable...................................       --        10
 Receivable from stockholder...............................      379        --
 Income taxes receivable...................................    2,010       698
 Deferred income taxes.....................................    1,737     5,527
                                                            --------  --------
    Total current assets...................................  108,886   147,818
Property and equipment, net................................  111,677   125,652
Intangible assets, net of accumulated amortization of
 $5,276 and $9,137 at December 31, 1995 and 1996,
 respectively..............................................   97,844   104,284
Long-term notes receivable.................................    8,404     4,910
Other assets...............................................    2,987     2,658
                                                            --------  --------
    Total assets........................................... $329,798  $385,322
                                                            ========  ========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.......................................... $  9,560  $  9,292
 Accrued payroll and related expenses......................   16,819    19,814
 Accrued interest payable..................................    3,679     3,863
 Other accrued expenses....................................    6,902     5,506
 Long-term debt, current portion...........................      656       792
                                                            --------  --------
    Total current liabilities..............................   37,616    39,267
Long-term debt, net of current portion.....................   51,741    77,474
Subordinated debt..........................................  100,000   100,000
Other liabilities..........................................      327        47
Deferred income taxes......................................      213     6,020
Minority interests.........................................        2       140
Commitments and contingencies
Stockholders' equity:
 Common stock, $.001 par value:
  Authorized Shares--50,000; issued and outstanding
   shares--20,437 and 20,614 at December 31, 1995 and 1996,
   respectively............................................       20        20
 Additional paid-in capital................................  121,403   122,691
 Note receivable from stockholder..........................     (100)     (100)
 Retained earnings.........................................   18,576    39,763
                                                            --------  --------
    Total stockholders' equity.............................  139,899   162,374
                                                            --------  --------
    Total liabilities and stockholders' equity............. $329,798  $385,322
                                                            ========  ========

                            See accompanying notes.

                     THERATX, INCORPORATED AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                NOTES
                          PREFERRED STOCK     COMMON STOCK    ADDITIONAL   RECEIVABLE                   TOTAL
                         ------------------ -----------------    PAID IN         FROM RETAINED  STOCKHOLDERS'
                          SHARES  PAR VALUE SHARES  PAR VALUE    CAPITAL STOCKHOLDERS EARNINGS         EQUITY
                         -------  --------- ------  --------- ---------- ------------ --------  -------------
Balance at January 1,
 1994...................  16,465    $ 17     5,963    $  6     $ 28,679     $(290)    $(3,471)    $ 24,941
 Issuance of common
  stock upon exercise of
  stock options and
  other.................      --      --       294      --          648        --          --          648
 Issuance of common and
  preferred stock in
  connection with
  PersonaCare
  acquisition...........   2,421       2       811       1       29,997        --          --       30,000
 Issuance of common
  stock in initial
  public offering.......      --      --     4,010       4       43,323        --          --       43,327
 Conversion of preferred
  stock................. (18,886)    (19)    7,909       8           11        --          --           --
 Repayment of officer
  note receivable.......      --      --        --      --           --         8          --            8
 Issuance of stock
  options...............      --      --        --      --           90        --          --           90
 Purchase of common
  stock.................      --      --       (57)     --         (140)       --          --         (140)
 Cash dividends paid....      --      --        --      --           --        --        (223)        (223)
 Net income.............      --      --        --      --           --        --      11,593       11,593
                         -------    ----    ------    ----     --------     -----     -------     --------
Balance at December 31,
 1994...................      --      --    18,930      19      102,608      (282)      7,899      110,244
 Issuance of common
  stock upon exercise of
  stock options and
  other.................      --      --       298      --          652        --          --          652
 Repayment of officer
  note receivable.......      --      --        --      --           --       182          --          182
 Issuance of common
  stock in connection
  with mergers and
  acquisitions..........      --      --     1,209       1       18,043        --          --       18,044
 Merger costs paid by
  former shareholders of
  acquired company......      --      --        --      --          100        --          --          100
 Cash dividends paid....      --      --        --      --           --        --        (152)        (152)
 Net income.............      --      --        --      --           --        --      10,829       10,829
                         -------    ----    ------    ----     --------     -----     -------     --------
Balance at December 31,
 1995...................      --      --    20,437      20      121,403      (100)     18,576      139,899
 Issuance of common
  stock upon exercise of
  stock options and
  other.................      --      --       177      --        1,288        --          --        1,288
 Net loss for Helian
  Health Group, Inc. for
  the month ended
  December 31, 1995.....      --      --        --      --           --        --        (378)        (378)
 Cash dividends paid....      --      --        --      --           --        --         (18)         (18)
 Net income.............      --      --        --      --           --        --      21,583       21,583
                         -------    ----    ------    ----     --------     -----     -------     --------
Balance at December 31,
 1996...................      --    $ --    20,614    $ 20     $122,691     $(100)    $39,763     $162,374
                         =======    ====    ======    ====     ========     =====     =======     ========



                            See accompanying notes.

                     THERATX, INCORPORATED AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   YEAR ENDED DECEMBER 31,
                                                  ----------------------------
                                                      1994      1995      1996
                                                  --------  --------  --------
OPERATING ACTIVITIES:
Net income......................................  $ 11,593  $ 10,829  $ 21,583
Net loss for Helian Health Group, Inc. for the
 month ended December 31, 1995..................        --        --      (378)
Adjustments to reconcile net income to net cash
 provided by (used in) operating activities:
 Write-off of deferred financing costs..........        --       612        --
 Disposal of business...........................        --        --     1,800
 Depreciation and amortization..................     5,745     9,274    11,022
 Amortization of deferred financing costs.......        --       652       646
 Provisions for bad debts and denials...........     5,496     4,627     5,324
 Deferred income taxes..........................       479       807     1,816
 Net (gain) loss on sale of assets..............        --     1,032      (299)
 Minority interest in consolidated subsidiar-
  ies...........................................      (446)      (73)       35
 Other, net.....................................       (88)       27       445
 Changes in operating assets and liabilities:
  Accounts receivable and third-party settle-
   ments........................................   (22,587)  (37,413)  (33,636)
  Prepaid expenses and other current assets.....      (198)     (147)   (5,895)
  Inventory.....................................        --    (2,084)     (606)
  Income taxes receivable or payable............    (1,064)   (2,305)    1,294
  Other assets..................................        (5)       --        --
  Accounts payable and accrued liabilities......     2,489     9,882    (2,329)
                                                  --------  --------  --------
    Net cash provided by (used in) operating ac-
     tivities...................................     1,414    (4,280)      822
                                                  --------  --------  --------
INVESTING ACTIVITIES:
Acquisition of companies and payments related to
 acquisitions...................................    (1,828)  (88,636)   (9,903)
Purchases of property and equipment.............    (4,711)   (8,800)  (18,056)
Proceeds from sales of assets...................        --        --       647
Purchases of short-term investments.............    (1,539)   (1,000)       --
Sales of short-term investments.................       258     1,595     1,023
Issuance of notes receivable....................    (4,080)      (25)       --
Repayment of notes receivable...................     1,298       177        --
Cash acquired in acquisitions...................     1,749        77       470
Other, net......................................      (235)   (1,379)   (1,221)
                                                  --------  --------  --------
    Net cash used in investing activities.......    (9,088)  (97,991)  (27,040)
                                                  --------  --------  --------
FINANCING ACTIVITIES:
Payments on line of credit......................    (6,800)       --        --
Proceeds from convertible debt..................        --   100,000        --
Proceeds from long-term debt....................    37,210    18,105    27,000
Payments on long-term debt......................   (56,702)  (11,334)   (2,231)
Retirement of put warrants......................    (1,350)       --        --
Capitalized financing costs.....................      (669)   (5,000)       --
Payments on notes receivable from stockholders..        --        --       379
Proceeds from notes payable to stockholders.....     2,070        --        --
Payments on notes payable to stockholders.......    (3,641)       --        --
Payments on capital lease obligations...........      (434)   (1,212)      (22)
Proceeds from issuance of common stock..........    43,974       652     1,288
Other, net......................................      (162)       30       (18)
                                                  --------  --------  --------
    Net cash provided by financing activities...    13,496   101,241    26,396
                                                  --------  --------  --------
Increase (decrease) in cash and cash equiva-
 lents..........................................     5,822    (1,030)      178
Cash and cash equivalents, beginning of year....     5,738    11,560    10,530
                                                  --------  --------  --------
Cash and cash equivalents, end of year..........  $ 11,560  $ 10,530  $ 10,708
                                                  ========  ========  ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMA-
 TION:
Cash paid for interest..........................  $  3,593  $  8,001  $ 12,732
Cash paid for income taxes......................     2,554    11,442     9,637

                            See accompanying notes.

                     THERATX, INCORPORATED AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

TheraTx, Incorporated and its subsidiaries ("TheraTx" or the "Company") provide outcomes-oriented healthcare services with a focus in two specialized practice areas: postacute care and occupational health.

TheraTx provides subacute rehabilitation and respiratory therapy management services to nursing facilities, operates owned, leased and managed inpatient facilities that provide a broad range of subacute, specialty and basic medical and other geriatric services and provides occupational healthcare and related services in outpatient clinics. In addition to its primary practice areas, TheraTx operates outpatient surgery centers, owns and operates an acute-care specialty hospital, provides respiratory therapy and related services to hospitals and provides medical supply distribution and related services to the long-term care industry.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation
The consolidated financial statements of TheraTx have been prepared to give effect to the May 1, 1995 merger with Respiratory Care Services, Inc. and its majority-owned subsidiaries ("RCS") and the December 28, 1995 merger with Helian Health Group, Inc. and its majority-owned subsidiaries ("Helian"). These transactions have been accounted for as poolings of interests and, accordingly, the consolidated financial statements have been restated for all periods prior to the acquisitions to give effect to the accounts of RCS and Helian. (See Note 4.)

Helian's financial results prior to 1996 have been prepared on a fiscal year ending November 30. Accordingly, Helian financial results for the fiscal year ending November 30 have been combined with TheraTx's results for the fiscal year ending December 31 for all periods presented prior to 1996.

Effective January 1, 1996, Helian's fiscal year-end was changed from November 30 to December 31 to conform to the Company's year-end. Accordingly, Helian's operations for the one month ended December 31, 1995, including net sales of $2,791,000 and a net loss of $378,000, have been excluded from combined results and reported as an adjustment to consolidated retained earnings as of January 1, 1996.

All material intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior year periods have been reclassified to conform to current year presentation.

  Use of Estimates
The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Cash and Cash Equivalents
The Company classifies short-term highly liquid investments with original maturities of ninety days or less as cash equivalents.

The cash balances at December 31, 1995 and 1996 include $750,000 that is restricted under the Senior Credit Facility. (See Note 7.) These funds are in an interest-bearing account and will be released upon the occurrence of specified events.

  Short-Term Investments
Investments consist of certificates of deposit and are carried at cost that approximates market.

  Patient Care Revenues, Net and Related Receivables
Patient care revenues include amounts reimbursable by third-party payors under contractual arrangements. These contractual arrangements provide for payments based on prospective payment, cost reimbursement and

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Patient Care Revenues, Net and Related Receivables (Continued) other payment formulas. The difference between established billing rates and amounts estimated to be received are accounted for as contractual allowances. Final determination of amounts earned under certain contractual arrangements is subject to audit or adjustment by third-party payors. The financial statements include provisions for estimated adjustments resulting from such audits or other changes in circumstances during the year.

The Company is reimbursed by Medicare for medical and rehabilitation services provided in the Company's nursing facilities at an interim rate with final settlement determined after submission of annual cost reports by the Company and audits thereof by the government fiscal intermediary. Differences between amounts accrued and final settlements, if any, are recorded in operations in the year of settlement.

The Company bills third-party nursing facility customers directly for services provided in its programs at such third-party facilities. Substantially all of such customers are subject to federal and state regulations. A significant portion of the cost of the Company's services is ultimately reimbursed to the Company's customers by Medicare. Although Medicare accepts charges by the Company's customers for usual, customary and reasonable charges at market rates, such charges are subject to audit and retroactive adjustment. The Company reimburses its customers for any charges that are denied by Medicare in accordance with its customer contracts. The financial statements include provisions for estimated future denials.

  Inventory
Inventory, which is comprised primarily of medical supplies held for sale and durable medical equipment, is valued at the lower of cost (determined by the first-in, first-out method) or market.

  Property and Equipment
Property and equipment are stated at cost. Property includes the cost of acquiring and renovating facilities and equipment. The cost of repairs and maintenance is charged to operations as incurred. Depreciation is provided using the straight-line method over the estimated useful life (forty years for buildings; three to ten years for equipment and furniture; and the lesser of the lease term or ten years for leasehold improvements). Depreciation expense of $4,232,000, $6,915,000 and $7,481,000 includes amortization of assets recorded under capital leases for years ended December 31, 1994, 1995 and 1996, respectively.

Property and equipment consists of the following at December 31 (in thousands):

                                                                 1995      1996
                                                             --------  --------
Land and improvements....................................... $  9,945  $ 10,958
Buildings and improvements..................................   79,886    83,921
Construction-in-progress....................................    1,334     5,325
Furniture, fixtures and equipment...........................   31,240    38,771
Leasehold improvements......................................    3,510     7,738
                                                             --------  --------
                                                              125,915   146,713
Accumulated depreciation and amortization...................  (14,238)  (21,061)
                                                             --------  --------
                                                             $111,677  $125,652
                                                             ========  ========

  Intangible Assets
Intangible assets consist primarily of goodwill and deferred financing costs. Goodwill represents the excess of cost over the market value of assets acquired and is amortized using the straight-line method over forty years.

Deferred financing costs are amortized using the straight-line method over the term of the related debt.

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Carrying Value of Long-Lived Assets and Long-Lived Assets to be Disposed Of In accordance with FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of, the Company records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. Based on the Company's estimate of future undiscounted cash flows, the Company expects to recover the carrying amounts of its long-lived assets. Nonetheless, it is reasonably possible that the estimate of undiscounted cash flows may change in the near term resulting in the need to write-down those assets to fair value.

  Employee Stock Options
The Company grants stock options for a fixed number of shares to employees and directors with an exercise price at least equal to the fair value of the shares at the date of grant. The company accounts for stock option grants in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees, and, accordingly, recognizes no compensation expense for the stock option grants. Pro forma information regarding net income as required by SFAS No. 123, Accounting for Stock-Based Compensation, is included in Note 13.

  Net Income Per Share
Net income per common share is calculated using the weighted average number of common and common equivalent shares outstanding during the respective periods. Common stock equivalents consist of (i) the number of common shares issuable upon conversion of preferred stock and (ii) the number of shares issuable upon exercise of warrants and stock options.

Pursuant to the requirements of the Securities and Exchange Commission, common shares and common equivalent shares issued at prices below the public offering price of $12.00 per share during the twelve months immediately preceding the date of the initial filing of the registration statement, excluding common shares and common equivalent shares issued in connection with the acquisition of PersonaCare, have been included in the calculation of common shares and common equivalent shares, using the treasury stock method, as if they were outstanding for all periods prior to the date of the initial public offering.

In 1994 and 1995, the number of shares issuable upon the exercise of warrants and stock options was calculated using the treasury stock method.

In 1996, the weighted average common equivalent shares outstanding were computed using the "modified treasury stock method" in accordance with Accounting Principles Board Opinion No. 15 ("APB 15"). The modified treasury stock method is used when the number of shares obtainable upon exercise of outstanding options, warrants and their equivalents, in the aggregate, exceeds 20% of the Company's outstanding common stock. Under this method, all options, warrants and their equivalents are assumed to have been exercised, whether or not dilutive and the aggregate proceeds used to repurchase up to 20% of the outstanding shares. Excess proceeds not utilized for the purchase of such shares are assumed to be utilized to reduce outstanding debt with any remainder invested in interest bearing securities. Net earnings is increased for the assumed interest savings or interest income, net of taxes. For the fiscal year ending December 31, 1996, the effects of the application of the modified treasury stock method were anti-dilutive; thus, as prescribed by APB 15, common equivalent shares were excluded in determining net income per common share.

3. FINANCIAL INSTRUMENTS

  Carrying Value of Financial Instruments
The carrying amount reported in the balance sheet for cash and cash equivalents, accounts receivable and accounts payable and borrowings under the Company's Senior Credit Facility approximates fair value.

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
3. FINANCIAL INSTRUMENTS (CONTINUED)

The fair value of the Company's subordinated debt at December 31, 1996 is $94,000,000 and is based on quoted market prices.

  Concentration of Credit Risk
At December 31, 1995 and 1996, approximately 12.2% and 11.1%, respectively, of the Company's accounts receivable and 100% of the Company's third-party settlements are due from Medicare and Medicaid programs for services provided in the Company's owned or leased inpatient facilities. Additionally, at December 31, 1995 and 1996, approximately 53.3% and 58.0%, respectively, of the Company's accounts receivable are from third-party long-term care facilities for services provided by the Company at such facilities. A significant portion of the cost of these services is ultimately reimbursed to the third-party long-term care facilities by Medicare. Should the related government agencies suspend or significantly reduce contributions to the Medicare and Medicaid programs, the Company's ability to collect on its receivables would be adversely affected. At December 31, 1996, the Company had recorded receivables of $20,786,000 and $4,288,000 due directly from Medicare intermediaries and Medicaid programs, respectively. The Medicaid receivables primarily relate to the states of Texas, Rhode Island, Connecticut, Georgia, Florida, Pennsylvania, Ohio and Alabama.

Management believes the remaining receivable balances due from various payors subject to differing economic conditions do not represent any concentrated credit risks to the Company. Management continually monitors and adjusts its reserves and allowances associated with these receivables.

4. MERGERS AND ACQUISITIONS

  RCS Merger. Effective May 5, 1995, TheraTx issued approximately 724,000 shares of common stock in exchange for all of the outstanding common stock of RCS. RCS provides respiratory therapy services, cardio-pulmonary services and sleep diagnostic services in hospitals and subacute facilities. RCS also sells and rents home durable medical equipment. This transaction has been accounted for as a pooling of interests. (See Note 2.)

  Helian Merger. Effective December 28, 1995, TheraTx issued approximately 2,456,000 shares of TheraTx common stock in exchange for all outstanding shares of common stock of Helian. Helian operates eleven occupational medical facilities, three ambulatory surgery centers and one surgical specialty hospital. This transaction has been accounted for as a pooling of interests. (See Note 2.)

Net revenues and net income (loss) for the merged companies for 1994 and 1995 through the dates of mergers are as follows (in thousands):

                                                                            NET
                                                                    NET  INCOME
                                                               REVENUES  (LOSS)
                                                               -------- -------
Year Ended December 31, 1994
 The Company.................................................. $126,787 $ 9,607
 Helian.......................................................   38,205   1,395
 RCS..........................................................    9,290     591
                                                               -------- -------
  Combined.................................................... $174,282 $11,593
                                                               ======== =======
Year Ended December 31, 1995
 The Company.................................................. $275,853 $11,856
 Helian.......................................................   35,397  (1,091)
 RCS..........................................................    2,926      64
                                                               -------- -------
  Combined.................................................... $314,176 $10,829
                                                               ======== =======

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
4. MERGERS AND ACQUISITIONS (CONTINUED)

  Acquisition of PersonaCare, Inc. On May 31, 1994, TheraTx acquired PersonaCare, Inc. ("PersonaCare"), a company that owns and operates inpatient facilities. In conjunction with the acquisition, TheraTx issued an aggregate of 3,232,221 shares of stock, comprised of 811,416 shares of common stock and 2,420,805 shares of Series E preferred stock in exchange for all outstanding common and preferred stock of PersonaCare. Each share of preferred stock converted into one share of common stock upon consummation of the initial public offering. (See Note 5.) The holders of shares received in the merger have certain registration rights.

The acquisition was recorded using the purchase method of accounting and the results of PersonaCare's operations subsequent to May 31, 1994, have been included in the accompanying financial statements. The PersonaCare stock received by TheraTx was valued at $30,000,000 and the Company recorded costs of approximately $1,200,000 in connection with the merger. The assets and liabilities of PersonaCare have been recorded at fair market value. The purchase price in excess of the net identifiable assets acquired of $25,886,000 was recorded as goodwill. In conjunction with the acquisition, the Company assumed certain subordinated notes payable that were repaid during July 1994 from the net proceeds received in the Company's initial public offering.

  Acquisition of SMS Business. Effective April 1, 1995, the Company acquired certain of the assets and assumed certain liabilities from eight companies managed by Southern Management Services, Inc. ("SMS"), including five nursing facilities, an adult congregate living facility, a medical products distribution company and a Medicare Part B billing and supply service company (collectively, the "SMS Business"). The purchase price paid by the Company for the SMS Business included (i) approximately $34,180,000 in cash paid at closing by the Company to certain lenders of the SMS Business in connection with the retirement of bank debt and mortgage debt and (ii) $43,250,000 in cash and 1,097,407 shares of the Company's common stock. In addition, 888,889 shares of the Company's common stock were issued into escrow (the "Escrow Shares"). The Escrow Shares were to be released if certain financial goals for the SMS Business were achieved during the period commencing April 1, 1995 and ending February 29, 1996 ("the Earn-Out Period"), and the purchase price was to be further increased by as much as $20,000,000 payable in either shares of the Company's stock or cash, at the option of the sellers, if certain financial goals were exceeded during the Earn-Out Period. The Company has concluded that the sellers of the SMS Business are not entitled to the Escrow Shares and are not entitled to any earn-out payment as the financial performance of the SMS Business was, as a whole, significantly below the threshold entitling the sellers to any payment under the earn-out. As a result, none of the Escrow Shares are included as outstanding as of December 31, 1996 for financial reporting purposes. The holders of shares received in the acquisition have certain registration rights.

The acquisition was recorded April 1, 1995 using the purchase method of accounting. The common stock issued in the transaction was valued at $16.75 per share based on the last reported sale price of the Company's common stock on March 31, 1995. The assets and liabilities of SMS have been recorded at fair market value. Intangible assets of approximately $64,306,000, representing the cost of the acquisition in excess of the identifiable assets acquired and liabilities assumed, consist primarily of goodwill that is being amortized over forty years using the straight-line method.

  Pro Forma Results. The following unaudited pro forma results were developed assuming PersonaCare and the SMS Business had been acquired on January 1, 1994 (in thousands, except per share data):

                                                               PRO FORMA
                                                        YEAR ENDED DECEMBER 31,
                                                        -----------------------
                                                               1994        1995
                                                        ----------- -----------
Net revenues........................................... $   259,362 $   329,521
Net income.............................................      10,445      10,891
Pro forma net income per share.........................        0.57        0.53

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
4. MERGERS AND ACQUISITIONS (CONTINUED)

The unaudited pro forma sales and earnings information is not necessarily indicative of the combined results that would have occurred had the acquisition taken place on January 1, 1994, nor are they necessarily indicative of results that may occur in the future.

5. INITIAL PUBLIC OFFERING

On June 24, 1994, the Company's initial public offering was declared effective by the Securities and Exchange Commission. The Company issued 4,010,000 shares of common stock at an offering price of $12.00 per share and received net proceeds of approximately $43,327,000 (after deducting underwriting discounts and offering costs of $4,793,000).

6. LONG-TERM NOTES RECEIVABLE

The long-term notes receivable at December 31, 1995 and 1996 include a wrap-around third mortgage note receivable from the lessor of the Wisconsin facility for $4,222,000. The note is collateralized by the lessor's property and equipment. Additionally, the note serves as collateral for certain long-term debt. (See Note 7.) The note bears interest at a rate designated to approximate the Company's required lease payment to the lessor. Interest only is receivable monthly on the note that becomes due at the end of the lease term. Interest income of $545,000 related to this note has been recorded for each of the years ended December 31, 1995 and 1996.

7. LONG-TERM DEBT

Long-term debt consists of the following (in thousands):

                                                                DECEMBER 31
                                                              ----------------
                                                                 1995     1996
                                                              -------  -------
Senior Credit Facility....................................... $48,000  $75,000
Notes payable, Wisconsin facility, payable in monthly
 installments of principal plus fixed interest (8.9% average
 interest rate) through the end of the lease term............   2,518    2,300
Note payable to bank, interest at bank's prime rate plus
 1.75%, (11.0% at November 30, 1995) collateralized by a
 building with principal and interest payable in
 monthly installments........................................     651       --
Notes payable to a financial institution, interest at 7.82%
 and 7.56%, collateralized by property and equipment, with
 principal and interest payable in monthly installments
 through November 1997 and August 1998, respectively.........     454      279
Note payable to a financial institution, interest at 7.66%,
 collateralized by property
 and equipment, with principal and interest payable in
 monthly installments through December 1998..................     727      491
Other........................................................      47      196
                                                              -------  -------
                                                               52,397   78,266
Less current portion.........................................    (656)    (792)
                                                              -------  -------
                                                              $51,741  $77,474
                                                              =======  =======

In September 1994, the Company entered into a $65,000,000 Revolving Credit Facility (the "Revolving Credit Facility"). In conjunction with the Revolving Credit Facility, during 1994, the Company restructured $33,000,000 of mortgage debt assumed in the acquisition of PersonaCare and repaid $13,375,000 of PersonaCare debt and accrued interest out of the net proceeds received from the Company's initial public offering.

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
7. LONG-TERM DEBT (CONTINUED)

On May 8, 1995, TheraTx entered into a $125,000,000 Senior Credit Facility ("Senior Credit Facility") with a group of lenders. The Senior Credit Facility was used to refinance the Company's Revolving Credit Facility. Borrowings under the Senior Credit Facility bear interest at a maximum rate of LIBOR plus 1.5%, adjusted for certain leverage ratios. The Senior Credit Facility provides for a $5,000,000 swing line to accommodate same- day borrowings and a $5,000,000 stand-by letter of credit facility. Future borrowings under the Senior Credit Facility will be used to fund working capital requirements, purchases of property and equipment, acquisitions, and general corporate requirements. Borrowings under the Senior Credit Facility are secured by substantially all of the assets of the Company and its subsidiaries, including all of the capital stock of each subsidiary. The Senior Credit Facility contains various financial covenants, including, but not limited to, requirements for minimum net worth, maximum funded debt and other financial ratios, and restrictions on payments of dividends, capital expenditures and acquisitions. Subsequent to December 31, 1996, all borrowings under the Senior Credit Facility were repaid in conjunction with the merger with Vencor, Inc. (See Note 17.)

In 1995, the Company recorded charges in connection with the write-off of certain deferred financing costs related to the Company's Revolving Credit Facility. Additionally, the Company incurred costs in conjunction with the early extinguishment of certain capital lease obligations. These items, totaling $701,000, have been reported as an extraordinary item, net of income taxes of $273,000 during the year ended December 31, 1995.

Certain letters of credit totaling $1,989,500 have been issued under the Senior Credit Facility and are outstanding as of December 31, 1996. These letters of credit, which mature throughout 1997, reduce the amount available to be borrowed under the Senior Credit Facility.

The notes payable, Wisconsin facility, pertain to a facility that the Company leases. The notes are collateralized by notes receivable from the lessor. In connection with the notes payable, Wisconsin facility, the Company has agreed to pay the debt service on the notes during the five-year term of the lease and any subsequent renewal periods as a part of the rental agreement. At the end of the lease term, any remaining balance on the notes payable becomes the obligation of the lessor and the note receivable, serving as collateral, is reduced by a like amount.

At December 31, 1996, the aggregate maturities of long-term debt for the five years ending December 31, 2001 and thereafter are as follows (in thousands):

       1997..................................................... $   792
       1998.....................................................     592
       1999.....................................................     131
       2000.....................................................  75,087
       2001.....................................................      49
       Thereafter...............................................   1,615
                                                                 -------
                                                                 $78,266
                                                                 =======

8. CONVERTIBLE SUBORDINATED NOTES

On February 16, 1995, the Company completed a private placement of $100,000,000 of seven-year convertible subordinated notes due 2002, with a coupon rate of 8%. The notes are redeemable at the option of the Company after February 3, 1998. The proceeds primarily have been used to finance the acquisition and assumption by the Company of certain assets and liabilities of the SMS Business. (See Note 4.) As a result of the merger with Vencor subsequent to December 31, 1996, the Company is required to offer to repurchase the Notes for 100% of the principal amount, together with accrued interest. (See Note 17.)

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

9. LEASES

The Company operates facilities pursuant to the terms of long-term operating leases. The operating leases have initial terms ranging from five to fifteen years. The leases provide for renewals, at the Company's option, ranging from two to three periods of five years each. Generally, the leases contain options for the Company to purchase the facilities at the end of the lease terms at an amount related to the fair market value of the facility at the time the option is exercised.

The Company also rents office space and office equipment under non-cancelable operating leases.

On April 25, 1995, the Company entered into a twenty-year operating lease relating to the construction and lease of approximately 107,000 square feet of corporate office space. The lease agreement provides for an annual base lease rate of approximately $1,800,000, adjusted annually for inflation. In addition to the base lease rate, the Company will pay certain building operating costs. The lease term began in July 1996 upon completion of the office building.

Future minimum lease commitments for all non-cancelable operating leases as of December 31, 1996 are as follows (in thousands):

       Year Ending December 31,
       1997.................................................... $ 11,944
       1998....................................................   11,499
       1999....................................................   10,179
       2000....................................................    9,665
       2001....................................................    9,414
       Thereafter..............................................   53,932
                                                                --------
         Total minimum lease payments.......................... $106,633
                                                                ========

10. INCOME TAXES

The provision for income taxes consists of the following (in thousands):

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                          1994    1995     1996
                                                       ------- ------- --------
   Current income tax expense:
    Federal..........................................  $ 2,629 $ 7,382 $ 10,425
    State............................................      295   1,053      457
                                                       ------- ------- --------
     Total current income tax expense................    2,924   8,435   10,882
    Deferred income tax expense......................      493   1,154    2,482
                                                       ------- ------- --------
     Total provision for income taxes................  $ 3,417 $ 9,589 $ 13,364
                                                       ======= ======= ========

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
10. INCOME TAXES (CONTINUED)

A reconciliation of the provision for income taxes to the federal statutory rate of 35% in 1994, 1995 and 1996, is as follows (in thousands):

                                                     YEAR ENDED DECEMBER 31,
                                                    ---------------------------
                                                        1994     1995      1996
                                                    --------  -------  --------
Tax at statutory rate.............................. $  5,085  $ 7,275  $ 12,640
Surtax exemption...................................     (100)      --        --
State taxes, net of federal benefit................      609      793       410
Goodwill amortization..............................      224      262       423
Merger costs.......................................       --    1,561        --
Other..............................................      211      425       100
Change in valuation reserve........................   (2,612)    (727)     (209)
                                                    --------  -------  --------
                                                    $  3,417  $ 9,589  $ 13,364
                                                    ========  =======  ========

The tax effects of temporary differences and carryforwards that give rise to significant portions of deferred tax assets (liabilities) consist of the following (in thousands):

                                                      YEAR ENDED DECEMBER 31,
                                                      ------------------------
                                                             1995         1996
                                                      -----------  -----------
Deferred tax assets:
 Net operating loss carryforwards.................... $     1,311  $       458
 Asset valuation allowances..........................       2,985        4,610
 Intangible assets...................................         998          816
 Accrued liabilities.................................       6,009        5,041
 Other...............................................          78          776
                                                      -----------  -----------
 Gross deferred assets...............................      11,381       11,701
 Valuation allowance.................................      (2,090)      (1,881)
                                                      -----------  -----------
                                                            9,291        9,820
Deferred tax liabilities:
 Depreciation........................................      (5,672)      (5,964)
 Deferred revenue....................................        (710)      (2,125)
 Intangible asset....................................        (794)      (1,833)
 Cash-to-accrual.....................................        (431)        (168)
 Other...............................................        (160)        (223)
                                                      -----------  -----------
                                                      $     1,524  $      (493)
                                                      ===========  ===========

At December 31, 1996, the Company had available net operating loss carryforwards of approximately $1,206,000 for income tax purposes. The net operating loss carryforwards expire beginning in 2005 through 2008. Because of changes in ownership of the Company, the annual utilization of these losses in the future may be limited.

11. STOCKHOLDERS' EQUITY
On May 25, 1994, the Company effected a one-for-three reverse stock split on the Company's outstanding common stock. All share and per share amounts have been restated to reflect the reverse stock split for all periods presented.

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

11. STOCKHOLDERS' EQUITY (CONTINUED)

Upon consummation of the initial public offering, each outstanding share of Series A, B, C, and D preferred stock converted into .333333 shares of common stock and each share of Series E preferred stock converted into one share of common stock. (See Note 5.) In addition, upon conversion of the preferred stock into common stock, outstanding warrants to purchase preferred stock converted into warrants to purchase common stock exercisable over the remaining term of the preferred stock warrant at an exercise price equal to the exercise price per share under the preferred stock warrant, as adjusted for the reverse stock split.

The Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, qualifications, preferences, privileges, limitations or restrictions of each such series.

The Company has reserved a total of 5,522,000 common shares for future issuance upon exercise of stock warrants and stock options.

The Company has issued warrants to purchase 190,450 shares of its common stock at prices ranging from $4.90 to $12.00 per share, which in management's opinion, equaled or exceeded the fair market value of the stock at the date of issuance. At December 31, 1996, warrants to purchase 78,925 shares of common stock were outstanding. The warrants expire through July 2004.

On April 25, 1996, the Board of Directors adopted an Employee Stock Purchase Plan (the "Purchase Plan") and reserved 1,000,000 shares of common stock for future issuance. As of December 31, 1996, the company has not implemented the Purchase Plan.

12. STOCKHOLDERS' RIGHTS PLAN

On July 27, 1995, the Company's Board of Directors adopted a Stockholders' Rights Plan (the "Rights Plan"). In conjunction with the Rights Plan, the Board of Directors declared a dividend of one right ("Right") to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock on each share of common stock. Under the terms of the Rights Plan, the Rights become exercisable only if a person or group acquires 15% or more of the Company's common stock or announces a Tender Offer that would result in ownership by a person or group of 15% or more of the Company's common stock (an "Acquiring Person"), subject to certain exceptions. Each Right has an exercise price of $60.00 and, in certain circumstances, may become exercisable or exchangeable for consideration. Each Right, following the time the Rights become exercisable, may be redeemed for $0.01 at the option of the Board of Directors. Subsequent to December 31, 1996, the Company amended the Rights Agreement to provide that Vencor, Inc. and its affiliates shall not be deemed to be an Acquiring Person. (See Note 17.)

13. STOCK OPTION PLANS

On April 25, 1996, the Board of Directors adopted the 1996 Stock Option/Stock Issuance Plan (the "1996 Plan") and reserved 2,000,000 shares of common stock for issuance over the ten-year term of the 1996 Plan. This share reserve will automatically increase on the first trading day of each calendar year, beginning with the 1997 calendar year, by an amount equal to 2% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year. In no event may any one participant in the 1996 Plan be granted stock options, separately exercisable stock appreciation rights or direct stock issuances for more than 750,000 shares in the aggregate under the 1996 Plan per calendar year.

The 1996 Plan contains three separate equity incentive programs: (i) a Discretionary Option Grant Program (the "Discretionary Program"); (ii) a Stock Issuance Program; and (iii) an Automatic Option Grant Program. The Discretionary Program and the Stock Issuance Program are administered by the Compensation Committee of the Board (the "Committee"). The Committee has complete discretion (subject to the provisions of the 1996 Plan)

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
13. STOCK OPTION PLANS (CONTINUED)

to determine the terms of each grant. However, all grants under the Automatic Option Grant Program are made in strict compliance with the provisions of that program.

The exercise price per share of options granted under the Discretionary Program may not be less than 100% of the fair market value of such shares at the date of grant and the term of the options may not exceed ten years.

The purchase price of shares issued under the Stock Issuance Program may not be less than 100% of the fair market value of such shares at the time of issuance. Shares issued as a bonus for past services are vested upon issuance. All other shares issued under the program are subject to a vesting schedule tied to the performance of service or the attainment of performance goals.

During 1996, the Committee has generally granted options with service-based options to vest over four years.

On March 3, 1994, the Board of Directors adopted the 1994 Stock Option/Stock Issuance Plan (the "1994 Plan"). The 1994 Plan replaced the 1990 Stock Option Plan and became effective upon registration of the Company's outstanding common stock under the Securities Exchange Act of 1933. All outstanding options under the 1990 Stock Option Plan have been incorporated into the 1994 Plan as of its effective date. Under the 1994 Plan, the Company is authorized to issue up to 4,495,467 Shares of common stock to employees, consultants and independent contractors. The purchase price of the shares subject to incentive options granted will not be less than 100% of the fair market value of such shares at the date of grant. The purchase price of shares subject to non-qualified options granted will not be less than 85% of the fair market value of such shares at the date of grant. The Plan is administered by the Committee, which has the authority to determine the terms of each grant. The Committee generally has granted options with either service-based vesting or performance-based vesting. Service-based options generally vest over four years. The performance-based options provide for vesting at the end of seven years, with accelerated vesting over a five-year period if certain earnings targets are achieved. The options have a term of ten years.

In connection with the acquisition of PersonaCare, the Company assumed the PersonaCare, Inc. 1992 Stock Option Plan (the "PersonaCare Plan"). Immediately following the acquisition, 54,863 Shares of the Company's common stock were subject to the outstanding options assumed under the PersonaCare Plan. In connection with the merger with Helian, TheraTx assumed the Helian Health Group, Inc. 1989 Stock Option Plan (the "Helian Plan"). Immediately following the acquisition, 237,683 shares of the Company's common stock were subject to the outstanding options assumed under the Helian Plan. All of the assumed options under the PersonaCare and Helian Plans accelerated automatically upon consummation of the respective mergers and are now fully exercisable for vested shares of the Company's common stock. No further option grants will be made under either plan other than in connection with any regrant or repricing programs that the Compensation Committee of the Company's Board of Directors may authorize.

Effective May 30, 1996, the Committee approved a plan to reprice certain options granted to employees pursuant to the 1994 Stock Option Plan. The options were repriced effective May 30, 1996. Options originally priced from $16.25 to $21.50 per share were repriced at $14.38 per share, the closing market price of the common stock on May 30, 1996. Each of the repriced options, whether vested or not vested, cannot be exercised for a period of one year ending May 30, 1997, unless certain events defined under the 1994 Plan occurred. At May 30, 1996, options to purchase a total of 242,000 shares of common stock were repriced, of which approximately 58,000 were fully vested prior to repricing.

Also, on May 30, 1996, the Committee approved a change to the 1994 Plan providing for performance-based options to become service-based options at that date, with vesting to occur over a period of four years. At May 30, 1996, 1,200,000 performance-based options were exchanged for service-based options.

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
13. STOCK OPTION PLANS (CONTINUED)

Following is a summary of stock option plan activity:

                                      SHARES UNDER                      WEIGHTED
                                            OPTION EXERCISE PRICES AVERAGE PRICE
                                      ------------ --------------- -------------
Outstanding at January 1, 1994.......    717,055       .09-18.95        6.36
 Granted.............................  1,419,170      4.50-21.50       14.42
 Exercised...........................   (148,568)      .09- 7.50        0.85
 Forfeited...........................   (205,362)      .12-18.95       13.49
                                       ---------
Outstanding at December 31, 1994.....  1,782,295       .09-21.50       12.16
 Granted.............................  2,087,639      8.36-18.25       16.69
 Exercised...........................   (183,340)      .09-12.13        1.82
 Forfeited...........................   (173,762)      .15-18.26       14.73
                                       ---------
Outstanding at December 31, 1995.....  3,512,832       .09-21.50       14.45
 Granted.............................  1,224,434     10.00-16.69       13.84
 Exercised...........................   (133,493)      .15-16.25        9.47
 Forfeited...........................   (200,246)      .15-21.50       14.91
                                       ---------
Outstanding at December 31, 1996.....  4,403,527       .09-21.50       14.83
                                       =========

The following table summarizes information concerning outstanding and exercisable options at December 31, 1996:

                       OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
               ------------------------------------------   --------------------------
                                  WEIGHTED
                                   AVERAGE     WEIGHTED                     WEIGHTED
   RANGE OF         NUMBER       REMAINING      AVERAGE          NUMBER      AVERAGE
   EXERCISE        OPTIONS     CONTRACTUAL     EXERCISE         OPTIONS     EXERCISE
     PRICES    OUTSTANDING            LIFE        PRICE     EXERCISABLE        PRICE
-----------    -----------     -----------     --------     -----------     --------
  .09-  .48         75,221             5.8          .43          70,559          .42
 3.75- 8.92        253,725             7.5         6.22         159,588         5.69
11.00-16.69      2,337,077             8.5        13.66         594,878        13.15
18.25-21.50      1,737,504             8.0        18.26         201,515        18.31
                 ---------             ---        -----       ---------        -----
                 4,403,527             8.2        14.83       1,026,540        12.12
                 =========             ===        =====       =========        =====

In January 1996, the Company adopted FASB Statement No. 123, Accounting for Stock-Based Compensation. Under Statement No. 123, the Company may continue following existing accounting rules or adopt a new fair value method of valuing stock-based awards. The Company has elected to continue to follow APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its employee stock options and not adopt the alternative fair value method of accounting provided under Statement No. 123. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by Statement 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for both 1995 and 1996: risk free interest rates of 5.36% to 7.05% depending on the date of grant; a dividend yield of 0%; volatility factors of the expected market price of the Company's common stock of 0.507; and a weighted-average expected life of the option of five years.

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
13. STOCK OPTION PLANS (CONTINUED)

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows (in thousands, except for earnings per share information):

                                                       YEAR ENDED DECEMBER 31,
                                                       ------------------------
                                                              1995         1996
                                                       ----------- ------------
Pro forma net income.................................. $     7,758 $     16,148
Pro forma earnings per share..........................        0.38         0.79

The weighted-average fair value of options granted during 1995 and 1996 is $8.86 and $6.33, respectively. Because Statement 123 is applicable only to options granted subsequent to December 31, 1994, its pro forma effect will not be fully reflected until 1999.

14. RETIREMENT PLAN

The Company has a defined contribution 401(k) plan. The plan is for the benefit of generally all employees and permits voluntary employee contributions and Company profit sharing contributions. The Company contributed $104,000, $355,000, and $522,000 to the plan for the years ended December 31, 1994, 1995 and 1996, respectively.

15. COMMITMENTS AND CONTINGENCIES

The Company maintains professional liability coverage on an occurrence basis. The policy covers claims made up to $1,000,000 per incident, subject to an aggregate limit of $3,000,000. In addition, the Company maintains claims-made basis professional liability coverage for certain physicians and facilities. The claims-made basis policies cover claims up to $1,000,000 per incident, subject to an aggregate limit of $3,000,000. Management intends to renew the existing or similar policies annually and expects to be able to obtain reasonable coverage.

16. MAJOR CUSTOMERS

The Company had one major customer representing 12.5% of net revenues in 1994. In 1995 and 1996, the Company had no major customers that represented 10% or more of net revenues.

17. SUBSEQUENT EVENTS

Effective January 31, 1997, the Company closed an ambulatory surgery center located in Northridge, California. The surgery center was owned by a limited partnership in which the Company holds a 48.8% ownership interest and serves as the general partner. The Company also served as the manager of the surgery center under a management agreement. The Company recorded charges in connection with the write-off of certain assets and the direct costs related to the closure of the facility. The surgery center was acquired in the Helian merger dated December 28, 1995, which was accounted for as a pooling of interests. As required by APB 16, Business Combinations, the loss on the closure totaling $1.8 million has been reported as an extraordinary item, net of income taxes of $666,000, in 1996 based on the following; (i) the 1995 operating loss incurred by the surgery center is significant to the 1995 operating results of the former Helian business, (ii) the loss on the closure is material in relation to the 1996 operating performance of the former Helian business and (iii) the surgery center operations were discontinued within two years of the effective date of the Helian merger.

On February 9, 1997, the Company entered into an Agreement and Plan of Merger with Vencor, Inc. ("Vencor") and Peach Acquisition Corp., a wholly owned subsidiary of Vencor ("Peach"), pursuant to which Peach commenced a tender offer on February 14, 1997 to purchase all of the outstanding shares of the

                     THERATX, INCORPORATED AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
17. SUBSEQUENT EVENTS (CONTINUED)

Company's common stock and the associated rights to purchase Series A Junior Participating Stock at a cash price of $17.10 per share (the "Tender Offer"). The Tender Offer expired on March 18, 1997 and Vencor purchased approximately 99% of the outstanding shares of the Company's common stock at that time. Following the merger which was effective March 21, 1997, the Company became a wholly-owned subsidiary of Vencor. The shares of common stock that were not acquired in the Tender Offer have been converted into the right to receive $17.10 per share in cash.

As a result of the merger with Vencor, pursuant to the terms of the convertible subordinated notes, the Company is required to offer to repurchase the notes for 100% of the principal amount, together with accrued interest, within fifteen days after the expiration of the Tender Offer.

Additionally, in conjunction with the merger with Vencor, the Company entered into a note payable to Vencor upon demand (the "Vencor Note"). Advances under the Vencor Note are to be used to repay existing debt and to fund working capital requirements, purchases of property and equipment, acquisitions and general corporate requirements. On March 18, 1997, all borrowings under the Senior Credit Facility were repaid and the Senior Credit Facility was terminated. The Company also repaid approximately $1.3 million in debt outstanding. As of March 21, 1997, approximately $95 million was outstanding under the Vencor Note.

18. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of the quarterly results of operations for the years ended December 31, 1995 and 1996 (in thousands, except per share data):

                                        1995                             1996
                          -------------------------------- ---------------------------------
                                 THREE MONTHS ENDED               THREE MONTHS ENDED
                          -------------------------------- ---------------------------------
                          MAR. 31 JUN. 30 SEPT. 30 DEC. 31 MAR. 31 JUN. 30 SEPT. 30  DEC. 31
                          ------- ------- -------- ------- ------- ------- -------- --------
Net revenues............  $59,500 $81,466 $84,609  $88,601 $93,324 $95,859 $99,417  $102,555
Income from operations..    5,995   8,064  11,002    5,614  11,663  11,844  12,822    12,250
Income before income
 taxes, minority
 interest, and
 extraordinary
 item...................    4,931   5,324   8,288    2,230   8,634   9,137   9,560     8,785
Income before
 extraordinary item.....    2,926   2,908   5,108      315   5,324   5,807   6,066     5,520
Net income..............    2,926   2,480   5,108      315   5,324   5,807   6,066     4,386
Earnings per common
 share:
  Income, before
   extraordinary
   item.................     0.15    0.14    0.25     0.02    0.26    0.28    0.29      0.27
  Net income............  $  0.15 $  0.12 $  0.25  $  0.02 $  0.26 $  0.28 $  0.29  $   0.21
Weighted average shares
 outstanding............   19,598  20,708  20,651   20,711  20,689  20,963  21,222    20,600

Amounts for the quarter ended March 31, 1995 have been restated to include Helian and RCS. The quarters ending June 30 and September 30, 1995 include the operations of RCS as reported and have been restated to include Helian. The five quarters ended December 31, 1996 include RCS and Helian as reported.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Shareholders of
Transitional Hospitals Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Transitional Hospitals Corporation (formerly Community Psychiatric Centers) and its subsidiaries at November 30, 1996 and 1995 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 4 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" in 1995.

/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Los Angeles, California
January 24, 1997

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Transitional Hospitals Corporation

We have audited the accompanying consolidated statements of operations, stockholders' equity, cash flows and related financial statement schedule of Transitional Hospitals Corporation (formerly Community Psychiatric Centers) for the year ended November 30, 1994. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of Transitional Hospitals Corporation's (formerly Community Psychiatric Centers) operations and their cash flows for the year ended November 30, 1994, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule as it relates to the year ended November 30, 1994, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                      /s/ Ernst & Young LLP

Los Angeles, California
January 27, 1995

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                          CONSOLIDATED BALANCE SHEETS

                                                                 NOVEMBER 30
                                                              -----------------
                                                                  1996     1995
                                                              -------- --------
                                                               (In thousands)
                           ASSETS
                           ------
Current assets:
  Cash and cash equivalents.................................  $ 84,313 $ 17,263
  Short-term investments....................................    16,777    7,601
  Accounts receivable, less allowance for doubtful accounts
   (1996--$21,448 and 1995--$24,682)........................    55,557  113,686
  Receivable from third parties under reimbursement con-
   tracts...................................................        --    4,550
  Prepaid expenses and other current assets.................    14,784   14,756
  Property held for sale....................................    13,393   15,512
  Refundable income taxes...................................    15,722   21,028
  Deferred income taxes.....................................     5,697      951
                                                              -------- --------
    Total current assets....................................   206,243  195,347
Property, buildings and equipment, at cost, less allowances
 for depreciation...........................................   153,933  354,192
Other assets:
  Investment in affiliate...................................    69,859       --
  Refundable income taxes...................................     9,275       --
  Deferred income taxes.....................................     6,691   21,334
  Other assets..............................................    19,889   24,862
                                                              -------- --------
                                                               105,714   46,196
Excess of investment in subsidiaries over net assets ac-
 quired, less accumulated amortization (1996--$62 and 1995--
 $2,351)....................................................        57    8,890
                                                              -------- --------
                                                              $465,947 $604,625
                                                              ======== ========


                See notes to consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                    CONSOLIDATED BALANCE SHEETS (CONTINUED)

                                                     NOVEMBER 30
                                        --------------------------------------
                                                      1996                1995
                                        ------------------  ------------------
                                        (In thousands, except par value data)
 LIABILITIES AND STOCKHOLDERS' EQUITY
 ------------------------------------
Current liabilities:
  Accounts payable..................... $            9,136  $           18,194
  Accrued payroll and other expenses...             15,549              34,949
  Income taxes payable.................                131               4,425
  Payable to third parties under reim-
   bursement contracts.................             13,954                  --
  Other accrued liabilities............             17,796               3,693
  Current maturities on long-term
   debt................................              8,467              18,764
                                        ------------------  ------------------
  Total current liabilities............             65,033              80,025
Long-term debt, exclusive of current
 maturities............................             14,858              84,883
Deferred credits:
  Deferred income taxes and other lia-
   bilities............................              3,857              19,678
Commitments and contingencies
Obligations to be settled in common
 stock.................................                 --              21,250
Stockholders' equity:
  Preferred stock, par value $1 a
   share; authorized 2,000 shares; none
   issued..............................                 --                  --
  Common stock, par value $1 a share;
   authorized 100,000 shares; issued
   46,856 in 1996 and 1995.............             46,856              46,856
  Additional paid-in capital...........             56,657              62,096
  Unrealized gains on investments in
   debt securities.....................                163                  --
  Retained earnings....................            321,710             327,062
  Foreign currency translation adjust-
   ment................................                 --              (2,943)
                                        ------------------  ------------------
                                                   425,386             433,071
Less cost of treasury stock--4,988
 shares in 1996 and 3,166 shares in
 1995..................................            (43,187)            (34,282)
                                        ------------------  ------------------
                                                   382,199             398,789
                                        ------------------  ------------------
                                                  $465,947            $604,625
                                        ==================  ==================


                See notes to consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                    YEAR ENDED NOVEMBER 30,
                                                   ----------------------------
                                                       1996      1995      1994
                                                   --------  --------  --------
                                                   (In thousands, except per
                                                         share amounts)
Revenues:
  Net operating revenues.......................... $503,266  $514,991  $423,955
  Investment and other income.....................    3,928     2,513     3,785
                                                   --------  --------  --------
                                                    507,194   517,504   427,740
Costs and expenses:
  Operating expense...............................  402,686   393,146   328,508
  General and administrative expense..............   33,029    39,444    33,775
  Bad debt expense................................   20,101    28,732    26,966
  Depreciation and amortization...................   22,364    23,344    18,649
  Interest expense................................    3,889     5,256     3,545
  Non-recurring transactions, net.................   33,524    94,116      (875)
                                                   --------  --------  --------
                                                    515,593   584,038   410,568
                                                   --------  --------  --------
Income (loss) before income taxes.................   (8,399)  (66,534)   17,172
Income taxes (benefit)............................   (3,047)  (24,902)    6,952
                                                   --------  --------  --------
Net income (loss)................................. $ (5,352) $(41,632) $ 10,220
                                                   ========  ========  ========
Net income (loss) per common share................ $  (0.12) $  (0.95) $   0.24
                                                   ========  ========  ========
Average number of common shares...................   43,942    43,642    43,465
                                                   ========  ========  ========


                See notes to consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                 AMOUNTS DUE
                                                        FROM                           FOREIGN
                                 ADDITIONAL        EMPLOYEES                          CURRENCY
                          COMMON    PAID-IN  FOR EXERCISE OF  UNREALIZED RETAINED  TRANSLATION  TREASURY     STOCK
                           STOCK    CAPITAL    STOCK OPTIONS       GAINS EARNINGS   ADJUSTMENT    SHARES    AMOUNT
                         ------- ----------  ---------------  ---------- --------  -----------  --------  --------
                                               (In thousands, except per share amounts)
Balance at November 30,
 1993................... $46,856    $65,341             $(35)       $  0 $359,345      $(3,815)   (3,763) $(45,200)
 Exercise of employees'
  stock options.........             (4,052)                                                         498     9,735
 Income tax benefits
  derived from employee
  stock option
  transactions..........                 68
 Net income for the
  year..................                                                   10,220
 Dividends paid, $.01
  per common share......                                                     (434)
 Foreign currency
  translation
  adjustment............                                                                 2,010
                         -------    -------             ----        ---- --------      -------    ------  --------
Balance at November 30,
 1994...................  46,856     61,357              (35)          0  369,131       (1,805)   (3,265)  (35,465)
 Exercise of employees'
  stock options.........               (206)                                                         102     1,235
 Expiration of employee
  stock options.........                 17               35                                          (3)      (52)
 Income tax benefits
  derived from employee
  stock option
  transactions..........                928
 Net loss for the year..                                                  (41,632)
 Dividends paid, $.01
  per common share......                                                     (437)
 Foreign currency
  translation
  adjustment............                                                                (1,138)
                         -------    -------             ----        ---- --------      -------    ------  --------
Balance at November 30,
 1995...................  46,856     62,096                0           0  327,062       (2,943)   (3,166)  (34,282)
 Exercise of employees'
  stock options.........                (36)                                                          16       186
 Issuance of shares
  related to settlement
  of shareholder
  litigation............             (5,482)                                                       2,342    26,732
 Stock repurchased......                                                                          (4,180)  (35,823)
 Income tax benefits
  derived from employee
  stock option
  transactions..........                 79
 Net loss for the year..                                                   (5,352)
 Foreign currency
  translation
  adjustment............                                                                 2,943
 Unrealized gains from
  changes in market
  value of investments
  in debt securities,
  net of income taxes...                                             163
                         -------    -------             ----        ---- --------      -------    ------  --------
Balance at November 30,
 1996................... $46,856    $56,657             $  0        $163 $321,710      $     0    (4,988) $(43,187)
                         =======    =======             ====        ==== ========      =======    ======  ========


                 See notes to consolidated financial statements

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                   YEAR ENDED NOVEMBER 30
                                                 -----------------------------
                                                      1996      1995      1994
                                                 ---------  --------  --------
                                                       (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..............................  $  (5,352) $(41,632) $ 10,220
Adjustments to reconcile net income (loss) to
 net cash provided by operating activities:
  Depreciation and amortization................     22,364    23,344    18,649
  Provision for uncollectible accounts.........     20,101    28,732    26,966
  Nonrecurring transactions....................     33,378    70,446    (2,845)
  Other........................................       (821)   (3,033)   (1,800)
Changes in assets and liabilities, exclusive of
 business acquisitions and disposals:
  Accounts receivable..........................    (17,570)  (39,290)  (50,070)
  Receivable/payable to third parties under
   reimbursement contracts.....................      9,529   (10,352)      812
  Prepaid expenses and other current assets....     (6,259)    1,615    (1,837)
  Accounts payable and accrued expenses........     (1,506)    4,340    10,438
  Other accrued liabilities....................     (5,626)      154      (942)
  Dividends payable............................         --        --      (111)
  Income taxes.................................     (3,252)  (34,435)    9,709
                                                 ---------  --------  --------
Net cash provided from (used for) operations...     44,986      (111)   19,189
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities......         --    39,195    41,982
Dividends paid.................................         --      (437)     (434)
Purchase of treasury shares....................    (35,823)       --        --
Payments of deferred compensation..............       (162)     (634)     (162)
Net proceeds from exercise of stock options....        150     1,029     5,683
Payments on long-term debt.....................    (80,341)  (18,859)   (1,402)
                                                 ---------  --------  --------
Net cash provided from (used for) financing
 activities....................................   (116,176)   20,294    45,667
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of short-term investments..      7,601    16,884     1,934
Purchases of short-term investments............    (16,614)  (10,729)   (4,758)
Payment received on notes......................      2,151     4,591     3,437
Purchase of property, buildings and equipment..    (35,419)  (40,139)  (48,760)
Investment in pre-opening costs................     (3,177)   (2,899)   (4,225)
Proceeds from sale of psychiatric hospitals....    186,643     5,289     7,393
Loans made to officers.........................       (825)   (4,055)   (1,242)
Payment for business acquisitions:
  Property, buildings and equipment............       (320)   (8,604)   (4,787)
  Excess of purchase price over fair value of
   assets acquired.............................     (1,800)     (521)   (1,225)
                                                 ---------  --------  --------
Net cash provided from (used for) investing
 activities....................................    138,240   (40,183)  (52,233)
                                                 ---------  --------  --------
Net increase (decrease) in cash and cash
 equivalents...................................     67,050   (20,000)   12,623
Beginning cash and cash equivalents............     17,263    37,263    24,640
                                                 ---------  --------  --------
Ending cash and cash equivalents...............  $  84,313  $ 17,263  $ 37,263
                                                 =========  ========  ========

                 See notes to consolidated financial statements

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation
The consolidated financial statements include the accounts of Transitional Hospitals Corporation (formerly Community Psychiatric Centers) and its subsidiaries (THY or the Company). All material intercompany transactions have been eliminated in the accompanying consolidated financial statements.

The Company provides long-term acute care services to patients suffering from long-term complex medical problems in the United States. As of November 30, 1996, THY operated 14 long-term care hospitals and two satellite facilities with a total of 1,340 beds, located in 12 states. THY also provides respiratory therapy services to other healthcare providers.

In June of 1996, the Company sold its United Kingdom psychiatric operations (see Note 2). In November 1996, the company sold its U.S. psychiatric operations to Behavioral Healthcare Corporation ("BHC") for $60 million in cash and stock valued at approximately $70 million (see Note 3).

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents
The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Those highly liquid assets with a maturity of more than three months are classified as short-term investments.

 Short-Term Investments
The Company has investments in debt securities which are classified as available for sale. These investments consist primarily of U.S. corporate securities and have various maturity dates which do not exceed one year. Securities classified as available-for-sale are carried at fair value with unrealized gains, net of tax, reported in a separate component of stockholders' equity. There were no unrealized losses on any investments held at November 30, 1996. Realized gains and losses are included in investment income and are immaterial for all years presented.

 Property, Buildings and Equipment
Depreciation is computed on the straight-line method based on the estimated useful lives of fixed assets of 31.5 to 40 years for buildings and three to ten years for furniture and equipment.

 Preopening Costs
Costs incurred prior to the opening of new facilities are deferred and amortized on a straight-line basis over a five-year period.

 Capitalization of Interest
Interest incurred in connection with development and construction of hospitals is capitalized as part of the related property.

 Net Operating Revenues
Net operating revenues include amounts for hospital services estimated by management to be reimbursable by federal and state government programs (Medicare, Medicaid and CHAMPUS); managed care programs (managed care companies, health maintenance organizations and preferred provider organizations) and private

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

pay payors (private sources and insurance companies which base reimbursement on the Company's price schedule).

The following table summarizes the percent of net operating revenues generated from all payors.

                                                                 1996  1995  1994
                                                                 ----  ----  ----
Medicare........................................................  47%   37%   28%
Medicaid........................................................   9    11    13
CHAMPUS.........................................................   3     4     4
                                                                 ---   ---   ---
  Total Government..............................................  59    52    45
Managed Care....................................................  24    27    33
Private pay and other...........................................  17    21    22
                                                                 ---   ---   ---
  Total......................................................... 100%  100%  100%
                                                                 ===   ===   ===

Amounts received are generally less than the established billing rates of the Company and the difference is reported as a contractual allowance and deducted from operating revenues. Final determination of amounts earned for hospital services is subject to audit by the payors. In the opinion of management, adequate provision has been made for any adjustments that may result from such audits. Differences between estimated provisions and final settlement are reflected as charges and credits to operating revenues in the year the audit reports are finalized. In the current year, the Company received approximately $5.6 million in excess of recorded amounts related to prior year Medicare settlements. These amounts are included in operating revenues.

 Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit consist principally of cash and short-term investments and receivables from government programs.

The Company maintains cash equivalents and short-term investments with various financial institutions. The Company's policy is designed to limit exposure to any one institution. The Company performs periodic evaluations of the relative credit standing to those financial institutions that are considered in the Company's investment strategy. The Company and management do not believe that there are any significant credit risks associated with receivables from governmental programs. Negotiated and private receivables consist of receivables from various payors, including individuals involved in diverse activities, subject to differing economic conditions, and do not represent any concentrated credit risks to the Company. Furthermore, management continually monitors and adjusts its reserves and allowances associated with these receivables.

 Stock Options
Proceeds from the exercise of stock options are credited to common stock, to the extent of par value, and the balance to additional paid-in capital, except when shares held in the treasury are issued. The difference between the cost of the treasury stock and the option price is charged or credited to additional paid-in capital. No charges or credits are made to earnings with respect to options granted or exercised. Income tax benefits derived from exercise of non-incentive stock options and from sales of stock obtained from incentive stock options before the minimum holding period are credited to additional paid-in capital.

 Earnings (Loss) Per Share
Earnings (loss) per share have been computed based upon the weighted average number of shares of common stock outstanding during the year. Dilutive common stock equivalents have not been included in the computation of earnings per share because the aggregate potential dilution resulting therefrom is less than 3%.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Translation of Foreign Currencies
The Company sold its United Kingdom psychiatric hospitals in June of 1996. For periods prior to the sale, the financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with FASB Statement No. 52. All balance sheet accounts were translated at year-end exchange rates. Statements of earnings amounts have been translated at the average exchange rate for the applicable years. The resulting currency translation adjustments were made directly to a separate component of Stockholders' Equity. The effect on the statement of earnings of translation gains and losses is insignificant for all years presented.

 Recent Accounting Pronouncements
In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123 ("FAS 123"), "Accounting for Stock-Based Compensation", which becomes effective for fiscal years beginning after December 15, 1995. FAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. Entities will be allowed to measure compensation expense for stock-based compensation under FAS 123 or APB Opinion No. 25, "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting in APB Opinion No. 25 will be required to make pro forma disclosures of net income and earnings per share as if the provisions of FAS 123 had been applied. The Company is in the process of evaluating the Statement. The potential impact on the Company of adopting the new standard has not been quantified at this time. This Company must adopt FAS 123 in fiscal year 1997.

 Reclassifications
Certain amounts have been reclassified to conform with 1996 presentations.

NOTE 2--NON-RECURRING TRANSACTIONS

On November 30, 1996 the company sold its U.S. psychiatric operations to BHC for $60 million in cash and stock valued at approximately $70 million. THY will have a 44.2% common equity interest in future BHC earnings. BHC is headquartered in Nashville, Tennessee, and is now the second largest psychiatric hospital network in the country, with 38 hospitals and 4 residential treatment centers in 18 states and Puerto Rico, comprising approximately 3,500 beds. With the combination of these hospitals, BHC is a leading provider of psychiatric/behavioral services for adults, adolescents and children with acute psychiatric, emotional, substance abuse and behavioral disorder.

The Company also announced the closure of Southwind Hospital, a psychiatric facility in Oklahoma City, Oklahoma in November of 1996 due to poor financial performance. Net operating revenue and net operating income or (loss) for Southwind totaled $4.7 million and $(.8) million for fiscal year 1996, $8.1 million and $(.1) million for fiscal year 1995 and $7.1 million and $.8 million for fiscal year 1994. The hospital is being held for sale. The Company has reached an agreement to settle the whistleblower suit related to Southwind with the United States Government for $750,000 (see Note 14).

The effects on income of the above described transactions are classified as non-recurring transactions for fiscal year 1996 and include the following: i) $62.0 million loss on the sale of the psychiatric operations to BHC, ii) $14.4 million of expenses related to the transaction that consist of $6.7 million of severance costs and payments pursuant to employment contracts, $4.0 million of transaction costs related primarily to legal and investment banking services, and $3.7 million related to legal expenses and settlement costs for the Southwind whistleblower suit (see Note 14) and one other lawsuit related specifically to the US psychiatric division, iii) $2.1 million for a settlement of a claim from a former Chairman of Community Psychiatric Centers related to his contract with the Company (see further discussion in Note 11), iv) impairment charges of $6.7 million to writedown the property value of Southwind and certain other closed hospitals to their current estimated fair

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 2--NON-RECURRING TRANSACTIONS (CONTINUED)

market value, and v) $1.7 million related to termination benefits and other exit costs related to the closure of Southwind. Approximately 150 employees were terminated due to the Southwind closure and approximately 80 corporate employees were terminated due to the sale of the U.S. psychiatric division. As of November 30, 1996, approximately $7.8 million is included in other accrued liabilities for severance and other exit costs related to the corporate office and Southwind hospital.

During the first three quarters of 1996, the Company recorded net restructuring charges of $2.1 million for termination benefits and other exit costs related to the closure of four U.S. psychiatric division hospitals. Approximately 280 employees were terminated as a result of the closure of these hospitals. Two of these properties were sold to BHC and two are being held for sale.

On June 21, 1996, the Company sold its United Kingdom psychiatric hospitals ("Priory Hospitals Group" or "PHG") to Foray 911 Limited ("Foray"), a new corporation formed by Mercury Development Capital, a division of Mercury Asset Management plc ("Mercury"). PHG operates 15 freestanding acute psychiatric hospitals and chemical dependency facilities, including one 42 bed hospital that was 50% owned by PHG. Based on the number of licensed hospital beds, PHG is the leading commercial provider of psychiatric services in the United Kingdom where psychiatric services are generally available to residents without charge from government-owned NHS hospitals. The total purchase price for the PHG facilities was approximately $135 million, which includes a $4.6 million subordinated note due in 2009 issued by Foray. Included in non-recurring transactions is the net gain on the sale of these facilities of $55.5 million. Transaction expenses related to legal, investment banking and severance costs totaled approximately $4.8 million and are reflected in the $55.5 million gain.

During fiscal year 1995, the Company recorded impairment charges related to the adoption of FASB statement 121 (see Note 4) and settlements costs related to shareholder lawsuits filed in 1991 (See Note 14). Each matter resulted in charges of $46.0 million, for a total of $92.0 million.

Effective November 30, 1995, the Company recorded a restructuring charge totaling $4.6 million ($2.8 million after tax), determined in accordance with the provisions of the January 1995 Financial Accounting Standards Board Emerging Issues Task Force Consensus No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs incurred in a Restructuring)", ("EITF 94-3"), in connection with the decision to close six psychiatric facilities and three regional offices. EITF 94-3 requires the accrual of certain employee termination costs and costs resulting from a plan to exit an activity that are not associated with or that do not benefit activities that will continue and prohibits accrual of expected future operating losses of the activity exited. The charge comprised $3.4 million for employee termination benefits related to hospital operations and overhead personnel and $1.2 million for non-cancelable operating leases and other exit costs. Approximately 314 hospital employees and 65 corporate and regional employees were terminated. Amounts charged against the reserve approximated amounts accrued. Of the six closed hospitals, three have been sold, two were fully converted to THY hospitals, and one was exchanged for a similar building held by another health care provider and was converted into a satellite hospital of a THY facility in October 1996.

Effective May 31, 1995, the Company recorded a restructuring credit totaling $2.5 million ($1.5 million after tax) from the resolution of previously restructured psychiatric assets. The restructuring credit resulted from divesting two restructured properties at higher prices than the 1993 writedown of the facilities anticipated and the Company's success in collecting accounts receivable balances that were reserved for as part of the February 28, 1994 restructuring charge.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 3--INVESTMENT IN AFFILIATE

On November 30, 1996, THY consummated the sale of effectively all of its psychiatric operations in the U.S. and Puerto Rico (with certain limited exceptions set forth below) to BHC. Prior to such sale, BHC owned 17 psychiatric hospitals. At the November 30 closing, the Company transferred title to 22 freestanding psychiatric hospitals, a joint venture interest in another psychiatric operation, an outpatient psychiatric center, two closed hospitals and vacant land located at three sites in California. Two other operating hospitals and a joint venture interest (the "Escrowed Assets") are to be transferred to BHC upon receipt of necessary regulatory approvals, which management believes are perfunctory. Additionally, effective November 30, 1996, BHC and the Company entered into a management agreement which grants BHC, with limited protective rights retained by THY, exclusive and complete responsibility and discretion in the management and control of the Escrowed Assets as well as the economic benefit thereof. Accordingly, for accounting purposes, the sale of the Escrowed Assets has been recorded with an effective date of November 30, 1996. At the initial closing, the Company received $60,000,000 in cash, 2,214,400 shares of BHC Common Stock, 5,072,579 shares of BHC Series A Preferred Stock and 46,902 shares of BHC Series B Preferred Stock. In general, the Series A Preferred Stock converts into BHC Common Stock on a share for share basis upon sales and dispositions of the Series A Preferred Stock by the Company and under certain other limited circumstances. Upon receipt of the necessary regulatory approvals related to the Escrowed Assets, the Company will receive an additional 3,785,600 shares of BHC Common Stock, an additional 578,844 shares of BHC Series A Preferred Stock and 3,350 additional share of BHC Series B Preferred Stock. Upon distribution of all shares, the Company will have a common equity interest amounting to 44.2% of BHC's Common Stock outstanding. An agreement has been entered into between BHC and the Company requiring THY to vote all shares in excess of 20% of BHC's outstanding Common Stock as instructed by a majority of BHC's Board of Directors which includes three members of THY's Board of Directors. THY's Chairman of the Board and Chief Executive Officer, Richard Conte, will serve as BHC's Chairman of the Board. THY's common equity interest in future BHC earnings will be recorded on the equity method of accounting. In determining the amount of the consideration to be paid to the Company, the parties compared their respective EBITDAs (Earnings before interest, taxes, depreciation, and amortization) and used multiples generally accorded to publicly-traded psychiatric hospitals. Based on this analysis, the total value of the equity interest in BHC was determined to be approximately $70 million.

NOTE 4--IMPAIRMENT OF ASSETS

In the fourth quarter of fiscal year 1995, the Company adopted the provisions of FASB Statement 121, "Accounting for the Impairment of Long-Lived Assets and for long-Lived Assets to Be Disposed Of" ("FAS 121"). The statement requires impairment losses to be recognized for long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows are not sufficient to recover the assets' carrying amount. The impairment loss is measured by comparing the fair value of the asset to its carrying amount. FAS 121 also requires that assets to be disposed of be written down to fair value less selling costs. Based on a comparison of the recorded values of long-lived assets (defined as land, buildings, fixed assets and goodwill) to the expected future cash flows to be generated by the assets of three U.S. Psychiatric facilities that were closed in November 1995 as well as three U.S. Psychiatric facilities which experienced declines in operating performance in fiscal 1995, and after applying the principles of measurement contained in FAS 121, the Company recorded an asset impairment charge of approximately $26.5 million in fiscal 1995.

Using the same principles as described above, the Company recorded an asset impairment charge of approximately $5.3 million on land that was being held for sale. The closed facilities as well as the land held for sale were classified as assets held for sale with a carrying value of $13.7 million after the impairment writedown as of November 30, 1995. All assets held for sale pertain to the U.S. Psychiatric Division. All of these assets, with the exception of three closed hospitals, were sold in fiscal 1996.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 4--IMPAIRMENT OF ASSETS (CONTINUED)

The Company completed an installation of a new computer system in the first quarter of 1995. As several of the promised applications did not function as specified, an impairment loss of approximately $8.1 million ($6.8 million related to the U.S. Psychiatric Division and $1.3 million related to THY) was recorded in the fourth quarter of 1995 to write down a portion of the total cost of the system. The Company also shortened the estimated useful life of the system to two years in anticipation of implementing an alternative system.

In November of 1995, the Company closed Harvard Medical Limited, a patient liaison business in West Germany due to declines in operating performance in fiscal 1995. Based on these factors, the Company recorded an impairment loss of $4.1 million to write off the goodwill related to this Company.

In the fourth quarter of 1996, the Company recorded impairment charges totaling $6.7 million related to the writedown of Southwind psychiatric hospital, which was closed in December 1996 and two other closed hospitals, one of which was sold in November 1996.

NOTE 5--ACQUISITIONS

During 1996, the Company exchanged a closed psychiatric hospital with a book value of $7.3 million for a closed acute care hospital and $.9 million. The hospital acquired was converted into a THY satellite hospital which opened in October 1996. No gain or loss was recorded on the exchange.

During 1995, the Company purchased for $5.8 million, the land, building, and fixed assets for a THY facility that had been managed by THY since May of 1994. All other acquisitions in 1994 to 1996 consisted of psychiatric entities which were sold in fiscal year 1996.

NOTE 6--PROPERTY, BUILDINGS AND EQUIPMENT

Property, buildings and equipment are summarized as follows:

                                                              NOVEMBER 30
                                                           -------------------
                                                               1996       1995
                                                           --------  ---------
                                                             (In thousands)
Land...................................................... $ 18,585  $  51,598
Buildings and improvements................................  102,092    300,388
Furniture, fixtures and equipment.........................   61,914     92,933
Construction in progress (estimated additional cost to
 complete at November 30, 1996--$12.0 million)............    2,496     12,599
                                                           --------  ---------
                                                            185,087    457,518
Less accumulated depreciation.............................  (31,154)  (103,326)
                                                           --------  ---------
                                                           $153,933  $ 354,192
                                                           ========  =========

The Company incurred interest expense of $4.9 million, $7.2 million, and $4.8 million in 1996, 1995, and 1994, respectively, including $1.0 million, $1.9 million, and $1.3 million which was capitalized in 1996, 1995, and 1994, respectively.

Interest paid was $5.8 million, $7.3 million and $4.1 million during 1996, 1995, and 1994, respectively.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--INCOME TAXES

The Company accounts for income taxes under the liability method required by FASB Statement No. 109, "Accounting for Income Taxes". Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax liabilities and assets as of November 30, 1996 and November 30, 1995, are as follows (in thousands):

                                                                  1996     1995
                                                               -------  -------
Deferred tax liabilities:
  Excess tax depreciation..................................... $ 5,389  $23,425
  Disposition of subsidiary...................................   4,337       --
  Other.......................................................   1,543    2,018
  Sale of hospitals...........................................  (4,612)      --
  Restructuring charge........................................  (3,059)  (7,784)
                                                               -------  -------
      Total deferred tax liabilities.......................... $ 3,598  $17,659
                                                               =======  =======
Deferred tax assets:
  Current:
    Excess of book over tax bad debt provision................ $ 3,485  $   701
    Insurance.................................................   2,057       --
    Other.....................................................     155      250
                                                               -------  -------
      Total current deferred tax assets....................... $ 5,697  $   951
                                                               =======  =======
Non-current:
  Impairment loss............................................. $ 2,996  $18,108
  Net operating loss..........................................   9,833    5,952
  Sale of hospitals...........................................     701       --
  Restructuring charge........................................     452    1,094
  Disposition of subsidiary...................................    (487)      --
  Excess tax depreciation.....................................    (522)  (1,649)
  Other.......................................................      19       (9)
  Net operating loss valuation reserve........................  (6,301)  (2,162)
                                                               -------  -------
      Total non-current deferred tax assets................... $ 6,691  $21,334
                                                               =======  =======

Deferred tax liabilities and assets by tax jurisdictions are as follows as of November 30, 1996 (in thousands):

                                                    DEFERRED        DEFERRED
                                                   TAX ASSETS    TAX LIABILITIES
                                                 --------------- ---------------
                                                            NON-            NON-
                                                 CURRENT CURRENT CURRENT CURRENT
                                                 ------- ------- ------- -------
U.S. Federal Income Taxes (consolidated)........  $4,932  $2,533     $--  $3,598
State...........................................     765   4,158      --      --
                                                  ------  ------     ---  ------
                                                  $5,697  $6,691     $--  $3,598
                                                  ======  ======     ===  ======

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--INCOME TAXES (CONTINUED)

Income before income taxes includes the following components:

                                                         1996      1995     1994
                                                     --------  --------  -------
                                                          (In thousands)
Pretax income (loss):
  United States..................................... $(15,100) $(79,772) $ 7,846
  Foreign...........................................    6,701    13,238    9,326
                                                     --------  --------  -------
                                                     $ (8,399) $(66,534) $17,172
                                                     ========  ========  =======

Provision for income taxes consists of the following:

                                                         1996      1995    1994
                                                      -------  --------  ------
                                                          (In thousands)
Current:
  Federal............................................ $(3,409) $(14,931) $1,497
  Foreign............................................   2,418     4,580   1,996
  State..............................................    (223)   (1,507)  1,614
                                                      -------  --------  ------
    Total current.................................... $(1,214) $(11,858) $5,107
Deferred:
  Federal............................................ $(2,558) $ (9,992) $1,295
  Foreign............................................       4       331   1,364
  State..............................................     721    (3,383)   (814)
                                                      -------  --------  ------
    Total deferred...................................  (1,833)  (13,044)  1,845
                                                      -------  --------  ------
                                                      $(3,047) $(24,902) $6,952
                                                      =======  ========  ======

Reconciliation of federal statutory rate to effective income tax rate follows:

                              1996                1995               1994
                         ----------------   -----------------   --------------
                          AMOUNT  PERCENT     AMOUNT  PERCENT   AMOUNT PERCENT
                         -------  -------   --------  -------   ------ -------
                                      (Amount in thousands)
Tax at U.S. statutory
 rates.................. $(2,855)     (34)% $(22,622)     (34)% $5,838      34%
State income taxes, net
 of federal taxes bene-
 fit (charge)...........     329        4     (3,227)      (5)     528       3
Goodwill................  (2,428)     (29)        --       --       --      --
Non-deductible ex-
 penses.................   1,170       14         --       --       --      --
Other...................     737        9        947        2      586       4
                         -------      ---   --------      ---   ------     ---
                         $(3,047)     (36)% $(24,902)     (37)% $6,952      41%
                         =======      ===   ========      ===   ======     ===

The Company received income tax refunds (net of income taxes paid of $5.7 million) of $1.3 million in 1996. The Company made income tax payments of $8.0 million in 1995. The Company received income tax refunds (net of income taxes paid of $4.5 million) of $2.3 million in 1994.

At November 30, 1996, the Company has deferred tax assets totalling $9.8 million related to State net operating loss carryforwards which expire in 1997 through 2012. Deferred tax assets related to State net operating loss

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 7--INCOME TAXES (CONTINUED)

carryforwards increased $3.9 million in the current year primarily due to the loss recorded on the sale of the U.S. psychiatric hospitals. The valuation reserve was increased in fiscal 1996 to reserve for these losses as it is likely, at this time, that the Company will not receive future tax benefits therefrom. In fiscal year 1995, the Company decreased the valuation reserve by $.2 million for THY State net operating loss carryforwards that were realized in fiscal 1995 and for those that are expected to be realized in future years.

NOTE 8--LONG TERM DEBT

Long term debt is summarized as follows:

                                                                    1996    1995
                                                                 ------- -------
                                                                 (In thousands)
Borrowings under revolving credit agreements...................  $16,800 $90,326
5 3/4% Convertible Subordinated Debentures due 2012, convert-
 ible into Common Stock of the Company at $35.89 per share, may be redeemed at 103.75% of face value as of October 15, 1992 declining annually to 100% of face value on or after October
 15, 1999......................................................    6,511   6,885
8 3/4% Subordinated Guaranteed Debentures due 1996.............       --   4,980
Other..........................................................       14   1,456
                                                                 ------- -------
                                                                  23,325 103,647
Less current portion...........................................    8,467  18,764
                                                                 ------- -------
                                                                 $14,858 $84,883
                                                                 ======= =======

During May 1994, the Company and Bank of America National Trust and Savings Association entered into a credit agreement whereby THY was able to borrow, repay and reborrow up to $50 million through February 28, 1997. The Company repaid $50 million which was outstanding through June 21, 1996 under this agreement.

During September 1993, the Company entered into a credit agreement with Bank of America National Trust and Savings Association whereby the Company was able to borrow up to $25 million through November 30, 1995 (the revolving loan period), at which time the amount outstanding was converted into a term loan payable in equal quarterly installments through November 30, 1998. As of November 30, 1996, interest was payable at LIBOR plus 1.0%. As of November 30, 1996, $16.8 million was outstanding under this agreement.

The credit agreement contains provisions which, among other things, place restrictions on borrowing, capital expenditures and the payment of dividends, and requires the maintenance of certain financial ratios including tangible net worth, fixed charge coverage and funded debt. The Company is currently in compliance with or has received a waiver for all material covenants and restrictions contained in the agreement. Borrowings are unsecured and are guaranteed by the Company's domestic subsidiaries.

The conversion price of the convertible debentures is subject to antidilutive provisions.

The annual maturities of debt for five years ending November 30, 2001 and thereafter are as follows (in thousands):

     1997................................................................ $8,467
     1998................................................................  8,347
     1999................................................................    -0-
     2000................................................................    -0-
     2001................................................................    -0-
     Thereafter..........................................................  6,511

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9--CAPITAL STOCK AND STOCK OPTIONS

The Company has stock option plans whereby options may be granted at not less than 100% of fair market value at the date of grant and are exercisable at any time thereafter for a period of ten years, or five years for options granted prior to November 8, 1990. Options granted on and after November 8, 1990, are exercisable 20% at date of grant with the remaining 80% becoming exercisable at the rate of 20% each December 1 thereafter. At the time of exercise, at least one-third is payable in cash and the balance, if any, with a five-year note bearing interest at 8%. Stock options may also be exercised by the return of previously acquired shares of common stock. Shares obtained by such exercises are included in treasury stock and valued at the market value at date of exercise.

On May 20, 1993, the Company issued 860,000 of non-qualified options to several key executives. The option price was $20 above the closing price of the Company's stock on the date of grant, or $29.50 per share. During fiscal year 1994, 146,000 shares of converging options were issued at an option price of $24.50 per share. For each year during which the Company meets specified performance targets, the option price will decrease by $5.00 until the option price and market price converge. The option price will be fixed at the market price on the date of convergence and the options will vest.

If convergence does not occur during the first five years after grant of the options, the options will be canceled and the shares will revert to the 1989 Stock Incentive Plan and be available for reissuance. The Company met these targets for fiscal 1993. The Company did not meet these targets in fiscal years 1994-1996.

A summary of activity under the plans during 1996, 1995 and 1994 is as follows:

                                           NUMBER OF         PRICE    AGGREGATE
                                              SHARES     PER SHARE OPTION PRICE
                                          ----------  ------------ ------------
Options outstanding at November 30,
 1993....................................  3,578,000  $ 9.50-33.00   $ 61,399
  Options granted........................  1,264,000   12.38-24.50     18,591
  Options cancelled and expired..........   (498,000)   9.50-33.00     (5,673)
  Treasury stock issued on exercise......   (355,000)   9.50-33.00     (5,295)
  Options converged......................        --          24.50     (4,300)
                                          ----------  ------------   --------
Options outstanding at November 30,
 1994....................................  3,989,000    9.50-28.88     64,722
  Options granted........................  1,676,000    9.88-12.88     18,243
  Options cancelled and expired..........   (758,000)   9.50-24.50    (10,839)
  Treasury stock issued on exercise......   (102,000)   9.50-12.88     (1,029)
                                          ----------  ------------   --------
Options outstanding at November 30,
 1995....................................  4,805,000    9.50-28.88     71,097
  Options granted........................  1,311,000    8.00-12.00     12,721
  Treasury stock issued on exercise......    (16,000)   9.50-9.875       (150)
  Options cancelled and expired.......... (1,735,000)   8.00-28.88    (29,016)
                                          ----------  ------------   --------
Options outstanding at November 30,
 1996....................................  4,365,000  $8.00-28.875   $ 54,652
                                          ==========  ============   ========

The market value of the Company's common stock at the date the options were exercised was $10.875-$12.00, $10.88-$13.63, $11.88-$18.75 for 1996, 1995 and
1994, respectively.

At November 30, 1996, 2.4 million options were exercisable and 1.2 million (.7 million and 1.7 million at November 30, 1995 and 1994) were available for grant under the plans.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10--PROFIT SHARING PLAN

The Company has a noncontributory, trusteed profit sharing plan which is qualified under Section 401 of the Internal Revenue Code. All regular non-union employees in the United States (union employees are eligible if the collective bargaining agreement so specifies) with at least 1,000 hours of service per annum, over 21 years of age, and employed at year-end are eligible for participation in the plan after one year of employment. The Company's contribution to the plan for any fiscal year, as determined by the Board of Directors, is discretionary, but is limited to an amount which is deductible for federal income tax purposes. Contributions to the plan are allocated among eligible participants in the proportion of their salaries to the total salaries of all participants. There were no contributions made by the Company in 1996, 1995 and 1994. During 1993, a 401(k) segment was added to the plan which allows employees to defer a portion of their salary on a pre-tax basis. The Company may match a portion of the amount deferred. The Company's matching contribution is determined by the Board of Directors each year. During 1996, 1995, and 1994 no matching contribution was made.

NOTE 11--DEFERRED COMPENSATION

Effective November 30, 1989, a former Chairman of the Board of Directors of Community Psychiatric Centers terminated his employment with the Company and began receiving deferred compensation benefits. Approximately $162,000 of the annual payment of $323,000 was charged to expense as consideration for services rendered over the term of the consulting and noncompetition agreements which was to extend to November 30, 2000. In 1995, such former Chairman notified the Company of his position that certain provisions in the contract that accelerate the payment of certain deferred compensation were triggered and that up to $4.5 million was due from the Company thereunder.

In January 1997, the Company settled this claim for $3.9 million. Of the amount to be paid, $1.8 million had been previously accrued and, as described in Note 2, $2.1 million of the settlement was accrued in November 1996. The settlement amount was paid in February 1997.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 12--BUSINESS SEGMENT INFORMATION

With the sales of the Company's U.S., Puerto Rico and United Kingdom psychiatric divisions in fiscal 1996, the Company is now primarily a provider of long-term acute care services in the United States. The following tables have been prepared in accordance with the requirements of FASB Statement No.
14. This information has been derived from the Company's accounting records.

                                                    YEAR ENDED NOVEMBER 30
                                                  ----------------------------
                                                      1996      1995      1994
                                                  --------  --------  --------
                                                        (In thousands)
Net operating revenues:
  U.S. psychiatric division.....................  $202,069  $248,408  $276,698
  U.K. psychiatric division.....................    37,190    63,319    46,226
  Long-term acute care division.................   264,007   203,264   101,031
                                                  --------  --------  --------
                                                  $503,266  $514,991  $423,955
Operating profit:
  U.S. psychiatric division.....................  $  7,584  $ 14,345  $ 29,778
  U.K. psychiatric division.....................     9,442    17,880    12,558
  Long-term acute care division.................    30,424    21,444    (7,630)
                                                  --------  --------  --------
                                                  $ 47,450   $53,669  $ 34,706
Other income and expense:
  Other income..................................  $  3,928  $  2,513  $  3,785
  Depreciation and amortization.................   (22,364)  (23,344)  (18,649)
  Interest expense..............................    (3,889)   (5,256)   (3,545)
  Non-recurring transaction, net................   (33,524)  (94,116)      875
                                                  --------  --------  --------
    Earnings (loss) before income taxes.........  $ (8,399) $(66,534) $ 17,172
Identifiable assets:
  U.S. psychiatric division(1)..................  $ 69,859  $343,082  $396,377
  U.K. psychiatric division.....................       --     78,248    68,640
  Long-term acute care division.................   396,088   183,295   134,987
                                                  --------  --------  --------
                                                  $465,947  $604,625  $600,004
Depreciation and amortization expense:
  U.S. psychiatric division.....................  $ 10,267  $ 12,318  $ 11,197
  U.K. psychiatric division.....................     1,954     3,214     2,514
  Long-term acute care division.................    10,143     7,812     4,938
                                                  --------  --------  --------
                                                  $ 22,364  $ 23,344  $ 18,649
Capitalized expenditures for property, building,
 and equipment:(2)
  U.S. psychiatric division.....................  $ 10,096  $ 13,276  $ 11,194
  U.K. psychiatric division.....................     5,973     7,962     6,209
  Long-term acute care division.................    19,350    18,901    31,357
                                                  --------  --------  --------
                                                  $ 35,419  $ 40,139  $ 48,760

-------
(1) The U.S. psychiatric division was sold to Behavioral Healthcare Corporation on November 30, 1996. Amount represents the equity interest received as partial compensation for the sale of the division.
(2) Excludes assets acquired in business acquisitions of $2.1 million, $8.6 million and $4.8 million in 1996, 1995 and 1994, respectively.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13--FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

  Cash and Cash Equivalents: The carrying amount reported in the balance sheet for cash and cash equivalents approximates its fair value.

  Short-Term Investments: The fair values for investment in debt securities are based on quoted market prices with unrealized gains, or losses, net of tax, reported in a separate component of stockholders' equity.

  Long-Term and Short-Term Debt: The carrying amounts of the Company's long-term and short-term debt approximates its fair value.

NOTE 14--COMMITMENTS AND CONTINGENCIES

On September 28, 1995, the Company reached an agreement to settle certain consolidated securities class action lawsuits and a related shareholder derivative action. Although management of the Company believed that the claims asserted in such suits lacked merit, the Company believed that it was prudent to settle these cases due to the continuing substantial costs of defense, the distraction of management's attention and the risks associated with litigation. During the third and fourth quarter of 1995, the Company recorded charges totaling $46.0 million ($28.9 million after tax) relating to settlement of the lawsuits and associated legal fees and expenses. The suits, filed in late 1991, alleged violations of the federal securities laws by the Company and certain individuals between September 1990 and November 1991 arising from the activities of the U.S. Psychiatric Division. The principal terms of the agreement called for a settlement amount of $42.5 million consisting of a cash settlement fund of $21.25 million and shares of the Company's common stock with a value of $21.25 million. The cash amount, plus interest, was paid in November 1995. The shares issued to the plaintiff class were previously repurchased by the Company pursuant to a stock buyback program during late 1991 through early 1993. On March 4, 1996 the Company issued 689,189 of common shares to the plaintiffs' attorney which represented a portion of the settlement to be made in common stock. The remaining portion of the settlement in common stock totaled 1,652,778 shares which were issued on August 21, 1996. Upon issuance, these shares had a dilutive effect on the Company's earnings per share. As a result of the stock issued upon the settlement of this lawsuit, a large number of shareholders became holders of less than 100 shares of the Company's stock. To reduce administrative costs related to servicing these small shareholders, on January 21, 1997, the Company implemented a small shareholder selling program offering shareholders who own less than 100 shares a convenient method for selling their shares.

In July 1995, the Government served a whistleblower suit against the Company's Subsidiary, CPC Oklahoma, Inc., under the Federal False Claims Act. CPC Oklahoma, Inc. operated Southwind Hospital, a psychiatric hospital located in Oklahoma City, Oklahoma. The suit was originally filed by a former employee and a relative of another employee under the qui tam provisions of the Act. Invoking its rights under the Act, the United States took over the case. In November 1996, Southwind and the Government reached an agreement in principle under which Southwind would pay $750,000 to the Government in exchange for a release of the Government's civil and administrative claims. The settlement was paid in February 1997. In a related action, on August 4, 1995, federal and state authorities executed a search warrant at Southwind and seized various records. In December 1996, the Government notified Southwind that it had decided to discontinue any further criminal investigation of this matter.

The Company is subject to ordinary and routine litigation incidental to its business, including those arising from patient treatment, injuries or death for which it is covered by liability insurance, and those arising from actions involving employees. Management believes that the ultimate resolution of such proceedings will not have a material adverse effect on the Company.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 15--QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a tabulation of the unaudited quarterly data for the two years ended November 30, 1996:

                                               THREE MONTHS ENDED
                                   -------------------------------------------
                                   FEBRUARY 28   MAY 31 AUGUST 31  NOVEMBER 30
                                   ----------- -------- ---------  -----------
                                     (In thousands, except per share data)
1996
Total revenues....................    $127,975 $142,282  $120,001     $116,936
Net income (loss).................       3,723    6,226    39,108      (54,409)
Earnings (loss) per common
 share*...........................        0.09     0.14      0.88        (1.26)
Per common share:
Dividend declared.................          --       --        --           --
  Stock prices:
    High..........................      12 1/4       10     9 3/4        9 1/2
    Low...........................       8 5/8        8     7 3/4            8
1995
Total revenues....................    $121,609 $138,479  $130,909     $126,507
Net income (loss).................       5,930    9,178   (24,332)     (32,408)
Earnings (loss) per common
 share**..........................        0.14     0.21     (0.56)       (0.74)
Per common share:
Dividend declared.................          --     0.01        --           --
  Stock prices:
    High..........................      12 1/2   13 3/4    13 1/2       12 1/2
    Low...........................       9 5/8   11 1/2    10 1/2       10 1/4

-------
 * Included in earnings per share for the first, second and third quarter of 1996 are restructuring charges of $.01, $.01 and $.01 per share, respectively, related to employee termination benefits and other exit costs resulting from the closure of four psychiatric hospitals in fiscal year 1996. Included in earnings per share for the third quarter of 1996 is a net gain of $.81 per share on the sale of the Company's United Kingdom psychiatric hospitals. Included in earnings per share for the fourth quarter is a loss of $(1.28) per share related primarily to the sale of the Company's U.S. psychiatric hospitals.
** Included in earnings per share for the second quarter of 1995 is a restructuring credit $(.03) totaling $2.5 million ($1.5 million after tax) from the resolution of previously restructured psychiatric assets. Earnings per share in the third quarter of 1995 include $(.65) for a pre-tax charge of $45.0 million ($28.4 million after tax) relating to the settlement of shareholder litigation. Earnings per share in the fourth quarter of 1995 include a charge of $(.01) related to legal expenses associated with the legal settlement and $(.65) for a pre-tax charge of $46.0 million ($28.4 million after tax) related to impairment of assets. Also included in the fourth quarter of 1995 is a pre-tax restructuring charge of $4.6 million ($2.8 million after tax) or $.07 per share related to employee termination benefits and other costs in connection with the decision to close six psychiatric hospitals and three regional offices.

NOTE 16--PREFERRED STOCK PURCHASE RIGHTS AND PREFERRED STOCK

On June 21, 1996 the Board of Directors of the Company declared a dividend of one preferred stock purchase right (the "Rights") on each outstanding share of common stock, payable to stockholders of record on July 16, 1996. Each Right will entitle the holder thereof after the Rights become exercisable and until June 20, 2006 (or the earlier redemption, exchange or termination of the Rights), to buy one one-hundredth of a share of Series B Junior Participating Preferred Stock (the "Preferred Stock") at an exercise price of $45.00, subject to certain

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 16--PREFERRED STOCK PURCHASE RIGHTS AND PREFERRED STOCK (CONTINUED)

antidilution adjustments (the "Purchase Price"). The Rights will be represented by the Common Stock certificates and will not be exercisable or transferable apart from the Common Stock until the earlier of (i) the tenth day after the public announcement that a Person or group has become an Acquiring Person (a Person who has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the Common Stock), or (ii) the tenth day after a person or group commences, or announces an intention to commence, a tender or exchange offer, the consummation of which would result in the beneficial ownership by a Person or group of 15% or more of the Common Stock (the earlier of (i) and (ii) being called herein the "Distribution Date"). Prior to the Distribution Date, the Board of Directors has the power, under certain circumstances, to postpone the Distribution Date. The Rights will first become exercisable on the Distribution Date, unless earlier redeemed or exchanged, and may then begin trading separately from the Common Stock. The Rights will at no time have any voting rights.

With certain exceptions, in the event that (i) the Company were acquired in a merger or other business combination transaction in which the Company is not the surviving corporation or its Common Stock is changed or exchanged (other than a merger which follows certain cash offers for all outstanding Common Stock approved by the board) or (ii) more than 50% of the Company's assets or earning power were sold, proper provision shall be made so that each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise thereof, that number of share of common stock of the acquiring company which at the time of such transaction would have a market value of two times the then-current exercise price of one Right.

At any time after a Person has become an Acquiring Person and prior to the acquisition of 50% or more of the then-outstanding Common Stock by such Acquiring Person, the Board of Directors may cause the Company to acquire the Rights (other than Rights owned by an Acquiring person which have become void), in whole or in part, in exchange for that number of shares of Common Stock having an aggregate value equal to the excess of the value of the Common Stock issuable upon exercise of a Right after a Person becomes an Acquiring Person over the Purchase Price.

The Rights are redeemable at $0.01 per Right prior to the first date of public announcement that a Person or group has become an Acquiring Person. Prior to the expiration of the period during which the Rights may be redeemed, the Board of Directors has the power, under certain circumstances, to extend the redemption period. The Rights will expire on June 20, 2006 (unless earlier redeemed or exchanged).

The Purchase Price payable, and the number of shares of Preferred Stock or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution.

NOTE 17--SUBSEQUENT EVENTS (UNAUDITED)

On June 18, 1997, THY entered into an agreement and plan of merger with Vencor, Inc. (the "Vencor Merger Agreement") under which Vencor would acquire all of the Company's outstanding stock at $16.00 per share (the "Acquisition"). The Acquisition is structured as a cash tender offer to be followed by a second-step merger pursuant to which a wholly-owned subsidiary of Vencor will acquire all remaining shares which have not been tendered. Vencor's wholly-owned subsidiary acquired 37,247,234 shares (approximately 95.5% of the outstanding THY shares) in the tender offer which expired on June 19, 1997. THY and Vencor are in the process of completing the merger of Vencor's wholly-owned subsidiary with and into THY. Upon consummation of the merger, each share not purchased through the tender offer will be converted into the right to receive $16.00 in cash. The closing of the Acquisition is subject to customary conditions. The merger is expected to be completed within 60 to 75 days of the expiration of the tender offer.

                       TRANSITIONAL HOSPITALS CORPORATION
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
NOTE 17--SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

Prior to entering into the Vencor Merger Agreement, THY had entered into an agreement and plan of merger with Select Medical Corporation ("Select") whereby Select would acquire all of the outstanding shares of THY for $14.55 per share (the "Select Merger Agreement"). The Select Merger Agreement was terminated prior to the execution of the Agreement with Vencor. Pursuant to the terms of the Select Merger Agreement, THY paid Select a break-up fee of approximately $19.4 million in June 1997.

On June 6, 1997, THY announced that it had been advised that it was a target of a grand jury investigation arising from activities of THY's formerly owned dialysis business. The investigation involves purported Medicare fraud involving certain laboratory tests performed by a partnership which existed from June 1987 to June 1992 between Damon Corporation and THY. THY spun off its dialysis business, now called Vivra Incorporated, on September 1, 1989. Based on the current status of this matter, management is not able to determine what impact, if any, the resolution of this matter will have on the Company's financial position or results of operations.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                           SIX MONTHS ENDED  THREE MONTHS ENDED
                                                MAY 31             MAY 31
                                           ----------------- -------------------
                                               1997     1996     1997       1996
                                           -------- -------- --------- ---------
(000s omitted except per share data)
REVENUES:
  Net operating revenues.................. $156,543 $269,223 $ 81,627  $ 141,734
  Investment and other income.............    5,872    1,240    3,344        754
                                           -------- -------- --------  ---------
                                            162,415  270,463   84,971    142,488
COSTS AND EXPENSES:
  Operating expenses......................  126,178  210,760   67,186    109,483
  General and administrative expenses.....   11,536   16,631    6,227      8,696
  Bad debt expense........................    3,821   10,379    2,242      5,480
  Depreciation and amortization...........    6,969   11,776    3,470      6,133
  Interest expense........................      606    3,228      248      1,855
  Non-recurring transactions..............    6,606    1,643    6,606        800
                                           -------- -------- --------  ---------
                                            155,716  254,417   85,979    132,447
INCOME (LOSS) BEFORE INCOME TAXES.........    6,699   16,046   (1,008)    10,041
  Income Taxes............................    5,189    6,097    2,183      3,815
                                           -------- -------- --------  ---------
NET INCOME (LOSS)......................... $  1,510 $  9,949 $ (3,191)  $  6,226
                                           ======== ======== ========  =========
NET INCOME (LOSS) PER COMMON SHARE........ $   0.04 $   0.23 $  (0.08)  $   0.14
                                           ======== ======== ========  =========
WEIGHTED AVERAGE COMMON SHARES............   39,768   44,051   38,860     44,396
                                           ======== ======== ========  =========



           See notes to condensed consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                           MAY 31  NOVEMBER 30
                                                             1997         1996
                                                      -----------  -----------
                                                      (UNAUDITED)   (AUDITED)
(000s omitted except per share data)
                       ASSETS
CURRENT:
  Cash and cash equivalents..........................    $ 60,359     $ 84,313
  Short-term investments.............................       5,888       16,777
  Accounts receivable, less allowances for doubtful
   accounts
   1997--$12,728/1996--$21,448.......................      59,098       55,557
  Prepaid expenses and other current assets..........      12,669       14,784
  Property held for sale.............................       8,533       13,393
  Refundable and deferred income taxes...............      16,881       21,419
                                                         --------     --------
  TOTAL CURRENT ASSETS...............................     163,428      206,243
PROPERTY, BUILDINGS & EQUIPMENT--at cost less allow-
 ances for
 depreciation........................................     164,466      153,933
INVESTMENT IN AFFILIATE..............................      72,480       69,859
REFUNDABLE AND DEFERRED INCOME TAXES.................       6,099       15,966
OTHER ASSETS.........................................      23,390       19,946
                                                         --------     --------
                                                         $429,863     $465,947
                                                         ========     ========
         LIABILITIES & STOCKHOLDERS' EQUITY
CURRENT:
  Accounts payable...................................    $  9,387     $  9,136
  Accrued payroll and other expenses.................      15,920       15,680
  Income taxes payable...............................         451           --
  Payable to third parties under reimbursement con-
   tracts............................................      15,840       13,954
  Other accrued liabilities..........................       8,921       17,796
  Current maturities on long-term debt...............       8,371        8,467
                                                         --------     --------
TOTAL CURRENT LIABILITIES............................      58,890       65,033
LONG-TERM DEBT, EXCLUSIVE OF CURRENT MATURITIES......      10,442       14,858
DEFERRED INCOME TAXES AND OTHER LIABILITIES..........       3,505        3,857
STOCKHOLDERS' EQUITY:
  Preferred stock, par value $1.00, authorized 2,000
   shares; none issued...............................          --           --
  Common Stock, par value $1.00, authorized 100,000
   shares;
   issued 1997--46,856 shares 1996--46,856 shares....      46,856       46,856
  Additional paid-in capital.........................      57,173       56,657
  Unrealized gains on investments in debt securi-
   ties..............................................          34          163
  Retained earnings..................................     323,220      321,710
  Less treasury stock-at cost 1997--7,862 shares and
   1996--4,988 shares................................     (70,257)     (43,187)
                                                         --------     --------
                                                          357,026      382,199
                                                         --------     --------
                                                         $429,863     $465,947
                                                         ========     ========

NOTE: The balance sheet at November 30, 1996 has been derived from the audited financial statement at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

           See notes to condensed consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                            SIX MONTHS ENDED
                                                                 MAY 31
                                                            ------------------
                                                                1997      1996
                                                            --------  --------
(000s omitted)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................................. $  1,510  $  9,949
  Adjustments to reconcile net income to cash used for op-
   erating activities:
    Depreciation and amortization..........................    6,969    11,776
    Provision for bad debts................................    3,821    10,379
    Non-recurring transactions.............................    6,100     1,643
    Gain on the sale of property...........................       --      (103)
    Other..................................................   (1,785)    1,038
  Changes in assets and liabilities, exclusive of business
   acquisitions and disposals:
    Accounts receivable....................................   (7,362)  (12,882)
    Payable to third parties under reimbursement con-
     tracts................................................    1,886     9,304
    Prepaid expenses and other current assets..............   (1,015)   (4,901)
    Accounts payable and accrued expenses..................      491    (9,020)
    Other accrued liabilities..............................  (14,975)   (5,199)
    Income taxes...........................................   14,762    11,445
                                                            --------  --------
Net cash provided from operations..........................   10,402    23,429
CASH FLOWS FROM FINANCING ACTIVITIES:
  Purchase of treasury shares..............................  (28,531)       --
  Payment of deferred compensation.........................     (545)       --
  Net proceeds from exercise of stock options..............    1,975       150
  Payments on long-term debt...............................   (4,512)  (11,939)
                                                            --------  --------
Net cash used for financing activities.....................  (31,613)  (11,789)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of short-term investments............   20,516     5,601
  Purchases of short-term investments......................   (9,756)       --
  Payments received on notes...............................    3,358     1,145
  Loans made to officers...................................     (300)     (750)
  Purchase of property, buildings and equipment............   (9,414)  (18,917)
  Proceeds from the sale of property, buildings and equip-
   ment....................................................    4,534     1,632
  Investment in joint venture..............................   (4,009)       --
  Investment in pre-opening costs..........................   (1,435)     (831)
  Payments for business acquisitions:
    Property, buildings and equipment......................   (6,057)       --
    Excess of purchase price over value of assets ac-           (180)       --
     quired................................................ --------  --------
Net cash used for investing activities.....................   (2,743)  (12,120)
                                                            --------  --------
Net decrease in cash and cash equivalents..................  (23,954)     (480)
Beginning cash and cash equivalents........................   84,313    17,263
                                                            --------  --------
Ending cash and cash equivalents........................... $ 60,359  $ 16,783
                                                            ========  ========

           See notes to condensed consolidated financial statements.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                                  MAY 31, 1997

NOTE A: BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Transitional Hospitals Corporation (the "Company") Annual Report on Form 10-K for the year ended November 30, 1996.

NOTE B: MERGER WITH VENCOR, INC.

On June 18, 1997, the Company entered into an agreement and plan of merger with Vencor, Inc. (the "Vencor Merger Agreement") under which Vencor, Inc. ("Vencor") would acquire all of the Company's outstanding common stock at $16.00 per share (the "Acquisition"). The Acquisition is structured as a cash tender offer to be followed by a second-step merger pursuant to which a wholly-owned subsidiary of Vencor will acquire all shares which were not acquired in the tender offer. Vencor's wholly-owned subsidiary acquired 37.2 million shares (approximately 95.5% of the outstanding shares of the Company) in the tender offer which expired on June 19, 1997. On June 24, 1997, the Company completed the tender offer, after which time operations of the Company will be consolidated with those of Vencor. The Company and Vencor are in the process of completing the merger of Vencor's wholly-owned subsidiary with and into the Company. Upon consummation of the merger, each share not purchased through the tender offer will be converted into the right to receive $16.00 in cash. The closing of the Acquisition is subject to customary conditions. The merger is expected to be completed within 45 to 60 days of the expiration of the tender offer.

Prior to entering into the Vencor Merger Agreement, the Company had entered into an agreement and plan of merger with Select Medical Corporation ("Select") whereby Select would acquire all of the outstanding common stock of the Company for $14.55 per share (the "Select Merger Agreement"). The Select Merger Agreement was terminated prior to the execution of the Vencor Merger Agreement. Pursuant to the terms of the Select Merger Agreement, the Company paid Select a break-up fee of approximately $19.4 million in June 1997. This payment is not included in the statement of operations for the six months ended May 31, 1997.

NOTE C: TRANSACTION EXPENSES (NON-RECURRING TRANSACTIONS)

As of May 31, 1997, $6.6 million had been expensed for investment banking and legal fees related to the sale of the Company. These transaction expenses are considered to be permanent differences for income tax purposes, and thus are not tax effected for purposes of calculating the fiscal year 1997 tax provision.

For the six months and quarter ended May 31, 1996, non-recurring transaction costs totaling $1.6 million and $.8 million, respectively, for termination benefits and other exit costs were incurred in connection with the decision to close three psychiatric hospitals.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
                                  MAY 31, 1997

NOTE D: DISPOSALS OF PSYCHIATRIC HOSPITALS

As more fully described in the Company's 1996 Annual Report to Stockholders and Annual Report on Form 10-K, the Company sold its United Kingdom psychiatric operations on June 21, 1996 and substantially all of its U.S. psychiatric operations on November 30, 1996. The U.S. psychiatric operations were sold to Behavioral Healthcare Corporation ("BHC") for $60 million in cash and a 61% (44.2% voting equity interest) ownership interest in BHC. Following is a summary of unaudited summary financial information for the above described entities included in the Company's historical statement of operations.

                                           SIX MONTHS ENDED  THREE MONTHS ENDED
                                                MAY 31             MAY 31
                                           ----------------- -------------------
                                               1997     1996      1997     1996
                                           -------- -------- --------- ---------
                                           (000s omitted except per share data)
U.K. psychiatric operations:
 Total revenues...........................       -- $ 33,094        -- $ 17,840
 Income before taxes......................       --    6,496        --    4,397
 Net income...............................       --    4,222        --    2,858
 Earnings per share.......................       --     0.10        --     0.06
U.S. psychiatric operations:
 Total revenues...........................       -- $109,479        -- $ 56,823
 Income before taxes*.....................       --    1,568        --    1,373
 Net income...............................       --      810        --      737
 Earnings per share.......................       --     0.02        --     0.02

* Included in the statements of operations for the six months and quarter ended May 31, 1996 are operating losses and restructuring charges related to nine U.S. psychiatric hospitals that were closed between November 1995 and April 1996. Total operating losses for these facilities were $4.2 million and $2.4 million, respectively, for the six months and quarter ended May 31, 1996. Total restructuring charges for the closure of these facilities were $1.6 million and $0.8 million for the six months and quarter ended May 31, 1996.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
                                  MAY 31, 1997

NOTE E: INVESTMENT IN AFFILIATE

As described in Note D, the Company retained a 61% (44.2% voting equity interest) ownership interest in BHC. The investment is accounted for under the equity method of accounting and thus only the Company's share of BHC's net income is included in the statement of operations for both the six months and quarter ended May 31, 1997. A summary of unaudited BHC statement of operations information is described below:

                                             SIX MONTHS ENDED THREE MONTHS ENDED
                                               MAY 31, 1997      MAY 31, 1997
                                             ---------------- ------------------
                                               (000s omitted except per share
                                                            data)
Total revenues..............................     $159,254          $83,496
Income before taxes.........................       10,872            7,961
Net income..................................        6,558            4,774
Company's share of BHC net income...........        2,901            2,112
Earnings per share..........................         0.04             0.03

NOTE F: CONTINGENCIES

On June 20, 1997, the Company was made aware of a lawsuit that was filed against the Company and certain senior executives and directors of the Company alleging that the Company failed to make timely disclosure to stockholders that it had received a written offer to acquire all of the Company's common stock. The complaint asserts claims pursuant to Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and common law principles of negligent misrepresentation. The plaintiffs in the suit are persons who sold the Company's common stock between February 26, 1997 and May 4, 1997. The Company has not been served with this lawsuit nor is the Company able to determine what impact, if any, that the lawsuit would have on the Company's financial position or results of operations.

On June 6, 1997, the Company announced that it had been advised that it was a target of a grand jury investigation arising from activities of the Company's formerly owned dialysis business. The investigation involves purported Medicare fraud involving certain laboratory tests performed by a partnership which existed from June 1987 to June 1992 between Damon Corporation and the Company. The Company spun off its dialysis business, now called Vivra Incorporated, on September 1, 1989. Based on the current status of this matter, management is not able to determine what impact, if any, the resolution of this matter will have on the Company's financial position or results of operations.

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
        NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)
                                  MAY 31, 1997

NOTE F: CONTINGENCIES (CONTINUED)

On May 14, 1997, Charles Miller and Kenneth Steiner, former stockholders of the Company, filed a purported class action lawsuit against the Company and each of its directors in the District Court for Clark County, Nevada. The complaint alleges that the Board breached its fiduciary duty by entering into the Select Merger Agreement, and seeks, among other things, (i) injunctive relief barring the Company from consummating the transactions contemplated by the Select Merger Agreement, (ii) declaratory relief to invalidate the provisions of the Select Merger Agreement providing for the termination fee of $19.4 million payable to Select under certain circumstances, and (iii) damages against the Company's directors for breaching their fiduciary duties in connection with the negotiation and execution of the Select Merger Agreement. The Company believes that the allegations in the complaint are without merit.

On May 7, 1997, Vencor, Jill L. Force and Patrick Mattingly (the "Vencor Complaint") filed a complaint in the United States District Court of Nevada against the Company, each of the directors of the Company and SM Acquisition Co. (a wholly owned subsidiary of Select). The issues raised in the Vencor Complaint were similar to those raised in the Miller/Steiner complaint noted above. The Vencor Complaint was dismissed without prejudice in June 1997.

The Company is subject to ordinary and routine litigation incidental to its business, including those arising from patient treatment, injuries or death for which it is covered by liability insurance, and those arising from actions involving employees. Management believes that the ultimate resolution of such proceedings will not have a material adverse effect on the Company's financial position or results of operations.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law ("GCL") permits a Delaware corporation to indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe the person's conduct was unlawful. A Delaware corporation may indemnify such persons in actions brought by or in the right of the corporation to procure a judgment in its favor under the same conditions except that no indemnification is permitted in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and to the extent the Court of Chancery of the State of Delaware or the court in which such action or suit was brought determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses as the Court of Chancery or other such court deems proper. To the extent that a present or former director or officer has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any claim, issue or matter therein, the corporation must indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. Corporations, under certain circumstances, may pay expenses incurred by an officer or director in advance of the final disposition of an action for which indemnification may be permitted or required. The indemnification and advancement of expenses provided for or granted pursuant to
Section 145 are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 145 further provides that a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by statute.

Pursuant to Section 102(b)(7) of the GCL, the Company's Certificate of Incorporation, as amended, eliminates certain liability of the Company's directors for breach of their fiduciary duty of care. Article VIII of the Certificate of Incorporation provides that neither of the Company nor its stockholders may recover monetary damages from the Company's directors for breach of the duty of care in the performance of their duties as directors of the Company. Article VIII does not, however, eliminate the liability of the Company's directors (i) for a breach of the director's duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

Pursuant to Article IX of the Company's Certificate of Incorporation, the Company provides mandatory indemnification of its directors and officers to the fullest extent authorized by the GCL against all expenses, liabilities and losses actually and reasonably incurred or suffered in connection with any action, suit or proceeding to which such officer or director is a party, or is threatened to be made a party. Article IX also provides mandatory indemnification of any person who is made a party, or is threatened to be made a party, to an action, suit or proceeding because he was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise. In connection with the foregoing indemnification, the Company is permitted to advance expenses incurred by directors or officers in defending a proceeding if authorized by the Board of Directors and if the Company receives an undertaking by or on behalf of such persons to repay the amounts advanced unless it is ultimately determined that indemnification is required of the Company.

The indemnification mandated by Article IX is a contract right which continues as to persons who cease to be a director or officer of the Company, their heirs, executors and administrators. No amendment to the Company's Certificate of Incorporation, as amended, may increase the liability of any director or officer for their acts or omissions occurring prior to such amendment. The mandatory indemnification provided by Article IX is expressly nonexclusive of any other rights to which persons seeking indemnification may be entitled.

The Company may purchase and maintain insurance on behalf of any person for whom indemnification is mandated by Article IX or any employee or agent of the Company, whether or not the Company would have the power or the obligation to indemnify such person under the Certificate of Incorporation, as amended, or the GCL. The Company currently has in effect an officers and directors liability insurance policy. The policy covers any negligent act, error or omission of a director or officer, subject to certain exclusions. The limit of liability under the policy is $30 million in the aggregate annually for coverages in excess of deductibles.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

(a) EXHIBITS

      3.1    Certificate of Incorporation of the Company, as amended. Exhibit 3 to the Company's Form 10-Q for the quarter ended September 30,
             1995 (Comm. File No. 1-10989) is hereby incorporated by reference.
      3.2    Second Amended and Restated Bylaws of the Company. Exhibit 3.2 to
             the Company's Form 10-K for the year ended January 31, 1995 (Comm.
             File No. 1-10989) is hereby incorporated by reference.
      4.1    Indenture dated July 21, 1997, between the Company and The Bank of
             New York, as Trustee. Exhibit 4.2 to the Company's Current Report
             on Form 8-K dated July 21, 1997 (Comm. File No. 1-10989) is hereby incorporated by reference.
      4.2    Form of Exchange Note (included in Exhibit 4.1).
      4.3    Registration Rights Agreement dated July 21, 1997, by and among the Company and the Initial Purchasers. Exhibit 99.1 to the
             Company's Current Report on Form 8-K dated July 21, 1997 (Comm.
             File No. 1-10989) is hereby incorporated by reference.
      5      Opinion of Greenebaum Doll & McDonald PLLC.
     11.1    Computation of Earnings Per Common and Common Equivalent Share for
             the years ended December 31, 1996, 1995 and 1994.
     11.2    Computation of Earnings Per Common and Common Equivalent Share for
             the quarter and six months ended June 30, 1997 and 1996.
     12      Computation of Ratio of Earnings to Fixed Charges.
     23.1    Consent of Ernst & Young LLP.
     23.2    Consent of Ernst & Young LLP.
     23.3    Consent of Coopers & Lybrand L.L.P.
     23.4    Consent of Price Waterhouse LLP.

     23.5    Consent of Ernst & Young LLP.
     23.6    Consent of Greenebaum Doll & McDonald PLLC (included in Exhibit
             5).
     24      Power of Attorney (included in Signature Page to Registration
             Statement).
     25      Statement of Eligibility of Trustee.
     27      Financial Data Schedule (included only in filings submitted under the Electronic Data Gathering, Analysis, and Retrieval system).
     99.1    Form of Letter of Transmittal.
     99.2    Form of Notice of Guaranteed Delivery.
     99.3    Form of Instructions to Registered Holders.
     99.4    Form of Letter to Registered Holders and Depository Trust Company
             Participants.
     99.5    Form of Letter to Clients.

(b) FINANCIAL STATEMENT SCHEDULES

SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

    1. Vencor, Inc. for the years ended December 31, 1996, 1995 and 1994.

    2. TheraTx, Incorporated for the years ended December 31, 1996, 1995 and 1994.

    3. Transitional Hospitals Corporation for the years ended November 30,
    1996, 1995      and 1994.

All other schedules have been omitted because they are not applicable, not required, or the information is included in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the "Act"), each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the same time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions described under Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) as asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF LOUISVILLE, COMMONWEALTH OF KENTUCKY, ON SEPTEMBER 16, 1997.

                                          Vencor, Inc.

                                                  /s/ W. Bruce Lunsford
                                          By: _________________________________
                                                     W. Bruce Lunsford
                                              Chairman of the Board, President
                                                 and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                               POWER OF ATTORNEY

KNOW ALL MEN AND WOMEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. Earl Reed, III, Jill L. Force and Richard A. Lechleiter and each of them such individual's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such individual and in his or her name, place and stead, in any and all capacities, to sign all amendments (including post-effective amendments) to this Registration Statement and any registration statement related to the offering contemplated by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission and any State or other regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----

       /s/ W. Bruce Lunsford         Chairman of the Board,        September 16, 1997
____________________________________  President and Chief
         W. Bruce Lunsford            Executive Officer

        /s/ Michael R. Barr          Executive Vice President,     September 16, 1997
____________________________________  Chief Operating Officer and
          Michael R. Barr             Director

       /s/ W. Earl Reed, III         Executive Vice President,     September 16, 1997
____________________________________  Chief Financial Officer
         W. Earl Reed, III            (Principal Financial
                                      Officer) and Director

     /s/ Richard A. Lechleiter       Vice President, Finance and   September 16, 1997
____________________________________  Corporate Controller
       Richard A. Lechleiter          (Principal Accounting
                                      Officer)


             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
      /s/ Walter F. Beran            Director                      September 16, 1997
____________________________________
          Walter F. Beran

 /s/ Ulysses L. Bridgeman, Jr.       Director                      September 16, 1997
____________________________________
     Ulysses L. Bridgeman, Jr.

       /s/ Elaine L. Chao            Director                      September 16, 1997
____________________________________
           Elaine L. Chao

       /s/ Donna R. Ecton            Director                      September 16, 1997
____________________________________
           Donna R. Ecton

       /s/ Greg D. Hudson            Director                      September 16, 1997
____________________________________
           Greg D. Hudson

     /s/ William H. Lomicka          Director                      September 16, 1997
____________________________________
         William H. Lomicka

       /s/ R. Gene Smith             Vice Chairman of the Board    September 16, 1997
____________________________________  and Director
           R. Gene Smith

                                                                   ITEM 21(B).1

                                 VENCOR, INC.
                SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                (IN THOUSANDS)

                                         ADDITIONS
                                    -----------------------
                         BALANCE AT CHARGED TO      CHARGED                       BALANCE
                          BEGINNING  COSTS AND     TO OTHER         DEDUCTIONS     AT END
                          OF PERIOD   EXPENSES     ACCOUNTS        OR PAYMENTS  OF PERIOD
                         ---------- ----------     --------        -----------  ---------
Allowances for loss on
 accounts and notes
 receivable:
 Year ended December 31,
  1994..................    $21,316    $ 9,055     $   (344)(a)       $ (1,762)   $28,265
 Year ended December 31,
  1995..................     28,265      7,851           --             (4,026)    32,090
 Year ended December 31,
  1996..................     32,090     15,001           --            (23,176)    23,915
Allowances for loss on
 assets held for
 disposition:
 Year ended December 31,
  1994..................    $56,646    $    --     $(56,646)(a)(b)    $     --    $    --
 Year ended December 31,
  1995..................         --     26,900 (c)       --                 --     26,900
 Year ended December 31,
  1996..................     26,900     64,000 (d)       --            (22,812)    68,088

-------
(a) Adjustment to reflect change in fiscal year of acquired entities.
(b) Includes $54.6 million related to reinstatement of assets previously held for disposition.
(c) Reflects provision for loss associated with the planned disposition of certain nursing center properties recorded in connection with the Hillhaven Merger.
(d) Reflects provision for loss associated with the sale of 34 nursing centers and the planned replacement of one hospital and three nursing centers.

                                                                    ITEM 21(B).2

                     THERATX, INCORPORATED AND SUBSIDIARIES
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                          ADDITIONS
                                    ----------------------                                ---
                         BALANCE AT CHARGED TO       OTHER                     BALANCE AT
                          BEGINNING  COSTS AND ADDITIONS--    DEDUCTIONS--        END  OF
DESCRIPTION               OF PERIOD   EXPENSES    DESCRIBE        DESCRIBE         PERIOD
-----------              ---------- ---------- -----------    ------------     ----------
Year Ended December 31,
 1996:
 Deducted from asset ac-
  counts:
 Allowance for doubtful
  accounts..............    $ 5,449     $3,571      $  196(A)      $(1,449)(C)    $ 7,767
 Allowance for denials..      2,575      1,753         126(B)           --          4,454
 Valuation allowance for
  deferred tax
  assets................      2,090         --          --            (209)(D)      1,881
                            -------     ------      ------         -------        -------
  Total.................    $10,114     $5,324      $  322         $(1,658)       $14,102
                            =======     ======      ======         =======        =======
Year Ended December 31,
 1995:
 Deducted from asset ac-
  counts:
 Allowance for doubtful
  accounts..............    $ 4,360     $3,221      $   25(A)      $(2,157)(C)    $ 5,449
 Allowance for denials..      1,372      1,406          --            (203)(C)      2,575
 Valuation allowance for
  deferred
  tax assets............      2,817         --          --            (727)(D)      2,090
                            -------     ------      ------         -------        -------
  Total.................    $ 8,549     $4,627      $   25         $(3,087)       $10,114
                            =======     ======      ======         =======        =======
Year Ended December 31,
 1994:
 Deducted from asset ac-
  counts:
 Allowance for doubtful
  accounts..............    $ 2,810     $4,653      $  673(A)      $(3,776)(C)    $ 4,360
 Allowance for denials..        561        843          --             (32)(C)      1,372
 Valuation allowance for
  deferred
  tax assets............      3,338         --       2,091(A)       (2,612)(D)      2,817
                            -------     ------      ------         -------        -------
  Total.................    $ 6,709     $5,496      $2,764         $(6,420)       $ 8,549
                            =======     ======      ======         =======        =======

-------
(A) Balances recorded in connection with acquisitions.
(B) Amounts recovered from previous write-offs.
(C) Uncollectable accounts written off.
(D) Reduction in valuation allowance, increasing net deferred tax assets.

                                                                    ITEM 21(B).3

              TRANSITIONAL HOSPITALS CORPORATION AND SUBSIDIARIES
                    (FORMERLY COMMUNITY PSYCHIATRIC CENTERS)
                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

COLUMN A                  COLUMN B           COLUMN C            COLUMN D    COLUMN E
--------                 ----------- ------------------------  ------------ -----------
                                            ADDITIONS
                                     ------------------------
                                                   CHARGED TO
                          BALANCE AT  CHARGED TO        OTHER                BALANCE AT
                           BEGINNING   COSTS AND   ACCOUNTS--  DEDUCTIONS--      END OF
DESCRIPTION                OF PERIOD    EXPENSES     DESCRIBE      DESCRIBE      PERIOD
-----------              ----------- ----------- ------------  ------------ -----------
Year ended November 30,
 1994................... $22,658,000 $26,966,000 $(20,325,000)     (1)      $29,381,000
                                                       82,000      (2)
Year ended November 30,
 1995...................  29,381,000  28,732,000  (33,383,000)     (1)       24,682,000
                                                      (48,000)     (2)
Year ended November 30,
 1996...................  24,682,000  20,101,000   (3,586,000)     (1)       21,448,000
                                                  (17,317,000)     (3)
                                                   (2,432,000)     (4)

-------
(1) Write-offs, net of recoveries.
(2) Foreign currency translation adjustment.
(3) Represent allowance for bad debts for the U.S. psychiatric hospitals that were sold on November 30, 1996.
(4) Represent allowance for bad debts for the U.K. psychiatric hospitals that were sold on June 21, 1996.

                                 EXHIBIT INDEX

 EHIBITX
    NO.                                 DESCRIPTION OF DOCUMENT
-------                                 -----------------------
   3.1     Certificate of Incorporation of the Company, as amended. Exhibit 3 to the
           Company's Form 10-Q for the quarter ended September 30, 1995 (Comm. File No. 1-
           10989) is hereby incorporated by reference.
   3.2     Second Amended and Restated Bylaws of the Company. Exhibit 3.2 to the Company's
           Form 10-K for the year ended January 31, 1995 (Comm. File No. 1-10989) is hereby incorporated by reference.
   4.1     Indenture dated July 21, 1997, between the Company and The Bank of New York, as
           Trustee. Exhibit 4.2 to the Company's Current Report on Form 8-K dated July 21,
           1997 is hereby incorporated by reference.
   4.2     Form of Exchange Note (included in Exhibit 4.1).
   4.3     Registration Rights Agreement dated July 21, 1997, by and among the Company and the Initial Purchasers. Exhibit 99.1 to the Company's Current Report on Form 8-K
           dated July 21, 1997 is hereby incorporated by reference.
   5       Opinion of Greenebaum Doll & McDonald PLLC.
  11.1     Computation of Earnings Per Common and Common Equivalent Share for the years ended
           December 31, 1996, 1995 and 1994.
  11.2     Computation of Earnings Per Common and Common Equivalent Share for the quarter and six months ended June 30, 1997 and 1996.
  12       Computation of Ratio of Earnings to Fixed Charges.
  23.1     Consent of Ernst & Young LLP.
  23.2     Consent of Ernst & Young LLP.
  23.3     Consent of Coopers & Lybrand L.L.P.
  23.4     Consent of Price Waterhouse LLP.
  23.5     Consent of Ernst & Young LLP.
  23.6     Consent of Greenebaum Doll & McDonald PLLC (included in Exhibit 5).
  24       Power of Attorney (included in Signature Page to Registration Statement).
  25       Statement of Eligibility of Trustee.
  27       Financial Data Schedule (included only in filings submitted under the Electronic
           Data Gathering, Analysis, and Retrieval system).
  99.1     Form of Letter of Transmittal.
  99.2     Form of Notice of Guaranteed Delivery.
  99.3     Form of Instructions to Registered Holders.
  99.4     Form of Letter to Registered Holders and Depository Trust Company Participants.
  99.5     Form of Letter to Clients.